    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       GENTLE DENTAL SERVICE CORPORATION
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

        WASHINGTON                   8099                    91-1577891
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL             IDENTIFICATION NO.)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                      22800 SAVI RANCH PARKWAY, SUITE 206
                         YORBA LINDA, CALIFORNIA 92887
                                (714) 998-0587
 (ADDRESS, TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                 OF BUSINESS)

                                ---------------

                               MICHAEL T. FIORE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       GENTLE DENTAL SERVICE CORPORATION
                      22800 SAVI RANCH PARKWAY, SUITE 206
                         YORBA LINDA, CALIFORNIA 92887
                                (714) 998-0587
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

       RICHARD J. BABCOCK, ESQ.                 ERIC H. SCHUNK, ESQ.
       GREGORY W. PRESTON, ESQ.            MILBANK, TWEED, HADLEY & MCCLOY
        MCDERMOTT, WILL & EMERY            601 SOUTH FIGUEROA, 30TH FLOOR
      1301 DOVE STREET, SUITE 500           LOS ANGELES, CALIFORNIA 90017
    NEWPORT BEACH, CALIFORNIA 92660                (213) 892-4000
            (714) 851-0633

                                ---------------
               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                             PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM     AGGREGATE
       SECURITIES          AMOUNT TO BE     OFFERING PRICE       OFFERING        AMOUNT OF
    TO BE REGISTERED       REGISTERED(1)      PER UNIT(2)        PRICE(2)     REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock............ 4,125,000 shares        $9.00         $37,125,000        $10,952
----------------------------------------------------------------------------------------------
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
(1) Includes up to 525,000 shares of Common Stock which may be sold pursuant to the over-allotment option granted by the Registrant to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998

PROSPECTUS
[LOGO]
                                3,600,000 SHARES

                       GENTLE DENTAL SERVICE CORPORATION

                                  COMMON STOCK

  Of the 3,600,000 shares of Common Stock (the "Common Stock") of Gentle Dental Service Corporation (the "Company") offered hereby, 3,500,000 shares are being offered by the Company and 100,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders. The Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "GNTL" and the Company has applied to have the Common Stock quoted under that symbol on the NASDAQ Stock Market's National Market (the "NASDAQ National Market") upon completion of this Offering ("Offering"). On January 7, 1998, the last reported sale price of the Common Stock on the NASDAQ SmallCap Market was $9.42 per share. See "Price Range of Common Stock."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE EIGHT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    PRICE TO       UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                     PUBLIC        DISCOUNT(1)  COMPANY(2)     SHAREHOLDERS
-------------------------------------------------------------------------------
Per Share.....         $               $            $               $
-------------------------------------------------------------------------------
Total(3)......        $               $            $               $
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
(1) The Company and the Selling Shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $      .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the Price to Public, the Underwriting Discount, and Proceeds to Company will be
    $          , $          , and $          , respectively. See
    "Underwriting."

                                  -----------

  The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if issued and accepted by the Underwriters and subject to certain conditions, including their rights to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New
York, New York 10167, on or about           , 1998.

BEAR, STEARNS & CO. INC.
          SALOMON SMITH BARNEY
                   WESSELS, ARNOLD & HENDERSON
                               BLACK & COMPANY, INC.

                The date of this Prospectus is          , 1998.

[Inside front cover graphic setting forth the following information:]

                           THE GENTLE DENTAL NETWORK

               [Map of Western U.S. with illustration of Company
              headquarters and dental practices, including those
                 relating to the Dedicated Dental Affiliation]


                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."
                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Gentle Dental Service Corporation, a Washington corporation ("Gentle Dental"), is a dental practice management company which provides office space, equipment, non-clinical support personnel, information systems and management services to general dentists and specialists. Except in compliance with applicable law, Gentle Dental does not employ any dentists to practice dentistry nor does it otherwise control the practice of dentistry. Gentle Dental has entered into management agreements with numerous dental practices including those controlled by various professional corporations (the "Professional Corporations") which employ all dentists and other professionals with respect to the practice of dentistry. As used in this Prospectus, the term "Affiliated Dental Practices" means the dental practices with respect to which Gentle Dental has (i) acquired the non-professional assets (i.e., the assets other than patient records, payor contracts and provider contracts); and (ii) entered into long-term contracts for the provision of comprehensive management and administrative services. In November 1997, Gentle Dental was merged with GMS Dental Group, Inc. ("GMS"), a California-based dental practice management company, which resulted in the former shareholders of GMS owning approximately 59% of the then outstanding shares of the combined company (the "GMS Merger"). Gentle Dental has entered into definitive agreements to acquire all of the outstanding capital stock of Dedicated Dental Systems, Inc. ("Dedicated Dental") and to affiliate with certain related dental practices (such acquisition and affiliations hereinafter collectively referred to as the "Dedicated Dental Affiliation"). Prior to completion of this Offering, Gentle Dental expects to affiliate with an additional dental practice (collectively with the Dedicated Dental Affiliation, the "Pending Affiliations"). See "Recent and Pending Affiliations." As used in this Prospectus, unless the context otherwise requires, the "Company" shall mean (a) the combined operations of Gentle Dental and the Affiliated Dental Practices, when used with respect to historical information contained herein; or (b) the combined operations of Gentle Dental, the Affiliated Dental Practices and the Pending Affiliations, when used with respect to the current business description and information about events that will occur after completion of this Offering. All references herein to industry financial and statistical information are based on trade articles and industry reports that the Company believes to be reliable, although there can be no assurance in that regard. An investment in the Common Stock offered hereby involves a high degree of risk, and investors should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

  The Company is one of the largest providers of dental practice management services to multi-specialty dental practices in the United States. Following the Pending Affiliations, the Company will provide management services to dental practices at 59 locations with 205 dentists, including 49 specialists and 581 operatories, in California, Washington, Oregon, Idaho and Hawaii. The dentists employed by the Company's Affiliated Dental Practices provide comprehensive general dentistry services and offer specialty dental services, which include orthodontics, periodontics, endodontics, pedodontics, prosthodontics, oral surgery and oral pathology. The Company's practice management services facilitate the delivery of convenient, high quality, comprehensive and affordable dental care to patients in a comfortable environment. The Company seeks to build geographically dense dental practice networks in selected markets through a combination of affiliating with existing dental practices and selectively developing de novo offices.

  The Health Care Financing Administration ("HCFA") estimates that the annual aggregate domestic market for dental services was approximately $45.8 billion for 1995, representing 4.6% of total health care expenditures in the United States. Dental services expenditures grew at a compound annual growth rate of approximately 8.6% from 1980 to 1995. According to HCFA, the size of the dental services industry is projected to reach $79.1 billion by 2005. The Company believes that the anticipated growth in the dental industry will be driven by several factors including: (i) an increase in the availability and types of dental insurance; (ii) an increasing demand for dental services from an aging population; (iii) the evolution of technology which makes dental care less traumatic and, therefore, more attractive to patients; (iv) an increased focus on preventive and cosmetic dentistry; and (v) the growth of managed care organizations that offer dental coverage to their members.

  The U.S. general and specialty dentistry industries are highly fragmented. The American Dental Association estimates that at December 1995, there were approximately 150,000 dentists in 113,000 general dental practices, with single dentist practices accounting for approximately 70% of all practices. The Company estimates that approximately 2% of all dentists are currently affiliated with practice management companies. Since January 1997, the number of dentists contracting or otherwise associated with practice management organizations has grown significantly. The Company believes that the trend toward consolidation in the dental services industry will continue as dentists seek to affiliate with group practice managers such as the Company due to (i) the desire of dentists to focus on clinical aspects rather than on administrative and regulatory aspects of their practices; (ii) the increasing patient demands for more flexible evening and weekend hours; (iii) the increasing demand for competitively-priced, high quality dental care at multiple locations; (iv) the increasing desire of recent dental school graduates to pursue alternatives to the traditional solo practice of dentistry; and (v) the need for certifiable standards of care for patients. In order to capitalize on these consolidation opportunities, the Company utilizes the extensive dental industry experience of its senior management and its significant relationships with numerous practitioners and other industry leaders throughout the United States. The Company believes that these extensive relationships provide a competitive advantage to the Company as it seeks additional affiliation opportunities to further the growth of the Company's network of Affiliated Dental Practices.

  The Company's operating strategy is to provide value to Affiliated Dental Practices through the introduction of a variety of practice enhancements. The Company assists the Affiliated Dental Practices by providing general administrative services and implementing Company procedures designed to optimize staffing ratios and patient scheduling. The Company also assists the Affiliated Dental Practices by developing and implementing targeted advertising and marketing programs and attracting additional dentists and dental practices. To the extent applicable, the Company provides significant managed care expertise to the Affiliated Dental Practices. The Company believes the implementation of these enhancements has resulted in significant revenue growth at the Affiliated Dental Practices.

  The Company's strategic objective is to maintain and expand its leadership position in the dental practice management services industry. To achieve this objective, the Company seeks to enter selected geographic markets and develop locally-prominent, multi-specialty dental delivery networks that provide gentle, high-quality, cost-effective dental care. The key elements of the Company's strategy are to: (i) provide convenient, comprehensive dental care;
(ii) focus on quality of patient care; (iii) establish a comprehensive dental care network through affiliations and de novo offices; (iv) achieve operational efficiencies and enhance revenue; (v) integrate and leverage management information systems; (vi) expand patient volume through proactive marketing; and (vii) capitalize on managed care expertise.

  The Company has recently completed a major merger and is in the process of completing a major affiliation. On November 4, 1997, Gentle Dental was merged with GMS, a California-based dental practice management company, which provided management services to dental practices at 22 locations consisting of 102 dentists, including 30 specialists. Upon completion of the GMS Merger, the former shareholders of GMS received approximately 59% of the outstanding shares of the Company. On September 21, 1997, the Company executed definitive agreements for the pending Dedicated Dental Affiliation, which will add California based dental practices at 15 locations consisting of 33 dentists, including three specialists. See "Recent and Pending Affiliations." The Company's principal executive offices are located at 22800 Savi Ranch Parkway, Suite 206, Yorba Linda, California, 92887, telephone number (714) 998-0587.

                                  THE OFFERING

Common Stock offered by the
 Company....................  3,500,000 shares

Common Stock offered by the
 Selling Shareholders.......  100,000 shares

Common Stock to be
 outstanding after the
 Offering...................  11,178,683 shares (1)

Use of proceeds.............  Net proceeds to the Company from this Offering will be used (i) to repay existing Company debt, of which approximately $10.0 million was outstanding at December 31, 1997; (ii) to repay approximately $10.1 million of debt to be incurred in connection with the Pending Affiliations; and (iii) for future affiliations of dental practices, capital improvements, working capital and general corporate purposes. See "Use of Proceeds" and "Recent and Pending Affiliations."

NASDAQ symbol...............  GNTL
--------
(1) Excludes an aggregate of 1,562,180 shares of Common Stock issuable upon closing of the Pending Affiliations (subject to closing adjustments), shares that may be issued under earn-out agreements entered into in connection with the Company's affiliation of certain Affiliated Dental Practices, 1,298,710 shares subject to options and warrants outstanding as of the date of this Prospectus, and 525,000 shares that may be sold by the Company pursuant to the Underwriters over-allotment option. See "Underwriting." Includes 297,074 shares of Common Stock subject to repurchase by the Company in early 1998 at an average price of $0.32 per share if certain performance targets are not met. See "Certain Transactions."

        SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL AND OPERATING DATA
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NUMBER OF OFFICES)

  The following consolidated financial data presents the combined results of Gentle Dental and GMS, which were merged on November 4, 1997 in a transaction which the Company anticipates will be accounted for as a pooling of interests. The consolidated financial data has been derived from the Gentle Dental Supplemental Consolidated Financial Statements and should be read in conjunction with such statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

  The following selected pro forma financial data for the year ended December 31, 1996 and the nine month period ended September 30, 1997 are unaudited and were prepared by management of the Company on the same basis as the audited financial statements included elsewhere herein and, in the opinion of management of the Company, include all adjustments necessary to present fairly the information set forth herein and give effect to the following as if they had occurred at the beginning of the respective periods: (i) the GMS Merger;
(ii) the conversion of all shares of preferred stock of GMS into Common Stock;
(iii) completed affiliations and the Pending Affiliations (including the effect of all cash, Common Stock and debt issued or expected to be issued in connection therewith); (iv) the Company's February 1997 initial public offering (the "Initial Public Offering"); (v) this Offering; and (vi) the effect of the amended Management Agreements with the Oregon and Washington Professional Corporations. The summary pro forma financial data is not necessarily indicative of the actual results of operations or financial position that would have been achieved had such transactions been completed at the dates specified, nor are the statements necessarily indicative of the Company's future results of operations or financial position. The summary pro forma financial data should be read in conjunction with the "Use of Proceeds," "Selected Pro Forma Consolidated Financial Data," and notes related thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                             NINE MONTHS ENDED
                           YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                          ----------------------------- -----------------------------
                           SUPPLEMENTAL                  SUPPLEMENTAL
                           CONSOLIDATED      PRO FORMA   CONSOLIDATED      PRO FORMA
                          ----------------     1996     ----------------     1997
                           1995     1996    (UNAUDITED)  1996     1997    (UNAUDITED)
                          -------  -------  ----------- -------  -------  -----------
Consolidated Statement
 of Operations Data:
 Dental group net
  patient service
  revenue...............  $   --   $ 3,701    $69,402   $   --   $19,348    $58,774
 Net management fees
  (support services
  revenue) .............    9,781   10,712      5,975     7,866   10,269      3,995
                          -------  -------    -------   -------  -------    -------
     Net revenues.......    9,781   14,413     75,377     7,866   29,617     62,769
 Clinical salaries and
  benefits..............      --     1,493     27,552       --     6,571     22,312
 Practice non clinical
  salaries and
  benefits..............    2,418    4,279     13,862     2,373    8,122     11,743
 Dental supplies and
  lab expenses..........    1,633    2,830      9,254     1,648    4,424      7,709
 Practice occupancy
  expenses..............      911    1,563      4,318       976    2,450      3,563
 Practice selling,
  general and
  administrative
  expenses..............    1,311    1,805     10,563       986    3,199      8,157
 Corporate selling,
  general and
  administrative
  expenses..............    2,153    2,998      5,134     1,562    3,845      3,845
 Depreciation and
  amortization..........      482      990      3,457       700    1,295      2,422
                          -------  -------    -------   -------  -------    -------
     Total operating
      expenses..........    8,908   15,958     74,140     8,245   29,906     59,751
                          -------  -------    -------   -------  -------    -------
 Operating income
  (loss)................      873   (1,545)     1,237      (379)    (289)     3,018
 Interest expense,
  net...................     (290)    (749)      (726)     (572)    (362)      (110)
 Other income
  (expense).............      (92)     (48)        17        23      (16)       (77)
                          -------  -------    -------   -------  -------    -------
 Income (loss) before
  income taxes..........      491   (2,342)       528      (928)    (667)     2,831
 Provision (benefit)
  for income taxes......      234     (655)       211      (228)      80      1,132
                          -------  -------    -------   -------  -------    -------
 Net income (loss)......      257   (1,687)       317      (700)    (747)     1,699
 Dividends on
  redeemable
  convertible
  preferred stock--
  Series B..............      --      (240)       --        --      (829)       --
 Accretion of
  redeemable common
  stock.................      --       (91)       (91)      (80)     (27)       (27)
                          -------  -------    -------   -------  -------    -------
 Net income (loss)
  attributable to
  common stock..........  $   257  $(2,018)   $   226   $  (780) $(1,603)   $ 1,672
                          =======  =======    =======   =======  =======    =======
 Net income (loss) per
  share:
   Primary..............  $  0.19  $ (0.86)   $  0.02   $ (0.53) $ (0.40)   $  0.13
   Fully diluted........     0.19    (0.86)      0.02     (0.53)   (0.40)      0.13
 Shares outstanding:
   Primary..............    1,380    2,355     12,877     1,485    4,005     12,877
   Fully diluted........    1,380    2,355     13,321     1,485    4,005     13,321
Selected Operating Data:
 Net revenue of
  Professional
  Corporations..........  $16,029  $25,125    $79,626   $15,731  $38,720    $65,769

                                                    SEPTEMBER 30, 1997
                                           ------------------------------------
                                                                     PRO FORMA
                                                                    AS ADJUSTED
                                           SUPPLEMENTAL  PRO FORMA  (UNAUDITED)
                                           CONSOLIDATED (UNAUDITED)     (1)
                                           ------------ ----------- -----------
Selected Consolidated Balance Sheet Data:
 Cash and cash equivalents...............    $   147      $   147     $ 9,006
 Working capital.........................      4,023          834       9,693
 Total assets............................     38,634       67,345      76,204
 Long-term debt and capital lease
  obligations, net of current portion....      8,612       22,442       3,756
 Redeemable convertible preferred stock..     12,072          --          --
 Redeemable common stock.................      2,123        2,123       1,391
 Shareholders' equity....................    $ 9,458      $33,183     $61,460

--------
(1) Reflects the issuance and sale of 3,500,000 shares of Common Stock at $8.75 per share, less related offering expenses and the reclassification on the balance sheet of 100,000 shares of Common Stock subject to redemption to shares of Common Stock not subject to redemption in connection with the sale of such shares in the Offering by a Selling Shareholder.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth hereunder, and under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business," as well as in this Prospectus generally. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors that the Company believes are important under the circumstances. The words "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus generally, many of which are beyond the control of the Company.

EXPANSION PROGRAM

  One of the Company's primary business strategies is to increase revenue and expand the markets it serves by acquiring certain operating assets and entering into long-term management service agreements with additional dental practices. The Company's strategy includes growth through continued affiliation with dental practices in areas where the Company operates and in new markets. The success of the Company's affiliation strategy will depend on a number of factors, including (i) regulatory requirements, (ii) the availability of financing to fund the affiliation strategy on terms acceptable to the Company, (iii) the ability to successfully integrate additional dentists and dental sites, (iv) the ability to affiliate with dentists to open new dental sites and the ability to obtain locations in suitable markets, and
(v) the ability to identify and affiliate with suitable existing dental practices on favorable terms. Competition for such affiliations has increased significantly in recent years and may increase further in the future due to ongoing consolidation in the dental practice management services industry. As a result of such competition, there may be fewer attractive affiliation opportunities than the Company has encountered in the past, or the price of affiliations may increase significantly. In implementing its affiliation strategy, the Company will compete with other dental practice management companies, some of which may have greater financial resources than the Company. No assurances can be given that the Company will be able to complete the affiliations necessary for its expansion plans, that such affiliations will be on terms favorable to the Company, or that the Company will be able to successfully integrate its business with dental practices affiliated with the Company. Failure to complete future affiliations or to integrate dental practices affiliated with the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Recent and Pending Affiliations."

  The Company may in the future enter new markets in which the Company will have limited or no previous presence or experience. The Company's past experience reflects initial periods in which certain dental practices within new geographic markets contribute minimally to the Company's operating results. Initial profitability, if any, at the regional level may be low because of the time and capital required to develop a network of offices and practitioners in accordance with the Company's business strategy.

  The Company will devote substantial time and resources to identifying potential affiliation targets, negotiating terms of affiliations and integrating Affiliated Dental Practices into the Company's network, all of which may distract management resources from the day-to-day operations of the Company. Delays in completing affiliations could cause fluctuations in quarterly earnings and corresponding fluctuations in the market price of the Common Stock. Further, the Company's financial results and the market value of the Common Stock in the fiscal quarters immediately following an affiliation may be adversely affected during the period in which the Company is implementing its operating model at new Affiliated Dental Practices. The Company intends to use its Common Stock as part of the consideration for affiliations with additional dental practices. There can be no assurance that fluctuations in the market price of the Common Stock will not adversely affect the Company's ability to use its Common Stock for affiliations. In addition, the issuance of Common Stock as part of the purchase price of affiliations will result in dilution of the beneficial ownership interests and voting power of the holders of Common Stock prior to the completion of such affiliations.

LIMITED OPERATING HISTORY; OPERATING LOSSES

  Gentle Dental was organized in December 1992. As of November 4, 1997, the date of the GMS Merger, Gentle Dental provided management services to dental practices at 21 locations. GMS began operations in October 1996 and acquired assets and liabilities of, and entered into long-term management agreements with, dental practices operating at 22 locations prior to the GMS Merger. The Company, including Gentle Dental and GMS, has a limited operating history. The Company has reported consolidated losses for the year ended December 31, 1996 and the nine months ended September 30, 1997 of $1.7 million and $747,000, respectively. There can be no assurance that the Company will not incur losses in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH AND INTEGRATION

  The Company is experiencing a period of rapid growth with a substantial increase in the number of its Affiliated Dental Practices resulting from the GMS Merger, the Pending Affiliations, and other identified or targeted dental practices. See "Recent and Pending Affiliations." The Company's strategy calls for future growth, substantially through affiliations with additional dental practices, including through the completion of the Pending Affiliations. The recently completed affiliations have placed, and future affiliations will place, strains on the Company's management, operations and systems. Therefore, the Company's ability to manage its growth and compete effectively will depend upon its ability to hire, train and assimilate additional management and other employees and to expand, improve and effectively utilize its operating, management, marketing, information and financial systems to accommodate its expanded operations. Any failure by the Company's management to anticipate, implement and manage effectively the changes required to sustain its growth may have a material adverse effect on its business, financial condition and results of operations. In addition, while the Company believes that the operations of GMS and Dedicated Dental can be effectively integrated into the Company, failure by the Company to successfully integrate the management teams and the operations of these companies may adversely affect its business, financial condition and results of operations.

  The Company's expansion into new markets will require the Company to maintain and establish payor and customer relationships and to convert the patient tracking and financial reporting systems of new Affiliated Dental Practices to the Company's systems. Significant delays or expenses with regard to this process could have a material adverse effect on the integration of Affiliated Dental Practices and on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to maintain or establish payor and customer relationships, convert management information systems or integrate new practices into its existing network.

  The integration of Affiliated Dental Practices typically requires the implementation and centralization of purchasing, accounting, human resources, management information systems, cash management and other systems, which may be difficult, costly and time-consuming. There can be no assurance that the Company will be successful in managing its combined operations as they currently exist or upon completion of the Pending Affiliations or other subsequent affiliations or that any additional dental practices will be effectively and profitably integrated into the Company's network of Affiliated Dental Practices. The Company's operating results in fiscal quarters immediately following an affiliation may be adversely affected while the Company attempts to complete the integration process. The Company may encounter significant unanticipated costs or other problems associated with the Company's integration of future affiliations into the Company's network of Affiliated Dental

Practices. There can be no assurance that future affiliations will not have a material adverse effect on the Company's business, financial condition and results of operations, particularly during the period immediately following such affiliations.

RISKS ASSOCIATED WITH EXPANSION WITHIN EXISTING MARKETS

  The Company seeks to increase revenue and profitability in existing markets by expanding the operations of the Affiliated Dental Practices by adding more general dentists, specialists and hygienists, by establishing dental practices on a de novo basis, and by improving the efficiency of the Affiliated Dental Practices. The Company's success will be dependent, in part, upon increasing the revenue from the Affiliated Dental Practices and successfully establishing de novo dental practices. The Company is subject to risks associated with this growth strategy, including the risk that the Company will be unable to successfully expand the operations of the Affiliated Dental Practices or establish de novo dental practices or increase efficiency through its management of Affiliated Dental Practices. In addition, establishment of de novo offices will require significant capital expenditures by the Company to furnish the offices with appropriate equipment materials and supplies and such offices may be staffed with one or more dentists who have no existing patient base and, as a result, may require the Company to make significant advertising and marketing expenditures to attract patients on behalf of such offices.

COMPLETION OF DEDICATED DENTAL AFFILIATION

  On September 21, 1997, the Company entered into definitive agreements to acquire all of the outstanding capital stock of Dedicated Dental and to affiliate with certain related dental practices. Dedicated Dental and its related dental practices consist of 33 dentists employed by dental practices in 15 locations in and around Bakersfield, California. For the year ended December 31, 1996 and the nine months ended September 30, 1997, Dedicated Dental and its related dental practices, on a combined basis, had dental group net patient service revenues of approximately $15.2 million and $13.5 million, respectively, and net income of approximately $2.7 million and $1.9 million, respectively. Accordingly, for the year ended December 31, 1996 and the nine months ended September 30, 1997, Dedicated Dental and its related dental practices contributed approximately 19% and 21%, respectively, of the Company's pro forma patient revenues during such periods, after giving effect to the GMS Merger and the Dedicated Dental Affiliation. After giving pro forma effect to the GMS Merger, the Dedicated Dental Affiliation, all other completed affiliations and the Pending Affiliations the Company had net income of $226,000 and net income of approximately $1.7 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, whereas the Company would have incurred losses of approximately $2.6 million and $315,000 for such periods, if the operating results of Dedicated Dental and its related dental practices were excluded from the pro forma calculations. The completion of the Dedicated Dental Affiliation, expected to occur in the first quarter of 1998, is subject to the satisfaction of certain conditions, some of which are beyond the Company's control, including the receipt of all necessary consents and approvals of the California Department of Corporations (the "DOC") pursuant to the California Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act"). There can be no assurance that such consents and approvals will be obtained or, if obtained, that the proposed Dedicated Dental Affiliation will be completed. Failure to complete the Dedicated Dental Affiliation could have a material adverse effect on the Company's business, financial condition and results of operations as presented in the pro forma financial information set forth in this Prospectus.

ADDITIONAL MANAGEMENT AND STAFFING OF DENTAL PRACTICES

  A key component of the Company's operating strategy is to increase profitability by maximizing Affiliated Dental Practice utilization through extended hours of operation and the addition of general dentists, specialists, hygienists, and dental assistants. Accordingly, the Company's financial success will be dependent, in part, upon its ability to attract and retain for the Affiliated Dental Practices a sufficient number of qualified dentists, specialists, hygienists, and dental assistants. See "Business--Operating Strategy." No assurance can be given that the Company will, on behalf of the Affiliated Dental Practices, continue to be able to attract qualified dentists, specialists and clinical staff at acceptable compensation levels, or at all. Failure to appropriately staff

Affiliated Dental Practices could have an adverse effect on the Company's revenues and results of operations. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes with numerous other employers, some of which have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

AVAILABILITY OF FINANCING

  The Company's expansion strategy has required and is expected to continue to require substantial funding to affiliate with or establish additional dental facilities. Moreover, the operation of the Company's network of Affiliated Dental Practice offices requires ongoing working capital and capital expenditures for renovation, expansion and the addition of dental equipment and technology used to provide dental services. These requirements may result in the Company incurring long-term and short-term indebtedness and in the public or private issuance, from time to time, of additional equity or debt securities. The Company has entered into an amended, secured credit facility with Imperial Bank and other lenders (the "Credit Facility"). The Credit Facility provides the Company with up to $25 million in borrowing capacity and may be increased at the option of the Company to $30 million following completion of an equity offering by the Company in which the Company receives more than $20 million in net cash proceeds. The Credit Facility provides that the aggregate amount borrowed under the Credit Facility for working capital purposes and letter of credit obligations may not exceed $4 million, and that remaining amounts available under the Credit Facility may be used by the Company for permitted acquisitions and capital expenditures. The ability of the Company to incur indebtedness under the Credit Facility is subject to delivery of customary opinions, certificates and closing documents by the Company. The Credit Facility contains numerous covenants including
(i) restrictions on the ability of the Company to incur indebtedness and repurchase, or make dividends with respect to, its capital stock; and
(ii) requirements relating to maintenance of a specified net worth and specified ratios of current assets to current liabilities, debt to cash flow and earnings before interest expense, income taxes, depreciation, amortization and operating lease rentals ("EBITDAR") to fixed charges. In addition, the Credit Facility requires the Company to notify the lenders prior to making any acquisition and to obtain the consent of the lenders prior to making (i) certain acquisitions with purchase prices exceeding $3 million, (ii) all acquisitions with purchase prices exceeding $5 million and (iii) capital expenditures exceeding $5 million in any fiscal year. The Credit Facility also requires the Company to convert to a holding company that owns no assets other than the stock of its operating subsidiaries on or before May 31, 1998. If the Company does not attain holding company status before May 31, 1998, the interest rate applicable to amounts borrowed under the Credit Facility would be increased by 0.5% and if holding company status is not attained on or before July 31, 1998 an event of default would exist under the terms of the Credit Facility. Prior to the completion of the GMS Merger, GMS was not in compliance with the ratio of current assets to current liabilities set forth in the Credit Facility; however, the Company obtained a waiver with respect to such noncompliance and believes that, following the GMS Merger, the Company is in compliance with such covenant. There can be no assurance that the Company will remain in compliance with the covenants contained in the Credit Facility and any failure to comply with such covenants could have a material adverse effect on the Company's liquidity, business, results of operations and financial condition. The Company expects that capital requirements over the next several years will substantially exceed cash flow generated from operations, the net proceeds of this Offering and borrowings available under the Credit Facility. Additional debt or equity financing could be required to fund the Company's growth and operations. In addition, offerings of equity securities other than Common Stock could be required to the extent that the Common Stock fails to maintain a market value sufficient to warrant its use for future financing needs. There can be no assurance that the Company will be able to obtain additional required capital on satisfactory terms, if at all. The failure to raise the funds necessary to finance its future cash requirements could materially adversely affect the Company's ability to pursue its expansion strategy and its business, financial condition and results of operations for future periods. If additional funds are raised through the issuance of equity securities, dilution to the Company's existing stockholders may result. If additional funds are raised through the incurrence of debt, such debt instruments will likely contain restrictive financial, maintenance and security covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON AFFILIATED DENTAL PRACTICES

  The Company receives fees for services provided to Affiliated Dental Practices under management and similar agreements (the "Management Agreements"), but does not employ dentists or control the practices of its affiliated dentists. The Company's profitability is dependent on the revenue and expenses of the Affiliated Dental Practices and, therefore, performance of the Affiliated Dental Practices is essential to the Company's success. Revenue and expenses of the Affiliated Dental Practices are affected by a number of factors, including the ability to attract and retain high quality dental practitioners and other personnel, marketing, pricing, patient visits, compensation expenses and other expenses of the Affiliated Dental Practices. From time to time, the Company enters into or amends Management Agreements and employment agreements, which have a material impact on certain of these factors. The Management Agreements with the Affiliated Dental Practices generally have terms of 40 years and may be terminated by either party for "cause," which includes a material default by, or bankruptcy of, the other party. Any material loss of revenue or increase in the expenses of the Affiliated Dental Practices would have a material adverse effect on the Company. Effective January 1, 1998, the Company amended Management Agreements with the Oregon and Washington Professional Corporations to more closely conform such Management Agreements to the form of management agreement used by GMS in affiliating with dental practices. The Company believes, consistent with the Company's accounting for the Affiliated Dental Practices historically associated with GMS, that the amendment of these Management Agreements will require the Company to consolidate the financial results of the Oregon and Washington Professional Corporations on a prospective basis. For a discussion of the financial impact of the amendments to the Management Agreements with the Oregon and Washington Professional Corporations, see "Condensed Pro Forma Consolidated Financial Data and notes related thereto, including note (b)."

GOVERNMENT REGULATION

  The dental industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry, anti-kickback and anti-referral legislation and state insurance regulation. See "Business--Government Regulation."

  CORPORATE PRACTICE OF DENTISTRY; FEE SPLITTING. The laws of many states prohibit dentists from splitting fees with non-dentists and prohibit non-dental entities such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry as well as the interpretation of those restrictions by state regulatory authorities vary from state to state. The restrictions are generally designed to prohibit a non-dental entity from controlling the professional practice of a dentist, employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants), controlling the content of a dentist's advertising or sharing professional fees. A number of states limit the ability of a person other than a licensed dentist to own equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease. Some states also limit the number of offices that may be operated by a single dentist or dental practice. The laws of many states also prohibit dental practitioners from paying any portion of fees received from dental services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by dentists to dental assistants.

  Although the Company believes that its operations comply in all material respects with the above-described laws to which it is subject, there can be no assurance that a review of the Company's business relationships by courts or other regulatory authorities would not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize, change its method of reporting revenues and other financial results or restrict its existing or future operations. Any such change could have a material adverse effect on the business and results of operations of the Company. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationships with dentists or Affiliated Dental Practices will not be successfully challenged or that the enforceability of the provisions of any Management Agreement will not be limited.

  STATE AND FEDERAL FRAUD AND ABUSE, ANTI-KICKBACK AND ANTI-REFERRAL
LAWS. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce (i) the referral of a person for services; (ii) the furnishing or arranging for the furnishing of items or services; or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item, in each case, reimbursable under Medicare, Medicaid or other federal and state health care programs. These provisions apply to dental services covered under the Medicaid program in which the Company participates. The federal government has increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Many states have similar anti-kickback laws, and in many cases these laws apply to all types of patients, not just Medicare and Medicaid beneficiaries.

  The applicability of these federal and state laws to transactions in the health care industry such as those to which the Company is or may be a party has not been the subject of judicial interpretation. There can be no assurance that judicial or administrative authorities will not find these provisions applicable to the Company's operations, which could have a material adverse effect on the Company's business, financial condition or results of operations. Under current federal law, a physician or dentist or member of his or her immediate family is prohibited from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician or dentist has an ownership or investment interest, including the physician's or dentist's own group practice, unless an applicable exception is available. The designated health services include the provision of clinical laboratory services, radiology and other diagnostic services (including ultrasound services), radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. A number of states also have laws that prohibit referrals for certain services such as x-rays by dentists if the dentist has certain enumerated financial relationships with the entity receiving the referral, unless an exception applies. Any future expansion of these prohibitions to other health services could restrict the Company's ability to integrate Affiliated Dental Practices and carry out the development of its network of Affiliated Dental Practices.

  Noncompliance with, or violation of, either the anti-kickback provisions or restrictions on referrals can result in exclusion from the Medicare and Medicaid programs as well as civil and criminal penalties. Similar penalties apply for violations of state law. While the Company makes every effort to comply with the anti-kickback and anti-referral laws, a determination of violation under these laws by the Company or its Affiliated Dental Practices could have a material adverse effect on the Company's business, financial condition and results of operations.

  STATE INSURANCE LAWS AND REGULATIONS. In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care and capitation contracts. The application of state insurance laws to reimbursement arrangements other than various types of fee-for-service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company or the Affiliated Dental Practices contract with third-party payors, including self-insured plans, for certain non-fee-for-service arrangements, the Company or the Affiliated Dental Practices may become subject to state insurance laws. In the event that the Company or the dental practices are determined to be engaged in the business of insurance, the Company or the affected practice could be required either to seek licensure as an insurance company or to change the form of their relationships with third-party payors and may become subject to regulatory enforcement actions. In such event, the Company's revenues may be adversely affected.

   Dedicated Dental operates under a license issued by the DOC under the Knox-Keene Act, which is expected to be maintained by Dedicated Dental after it becomes a wholly-owned subsidiary of the Company following receipt of all necessary and required consents and approvals of the DOC. See "Recent and Pending Affiliations." The Knox-Keene Act and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the DOC. In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operating personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. Any significant delay in obtaining such consents and approvals or any material non-compliance with the Knox-Keene Act and the regulations promulgated thereunder, could have a material adverse effect on the Company's business, financial condition and results of operations.

  REFORM INITIATIVES. The United States Congress and state legislatures have considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress or the legislatures of states in which the Company does business, as well as changes in federal and state regulations could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of dentists within the Company's network of Affiliated Dental Practices and lower profitability for such Affiliated Dental Practices. See "Business--Government Regulation."

DEPENDENCE ON THIRD-PARTY PAYORS; RISKS ASSOCIATED WITH MANAGED CARE

  A significant portion of the payment for services rendered by the Affiliated Dental Practices is paid by private insurance programs. There is, and has been in recent years, an ongoing effort by third-party and government payors to contain and reduce health care and dental care costs, and impose lower reimbursement rates on health care providers. Such initiatives may result in a reduction in per-patient and per-procedure revenue from historic levels. In the event that third-party payors are successful in obtaining lower payments for specified services, the Company's business, financial condition and results of operations may be materially adversely affected.

  Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. There can be no assurance that managed care arrangements will not become more prevalent in the dental care field in the future, that the downward pressures on fees associated with managed care will not increase, or that the Company will not be adversely affected by growth in managed dental care.

  Under capitated managed dental care contracts, the dentist is typically paid a predetermined monthly capitation payment amount per patient, per month, from the payor in exchange for providing all necessary covered services to the patients covered under the arrangement. This arrangement shifts the risks of utilization of such services to the dental group practice that provides the dental services. These types of contracts pass most of the financial risk of providing dental care, including the risk of over-utilization, from the payor to the dentist. The Company's success will, in part, be dependent upon its ability to negotiate contracts on behalf of the Affiliated Dental Practices, with health maintenance organizations ("HMOs"), employer groups and other third party payors, pursuant to which services will be provided on a risk-sharing or capitated basis by some or all of the Affiliated Dental Practices managed by the Company. There can be no assurance that the Company will be able to negotiate, on behalf of the Affiliated Dental Practices, satisfactory arrangements on a capitated or other risk-sharing basis. In addition, to the extent that patients or enrollees covered by such arrangements require more frequent or extensive care than is anticipated, the combined entity would incur unanticipated costs not offset by additional revenue, which would reduce operating margins. Health care reforms being considered at the federal and state levels could result in a mandate that managed care patients receive certain benefits, and no assurance can be given that the Company will be successful in negotiating adjustments to capitation rates that will adequately compensate the Affiliated Dental Practices for performing such procedures. Any such reduction or elimination of earnings could have an adverse effect on the Company's business, financial condition and operating results.

ACCOUNTING TREATMENT FOR PROFESSIONAL PRACTICE MANAGEMENT COMPANIES AND GMS
MERGER

  The Emerging Issues Task Force ("EITF"), an advisory committee of the Financial Accounting Standards Board, has recently evaluated certain matters relating to accounting practices for professional practice management companies, including consolidation of the financial statements of professional practice management companies and professional associations with which such companies have management agreements. The EITF recently reached consensus regarding consolidation of professional associations that are controlled through contractual agreement. Gentle Dental has not historically consolidated the financial results of its Affiliated Dental Practices, whereas GMS has historically consolidated the financial results of its Affiliated Dental Practices. The Company believes its Management Agreements with the Affiliated Dental Practices historically affiliated with

GMS contain provisions that require the Company to report such operations on a consolidated basis. The Company recently amended the Management Agreements with the Oregon and Washington Professional Corporations to more closely conform such Management Agreements to the forms of management agreement used by GMS in affiliating with dental practices and to provide the Company with a controlling financial interest in such Professional Corporations. The Company believes such amended Management Agreements and increased control will require the Company, consistent with the Company's accounting for the Affiliated Dental Practices historically affiliated with GMS, to consolidate the financial results of the Oregon and Washington Professional Corporations under the EITF consensus. However, there can be no assurance that interpretations of the EITF consensus will not require the Company to change its reporting in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--GMS Merger and Restructuring." For a discussion of the financial impact of the amendments to the Management Agreements with the Oregon and Washington Professional Corporations, see "Condensed Pro Forma Consolidated Financial Data" and the notes related thereto including note (b).

  The GMS Merger is expected to be accounted for by the Company by the pooling of interests method of accounting. Under this method of accounting, the recorded assets and liabilities of the Company and GMS will be carried forward at the book values to the Company. Although the Company believes that the GMS Merger will qualify for pooling-of-interests accounting treatment, there can be no assurance that the Securities and Exchange Commission will not successfully assert a contrary position. In such case, the purchase method of accounting would be applicable and GMS would be the acquiror for accounting purposes under purchase accounting. The book value of the Company's assets would be increased to their fair values. While there would be no impact on the Company's cash flow, this would result in higher goodwill amortization as the excess of the purchase price over the fair value of the Company's assets would be amortized over a period of years, which would adversely affect the Company's future earnings and the amounts provided in the Company's Supplemental Consolidated Financial Statements and certain pro forma data included in this Prospectus.

COMPETITION

  The Company competes with other dental practice management companies seeking to affiliate with dental practices in the highly competitive dental practice management industry. The Company is aware of a number of competitors specializing in the business of providing comprehensive management services to dental practices and there are other companies with substantial resources that may decide to enter the industry. The market for general and specialty dental services is highly fragmented and is characterized by large numbers of individual practitioners and small group practices competing for individual patients. Competition for providing dental services is highly competitive in the markets in which the Company's network of Affiliated Dental Practices operates and often includes practitioners who have established practices and reputations. The Company believes that cost, location, hours of operation and quality of dental services are the principal factors affecting competition for patients and the Company believes that its marketing strategy is tailored to address such competitive factors. The Company expects that the ability to meet the needs of managed care payors will increasingly be a factor in competing for patients covered by managed care reimbursement arrangements. There can be no assurance that the Company's network of Affiliated Dental Practices will be able to compete effectively in the markets they serve, and an inability to do so would materially adversely affect the Company's business, financial condition and results of operations. See "Business--Competition."

DEPENDENCE UPON KEY PERSONNEL

  The success of the Company is dependent upon the continued services of certain of the Company's senior management team, including the Company's Co-Chairman of the Board, Chief Executive Officer and President, Michael Fiore, and its Co-Chairman of the Board and President of Clinical Services, Dany Tse. The loss of services of one or both of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that these officers will remain with the Company or that the Company will be able to attract and retain other key management personnel. The Company's expansion strategy requires significant management resources to identify, negotiate and integrate Affiliated Dental Practices. Accordingly, successful expansion and marketing of the Company's services and the development of its business will depend to a large extent on the Company's ability to attract and retain qualified management personnel and on the abilities and continued participation of the Company's key employees. See "Management."

AVAILABILITY OF DENTAL PROFESSIONALS

  The Company's business is dependent on the recruitment and retention of general dentists, specialists, hygienists and dental assistants to join the Affiliated Dental Practices. While the Company has been successful in assisting in recruiting and retaining such professionals for its network of Affiliated Dental Practices, no assurances can be given that the Company will be able to continue to do so on terms similar to its current arrangements or on terms that are satisfactory to the Company. Substantially all dentists practicing within the Company's network of Affiliated Dental Practices have entered into employment or similar agreements, or independent contractor agreements with their respective Affiliated Dental Practices. Such agreements typically contain a noncompetition agreement following termination of the agreement within a specified geographic area, usually a specified number of miles from the offices of the relevant Affiliated Dental Practices. Although the Company, in conjunction with the Affiliated Dental Practices, endeavors to maintain and renew agreements with affiliated dentists, in the event that a significant number of such dentists terminate or do not renew such agreements or in the event the non-competition agreements are determined to be unenforceable or more limited in scope than their terms, the Company's business, financial condition and results of operations could be materially and adversely affected.

RISKS ASSOCIATED WITH MANAGEMENT AGREEMENTS AND OTHER INTANGIBLE ASSETS

  A substantial portion of the Company's assets consists of the Management Agreements and other intangible assets. At September 30, 1997, the Company's Supplemental Consolidated Balance Sheet reflected $38.6 million of total assets (of which approximately $19.8 million were intangible assets) and approximately $9.5 million in total stockholders' equity at such date. Intangible assets will increase to approximately $46.2 million upon completion of the Pending Affiliations, and the Company expects such amount to increase further in the future in connection with additional dental practice affiliations. This increase will have an adverse impact on earnings as the intangible assets are amortized. In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the value of the Management Agreements will be realized. In addition, the Company continually evaluates whether events and circumstances have occurred which indicate that any portion of the remaining amounts allocable to one or more of the Management Agreements or other intangible assets may not be recoverable. When factors indicate that the amount allocable to one or more of the Management Agreements or other intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of such Management Agreements or other intangible assets, which could have a material adverse effect on the results of operations of the Company during the periods in which such reduction is recognized.

  The Company owns all or substantially all of the operating assets of the Affiliated Dental Practices it manages but, except as permitted by law, does not employ or contract with dentists, or control the provision of dental care. Therefore, effective and continued performance of dentists providing services for the Affiliated Dental Practices is essential to the Company's long-term success. Because the Company derives its revenues through the Management Agreements, any material decline in revenue by one or more Affiliated Dental Practices could have a material adverse effect on the Company's business, financial condition and results of operations, and any termination by one of the Affiliated Dental Practices of a Management Agreement (which is permitted in the event of a bankruptcy of the Company or material breach without cure by the Company), could have such a material adverse effect. In the event of a breach of a Management Agreement by any of the Affiliated Dental Practices, there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company or cover its damages resulting from such breach. See "Business--Management Agreements."

POTENTIAL LIABILITY AND INSURANCE

  In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Due to the nature of its business, the Company may from time to time become involved as a defendant in medical malpractice lawsuits brought against the Affiliated Dental Practices or dentists employed by the Affiliated Dental Practices. In addition, the Company could be involved in litigation in which it is alleged that the Company has been negligent in performing its duties under the Management Agreements. The Company maintains professional and general liability insurance in amounts deemed appropriate by management based upon its assessment of historical claims and the nature and risks of its business. There can be no assurance, however, that an existing or future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claim or claims, or that such coverage will continue to be available or available with sufficient limits and at a reasonable cost to insure adequately and economically the Company's operations in the future. A judgment against the Company that exceeds its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

GEOGRAPHIC CONCENTRATION

  The Company's growth strategy contemplates affiliation with or development of dental practices in selected geographic markets. The Company's strategy of focused expansion within selected markets increases the risk to the Company that adverse economic or regulatory developments in one or more of these markets may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company and the Affiliated Dental Practices with which it has Management Agreements are subject to a broad range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws may limit the ability of the Company to enter into Management Agreements with separate practice groups that compete with one another in the same geographic market. In addition, these laws prevent affiliations or acquisitions of practices that would be integrated into existing professional groups if such affiliations or acquisitions substantially lessen competition or tend to create a monopoly.

PUBLIC MARKET VOLATILITY

  The trading price of the Company's Common Stock has in the past been and could in the future be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company or its competitors, governmental regulatory action, conditions in the health care industry generally or in the dental services industry specifically, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of many health care services companies and which often have been unrelated to the operating performance of such companies. The Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the price of the Common Stock. Of the 11,178,683 shares of Common Stock that will be outstanding following this Offering, the 4,548,161 shares issued in the GMS Merger on November 4, 1997, the 109,039 shares issued in the affiliation with Blue Oak Dental Group on March 31, 1997, and the shares issuable in connection with Pending
Affiliations are or will be "restricted securities" as defined in Rule 144 promulgated under the Securities Act. All other shares are or will be freely tradable under federal securities laws to the extent they are not held by
affiliates of the Company. Holders of          of the shares eligible for
resale have agreed that they will not, without the written consent of Bear, Stearns & Co. Inc., offer to sell, contract to sell or otherwise sell or dispose of their shares for 180 days following this Offering. Holders of 100,000 shares of the Company's Common Stock and of warrants to purchase an additional 336,275 shares are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company has agreed to file a registration statement on or prior to March 31, 1998 to register the resale of an aggregate of 1,519,103 shares of Common Stock to be issued upon completion of the Dedicated Dental Affiliation. The holders of these shares are entitled to sell a number of shares with an aggregate market value of up to $4 million in an underwritten public offering prior to March 31, 1998. The Company anticipates that these shares will be issued prior to completion of this Offering and will be sold pursuant thereto. See "Principal and Selling Shareholders." Such holders have agreed that they will not sell, offer to sell or otherwise transfer any of their remaining shares of Common Stock prior to March 31, 1999. Commencing on March 31, 1999 and continuing on the last day of each of the nine months thereafter, one-tenth of the shares registered by the Company on behalf of such holders will be released from the foregoing restriction and will be eligible for sale. See "Description of Capital Stock-- Registration Rights." The Company has also registered an aggregate of 934,638 shares reserved for past or future option grants under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

COMMON STOCK PUT RIGHTS

  A total of 183,686 shares of Common Stock issued by the Company (as well as 100,000 shares of Common Stock subject to a warrant granted to ServiceMaster Venture Fund, L.L.C. ("ServiceMaster")) are subject to "put" rights. As of September 30, 1997, put rights issued in connection with affiliations ("Dentist Put Rights") cover a total of 83,686 shares of Common Stock and give the holders the right to require the Company to repurchase the shares at prices ranging from $13.38 to $19.62 per share. One such holder has put rights with respect to 11,820 shares that can be exercised in varying amounts in 1998, 1999, and 2000. All other Dentist Put Rights become exercisable between January 2000 and January 2003 and expire if not exercised within 60 days of the exercise date. The Dentist Put Rights with respect to all but 20,000 shares will terminate if the Company completes a public offering of Common Stock at a price greater than $20.00 per share. Pursuant to the terms of the Dentist Put Rights, the Company could be required to repurchase 2,974 shares of Common Stock at an aggregate purchase price of approximately $50,000 in 1998, 2,754 shares of Common Stock at an aggregate purchase price of approximately $50,000 in 1999, 40,849 shares of Common Stock at an aggregate purchase price of approximately $576,000 in 2000, 29,681 shares of Common Stock at an aggregate purchase price of approximately $438,000 in the year 2001, and 3,714 shares of Common Stock at an aggregate purchase price of approximately $51,000 in each of 2002 and 2003. The Company has also granted ServiceMaster the right to require the Company to repurchase the 100,000 shares held by ServiceMaster and the 100,000 shares ServiceMaster may acquire upon exercise of its warrant, if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22.00 and net proceeds to the Company of at least $10 million (a "Qualified Offering"). The put right may not be exercised before June 21, 2001, and will expire upon the earlier of the completion of a Qualified Offering or June 21, 2003. The per share price applicable to ServiceMaster's put right is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the right. ServiceMaster's put right with respect to 100,000 shares will be extinguished upon the sale of such shares in the Offering. See "Description of Capital Stock."

  Shares subject to put rights are classified as "Redeemable Common Stock" on the Company's balance sheet. If holders of Common Stock subject to put rights elect to exercise those rights, the Company will have to pay those holders the applicable repurchase price in cash in exchange for the delivery of the holders' Common Stock, and such an election could have a material adverse effect on the Company's business, financial condition and operating results. There can be no assurance that the Company will have sufficient capital resources to honor the outstanding put rights and the Company's use of cash to honor outstanding put rights would also reduce funds otherwise available to the Company for operations or obtaining Affiliated Dental Practices.

POTENTIAL ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND WASHINGTON LAW

  The Company is authorized to issue up to 30 million shares of Preferred Stock (the "Preferred Stock"), and the Board of Directors may fix the preferences, limitations and relative rights of those shares without any vote or action by the shareholders. The potential issuance of Preferred Stock may delay, deter, or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no current plans to issue shares of Preferred Stock. In addition, certain provisions of Washington law could have the effect of delaying, deterring, or preventing a change in control of the Company. See "Description of Capital Stock."

                        RECENT AND PENDING AFFILIATIONS

GMS MERGER

  On November 4, 1997, the Company was merged with GMS, a California-based dental practice management company, which provided management services to dental practices at 22 locations consisting of 102 dentists, including specialists. Under the terms of the GMS Merger, the Company issued to the shareholders of GMS 4,512,377 shares of Common Stock, representing approximately 59% of the then outstanding shares of the Company following completion of the GMS Merger. Upon completion of the GMS Merger, the Board of Directors and senior management of the Company were reconstituted. See "Management."

RECENT AFFILIATIONS

  Between January 1, 1995 and the completion of the GMS Merger, Gentle Dental entered into affiliations with and acquired the non-professional assets and certain liabilities of, and entered into long-term management agreements with, dental practices operating at 14 locations. GMS began operations in October 1996. Prior to completion of the GMS Merger, GMS acquired assets and certain liabilities of, and entered into long-term management agreements with, dental practices operating at 22 locations.

DEDICATED DENTAL AFFILIATION AND OTHER PENDING AFFILIATIONS

  On September 21, 1997, the Company entered into a definitive agreement pursuant to which it has agreed to acquire all of the stock of Dedicated Dental, which is based in Bakersfield, California and owns and operates 11 staff model dental offices pursuant to a license issued by the DOC under the Knox-Keene Act. Under this license, Dedicated Dental is permitted to own the dental practices and employ dentists, hygienists and other professionals as corporate employees. The Company has also entered into three asset purchase agreements to acquire the nonprofessional assets of related dental practices operating at four locations in southern California. The aggregate purchase price under these agreements is $22,750,000, consisting of $9,771,000 in cash (reduced by any outstanding debt of Dedicated Dental at closing), $12,429,000 in shares of Common Stock (1,519,103 shares valued at $8.1818 per share, which was the average closing price of the Common Stock for the 30 trading days prior to the execution of the agreements), and $550,000 in estimated future earnout payments under two of the asset purchase agreements, all subject to certain adjustments provided for in the agreements. The Dedicated Dental Affiliation is subject to the satisfaction of certain other conditions, some of which are beyond the control of the Company, including approval of the DOC under the Knox-Keene Act, and is expected to close during the first quarter of 1998. There can be no assurance that the conditions to the closing of the Dedicated Dental Affiliation, including receipt of approval of the DOC will be satisfied or that the affiliation will ultimately be completed. Failure to complete the Dedicated Dental Affiliation could have a material adverse effect on the Company's business, financial condition and results of operations as presented in the pro forma financial data set forth in this Prospectus.

  The Company has agreed that Arthur G. Kaiser, DDS, the principal shareholder of Dedicated Dental, will be made a director of the Company effective as of the closing of the Dedicated Dental Affiliation. Holders of shares issued in the Dedicated Dental Affiliation will have certain registration rights and will be subject to certain lock-up provisions. See "Description of Capital Stock--Registration Rights."

  On September 29, 1997, the Company entered into an agreement for the acquisition of the nonprofessional assets of a dental practice located in Sacramento, California. The purchase price is $810,000, consisting of $320,000 in cash and $490,000 in shares of Common Stock (43,077 shares valued at $11.375 per share, which was the average closing price of Common Stock for the 10 trading days prior to the execution of the agreement). The acquisition is expected to close in January 1998. As consideration for future affiliations, the Company may use a combination of cash, stock, debt, seller financing and earn-outs.

  The following table summarizes the relative contributions to the Company's network of Affiliated Dental Practices by Gentle Dental, GMS, Dedicated Dental and related practices, and the other Pending Affiliation described above.

                                                 DEDICATED     OTHER
                                     GENTLE       DENTAL      PENDING
                                     DENTAL GMS AFFILIATION AFFILIATION  TOTAL
                                     ------ --- ----------- ----------- -------
   Dental professionals:
     General dentists..............    53    72      30           1         156
     Specialists...................    16    30       3           0          49
                                      ---   ---     ---         ---     -------
   Total dental professionals......    69   102      33           1         205
                                      ===   ===     ===         ===     =======
   Locations:
     Dental offices................    21    22      15           1          59
     Operatories...................   185   266     124           6         581
     States........................     3     3       1           1           5
   Pro forma patient level revenues
    for nine months ended September
    30, 1997 (in thousands)(1).....                                     $65,769

--------
(1) Pro forma assuming completion on January 1, 1997 of all Pending Affiliations and all other affiliations completed by either Gentle Dental or GMS in 1997.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be $27,545,000 million ($32,138,750 million if the Underwriters' overallotment option is exercised in full). The Company intends to use the net proceeds from this Offering (i) to repay existing Company debt, of which approximately $10.0 million was outstanding at December 31, 1997; (ii) to repay approximately $10.1 million of debt to be incurred in connection with the Pending Affiliations; and (iii) for future affiliations of dental practices, capital improvements, working capital and general corporate purposes. See "Recent and Pending Affiliations." The Company will not receive any proceeds from the sale of the 100,000 shares of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders." Outstanding amounts under the Company's Credit Facility are subject to repayment in twelve equal consecutive quarterly installments commencing on September 30, 1999 and amounts outstanding thereunder bear interest at rates ranging from approximately 9.1% to 9.5% as of December 31, 1997. The Company debt, that will be repaid with the proceeds of the Offering was incurred to finance acquisitions made by the Company in 1997.

  Although an integral part of the Company's strategy is to grow through affiliations, and the Company is currently in discussions with several dental practices in both its current and potential future geographic markets, no affiliation other than the Pending Affiliations discussed above are the subject of any definitive agreement.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the NASDAQ SmallCap Market under the symbol GNTL. The Company has applied to have the Common Stock traded on the NASDAQ National Market upon completion of this Offering. The following table sets forth the high and low closing sales prices of the Common Stock, as reported by the NASDAQ SmallCap Market, for the periods indicated:

                                                                   PRICE RANGE
                                                                    OF COMMON
                                                                      STOCK
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ended December 31, 1997:
     First Quarter(1)............................................ $ 5.25 $ 4.00
     Second Quarter..............................................   5.50   3.63
     Third Quarter...............................................  16.50   5.13
     Fourth Quarter..............................................  16.00   8.00
   Fiscal Year Ending December 31, 1998:
     First Quarter (2)...........................................  10.00   9.00

--------
(1) Commencing February 13, 1997, the first day of trading of the Common
    Stock.

(2) Through January 7, 1998

  On January 7, 1998, the closing sale price of the Common Stock, as reported by the NASDAQ SmallCap Market, was $9.42 per share. As of January 7, the Company had approximately 96 holders of record of its Common Stock.

                                DIVIDEND POLICY

  The payment of dividends is within the discretion of the Company's Board of Directors; however, the Company intends to retain earnings from operations for use in the operation and expansion of its business and does not expect to pay cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations. In addition, the Company's Credit Facility prohibits the payment of cash dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1997. Pro forma reflects (i) the GMS Merger (including the associated restructuring and merger charge); (ii) the conversion of all shares of preferred stock of GMS into Common Stock; (iii) completed affiliations and the Pending Affiliations (including the effect of all cash, Common Stock and debt issued or expected to be issued in connection therewith); (iv) the Initial Public Offering; and (v) the effect of the amended Management Agreements with the Oregon and Washington Professional Corporations. Pro forma as adjusted reflects items (i) through (v) and this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--GMS Merger and Restructuring." This table should be read in conjunction with Gentle Dental's Supplemental Consolidated Financial Statements and related notes thereto and pro forma data appearing elsewhere in this Prospectus.

                                                     SEPTEMBER 30, 1997
                                             ----------------------------------
                                             SUPPLEMENTAL            PRO FORMA
                                             CONSOLIDATED PRO FORMA AS ADJUSTED
                                             ------------ --------- -----------
                                                (IN THOUSANDS, EXCEPT SHARE
                                                          AMOUNTS)
Current portion of debt and capital lease
 obligations................................   $   687     $ 1,051    $ 1,051
Long-term debt including capital lease
 obligations less current portion...........     8,612      22,443      3,756
Redeemable Covertible Preferred Stock--
 Series B...................................    12,072         --         --
Redeemable common stock 183,686 shares
 issued and outstanding and 83,686 issued
 and outstanding pro forma as adjusted......     2,123       2,123      1,391
Shareholders' equity:
  Preferred stock, 30,000,000 shares
   authorized; no shares issued and
   outstanding..............................       --          --         --
  Convertible preferred stock--Series A,
   395,000 shares authorized; 395,000 shares
   issued and outstanding as of December 31,
   1996 and September 30, 1997..............         1         --         --
  Convertible preferred stock--Series C,
   5,000 shares authorized; 1,777 and 2,753
   shares issued and outstanding as of
   December 31, 1996 and September 30,
   1997.....................................         1         --         --
  Common stock, 50,000,000 shares
   authorized; 7,694,711 shares issued and
   outstanding actual; 9,276,649 shares
   issued and outstanding pro forma; and
   12,876,649 shares issued and outstanding
   pro forma as adjusted(1).................     9,546      34,751     63,028
  Additional paid in capital................     2,926       2,926      2,926
  Notes receivable from shareholders........      (300)       (300)      (300)
  Accumulated deficit.......................    (2,716)     (4,194)    (4,194)
                                               -------     -------    -------
  Total shareholders' equity................     9,458      33,183     61,460
                                               -------     -------    -------
    Total capitalization....................   $32,952     $58,800    $67,658
                                               =======     =======    =======

--------

(1) Does not include 1,255,652 shares of Common Stock subject to outstanding options and warrants at September 30, 1997 at a weighted average exercise price of $5.68 per share.

                CONDENSED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The Condensed Pro Forma Consolidated Balance Sheet and Pro Forma Consolidated Statement of Operations Data have been prepared by the Company based on Gentle Dental's Supplemental Consolidated Financial Statements for the year ended December 31, 1996 and the nine month period ended September 30, 1997 and the financial statements of the entities involved in affiliations completed during 1996 and 1997, and the Pending Affiliations. The Condensed Pro Forma Consolidated Financial Data is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith and in conjunction with the complete Gentle Dental Supplemental Consolidated Financial Statements and the notes thereto, the Gentle Dental Financial Statements and the notes thereto, the GMS Consolidated Financial Statements and the notes thereto, the Dedicated Dental Financial Statements, the California Dental Practice Management Company and Related Dental Offices Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following Condensed Pro Forma Consolidated Financial Data for the year ended December 31, 1996 and the nine month period ended September 30, 1997 are unaudited and were prepared by management of the Company on the same basis as the audited financial statements included elsewhere herein and, in the opinion of management of the Company, include all adjustments necessary to present fairly the information set forth herein.

  The Condensed Pro Forma Consolidated Statement of Operations Data for the years ended December 31, 1996 and the nine month period ended September 30, 1997 give effect to the following, as if each had occurred on January 1, 1996:
(i) the GMS Merger; (ii) the conversion of all shares of preferred stock of GMS into Common Stock; (iii) completed affiliations and the Pending Affiliations (including the effect of all cash, common stock and debt issued or expected to be issued in connection therewith); (iv) the Initial Public Offering; (v) this Offering; and (vi) the effect of the amended Management Agreements with the Oregon and Washington Professional Corporations. The Condensed Pro Forma Consolidated Balance Sheet as of September 30, 1997 gives effect to items (i) through (vi) and the restructuring and merger charge recorded in connection with the GMS Merger. The Condensed Pro Forma Consolidated Financial Data does not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    ADJUSTMENTS
                                    FOR AMENDED                COMPLETED    COMPLETED
                       SUPPLEMENTAL MANAGEMENT                    1996         1997       PENDING
                       CONSOLIDATED AGREEMENTS                AFFILIATIONS AFFILIATIONS AFFILIATIONS  PRO FORMA     OFFERING
                           (a)          (b)         SUBTOTAL      (c)          (d)          (e)      ADJUSTMENTS   ADJUSTMENTS
                       ------------ -----------     --------  ------------ ------------ ------------ -----------   -----------
Dental group net
patient service
revenue..............    $ 3,701      $21,424 (v)  $25,125     $13,520      $21,894      $ 8,863      $   --
Net management fees
(support service
revenue).............     10,712      (10,712)(w)      --          --         1,464        4,511          --           --
                         -------      -------      -------     -------      -------      -------      -------       ------
     Net revenues....     14,413       10,712       25,125      13,520       23,358       13,374          --           --
Clinical salaries and
benefits.............      1,493        9,642 (x)   11,135       5,005        9,046        2,975         (609)(f)
Practice nonclinical
salaries and
benefits.............      4,279          --         4,279       3,571        5,275        1,214         (477)(g)
Dental supplies and
lab expenses.........      2,830          --         2,830       1,611        3,297        1,497           19 (g)
Practice occupancy
expenses.............      1,563          --         1,563         906        1,124          563          162 (h)
Practice selling,
general and
administrative
expenses.............      1,805          844 (y)    2,649       1,859        2,881        3,959         (785)(g)
Corporate selling,
general and
administrative
expenses.............      2,998          --         2,998         --           --           --         2,136 (i)
Depreciation and
amortization.........        990           79 (aa)   1,069         329          493          300        1,266 (j)
                         -------      -------      -------     -------      -------      -------      -------       ------
 Total operating
 expenses............     15,958       10,565       26,523      13,281       22,116       10,508        1,712          --
                         -------      -------      -------     -------      -------      -------      -------       ------
 Operating income
 (loss)..............     (1,545)         147       (1,398)        239        1,242        2,866       (1,712)         --
Interest expense,
net..................       (749)         --          (749)       (164)        (332)         (94)      (1,413)(k)      420(m)
                                                                                                                     1,606(n)
Other income
(expense)............        (48)         --           (48)          9          (15)         149          (78)(g)
                         -------      -------      -------     -------      -------      -------      -------       ------
 Income (loss)
 before income
 taxes...............     (2,342)         147       (2,195)         84          895        2,921       (3,203)       2,026
Provision (benefit)
for income taxes.....       (655)          59         (596)         32          358           20         (413)         810(l)
                         -------      -------      -------     -------      -------      -------      -------       ------
 Net income (loss)...     (1,687)          88       (1,599)         52          537        2,901       (2,790)       1,216
Dividends on
redeemable
convertible preferred
stock--Series B......       (240)         --          (240)        --           --           --           240 (p)      --
Accretion of
redeemable common
stock................        (91)         --           (91)        --           --           --           --           --
                         -------      -------      -------     -------      -------      -------      -------       ------
 Net income (loss)
 attributable to
 common stock........    $(2,018)     $    88      $(1,930)    $    52      $   537      $ 2,901      $(2,550)      $1,216
                         =======      =======      =======     =======      =======      =======      =======       ======
Net income (loss) per
share:
 Primary.............    $ (0.86)
 Fully diluted.......    $ (0.86)
Shares outstanding:
 Primary.............      2,355
 Fully diluted.......      2,355
                        PRO FORMA
                       AS ADJUSTED
                       -----------
Dental group net
patient service
revenue..............    $69,402
Net management fees
(support service
revenue).............      5,975
                         ---------
     Net revenues....     75,377
Clinical salaries and
benefits.............     27,552
Practice nonclinical
salaries and
benefits.............     13,862
Dental supplies and
lab expenses.........      9,254
Practice occupancy
expenses.............      4,318
Practice selling,
general and
administrative
expenses.............     10,563
Corporate selling,
general and
administrative
expenses.............      5,134
Depreciation and
amortization.........      3,457
                         ---------
 Total operating
 expenses............     74,140
                         ---------
 Operating income
 (loss)..............      1,237
Interest expense,
net..................       (726)
Other income
(expense)............         17
                         ---------
 Income (loss)
 before income
 taxes...............        528
Provision (benefit)
for income taxes.....        211
                         ---------
 Net income (loss)...        317
Dividends on
redeemable
convertible preferred
stock--Series B......        --
Accretion of
redeemable common
stock................        (91)
                         ---------
 Net income (loss)
 attributable to
 common stock........    $   226
                         =========
Net income (loss) per
share:
 Primary.............    $  0.02
 Fully diluted.......    $  0.02
Shares outstanding:
 Primary.............     12,877
 Fully diluted.......     13,321

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      ADJUSTMENTS
                                      FOR AMENDED                COMPLETED
                         SUPPLEMENTAL MANAGEMENT                    1997       PENDING
                         CONSOLIDATED AGREEMENTS                AFFILIATIONS AFFILIATIONS  PRO FORMA    OFFERING     PRO FORMA
                             (A)          (B)         SUBTOTAL      (O)          (O)      ADJUSTMENTS  ADJUSTMENTS  AS ADJUSTED
                         ------------ -----------     --------  ------------ ------------ -----------  -----------  -----------
Dental group net
patient service
revenue................    $19,348     $ 17,721 (v)   $37,069     $11,942      $ 9,763       $           $            $58,774
Net management fees
(support service
revenue) ..............     10,269       (9,470)(w)       799         441        2,755                      --          3,995
                           -------     --------       -------     -------      -------       -----       ------       -------
 Net revenues..........     29,617        8,251        37,868      12,383       12,518         --           --         62,769
Clinical salaries and
benefits...............      6,571        7,757 (x)    14,328       4,928        3,403        (347)(f)                 22,312
Practice nonclinical
salaries and benefits..      8,122          --          8,122       2,618        1,004          (1)(g)                 11,743
Dental supplies and
lab....................      4,424          --          4,424       1,753        1,532                                  7,709
Practice occupancy
expenses...............      2,450          --          2,450         608          505                                  3,563
Practice selling,
general and
administrative
expenses...............      3,199          494 (y)     3,693       1,398        3,789        (723)(g)                  8,157
Corporate selling,
general and
administrative
expenses...............      3,845          --          3,845                                                           3,845
Depreciation and
amortization...........      1,295           59 (aa)    1,354         208          268         592 (j)                  2,422
                           -------     --------       -------     -------      -------       -----       ------       -------
 Total operating
 expenses..............     29,906        8,310        38,216      11,513       10,501        (479)         --         59,751
                           -------     --------       -------     -------      -------       -----       ------       -------
 Operating income
 (loss)................       (289)         (59)         (348)        870        2,017         479          --          3,018
Interest expense, net..       (362)         --           (362)       (450)        (102)       (736)(k)       53(m)       (110)
                                                                                                          1,487(n)
Other income
(expense)..............        (16)         --            (16)          4          121        (186)(g)                    (77)
                           -------     --------       -------     -------      -------       -----       ------       -------
 Income (loss) before
 income taxes..........       (667)         (59)         (726)        424        2,036        (443)       1,540         2,831
Provision (benefit) for
income taxes...........         80          --             80         165           22         249 (l)      616(l)      1,132
                           -------     --------       -------     -------      -------       -----       ------       -------
 Net income (loss).....       (747)         (59)         (806)        259        2,014        (692)         924         1,699
Dividends on redeemable
convertible preferred
stock--Series B........       (829)         --           (829)        --           --          829 (p)      --            --
Accretion of redeemable
common stock...........        (27)         --            (27)        --           --          --           --            (27)
                           -------     --------       -------     -------      -------       -----       ------       -------
 Net income (loss)
 attributable to common
 stock.................    $(1,603)    $    (59)      $(1,662)    $   259      $ 2,014       $ 137       $  924       $ 1,672
                           =======     ========       =======     =======      =======       =====       ======       =======
Net income (loss) per
share:
 Primary...............    $ (0.40)                                                                                   $  0.13
 Fully diluted.........      (0.40)                                                                                   $  0.13
Weighted average shares
outstanding:
 Primary...............      4,005                                                                                     12,877
 Fully diluted.........      4,005                                                                                     13,321

                CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                (IN THOUSANDS)

                                       ADJUSTMENTS
                                           FOR
                                         AMENDED               COMPLETED
                          SUPPLEMENTAL MANAGEMENT                 1997       PENDING     PRO FORMA     OFFERING
                          CONSOLIDATED AGREEMENTS             AFFILIATIONS AFFILIATIONS ADJUSTMENTS   ADJUSTMENTS  PRO FORMA
                              (a)         (bb)       SUBTOTAL     (q)          (q)          (r)           (s)     AS ADJUSTED
                          ------------ -----------   -------- ------------ ------------ -----------   ----------- -----------
Cash and cash
 equivalents............    $   147      $   --      $   147      $ 31        $  726      $  (757)     $  8,859     $ 9,006
Accounts receivable.....      7,589       (1,800)(z)   5,789       292         1,554         (374)          --        7,261
Other current assets....      2,126          --        2,126        50           127          190           --        2,493
                            -------      -------     -------      ----        ------      -------      --------     -------
Total current assets....      9,862       (1,800)      8,062       373         2,407         (941)        8,859      18,760
Property and equipment..      8,424          900       9,324       486         3,154       (2,222)                   10,742
Intangible assets.......     19,845        1,969      21,814       --             94       24,290                    46,198
Other long-term assets..        503          --          503         1            52          (52)          --          504
                            -------      -------     -------      ----        ------      -------      --------     -------
Total assets............    $38,634      $ 1,069     $39,703      $860        $5,707      $21,075      $  8,859     $76,204
                            =======      =======     =======      ====        ======      =======      ========     =======

Current liabilities.....    $ 5,839      $   509     $ 6,348      $152        $2,138         $429      $    --      $ 9,067
Long-term debt and
 capital lease
 obligations, net of
 current portion........      8,612          560       9,172       290         1,785       11,195       (18,686)      3,756
Other long-term
 liabilities............        530          --          530       --            --           --            --          530
Redeemable common
 stock..................      2,123          --        2,123       --            --           --           (732)      1,391
Redeemable preferred
 stock--Series B........     12,072          --       12,072       --            --       (12,072)(t)                   --
Shareholders' equity....      9,458          --        9,458       418         1,784       12,072 (t)       732      61,460
                                                                                           (1,478)(u)    27,545
                                                                                           10,929
                            -------      -------     -------      ----        ------      -------      --------     -------
Total liabilities,
 redeemable stock and
 shareholders' equity...    $38,634      $ 1,069     $39,703      $860        $5,707      $21,075      $  8,859     $76,204
                            =======      =======     =======      ====        ======      =======      ========     =======

                NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

  The accompanying pro forma consolidated financial data presents the pro forma financial position of the Company as of September 30, 1997 and the pro forma results of operations for the year ended December 31, 1996 and the nine month period ended September 30, 1997.

  From January 1, 1996 through September 30, 1997, the Company acquired 16 dental practices. The accompanying Condensed Pro Forma Consolidated Balance Sheet includes the acquired non-professional dental practice assets and liabilities and payment of cash, issuance of Common Stock and borrowings in connection with completed affiliations and the Pending Affiliations, as if they had been completed on January 1, 1996.

  The pro forma adjustments reflected in the Condensed Pro Forma Consolidated Balance Sheet and Consolidated Statement of Operations are as follows:

(a) Reflects the supplemental consolidated financial position and results of operations of Gentle Dental and GMS, adjusted to conform the accounting methodologies of GMS to those of Gentle Dental as if the combination occurred on January 1, 1996. Such adjustments resulted in no change in amortization expense in 1996 and an increase of $148,000 in 1997 and in decreases in depreciation expense of $24,000 in 1996 and $135,000 in 1997. Additionally, such adjustments resulted in a decrease in the 1996 income tax benefit of $10,000 and a decrease in the 1997 income tax expense of $5,000.

(b) Reflects the net impact of: (i) adjustments to consolidate certain previously unconsolidated financial results of the Oregon and Washington Professional Corporations with the results of the Company, including the impact of aggregate pre-tax losses of $576,000 and $816,000 incurred by the Oregon and Washington Professional Corporations for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, offset by (ii) reductions in clinical salaries and benefits to give pro forma effect to the revised compensation formula included in the amended Management Agreements. The table below summarizes the impact of the two components on pro forma operating income:

                                                                  NINE MONTHS
                                                     YEAR ENDED      ENDED
                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
      Consolidation of Oregon and Washington
       Professional Corporations .................   $(576,000)    $(816,000)
      Impact of Amended Management Agreements.....     802,000       816,000
      Impact of Amended Management Agreement
       Intangible Amortization....................     (79,000)      (59,000)
                                                     ---------     ---------
      Net pro forma adjustment to operating income
       (loss).....................................    $147,000     $ (59,000)
                                                     =========     =========

(c) Reflects the results of operations for Affiliated Dental Practices that affiliated with the Company during 1996 for the period January 1, 1996 through the date of affiliation.

(d) Reflects the results of operations for Affiliated Dental Practices that affiliated with the Company during 1997 for the period January 1, 1996 through December 31, 1996.

(e) Reflects the results of operations for dental practices to be affiliated with the Company upon completion of the Pending Affiliations for the period January 1, 1996 through December 31, 1996.

(f) Reflects the effect of changes in compensation paid to former dentist owners pursuant to employment agreements that are entered into as part of completed and pending acquisitions of non-professional dental practice net assets and the execution of Management Agreements in connection therewith.

(g) Reflects the effect of certain expenses which are expected to be nonrecurring and will be adjusted or eliminated in connection with completed and pending acquisitions of non-professional dental practice net assets and execution of Management Agreements in connection therewith.

(h) Reflects the effect of increased rents that resulted or will result upon the execution of new lease agreements with the Company.

(i) Reflects the effect of additional corporate office salaries, rent and other expenses that would have been incurred by GMS had GMS been in existence at January 1, 1996.

(j) Reflects changes in depreciation and amortization expenses associated with the following: (i) conforming the accounting methodologies of dental practices affiliated or to be affiliated with the Company to the Company's accounting methodologies, and (ii) the expected amortization expense related to the estimated intangible assets resulting from the purchase price allocations of the Pending Affiliations.

(k) Reflects the estimated increase in interest expense that would have resulted from borrowings under the Company's Credit Facility and from the issuance of debt to certain of the former dentist owners in connection with completed and pending acquisitions of certain non-professional dental practice net assets and execution of Management Agreements in connection therewith. The interest rate assumed was 9.2%.

(l) Reflects the change in income tax expense or income tax benefit resulting from Completed Affiliations, the Pending Affiliations, the pro forma affiliation adjustments, and the Offering adjustments to reflect pro forma tax expense based upon an effective tax rate of 40% for affiliations in accordance with staff Accounting Bulletin Topic 1-02.

(m) Reflects the estimated reduction in interest expense resulting from the repayment of outstanding debt with a portion of the proceeds of the Initial Public Offering.

(n) Reflects the expected reduction in interest expense resulting from the repayment of certain outstanding debt with a portion of the proceeds of this Offering based on the issuance of 3,500,000 shares of common stock offered by the Company hereby at an assumed offering price of $8.75 per share and the application of the estimated proceeds therefrom, as follows:

      Estimated proceeds, net of related issuance costs.......... $ 27,545,000
      Repayment of Credit Facility...............................  (18,686,000)
                                                                  ------------
        Net proceeds to the Company after payment of the Credit
         Facility................................................ $  8,859,000
                                                                  ============

(o) Reflects the results of operations for Affiliated Dental Practices that affiliated with the Company between January 1, 1997 and September 30, 1997 for the period January 1, 1997 through the date of affiliation and the results of operations for Affiliated Dental Practices that affiliated with the Company after September 30, 1997 and Pending Affiliations for the period January 1, 1997 through September 30, 1997.

(p) Reflects the elimination of the dividends on shares of redeemable preferred stock of GMS in connection with the conversion of such shares into Common Stock as a result of the GMS Merger.

(q) Reflects certain balance sheet items for Affiliated Dental Practices that affiliated with the Company between January 1, 1997 and December 31, 1997 and Affiliated Dental Practices that will affiliate after December 31, 1997.

(r) Reflects changes in certain balance sheet items for assets and liabilities not acquired or assumed and debt and Common Stock issued to acquire the remaining net assets of the dental practices affiliated or to be affiliated after September 30, 1997.

(s) Reflects the increase in cash, the reduction of debt and the increase in shareholders' equity resulting from this Offering.

(t) Reflects the conversion of all GMS preferred stock into Common Stock.

(u) Reflects the GMS restructuring and merger charge occurring in 1997.

(v) Reflects the consolidation of the historical patient service revenue of the Oregon and Washington Professional Corporations with the Company.

(w) Represents the adjustment to consolidate the historical results of the Oregon and Washington Professional Corporations with the Company. Reflects the elimination of the net management fees historically paid by the Oregon and Washington Professional Corporations to the Company.

(x) Reflects the net impact of: (i) the adjustment to consolidate the historical clinical salaries and benefits of the Oregon and Washington Professional Corporations with the Company, and (ii) adjustments to such clinical salaries and benefits to give pro forma effect to the revised compensation formula included in the amended Management Agreements. The table below summarizes the financial impact of the two components:

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                      1996          1997
                                                   -----------  -------------
      Consolidation of Oregon and Washington
       Professional Corporations.................. $10,444,000   $8,573,000
      Impact of Amended Management Agreements.....    (802,000)    (816,000)
                                                   -----------   ----------
      Net pro forma adjustment to clinical
       salaries and benefits...................... $ 9,642,000   $7,757,000
                                                   ===========   ==========

(y) Reflects the consolidation of the historical practice selling, general and administrative expenses of the Oregon and Washington Professional Corporations with the Company.

(z) Reflects the elimination of the $1.8 million receivable due from the Oregon and Washington Professional Corporations which has been offset by consideration paid under the amended Management Agreements.

(aa) Reflects the amortization expense related to the additional intangibles recorded as a result of the purchase of certain assets of the Oregon and Washington Professional Corporation.

(bb) Reflects the assets and liabilities of the Washington and Oregon Professional Corporations.

                      SELECTED HISTORICAL FINANCIAL DATA
        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NUMBER OF OFFICES)

  The following consolidated financial data presents the combined results of Gentle Dental and GMS, which were merged on November 4, 1997 in a transaction the Company anticipates will be accounted for as a pooling of interests. The consolidated financial data has been derived from the Gentle Dental Supplemental Consolidated Financial Statements and should be read in conjunction with such statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                        YEARS ENDED       NINE MONTHS ENDED
                                        DECEMBER 31,         SEPTEMBER 30,
                                       ----------------  ----------------------
                                        1995     1996     1996        1997
                                       -------  -------  -------  -------------
Consolidated Statement of Operations
 Data:
 Dental group net patient service
  revenue............................. $   --   $ 3,701  $   --      $19,348
 Net management fees (support
  services revenue) ..................   9,781   10,712    7,866      10,269
                                       -------  -------  -------     -------
     Net revenues.....................   9,781   14,413    7,866      29,617
 Clinical salaries and benefits.......     --     1,493      --        6,571
 Practice non clinical salaries and
  benefits............................   2,418    4,279    2,373       8,122
 Dental supplies and lab expenses.....   1,633    2,830    1,648       4,424
 Practice occupancy expenses..........     911    1,563      976       2,450
 Practice selling, general and
  administrative expenses.............   1,311    1,805      986       3,199
 Corporate selling, general and
  administrative expenses.............   2,153    2,998    1,562       3,845
 Depreciation and amortization........     482      990      700       1,295
                                       -------  -------  -------     -------
     Total operating expenses.........   8,908   15,958    8,245      29,906
                                       -------  -------  -------     -------
 Operating income (loss)..............     873   (1,545)    (379)       (289)
 Interest expense, net................    (290)    (749)    (572)       (362)
 Other income (expense)...............     (92)     (48)      23         (16)
                                       -------  -------  -------     -------
 Income (loss) before income taxes....     491   (2,342)    (928)       (667)
 Provision (benefit) for income
  taxes...............................     234     (655)    (228)         80
                                       -------  -------  -------     -------
 Net income (loss)....................     257   (1,687)    (700)       (747)
 Dividends on redeemable convertible
  preferred stock--Series B...........     --      (240)     --         (829)
 Accretion of redeemable common
  stock...............................     --       (91)     (80)        (27)
                                       -------  -------  -------     -------
 Net income (loss) attributable to
  common stock........................ $   257  $(2,018) $  (780)    $(1,603)
                                       =======  =======  =======     =======
 Net income (loss) per share:
   Primary and fully diluted.......... $  0.19  $ (0.86) $ (0.53)    $ (0.40)
 Weighted average shares outstanding:
   Primary and fully diluted..........   1,380    2,355    1,485       4,005
Selected Data:
 Net revenue of Professional
  Corporations........................ $16,029  $25,125  $15,731     $38,720
                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
Selected Consolidated Balance Sheet
 Data:
 Cash and cash equivalents....................................       $   147
 Working capital..............................................         4,023
 Total assets.................................................        38,634
 Long-term debt and capital lease obligations, net of current
  portion.....................................................         8,612
 Redeemable convertible preferred stock.......................        12,072
 Redeemable common stock......................................         2,123
 Shareholders' equity.........................................       $ 9,458

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Condensed Pro Forma Consolidated Financial Data and the Audited Financial Statements and the notes thereto included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements. The Company's results may differ significantly from those projected in the forward-looking statements. Factors that might cause future actual results to differ materially from the Company's recent results or those projected in the forward-looking statements include, but are not limited to, those discussed in the "Risk Factors" and below.

OVERVIEW

  The Company manages dental practices in California, Hawaii, Idaho, Oregon and Washington and is one of the largest providers of dental group management services to multi-specialty dental groups in the United States. Following completion of the Pending Affiliations, the Company will provide management services to 59 dental offices with 205 dentists, including 49 specialists and 581 operatories.

  Gentle Dental is a Washington corporation incorporated on December 14, 1992. As of September 30, 1997, Gentle Dental provided management support services to 21 dental offices with 69 dentists. On November 4, 1997, Gentle Dental completed its merger with GMS, a California-based dental practice management company, which provides management services to 22 locations consisting of 102 dentists. On September 21, 1997, the Company entered into an agreement to acquire Dedicated Dental, a California-based company which owns and operates 11 staff model dental offices in the Bakersfield, California area. The Company has also entered into three asset purchase agreements to acquire the assets of four related dental practices in Southern California and one unrelated dental practice in Northern California.

  As a part of its strategy, the Company is pursuing an aggressive network expansion plan. Prior to the GMS Merger and subsequent to its formation in October 1996, GMS successfully affiliated with all of its Affiliated Dental Practices, completed through 11 separate transactions including 22 locations. The Company's integration process is intended to improve the operations of newly-affiliated dental practices and to position them for increased patient revenue and profit growth. The Company's objective is to affiliate with dental practices that have a significant market position or, when combined with existing Affiliated Dental Practices, would result in a significant market position.

GMS MERGER AND RESTRUCTURING

  As a result of the GMS Merger, which is expected to be accounted for as a pooling of interests, the Company expects to incur costs totaling approximately $1.8 million, most of which was expensed in the fourth quarter of 1997. Additionally, effective January 1, 1998 the Company entered into amended Management Agreements and related agreements with the Oregon and Washington Professional Corporations and their respective shareholders (collectively the "Amended Management Agreements") which restructured the Management Agreements between the Company and such Professional Corporations in order to conform to the structure of the management agreements used by GMS in affiliations with dental practices.

  The Company believes that the Amended Management Agreements more closely align the incentives of the Oregon and Washington Professional Corporations with the Company's objectives. The Amended Management Agreements, among other things (i) in exchange for certain cash payments, stock options and earn out consideration as described below, reduce dental practitioners' compensation which is calculated as a percentage of net patient service revenue;
(ii) provide for a management fee payable to the Company which includes reimbursement of expenses incurred by the Company in performance of its obligations, a fixed fee equal to 15% of net revenue and an additional fee which is calculated under a formula based on a percentage of the adjusted revenues of the Oregon and Washington Professional Corporations; and
(iii) transfer ownership interests in certain tangible and intangible assets of the Oregon and Washington Professional Corporations to the Company.

Under current accounting pronouncements and standards, the Company believes that the Amended Management Agreements provide the Company with a controlling financial interest in the Oregon and Washington Professional Corporations and require the Company to consolidate the financial results of these Professional Corporations on a prospective basis.

  As consideration for entering into the Amended Management Agreements, the Company has agreed to pay to the Oregon and one of the Washington Professional Corporations or certain of their respective designated dental practitioners, in the aggregate, the following: (i) approximately $1.8 million in cash offset by approximately $1.8 million of Company receivables previously due from such Oregon and Washington Professional Corporations; (ii) the right to receive an aggregate of either $575,000 cash in 18 equal monthly installments or options to acquire 230,000 shares of Common Stock at an exercise price of $8.375 per share, subject to five year vesting plus options to acquire an aggregate of 110,000 shares of Common Stock exercisable at $8.375 per share, subject to five year vesting; and (iii) future cash or options subject to five year vesting in amounts to be determined according to a formula based upon the operating revenues of such Oregon and Washington Professional Corporations for fiscal years ending December 31, 1998 and 1999. The Company has recorded intangible assets of approximately $2.0 million in the fourth quarter of 1997, which resulted from the Amended Management Agreements.

  Gentle Dental has not historically consolidated the financial results of its Affiliated Dental Practices, whereas GMS has historically consolidated the financial results of its Affiliated Dental Practices. The Oregon and Washington Professional Corporations incurred pre-tax losses of $576,000 and $816,000 for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The preceding Condensed Pro Forma Consolidated Financial Data reflects the effect of the Amended Management Agreements, including consolidating the operating results of the Oregon and Washington Professional Corporations. However, had the Amended Management Agreements been in effect, the pre-tax income for the Oregon and Washington Professional Corporations would have been $226,000 and $0 for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Accordingly, the Company's net income for such periods, on a pro forma basis adjusted for the effects of the Amended Management Agreements, is not materially different from the historic results for such periods. See note
(b) to the "Condensed Pro Forma Consolidated Financial Data" for a more detailed discussion of the impact of the Amended Management Agreements on the net income of the Company for such periods.

PRO FORMA RESULTS OF OPERATIONS

  The following discussion of pro forma results of operations is provided for comparison of the Company's Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, giving effect to the following, as if each had occurred on January 1, 1996:
(i) the GMS Merger, including the restructuring and merger charge related thereto; (ii) the conversion of all shares of preferred stock of GMS into Common Stock; (iii) completed affiliations and the Pending Affiliations, including the effect of all cash, Common Stock and debt issued or expected to be issued in connection therewith; (iv) the Initial Public Offering; (v) this Offering; and (vi) the effect of the Amended Management Agreements. The pro forma consolidated financial data is intended for informational purposes only and is not necessarily indicative of the Company's future financial position, future results of operations or what would have occurred had the events described in the pro forma consolidated financial data occurred at the beginning of the respective periods presented below.

  The following table of summary pro forma consolidated financial data is intended for informational purposes only. The following information should be read in conjunction with the Condensed Pro Forma Consolidated Financial Data, the financial statements and supplemental financial statements and notes thereto found elsewhere in this Prospectus.

                                                                  PRO FORMA
                                                                 NINE MONTHS
                                                                    ENDED
                                                   PRO FORMA    SEPTEMBER 30,
                                                     1996           1997
                                                 -------------  -------------
                                                    (IN THOUSANDS, EXCEPT
                                                        PERCENTAGES)
Net revenues.................................... $75,377 100.0% $62,769 100.0%
Practice operating expenses.....................  65,549  87.0   53,484  85.2
Corporate selling, general and administrative
 expenses.......................................   5,134   6.8    3,845   6.1
Depreciation and amortization...................   3,457   4.6    2,422   3.9
Operating income................................   1,237   1.6    3,018   4.8
Net income attributable to common stock.........     226   0.3  $ 1,672   2.7


  Practice Operating Expenses. Practice operating expenses decreased from 87.0% of net revenues for the year ended December 31, 1996 to 85.2% of net revenues for the nine months ended September 30, 1997. The decrease in practice operating expenses as a percent of revenues is due to a lower cost structure of dental practices to be affiliated with the Company pursuant to the Pending Affiliations.

  Corporate Selling, General and Administrative Expenses. Corporate selling, general and administrative expenses decreased from 6.8% of net revenues to 6.1% of net revenues. This decrease was the result of economies of scale realized through the centralization of dental practice management.

  Depreciation and Amortization. Depreciation and amortization decreased from 4.6% of net revenues to 3.9% of net revenues. This decrease was primarily attributable to the Affiliated Dental Practices that affiliated with the Company in 1996 and 1997 having lower depreciation as a percentage of net revenue.

  Net Income Attributable to Common Stock. Net income increased from 0.3% of net revenues for the year ended December 31, 1996 to 2.7% for the nine months ended September 30, 1997. This increase in net income is attributable to economies of scale realized through the centralization of dental practice management and a decrease in interest expense associated with the net repayment of outstanding debt.

SUPPLEMENTAL CONSOLIDATED RESULTS OF OPERATIONS

  The following discussion of supplemented consolidated results of operations is provided for comparison of the Company's Supplemental Consolidated Statement of Operations for certain historical periods. The Company reports dental group net patient revenue and associated clinical salaries and benefits in those instances where the Company meets certain specific EITF consolidation requirements. In those instances where the specific requirements are not met, the Company reports net management fees revenue, and does not record any associated clinical salaries and benefits expense. To provide a more meaningful comparison, the following discussion compares expenses to the total of dental group net patient service revenue of consolidated and unconsolidated dental practices.

NINE MONTHS ENDED SEPTEMBER 30, 1997 SUPPLEMENTAL STATEMENT OF OPERATIONS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996 STATEMENT OF OPERATIONS

  Dental Group Net Patient Service Revenue and Net Management Fees (Support Service Revenue). Dental group net patient revenue increased from zero for the nine months ended September 30, 1996 to $19.3 million for the nine months ended September 30, 1997. This growth is directly attributable to five affiliations completed during the three months ended December 31, 1996 and four affiliations completed during the nine months ended September 30, 1997, representing a total of twenty clinical locations. These affiliations have Management Agreements that meet the requirements for consolidation of the related Affiliated Dental Practices' with the Company's revenues and expenses.

  Net management fee revenue represents management services to certain unconsolidated Affiliated Dental Practices, covering twenty-one clinical locations as of September 30, 1997. Support service revenue increased 30.5% from $7.9 million for the nine months ended September 30, 1996 to $10.3 million for the nine months ended September 30, 1997. This growth was primarily a result of three affiliations completed in 1997. Also, approximately 15.0% of the increase in support services revenue is attributable to increases in the percentages of patient revenue payable under the Management Agreements with the Washington and Oregon Professional Corporations from 50.0% to 51.0% and 50.0% to 53.0%, respectively.

  Clinical Salaries and Benefits. Clinical salaries and benefits costs include all patient service provider staff compensation and related payroll costs at the dental facilities, including dentists and hygienists with the consolidated Affiliated Dental Practices. Clinical salaries and benefits increased from zero for the nine months ended September 30, 1996 to $6.6 million for the nine months ended September 30, 1997, representing 34.0% of dental group net patient revenue. The increase is due to the inclusion of salaries and benefits attributable to the seven affiliations completed during 1997 that were accounted for on a consolidated basis.

  Practice Nonclinical Salaries and Benefits. Practice nonclinical salaries and benefits costs include all staff compensation and related payroll costs at the dental facilities other than dentists and hygienists. Total nonclinical salary costs increased 242% from $2.4 million for the nine months ended September 30, 1996 to $8.1 million for the nine months ended September 30, 1997. This increase was primarily attributable to the addition of Affiliated Dental Practices in affiliations completed during the three months ended December 31, 1996 and the nine months ended September 30, 1997. If all Company revenue had been reported at the dental group net patient revenue level, practice nonclinical salaries and benefits as a percentage of total revenue for the nine months ended September 30, 1996 and 1997 would have been 15.1% and 21.0%, respectively. The increase is attributable to the consolidated Affiliated Dental Practices that affiliated with the Company in late 1996 and 1997. For consolidated Affiliated Dental Practices, practice nonclinical salaries and benefits includes dental assistant personnel. For non-consolidated Affiliated Dental Practices, dental assistant costs are excluded from this cost category, as those costs are the responsibility of the Professional Corporations.

  Dental Supplies and Lab Costs. Total dental supplies and lab costs increased 168% from $1.6 million for the nine months ended September 30, 1996 to $4.4 million for the nine months ended September 30, 1997. If all Company revenue had been recorded at the dental group net patient service revenue, dental supplies and lab costs as a percentage of total revenue for the nine months ended September 30, 1996 and 1997 would have been 10.5% and 11.4%, respectively. The increase of 0.9% is attributed to the new practices added in late 1996 and 1997 which had a higher dental supply usage and lab costs than the Company's base operations.

  Practice Occupancy. Practice occupancy expenses increased 151% from $976,000 for the nine months ended September 30, 1996 to $2.5 million for the nine months ended September 30, 1997. This increase in occupancy expenses is primarily attributable to the addition of Affiliated Dental Practices in affiliations completed during the three months ended December 31, 1996 and the nine months ended September 30, 1997. If all Company revenue had been recorded at the dental group net patient service revenue level, practice occupancy cost as a percentage of total revenue for the nine months ended September 30, 1996 and 1997 would have been 6.2% and 6.3%, respectively. The slight increase in comparable costs was due to higher rent at these Affiliated Dental Practices as a percentage of revenue.

  Practice Selling, General and Administrative Expenses. These costs include general office, advertising, professional services (excluding dentistry), travel and entertainment, local taxes, insurance, and other miscellaneous costs at the clinical office level. Practice selling, general and administrative expenses increased

224% from $986,000 for the nine months ended September 30, 1996 to $3.2 million for the nine months ended September 30, 1997. If all Company revenue had been recorded at the dental group net patient service revenue level, practice selling, general and administrative expenses as a percentage of total revenue for the nine months ended September 30, 1996 and 1997 would have been 6.3% and 8.3%, respectively. The Affiliated Dental Practices that affiliated with the Company in late 1996 and 1997 contributed to the increase in this percentage.

  Corporate Selling, General and Administrative Expenses. Total corporate selling, general and administrative expenses increased 146% from $1.6 million for the nine months ended September 30, 1996 to $3.8 million for the nine months ended September 30, 1997. If all Company revenue had been recorded at the dental group net patient service revenue level, corporate selling, general and administrative expenses as a percentage of total revenue for the nine months ended September 30, 1996 and 1997 would have been 9.9% and 9.9%, respectively.

  Depreciation and Amortization. Total depreciation and amortization expense for the nine months ended September 30, 1996 and 1997 were $700,000 and $1.3 million, respectively. The increase was primarily due to the Affiliated Dental Practices that affiliated with the Company in late 1996 and 1997.

  Interest Expense. Total interest expense decreased 36.7% from $572,000 for the nine months ended September 30, 1996 to $362,000 for the nine months ended September 30, 1997. This decrease in interest expense resulted from the repayment by the Company of $4.4 million under its various bank loan arrangements with the proceeds from the Initial Public Offering partly offset by additional debt incurred to complete additional affiliations in 1997.

  Provision (Benefit) for Income Taxes. For the nine months ended September 30, 1996, the Company recognized a tax benefit resulting from its taxable loss for the period. For the nine months ended September 30, 1997, prior to the pooling of interests, Gentle Dental reported tax expense of $219,000 on $448,000 of pretax income. The effective tax rate of 48.9% was higher than the statutory rate due to Gentle Dental utilizing a tax-free merger structure for certain dental practice affiliations. As a result, the amortization of certain intangible assets reduced earnings but was not deductible for tax purposes. This reported tax expense was offset by a tax benefit of $139,000 reported by GMS for the same period. Accordingly, on a consolidated basis, the Company incurred a tax expense of $80,000 on a net loss before taxes of $667,000 for the nine months ended September 30, 1997.

YEAR ENDED DECEMBER 31, 1996 STATEMENT OF OPERATIONS COMPARED TO YEAR ENDED DECEMBER 31, 1995 STATEMENT OF OPERATIONS

  Dental Group Net Patient Service Revenue and Net Management Fees (Support Services Revenue). Dental group net patient revenue increased from zero for the year ended December 31, 1995 to $3.7 million for the year ended December 31, 1996. This growth was directly attributed to five affiliations completed during the three months ended December 31, 1996, representing eleven clinical locations. These affiliations have Management Agreements that meet the requirements for consolidation of the revenues and expenses of the Affiliated Dental Practices and the Company.

  Support services revenue represents management services to certain unconsolidated Affiliated Dental Practices. Support services revenues increased 9.5% from $9.8 million for the year ended December 31, 1995 to $10.7 million for the year ended December 31, 1996. This increase is attributable to a 33.7% increase in total patient level revenue recognized at the Professional Corporations, which was partially offset by the reduction in the percentage of revenue payable to the Company under the support services agreements from 61% of patient revenue in 1995 to 50% of patient revenue in 1996.

  Total patient level revenue increased from $16 million for the year ended December 31, 1995 to $25.1 million for the year ended December 31, 1996. The increase is primarily due to the Affiliated Dental Practices that affiliated with the Company in 1996.

  Clinical Salaries and Benefits. Clinical salaries and benefits costs include all patient service provider staff compensation and related payroll costs at the dental facilities, including dentists, and hygienists associated with the consolidated Affiliated Dental Practices. Clinical salaries and benefits increased from zero for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996, representing 40.3% of dental group net patient revenue. The increase is due to the addition of five Affiliated Dental Practices that are accounted for on a consolidated basis.

  Practice Nonclinical Salaries and Benefits. Practice nonclinical salaries and benefits costs include all staff compensation and related payroll costs at the dental office other than dentists and hygienists. Total nonclinical salary costs increased 76.9% from $2.4 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996. If all Company revenue had been reported at the dental group net patient revenue level, practice nonclinical salaries and benefits as a percentage of total revenue for the year ended December 31, 1995 and 1996 would have been 15.1% and 17.1%, respectively. The increase is attributable to the consolidated Affiliated Dental Practices that affiliated with the Company in 1996. For consolidated Affiliated Dental Practices, practice nonclinical salaries and benefits includes dental assistant personnel. For non-consolidated Affiliated Dental Practices, dental assistant costs are excluded from this cost category, as those costs are the responsibility of the Affiliated Dental Practices.

  Dental Supplies and Lab Costs. Total dental supplies and lab costs increased 73.3% from $1.6 million for the year ended December 31, 1995 to $2.8 million for the year ended December 31, 1996. This increase is primarily attributable to the addition of Affiliated Dental Practices in affiliations completed during 1996. If all Company revenue had been recorded at the dental group net patient service revenue level, dental supplies and lab costs as a percentage of total revenue for the years ended December 31, 1995 and 1996 would have been 10.2% and 11.3%, respectively. The increase was due to a higher cost ratio of the Affiliated Dental Practices that affiliated with the Company in 1996 relative to the historic cost ratio of the Company.

  Practice Occupancy. Practice occupancy expenses increased 71.2% from $911,000 for the year ended December 31, 1995 to $1.6 million for the year ended December 31, 1996. This increase in occupancy expenses is also attributable to the addition of new Affiliated Dental Practices from affiliations completed during 1996. If all Company revenue had been recorded at the dental group net patient service revenue level, practice occupancy cost as a percentage total revenue for the years ended December 31, 1995 and 1996 would have been 5.7% and 6.2%, respectively.

  Practice Selling, General and Administrative Expenses. These costs include general office, advertising, professional services (excluding dentistry), travel and entertainment, local taxes, insurance, and other miscellaneous costs at the clinical branch level. Practice selling, general and administrative expenses increased 37.7% from $1.3 million for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996. If all Company revenue had been recorded at the dental group net patient service revenue level, practice selling, general and administrative cost as a percentage of total revenue for the years ended December 31, 1995 and 1996 would have been 8.2% and 6.2%, respectively.

  Corporate Selling, General and Administrative Expenses. Total corporate selling, general and administrative expenses increased 39.2% from $2.2 million for the year ended December 31, 1995 to $3.0 million for the year ended December 31, 1996. If all Company revenue had been recorded at the dental group net patient service revenue level, practice selling, general and administrative cost as a percentage of total revenue for the years ended December 31, 1995 and 1996 would have been 13.4% and 11.9%, respectively. The decline as a percentage of revenue was attributable to economies of scale resulting from the addition of Affiliated Dental Practices.

  Depreciation and Amortization. Total depreciation and amortization expense for the years ended December 31, 1995 and 1996 were $482,000 and $990,000, respectively. The increase was primarily due to the Affiliated Dental Practices that affiliated with the Company in 1996.

  Interest Expense. The increase in interest expense from $290,000 for the year ended December 31, 1995 to $749,000 for the year ended December 31, 1996 partially reflects the increase in additional short-term and long-term borrowings as a result of several purchases of dental practice assets. Additionally, in consideration for guaranteeing the Company's line of credit, the Company issued to certain of its officers, directors, and shareholders warrants to purchase 115,000 shares of the Common Stock. The estimated fair value of the warrants was $232,000 and was fully amortized as interest expense during 1996.

  Provision (Benefit) for Income Taxes. For the year ended December 31, 1995, the Company's effective tax rate was 47.7%. For the year ended December 31, 1996, prior to the pooling of interests, Gentle Dental reported a tax benefit of $345,000 on a pretax loss of $1.3 million. This reported tax benefit was increased by a tax benefit of $310,000 reported by GMS for the same period. Accordingly on a pooled basis, the Company reported a tax benefit of $655,000 on a net loss before taxes of $2.3 million for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  On November 4, 1997, Gentle Dental merged with GMS in a transaction intended to be accounted for as a pooling of interests. Gentle Dental issued 4,512,377 shares of Common Stock in exchange for substantially all outstanding capital stock of GMS. Of the Common Stock issued, 297,074 shares are subject to repurchase by the Company at an average price of $0.32 per share if the Company does not achieve specified performance targets for 1997. The Company does not expect to meet the 1997 targets and anticipates that the shares will be repurchased during 1998. After giving effect to the Pending Affiliations described below, the Company expects that the GMS shareholders will hold approximately 47.5% of the outstanding shares of the Company.

  In November 1997, the Company entered into an agreement to acquire Dedicated Dental and to affiliate with certain related dental practices. Consideration for the Dedicated Dental Affiliation consists of $9.8 million in cash and 1,519,103 shares of Common Stock valued at approximately $13.0 million. The closing of the Dedicated Dental Affiliation is subject to satisfaction of certain conditions, including receipt of the approval of the DOC. There can be no assurance that these conditions will be satisfied or that the Dedicated Dental Affiliation will be completed. Additionally, the Company has announced a pending affiliation of a dental practice in Sacramento, California. The aggregate consideration for such affiliation is $810,000, consisting of $320,000 in cash and 43,077 shares of Common Stock. These affiliations will be accounted for as purchases.

  On October 31, 1997, GMS purchased the assets of two additional dental practices for $2.9 million in cash, a $160,000 promissory note, 180 shares of its preferred stock, warrants to purchase 125,000 shares of its common stock, of which 50,000 are subject to earnout provisions, and the assumption of $245,000 of debt. Immediately prior to the consummation of the GMS Merger, shares of preferred stock were converted into shares of GMS common stock and upon consummation of the GMS Merger the warrants were converted into warrants to purchase 55,636 shares of Common Stock. The aggregate purchase price for such acquisitions was approximately $3.6 million and will be allocated to the fair value of assets acquired, including the management agreements.

  The Company's Credit Facility provides for a maximum credit line of $25 million, which may be increased at the option of the Company to $30 million following completion of an equity offering by the Company in which the Company receives at least $20 million in net cash proceeds.The Company intends to use the Credit Facility for working capital requirements, to purchase non-professional dental practice assets of additional dental practices that the Company may seek to affiliate with, and to purchase operating assets for existing Affiliated Dental Practices. The Credit Facility provides that aggregate amounts borrowed under the Credit Facility for working capital purposes and letter of credit obligations may not exceed $4 million, and that remaining amounts available under the Credit Facility may be used by the Company for permitted acquisitions and capital expenditures. The ability of the Company to incur indebtedness under the Credit Facility is subject to delivery of customary opinions, certificates and closing documents by the Company. The revolving feature of the Credit Facility expires on September 30, 1999, at which time it will convert into a three year term loan to be repaid in 12 equal quarterly installments. Principal amounts owed under the Credit Facility bear interest, at the Company's option and dependent upon the Company's leverage ratio, of (i) up to 1.0% over prime or (ii) up to 3.25% above LIBOR. The Credit Facility requires the Company to pay an unused commitment fee in the amount of 0.50% per annum or 0.375% per annum, depending on the Company's leverage ratio, on the average daily amount by which the bank commitment under the Credit Facility exceeds the aggregate amount of all loans then outstanding. The Credit Facility contains several covenants including (i) restrictions on the ability of the Company to incur indebtedness and repurchase, or make dividends with respect to, its capital stock; and (ii) requirements relating to maintenance of a specified net worth and specified ratios of current assets to current liabilities, debt to cash flow and EBITDAR to fixed charges. In addition, the Credit Facility requires the Company to notify the lenders prior to making any acquisition and to obtain the consent of the lenders prior to making (i) certain acquisitions with purchase prices exceeding $3 million, (ii) all acquisitions with purchase prices exceeding $5 million and (iii) capital expenditures exceeding $5 million in any fiscal year. The Credit Facility also requires the Company to convert to a holding company that owns no assets other than the stock of its operating subsidiaries on or before May 31, 1998. If the Company does not attain holding company status on or before May 31, 1998, the interest rate applicable to amounts borrowed under the Credit Facility would be increased by 0.5% and if holding company status is not attained on or before July 31, 1998 an event of default would exist under the terms of the Credit Facility. The Company's obligations under the Credit Facility are guaranteed by each of the subsidiaries of the Company. The obligations of the Company under the Credit Facility and the subsidiaries under the guarantees are secured by a security interest in the equipment, fixtures, inventory, receivables, subsidiary stock, certain debt instruments, accounts and general intangibles of each of such entities.

  Assuming the GMS Merger had occurred at September 30, 1997, the outstanding balance under the Credit Facility would have been $4.3 million. Assuming that the GMS Merger, the Dedicated Dental Affiliation, the other Pending Affiliation and two affiliations completed after September 30, 1997 had been completed at September 30, 1997, the pro forma outstanding balance under the Credit Facility would have been $18.7 million. Upon the completion of this Offering, the Company intends to apply $18.7 million of the net proceeds to the repayment of outstanding indebtedness of the Company under the Credit Facility.

  On June 21, 1996, ServiceMaster purchased 100,000 shares of the Common Stock and a warrant to purchase an additional 100,000 shares at $7.50 per share for total consideration of $1 million. ServiceMaster has the right to require the Company to repurchase any or all of the 100,000 shares initially purchased and any or all shares acquired upon exercise of the warrant if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22 with net proceeds to Company of at least
$10 million. The purchase price under the put right is equal to 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the put.

  The holders of the Dentist Put Rights issued by the Company in connection with affiliations with dental practices have the right to require the Company to repurchase an aggregate of 83,686 shares of Common Stock for an aggregate of $1,216,000. Such rights are exercisable by the holders thereof at various dates between 1998 and 2003. The rights as to all but 20,000 of the shares of Common Stock will terminate if the Company completes a public offering of Common Stock with a price that is greater than $20 per share. See "Risk Factors--Common Stock Put Rights" and note (9) to the Gentle Dental Supplemental Consolidated Financial Statements.

  The Company funded capital expenditures of $1.2 million, $873,000 and $1.3 million for the years ended December 31, 1995, December 31, 1996 and the nine months ended September 30, 1997, respectively. Such expenditures were primarily related to the purchase of furniture and equipment, certain information systems and tenant improvements. Cash paid for acquisitions was $1.1 million, $7.3 million and $7.7 million for the years ended December 31, 1995, December 31, 1996 and the nine months ended September 30, 1997, respectively. Such expenditures consisted primarily of cash paid in connection with affiliation transactions, when completed, as well as cash paid pursuant to related earn outs. In connection with certain completed affiliation transactions the Company has agreed to pay to the sellers certain future consideration in the form of cash and stock. The amount of future consideration payable by the Company under earn outs is generally computed based upon financial performance of the Affiliated Dental Practices during certain specified periods.

  The Company has in the past, and may in the future, issue promissory notes to sellers of dental practice assets in connection with the affiliation transactions with dental practices. At September 30, 1997, the Company had approximately $3,710,000 in aggregate principal amount of such promissory notes outstanding. Such notes generally require the Company to make quarterly or monthly installments of principal. Certain of such notes require the Company to make periodic balloon payments of principal amounts thereof. One such note requires the Company to make a $500,000 lump sum payment in July 1999, a $2,083,179 lump sum payment in July 2002, and, in the event that specified performance targets are attained by certain dental practices, a payment of up to $2,800,000 in October 2002 (or such earlier date on which the performance targets are achieved).

  The Company plans to fund working capital requirements, acquisition of the non-professional assets of additional dental practices the Company may seek to affiliate with, and purchase of additional operating assets for the existing practices with a combination of borrowings under the Credit Facility, issuance of Common Stock and notes to purchase nonprofessional assets of Affiliated Dental Practices, cash flow from operations and proceeds, if any, from future offerings of Common Stock. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.

                                   BUSINESS

OVERVIEW

  The Company is one of the largest providers of dental practice management services to multi-specialty dental practices in the United States. Following the Pending Affiliations, the Company will provide management services to dental practices at 59 dental offices with 205 dentists, including 49 specialists, and 581 operatories in selected markets in California, Washington, Oregon, Idaho and Hawaii. The dentists employed through the Company's network of Affiliated Dental Practices provide comprehensive general dentistry services and offer specialty dental services, which include orthodontics, periodontics, endodontics, pedodontics, prosthodontics, oral surgery and oral pathology. The Company's practice management services facilitate the delivery of convenient, high quality, comprehensive and affordable dental care to patients in a comfortable environment. The Company seeks to build geographically dense dental practice networks in selected markets through a combination of affiliating with existing dental practices and selectively developing de novo offices.

  The Company is pursuing an aggressive expansion strategy. The Company's operating strategy is to provide value to Affiliated Dental Practices through the introduction of a variety of practice enhancements. The Company assists the Affiliated Dental Practices by providing general administrative services and implementing established Company procedures designed to optimize staffing ratios and patient scheduling. The Company also assists the Affiliated Dental Practices by increasing utilization of specialists through effective cross-referral programs among the Affiliated Dental Practices which capture specialty dental service revenues previously referred to outside practices, developing and implementing targeted advertising and marketing programs, and attracting additional dentists and dental practices. To the extent applicable, the Company provides significant managed care expertise to the Affiliated Dental Practices. The Company believes the implementation of these enhancements has resulted in significant revenue growth at the Affiliated Dental Practices.

  The Company has recently established a clinical services council (the "Clinical Services Council") comprised of leading dental practitioners within the Company's network of Affiliated Dental Practice. The Clinical Services Council will work with Affiliated Dental Practices to establish and implement procedures and protocols for the purpose of maintaining high quality dental care. The Company provides educational services and a training program covering non-clinical aspects of the dental practices. The Company also provides a management information system that combines commercially available software with customized, proprietary software of the Company. The Company believes that its enhanced system provides a competitive advantage by allowing the Company to effectively manage a large geographically diverse network of dental practices from a centralized base. As of December 31, 1997, the Company's basic management information system was in place at approximately 91% of the locations within the Affiliated Dental Practices network. The Company intends to install its basic management information system at Dedicated Dental and at each dental practice with which it affiliates.

  The Company has recently completed a major merger and is in the process of completing a major affiliation. On November 4, 1997, Gentle Dental merged with GMS, a California-based dental practice management company, which provided management services to dental practices at 22 locations consisting of 102 dentists, including 30 specialists. Upon completion of the GMS Merger, the former shareholders of GMS received approximately 59% of the then outstanding shares of the Company. On September 21, 1997, the Company executed definitive agreements for the pending Dedicated Dental Affiliation, which will add management services affiliations with respect to California based dental practices at 15 locations consisting of 33 dentists, including three specialists. See "Recent and Pending Affiliations."

DENTAL SERVICES INDUSTRY

  HCFA estimates that the annual aggregate domestic market for dental services was approximately $45.8 billion for 1995, representing 4.6% of total health care expenditures in the United States. Dental services expenditures grew at a compound annual growth rate of approximately 8.6% from 1980 to 1995. According to HCFA, the size of the dental services industry is projected to reach $79.1 billion by 2005. The Company believes that the anticipated growth in the dental industry will be driven by several factors including: (i) an increase in the availability and types of dental insurance; (ii) an increasing demand for dental services from an aging population; (iii) the evolution of technology which makes dental care less traumatic and, therefore, more attractive to patients; (iv) an increased focus on preventive and cosmetic dentistry; and (v) the growth of managed care organizations that offer dental coverage to their members.

  The market for dental services in the United States consists of both general and specialty dentistry services. General dentistry services include preventive and diagnostic procedures such as cleanings, examinations and x-rays and restorative treatments such as fillings of cavities, gum therapy and crowns. Specialty dentistry services include orthodontics, periodontics, endodontics, pedodontics, prosthodontics, oral surgery, and oral pathology.

  Dental care services in the United States are generally delivered through a fragmented system of local providers, primarily individual or small group practices. According to the American Dental Association 1995 Survey of Dental Practice there were approximately 150,000 actively practicing dental professionals in the United States, approximately 70% of whom practiced alone. The Company estimates that approximately 2% of general and specialty practitioners are affiliated with practice management companies.

  According to industry sources, approximately 30% of the estimated 117 million people covered by dental benefits in 1995 were enrolled in managed dental care programs, including preferred provider organizations ("PPO") and dental HMOs. Enrollment in dental HMOs, according to the National Association of Dental Plans, is estimated to have grown from 7.8 million in 1990 to 23.8 million in 1995.

  The Company believes that the trend toward consolidation in the dental services industry will continue as dentists seek to affiliate with group practice managers such as the Company due to (i) the desire of dentists to focus on clinical aspects rather than on administrative and regulatory aspects of their practices; (ii) the increasing patient demands for more flexible evening and weekend hours; (iii) the increasing demand for competitively-priced, high quality dental care at multiple locations; (iv) the increasing desire of recent dental school graduates to pursue alternatives to the traditional solo practice of dentistry and (v) the need for certifiable standards of care for patients.

OPERATING STRATEGY

  The Company's strategic objective is to maintain and expand its leadership position in the dental practice management industry. To achieve this objective, the Company seeks to enter selected geographic markets and develop locally prominent, multi-specialty dental delivery networks that provide gentle, high quality, cost-effective dental care. The key elements of the Company's strategy are as follows:

  PROVIDE CONVENIENT, COMPREHENSIVE DENTAL CARE. The Affiliated Dental Practices within the Company's network provide patients with customer-friendly, comprehensive and cost-effective dental care which is made available at convenient times and locations. Because the Company's Affiliated Dental Practices generally include both general practitioners and on-staff specialists who can provide dental services such as orthodontics, periodontics, endodontics, pedodontics, prosthodontics, oral pathology and oral surgery, patients can rely on the Company's network of Affiliated Dental Practices that are generally structured to serve comprehensive dental care needs. By offering extended office hours and conveniently located offices, patients are offered a dental care environment that makes it easier to schedule and keep appointments. The Company also provides flexible payment options in an effort to reduce patient financial burdens.

  FOCUS ON QUALITY OF PATIENT CARE. The Company has and continues to refine procedures, training and systems designed to ensure optimum patient care. The Company seeks to improve clinical outcomes through its Clinical Services Council which works directly with the affiliated network dentists to: (i) institute quality assurance and utilization review programs, (ii) develop and implement continuing education and training programs for dental professionals, (iii) design and implement treatment protocols, developed in cooperation with dental practitioners, (iv) evaluate new techniques and technologies, (v) monitor treatment outcomes, and
(vi) reduce patient fear of dental procedures. Additionally, the Company seeks to affiliate with dentists and specialists who are committed to delivering high quality dental care.

  ESTABLISH A COMPREHENSIVE DENTAL CARE NETWORK. The Company's strategy is to increase the number of Affiliated Dental Practices by entering into management contracts with and acquiring the non-professional assets of dental groups and practices in selected markets. The Company's objective is to affiliate with dental groups and practices that have a significant market position or, when combined with existing Affiliated Dental Practices, would result in a significant market position. The Company also intends to selectively establish de novo dental offices in the markets in which the Company operates, in order to augment its market presence. The Company believes that the establishment of significant positions in the markets it serves will result in economies of scale. Following each new affiliation with a dental practice, the Company works closely with the professionals and staff in order to achieve network integration and provide patients with convenient dental treatment.

  ACHIEVE OPERATIONAL EFFICIENCIES AND ENHANCE REVENUE. The Company believes it achieves operating efficiencies through the establishment of (i) centralized management and administrative functions, such as marketing, payroll, accounts payable, general accounting and human resources services for the Affiliated Dental Practices; and (ii) on-site functions such as patient scheduling and billing and collections at each dental office or on a regional basis. The Company also enhances dental practice revenues by providing services and establishing procedures designed to optimize staff ratios and patient scheduling, capture specialty revenue, develop and implement targeted advertising and marketing programs, attract new dentists to join the affiliated practices, and utilize its management information system to more effectively support the Company's network of Affiliated Dental Practices. The Company believes that its network configuration provides leverage in negotiating with third-party payors and dental supply vendors to receive structured payments and contract terms that are more favorable than those typically available to individual and small group practitioners. The addition of specialists such as orthodontists and oral surgeons who serve multiple offices within the Company's affiliated network generally allows the Company to capture incremental revenue from the higher fees commanded by specialty services.

  INTEGRATE AND LEVERAGE MANAGEMENT INFORMATION SYSTEMS. The Company's management information system utilizes commercially available software, which has been enhanced by proprietary software of the Company. This management information system allows the Company to more effectively enhance the Affiliated Dental Practices. The system is designed to assist each Affiliated Dental Practice in optimizing staffing ratios, patient scheduling, identifying and reducing unfinished patient treatment programs, maximizing billing and collection efforts, and actively monitoring the performance of managed care and other third party contracts. The Company believes that its management information system provides a distinct competitive advantage by allowing the Company to effectively service a diverse network of dental practices from a centralized base. As of December 31, 1997, the Company's basic management information system was in place at approximately 91% of the locations within the Affiliated Dental Practices network.

  EXPAND PATIENT VOLUME THROUGH PROACTIVE MARKETING. The Company seeks to assist the Affiliated Dental Practices to increase patient volume by focusing on patient satisfaction and targeting existing and new patients through radio, direct mail, print advertising and other retail marketing programs. The Company tailors its advertising to local markets, based upon demographic characteristics of each market and the brand name recognition of the Affiliated Dental Practices in the respective markets. The Affiliated Dental Practices support this marketing program by offering convenient hours and locations for the dental practices, providing comprehensive dental care services such as same-day emergency care, introducing or expanding specialty services at the dental practices, and utilizing the Company's management information system to identify and reduce incomplete patient treatments. The Company's objective is to leverage its existing advertising programs to generate revenue as it expands within its selected markets.

  CAPITALIZE ON MANAGED CARE EXPERTISE. The Company assists the Affiliated Dental Practices by supplementing their fee-for-service business with selected managed care contracts. The Company believes that selected managed care contracts offer an attractive and profitable source of incremental revenue for the Affiliated Dental Practices and the Company. The Company believes that the financial and clinical data generated by the Company's management information system enables the Company to negotiate managed care contracts under terms favorable to the Company and its dental practice network. Additionally, the Company utilizes its management information system to actively monitor utilization of patient groups covered by the managed care plans. The Company believes that its expertise in managed care represents a competitive advantage, given the increasing market share of managed care payors in the dental care sector.

DENTAL PRACTICE NETWORK

  Following completion of the Pending Affiliations, the Company will provide comprehensive management services to a dental practice network which employs 205 dentists, including 49 specialists, practicing out of 59 dental offices and 581 operatories located in the geographic markets set forth below.

      LOCATION                                  DENTISTS(1) OFFICES OPERATORIES
      --------                                  ----------- ------- -----------
Northern California............................      74        15       175
Southern California(2).........................      40        16       137
Portland, Oregon Area..........................      50        13       109
Seattle, Washington Area.......................      13         7        64
Hawaii.........................................      14         6        55
Idaho..........................................      14         2        41
                                                    ---       ---       ---
    Total......................................     205        59       581
                                                    ===       ===       ===

--------
(1) Includes 46 specialists at current dental practices and three additional specialists after giving effect to the Pending Affiliations. See "Recent and Pending Affiliations."
(2) Includes the 15 dental offices that will be affiliated upon completion of the Dedicated Dental Affiliation.

EXPANSION STRATEGY

  As a part of its strategy, the Company is pursuing an aggressive network expansion plan. The Company believes that it has significant opportunities to affiliate with additional dental practices resulting from (i) favorable industry characteristics, (ii) the professional and business relationships of the Company's senior management, and (iii) the Company's strong name recognition.

  The U.S. general and specialty dentistry industries are highly fragmented. The American Dental Association estimates that at December 1995, there were approximately 150,000 dentists in 113,000 general dental practices, with single dentist practices accounting for approximately 70% of all practices. The Company estimates that approximately 2% of all dentists are currently affiliated with practice management companies. Since January 1997, the number of dentists contracting or otherwise associated with practice management organizations has grown significantly. The Company believes that the use of dental practice management companies will continue to grow rapidly, resulting in significant consolidation opportunities for the Company and other practice management organizations. In order to capitalize on these consolidation opportunities, the Company utilizes the extensive dental industry experience of its senior management and its significant relationships with numerous practitioners and other industry leaders throughout the United States. The Company believes that these extensive relationships provide a competitive advantage to the Company as it seeks additional affiliation opportunities to further the growth of the Company's network of Affiliated Dental Practices.

  The Company intends to continue to offer numerous significant benefits and value-added services to attract dentists and specialty practitioners to its affiliated provider network. Specific value-added services provided by the Company include billing, reimbursement and collections services, payroll and staffing, patient scheduling, advertising and marketing, product supply management and equipment maintenance, dentists recruitment and capital resources. Additional benefits to practitioners include clinical leadership and excellence, quality of care standards and continuing education, and financial benefits including equity compensation, earn-outs and performance bonuses. The Company believes that it will continue to be successful in attracting dentists for the Affiliated Dental Practices by providing these services and benefits. Furthermore, the Company believes that its name recognition is and will continue to be attractive to practitioners from an affiliation standpoint. As a result, the Company believes it will have greater consolidation opportunities.

  The Company uses a range of evaluation criteria in selecting affiliation candidates, including (i) number of practitioners and compensation; (ii) patient base; (iii) quality of care; (iv) operating statistics, including number of operatories, patient visits and revenue per chair; (v) historical operating results and financial condition; (vi) general versus specialty revenue mix; (vii) payor mix; (viii) location; (ix) market demographics and competition; (x) advertising expenditures; (xi) reputation within the local community; (xii) non-professional staffing requirements; and (xiii) condition of facilities and equipment including information systems. The Company intends to target individual and group practitioners, as well as local and regional consolidators. As consideration for future affiliations, the Company may use a combination of cash, stock, seller financing and earn-outs.

  Upon a new affiliation with a dental practice, the Company's integration process may include (i) centralization of certain management and administrative functions, (ii) access to the expertise of regional management personnel, (iii) integration of management information systems, (iv) initiation of quality assurance and peer review programs, (v) development of advertising and marketing programs, (vi) managing payroll and staffing, (vii) reviewing quality of care and staff utilization, and (viii) modification of scheduling procedures. Such integration is intended to improve the operations of the dental practices and to position them for increased patient revenue and profit growth. The Company will also continue its strategy of establishing de novo dental offices in selected markets to augment existing market presence.

SERVICES AND OPERATIONS

  The Company provides comprehensive management services with respect to all of the operations of its network of Affiliated Dental Practices, other than the provision of dental treatment. The Company employs all non-clinical personnel at the dental practices.

  ADMINISTRATIVE. The Company provides administrative services to the Affiliated Dental Practices, including staffing, education and training, billing and collections, patient scheduling, patient treatment follow-up, financial reporting and analysis, productivity reporting and analysis, cash management, group purchasing, inventory management, payroll processing, employee benefits administration, advertising production and other marketing support. The Company also assists in professional recruiting and provides support for dental practice affiliations, new site development and other capital requirements. The Company believes the dentists at the Affiliated Dental Practices benefit from the support provided by the Company and that these services substantially reduce the amount of time they are otherwise required to devote to administrative matters, thereby enabling network dentists to dedicate more time to the growth of their professional practices. Through economies of scale, the Company is able to provide these services at a lower cost than could be obtained by any of the Affiliated Dental Practices individually. In addition, because of its size and purchasing power, the Company has been able to negotiate discounts on, among other things, dental and office supplies, health and malpractice insurance and equipment.

  STAFFING AND SCHEDULING. The Company provides management services that are designed to optimize staffing ratios and patient scheduling at the dental practices within the Company's network. The Company provides analysis and advice with respect to the optimal number of general dentists, specialist dentists, dental assistants and hygienists at each dental practice in an effort to provide high levels of quality care and patient confidence while practicing at a heightened level of efficiency. In addition, the Company assists dental practices with their scheduling in order to maximize efficiency and minimize delays in treatment. The Company also assists each Affiliated Dental Practice, to the extent necessary, with respect to expanding office hours, optimizing the flow of patients through the offices and assisting dentists in the more efficient use of dental assistants and hygienists.

  ADVERTISING AND MARKETING. The Company assists the Affiliated Dental Practices in developing and implementing targeted advertising and marketing programs. The Company's marketing programs, which include patient educational and patient recall prevention programs at selected dental practices, are focused on the retention and reactivation of existing patients. In addition, the Company also uses external marketing programs such as direct mail and yellow page advertising that are designed to identify the convenience of individual locations, payment plans and service hours, and the high standards of care at the practices in an attempt to attract new patients.

  DENTIST AFFILIATION. In order to continue the Company's growth, the Company seeks to enter into Management Agreements with dental practices that employ dentists who become affiliated with the Company. The Company believes that its affiliation structure allows many dentists to reduce the financial constraints associated with having a significant portion of their net worth invested in their practices. Further, the Company believes that the practice of dentistry within its network allows dentists to focus almost exclusively on practicing dentistry by avoiding the burden of non-clinical administrative and management responsibilities. An affiliation with the Company offers dentists the additional advantages of employee benefits such as health insurance and continuing education.

  QUALITY ASSURANCE. The clinical management procedures and treatment protocols for the Affiliated Dental Practices within the Company's network vary from region to region. Under the guidance of the Company's recently formed Clinical Services Council, key dentists in each region will review and determine these procedures and treatment protocols. The Company intends to work closely with the dentists and hygienists at the Affiliated Dental Practices to develop and implement these procedures and protocols, as well as business and administrative standards under which dental services are provided in order to create a heightened clinical environment for the Affiliated Dental Practices to enhance patient care and clinical outcomes. Included among the procedures and protocols to be determined by the Clinical Services Council are treatment planning, diagnostic screening, radiographic records, record keeping, specialty referrals and dental hygiene protocols. As part of the Affiliated Dental Practices' clinical enhancement program, the Company intends to assist in providing quality assurance, peer review and utilization review programs.

  TRAINING AND EDUCATION. Staff and practice development programs are an integral part of the Company's operating strategy. The Company's programs are designed to (i) motivate the staff to achieve optimum performance goals, (ii) improve the level of patient satisfaction, and (iii) improve the Company's ability to attract and retain qualified personnel. The Company believes that its programs collectively have increased referrals from patients, and have increased treatment acceptance rates. The Company provides the Affiliated Dental Practices with consulting and educational services. These services include a training program covering non-clinical aspects of the practice, together with specific training designed for the efficient and effective use of the Company's management information system. Specifically, the Company's training programs provide professionals and Company employees at the dental practices with access to guidelines for addressing questions and concerns of prospective and existing patients, techniques for explaining treatment procedures and length of treatment, parameters for establishing appropriate financial arrangements with patients, and a systematic approach to monitoring the success of each area of training.

  MANAGEMENT INFORMATION SYSTEM. Management believes that access to accurate, relevant and timely financial and operating information is a key element of its practice management services. The Company's management information system is a combination of commercially available software with proprietary enhancements, and is designed to increase the efficiency and productivity of dental practices by enabling the Company and the dental practices to cost-effectively monitor the key business and professional operating aspects. The Company's basic management system is in place at approximately 91% of the locations within the Affiliated Dental Practice network. The Company intends to implement its basic management system at Dedicated Dental and at each dental practice with which it affiliates. The system allows the dental practices to identify, track and schedule the patient treatment process, thereby reducing unfinished patient treatment programs which correspondingly increases practice revenues. The system also contains features designed to maximize billing and collection efforts, and to actively monitor the performance of managed care contracts. The management information system functions to optimize the practitioner's time through computerized scheduling. The Company believes that its enhanced management information system provides a critical competitive advantage, in that it allows the Company to more effectively manage a geographically diverse network of dental practices from a centralized base. The current proprietary software enhancements, together with its capacity to develop future enhancements, uniquely positions the Company for future expansion of its Affiliated Dental Practice management network. The Company believes this system has increased the productivity of the existing Affiliated Dental Practices that have implemented it.

MANAGEMENT AGREEMENTS

  The Company has entered into Management Agreements with the Affiliated Dental Practices under which the Company is the exclusive administrator of all non-clinical aspects of the dental practices conducted by the Affiliated Dental Practices, providing facilities, equipment, staffing, management support and other ancillary services. Under the Management Agreements the Company (i) provides all facilities and equipment used by the Affiliated Dental Practices; (ii) bills and collects all receivables on behalf of the Affiliated Dental Practices; (iii) purchases and provides all supplies; (iv) provides all clerical, accounting, payroll, human resources, computer and other non-dental support services and personnel; (v) supervises and maintains custody of all business records; (vi) provides management information reports;
(vii) provides market research and plans and implements marketing and advertising programs; (viii) negotiates contracts on behalf of the Affiliated Dental Practices with managed care payors or other third parties; and (ix) assists in the recruitment of dentists.

  Under the Management Agreements, the Affiliated Dental Practices retain the responsibility for, among other things, (i) hiring and compensating dentists and other dental professionals, (ii) purchasing and maintaining malpractice insurance, (iii) maintaining patient records, and (iv) ensuring that dentists have the required licenses and other certifications needed to perform their duties. In addition, the Affiliated Dental Practices are exclusively in control of all aspects of the practice of dentistry and the delivery of dental services.

  As compensation for all services provided under the Management Agreements, the Company receives service fees from the Affiliated Dental Practices. Under a typical Management Agreement, the Company will receive a service fee equal to reimbursement of expenses incurred by the Company in the performance of its obligations under the Management Agreement, plus an additional fee equal to a percentage ranging from 15% to 30% of the net revenues of each Affiliated Dental Practice, after allowances for contractual adjustments and bad debts. Under certain of the Management Agreements, the Company is also entitled to receive a bonus based upon achieving certain performance objectives. Additionally, one Management Agreement provides for a flat fee of 53% of the net revenues of the Affiliated Dental Practice. The fees under this Management Agreement increase annually at the rate of 1% to a maximum of 55%. In addition, Management Agreements to be entered into with dental practices related to Dedicated Dental provide for flat fees ranging from 57% to 71% of the net revenues of the practices. The service fees are collected by the Company on an ongoing basis out of the cash collections of the Affiliated Dental Practices, or under certain Management Agreements, out of receivables assigned to the Company by the Affiliated Dental Practices.

  The Management Agreements each have an initial term of 40 years with automatic extensions ranging from five years to ten years thereafter, unless either party gives notice before the end of the term. The Management Agreements are not subject to early termination by the Affiliated Dental Practices unless (i) the Company is the subject of bankruptcy proceedings, or (ii) the Company materially breaches the Management Agreement and does not cure the breach following notice. Certain of the Management Agreements have additional termination events, including: (i) refusal to comply with the decisions of the joint operating committee, (ii) failure to pay the management fee, and (iii) a material change in the law.

GOVERNMENT REGULATION

  GENERAL. The practice of dentistry is regulated extensively at both the state and federal level. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry, anti-kickback and anti-referral legislation and state insurance regulation.

  Every state imposes licensing and other requirements on individual dentists and dental facilities and services. In addition, federal and state laws regulate HMOs and other managed care organizations for which dentists may be providers. In connection with its operations in existing markets and expansion into new markets, the Company may become subject to compliance with additional laws, regulations and interpretations or enforcements thereof. The ability of the Company to operate profitably will depend in part upon the Company and its Affiliated Dental Practices obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable health care regulations.

  Dental practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, these standards have not had any material adverse effect on the operations of the Affiliated Dental Practices. The Company believes that the Company and the Affiliated Dental Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

  CORPORATE PRACTICE OF DENTISTRY; FEE SPLITTING. The laws of many states prohibit by statute or under common law dentists from splitting fees with non-dentists and prohibit non-dental entities such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry as well as the interpretation of those restrictions by state regulatory authorities vary from state to state. The restrictions are generally designed to prohibit a non-dental entity from controlling the professional practice of a dentist, employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants), controlling the content of a dentist's advertising or sharing professional fees. A number of states limit the ability of a person other than a licensed dentist to own equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease. Some states also prohibit a dentist from operating more than two dental offices. The laws of many states also prohibit dental practitioners from paying any portion of fees received for dental services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by dentists to dental assistants.

  The Company provides management and administration services to dental practices, and believes that the fees the Company charges for those services are consistent with the laws and regulations of the jurisdictions in which it operates.The Company does not control the clinical aspects of the practice of dentistry or, employ dentists to practice dentistry, except as permitted by law. Moreover, in states in which it is prohibited, the Company does not employ dental hygienists or dental assistants. Although the Company believes that its operations comply in all material respects with the above-described laws to which it is subject, there can be no assurance that a review of the Company's business relationships by courts or other regulatory authorities would not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations.

  The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationships with dentists or Affiliated Dental Practices will not be successfully challenged or that the enforceability of the provisions of any Management Agreement will not be limited. The laws and regulations of certain states in which the Company may seek to expand may require the Company to change the form of the Company's relationships with Affiliated Dental Practices in such states in a manner which may restrict the Company's operations or the way in which providers may be paid or may prevent the Company from acquiring the non-dental assets of such practices or managing dental practices in such states. Similarly, there can be no assurance that the laws and regulations of the states in which the Company presently maintains operations will not change or be interpreted in the future either to restrict or adversely affect the Company's existing or future relationships with the Company's Affiliated Dental Practices. Any change in the Company's relationships with its Affiliated Dental Practices resulting from the interpretation of corporate practice of dentistry and fee-splitting statutes and regulations could have a material adverse effect on the Company's business and results of operations.

  ANTI-KICKBACK AND ANTI-REFERRAL LEGISLATION. Federal and many states laws prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce (i) the referral of a person for services; (ii) the furnishing or arranging for the furnishing of items or services; or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item, in each case, reimbursable under Medicare, Medicaid or other federal and state health care programs. These provisions apply to dental services covered under the Medicaid program in which the Company participates. The federal government has increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Many states have similar anti-kickback laws, and in many cases these laws apply to all types of patients, not just Medicare and Medicaid beneficiaries.

  The applicability of these federal and state laws to transactions in the health care industry such as those to which the Company is or may be a party has not been the subject of judicial interpretation. There can be no assurance that judicial or administrative authorities will not find these provisions applicable to the Company's operations, which could have a material adverse effect on the Company's business. Under current federal law, a physician or dentist or member of his or her immediate family is prohibited from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician or dentist has an ownership or investment interest, including the physician's or dentist's own group practice, unless such an applicable exception is available. The designated health services include the provision of clinical laboratory services, radiology and other diagnostic services (including ultrasound services), radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthesis, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. A number of states also have laws that prohibit referrals for certain services such as x-rays by dentists if the dentist has certain enumerated financial relationships with the entity receiving the referral, unless an exception applies. Any future expansion of these prohibitions to other health services could restrict the Company's ability to integrate dental practices and carry out the development of the Company's network of Affiliated Dental Practices.

  Noncompliance with, or violation of, either the anti-kickback provisions or restrictions on referrals can result in exclusion from the Medicare and Medicaid programs as well as civil and criminal penalties. Similar penalties apply for violations of state law. While the Company makes every effort to comply with the anti-kickback and anti-referral laws a determination of violation of these laws by the Company or its Affiliated Dental Practices could have a material adverse effect on the Company's business, financial condition and results of operations.

  STATE INSURANCE REGULATION. In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care and capitation contracts. The application of state insurance laws to reimbursement arrangements other than various types of fee-for-service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company or its Affiliated Dental Practices contract with third-party payors, including self-insured plans, for certain non-fee-for-service arrangements, the Company or the Affiliated Dental Practice may become subject to state insurance laws. In the event that the Company or the Affiliated Dental Practices are determined to be engaged in the business of insurance, such parties could be required either to seek licensure as an insurance company or to change the form of their relationships with third-party payors and may become subject to regulatory enforcement actions. In such event, the Company's revenues may be adversely affected.

  Dedicated Dental operates under a license issued by the DOC under the Knox-Keene Act, which is expected to be maintained by Dedicated Dental after it becomes a wholly-owned subsidiary of the Company. See "Recent and Pending Affiliations." The Knox-Keene Act and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the DOC. In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operating personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. Any material non-compliance with the Knox-Keene Act and the regulations promulgated thereunder could have a material adverse effect on the Company's business, financial condition and results of operations.

  HEALTH CARE REFORM PROPOSALS. The United States Congress and state legislatures have considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress or the legislatures of states in which the Company does business, as well as changes in federal and state regulations could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of dentists within the Company's network of Affiliated Dental Practices and lower profitability of such affiliated practices.

  REGULATORY COMPLIANCE. The Company regularly monitors developments in laws and regulations relating to dentistry. The Company may be required to modify its agreements, operations or marketing from time to time in response to changes in the business, statutory and regulatory environments. The Company plans to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that the required changes may not have a material adverse effect on operations or profitability.

COMPETITION

  The Company competes with other dental practice management companies seeking to affiliate with dental practices in the highly competitive dental practice management industry. The Company believes that the industry will become more competitive as it continues to develop. Key factors of competition between dental practice management companies currently include acquisition methods and models, the reputations of the dental practices within dental care networks, the scope of services provided by dental care networks, management experience and expertise, the sophistication of management information, accounting, finance and other systems, and network operating methods. The Company believes that it effectively competes in each of these areas. See "Risk Factors-- Competition."

INSURANCE

  The Company carries comprehensive liability, fire, and extended coverage insurance. The Affiliated Dental Practices carry professional liability and general liability insurance. Such insurance coverages are expanded to include all additional practices that the Company develops or affiliates, with policy specifications, insured limits, and deductibles customarily carried for similar dental practices.

SERVICE MARK

  The Company's network of Affiliated Dental Practices in Oregon and Washington is operated and marketed under the name Gentle Dental. Other affiliated practices may or may not use the Gentle Dental name depending upon each affiliated practice's name recognition and other local market conditions. Gentle Dental is a federally registered service mark owned by the Company. On April 19, 1989, the Company's predecessor acquired title to the federal registration of this service mark as originally issued on October 26, 1982. As part of the purchase, the seller was granted an exclusive personal license ("License") to use the mark for the sale of dental services in practices owned or controlled by the seller in the Boston, Massachusetts, Baltimore, Maryland, and Washington, D.C. metropolitan areas for a period equal to the lesser of the seller's "natural life" or the 10 year period ending April 19, 1999. As a result, the Company cannot use the mark in those markets until expiration of the License. The Company also recognizes that there are numerous other practices across the country using the name Gentle Dental. Any entity that commenced use of the Gentle Dental mark before October 26, 1982, may have rights to the mark in its geographic market superior to the Company's rights. The Company has been advised by counsel that, subject to the License, it should have the right to prevent use of the Gentle Dental mark in geographic markets the Company enters where the competing use commenced after October 26, 1982, provided that the Company asserts its rights in a timely manner and has not otherwise acquiesced to the use of the conflicting mark. Given the costs and inherent uncertainties of service mark litigation, there can be no assurance that the Company can successfully enforce its service mark rights in any particular market.

LEGAL PROCEEDINGS

  Neither the Company nor the Affiliated Dental Practices are currently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or the Affiliated Dental Practices other than routine litigation arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

  At December 31, 1997, the Company had 606 full-time employees, including 237 dental assistants directly employed by the Company, and 100 part-time employees and the Affiliated Dental Practices had a total of 404 employees, including 125 general dentistry practitioners, 46 specialists, 117 dental hygienists, and 116 dental assistants. Approximately 36 clerical personnel and dental assistants employed by one of the Professional Corporations are subject to a collective bargaining agreement that expires in January 1999. Management believes it maintains good relationships with its employees.

PROPERTIES

  The dental practice and business offices in the Company's network are generally leased from various parties pursuant to leases with remaining terms ranging from one to 17 years. One dental office, in Everett, Washington, is leased on a month-to-month basis; however, the Company believes that alternative space is readily available in this area at comparable rates and on comparable terms. Several of the leases have options to renew, and the Company expects to renew or replace leases as they expire. The Company's corporate headquarters are located in leased office space in Yorba Linda, California and the Company also maintains executive offices in leased office space in Vancouver, Washington. In connection with the amendment of the Management Agreements with Oregon and Washington Professional Corporations, the Company acquired an office building located in Hazeleale, Washington. Such office building is occupied by one of the Company's Affiliated Dental Practices.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Information with respect to the executive officers and directors of the Company is set forth below.

          NAME            AGE                              POSITION
          ----            ---                              --------
Michael T. Fiore........   43 Co-Chairman of the Board, Chief Executive Officer and President
Dany Y. Tse, DMD........   47 Co-Chairman of the Board and President of Clinical Services Council
Grant M. Sadler.........   51 Vice Chairman of the Board
L. Theodore Van Eerden..   42 Executive Vice President, Chief Development Officer and Director
Norman R. Huffaker......   51 Chief Financial Officer
Gerald R. Aaron, DDS....   51 Director
Kenneth D. Hooten.......   34 Director
Paul H. Keckley.........   48 Director
Craig W. Wong, DMD......   42 Director
Steven R. Bull, DDS.....   47 Director
Robert Finzi............   44 Director
Kathleen D. La Porte....   36 Director
H. Wayne Posey..........   59 Director
Arthur G. Kaiser, DDS...   53 Director designee

  Michael T. Fiore. Mr. Fiore has served as Co-Chairman of the Board, Chief Executive Officer and President of the Company since November 1997. Before joining the Company in November 1997, Mr. Fiore was the Chief Executive Officer, President and a director of GMS from April 1997 to October 1997. From 1986 to March 1996, Mr. Fiore served in various management positions at Salick Health Care, Inc., a provider of diagnostic and therapeutic services to patients with catastrophic illness, principally in the areas of cancer and kidney failure, including serving as a director, Executive Vice President and Chief Operating Officer, and as President of its principal subsidiary, Comprehensive Cancer Centers, Inc.

  Dany Y. Tse, DMD. Dr. Tse has served as Co-Chairman of the Board and President of Clinical Services Council since November 1997. Dr. Tse served as Chairman of the Board since December 1996 and, as President and Chief Executive Officer of the Company from March 1996 until November 1997. He previously served as Chairman of the Board from inception in December 1992 to March 1996. Dr. Tse is a licensed dentist in Oregon and Washington.

  Grant M. Sadler. Mr. Sadler has been Vice-Chairman of the Board since November 1997. Prior to joining the Company in November 1997, Mr. Sadler founded and served as the Chief Executive Officer, President and Secretary of GMS from its inception in October 1996 to April 1997, at which time he vacated those positions and assumed the position of Chairman of the Board and served in that capacity until November 1997. Prior to GMS, Mr. Sadler served as President of Group Management Services, Inc., a dental group consulting practice formed by Mr. Sadler in 1991.

  L. Theodore Van Eerden. Mr. Van Eerden has served as Executive Vice President, Chief Development Officer and as a director since November 1997. He served as Chief Financial Officer from March 1996 until November 1997. Before joining the Company as Chief Financial Officer in March 1996, Mr. Van Eerden was Vice President--Administration for HOSTS Corporation, a Vancouver, Washington company that provides proprietary educational software products and instructional delivery systems to schools throughout the United States. From April 1993 to April 1994, Mr. Van Eerden was Director of Development for The ServiceMaster Company where he focused on mergers and acquisitions and new business development. Before that, Mr. Van Eerden was Vice President and Chief Financial Officer of Medical SafeTec, Inc., a manufacturer of medical waste destruction equipment. Prior to Medical SafeTec, Inc., Mr. Van Eerden served in various positions with ServiceMaster focusing on mergers and acquisitions.

  Norman R. Huffaker. Mr. Huffaker has served as Chief Financial Officer of the Company since November 1997. Prior to joining the Company in November 1997, Mr. Huffaker served as Chief Financial Officer of GMS from December 1996 to November 1997. Mr. Huffaker previously served as Vice President of Finance for Community Dental Services, Inc. (SmileCare Dental Group), an Irvine, California based dental HMO and staff model practice company.

  Gerald R. Aaron, DDS. Dr. Aaron has been a director of the Company since December 1996. He has been certified as a pediatric dentist since 1976 and has been employed since 1991 by the Professional Corporation in Washington.

  Kenneth D. Hooten. Mr. Hooten has been a director of the Company since June 1996. Since 1995, Mr. Hooten has been Vice President of The ServiceMaster Company responsible for managing the ServiceMaster Ventures Group, an internal venture capital firm. From 1990 to 1995, Mr. Hooten served as Vice President of Lasalle Partners Ltd., a real estate company. Following the sale of shares of Common Stock by ServiceMaster pursuant to this Offering, director Hooten has indicated his intent to resign from the Board of Directors.

  Paul H. Keckley. Mr. Keckley has been a director of the Company since December 1996. Since 1994, he has been Vice President Strategic Development at PhyCor, Inc. Mr. Keckley previously served as a director of PhyCor, Inc., and from 1985 to 1994 he was President of The Keckley Group, a market research and strategic planning firm for hospitals, health systems, medical practices, and health maintenance organizations.

  Craig W. Wong, DMD. Dr. Wong has been a director of the Company since March 1995. Dr. Wong has been an oral and maxillofacial surgeon licensed to practice in the states of Washington and Oregon since 1986. Dr. Wong serves as the Chief of the Department of Oral and Maxillofacial Surgery for the Affiliated Dental Practices in Oregon and Washington. Dr. Wong also serves as Section Chief of Oral and Maxillofacial Surgery for the Veterans Administration Medical Center in Portland, Oregon.

  Steven R. Bull, DDS. Dr. Bull has been a director of the Company since November 1997 and served as a director of GMS from December 1996 until the GMS Merger. Since 1994, Dr. Bull has served as Senior Vice President of Public and Professional Services for Delta Dental Plan of California. In this capacity, Dr. Bull is responsible for coordinating the implementation of dental policy, providing professional liaison with the dental provider community, and recommending dental policy to the Delta California Dental Policy Committee and Board of Directors. Dr. Bull has previously served as Senior Vice President of PMI Dental Health Plan, and as Dental Director of Safeguard Health Plans.

  Robert Finzi. Mr. Finzi has been a director of the Company since November 1997 and served as a director of GMS from October 1996 until the GMS Merger. Since May 1991, Mr. Finzi has been a Vice President of the Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Capital VII, L.P. and Sprout Growth II, L.P., and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Finzi is also a general partner of the general partner of a series of investment funds managed by the Sprout Group and a limited partner of the general partner of ML Venture Partners II, L.P. From 1984 to 1991, Mr. Finzi was a Vice President of Merrill Lynch Venture Capital. Mr. Finzi serves on the board of directors of The Cerplex Group and six privately held companies.

  Kathleen D. La Porte. Ms. La Porte has been a director of the Company since November 1997 and served as a director of GMS from October 1996 until the GMS Merger. From January 1993 to the present, Ms. La Porte has been affiliated with the Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Capital VII, L.P. and Sprout Growth II, L.P. and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Ms. La Porte has served as a general partner of the Sprout Group since December 1993. From August 1987 to January 1993, Ms. La Porte was a principal at Asset Management Company, a venture capital firm focused on early stage health care and technology investments. Ms. La Porte currently serves on the board of directors of FemRx, Hall Kinion, Onyx Pharmaceuticals and Lynx Therapeutics and two privately held companies.

  H. Wayne Posey. Mr. Posey has been a director of the Company since November 1997 and served as a director of GMS from December 1996 until the GMS Merger. Since its inception in 1994, Mr. Posey has served as President, Chief Executive Officer, director, and a member of the executive committee of ProMedCo. Mr. Posey was a healthcare consultant from 1975 until 1994, most recently as the principal in charge of the healthcare services division of McCaslin & Company, P.C., a public accounting and consulting company in Fort Worth, Texas.

  Arthur G. Kaiser, DDS. The Company has agreed that Dr. Kaiser will be made a director of the Company effective as of the closing of the Dedicated Dental Affiliation. Dr. Kaiser has been the President and a director of Dedicated Dental since December of 1986. Dr. Kaiser is a licensed dentist in California.

CLASSIFIED BOARD

  The Company's Restated Articles of Incorporation provide for three classes of directors. Directors Fiore, Finzi, Posey and Bull have been appointed to Class II and will serve until the meeting of shareholders in 1998; directors Sadler and Van Eerden have been appointed to serve with directors Tse and Aaron in Class III until the meeting of shareholders in 1999; and director La Porte has been appointed to serve with directors Hooten, Keckley, and Wong in Class I until the annual meeting of shareholders in 2000. After these directors' initial terms expire, newly elected directors shall serve for a three year term or until their successors are duly elected and qualified. While directors Sadler and Van Eerden have been appointed to Class III and director La Porte has been appointed to Class I, their service for the remaining one and two years of their terms must be approved at the Company's 1998 Annual Shareholder's Meeting because they were appointed by the Board of Directors to fill vacancies. Following the completion of the Dedicated Dental Affiliation, director designee Kaiser will be appointed to serve on the Board of Directors. Director Hooten has indicated his intention to resign from the Board of Directors following the sale of shares of Common Stock by ServiceMaster pursuant to this Offering.

BOARD COMMITTEES

  The Board of Directors maintains an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee, consisting of directors Finzi, Fiore, La Porte, Van Eerden and Tse, has all of the authority of the Board of Directors except as limited by applicable law. The Audit Committee, consisting of directors Bull, La Porte and Posey, oversees actions taken by the Company's independent auditors, and reviews the Company's internal audit controls. The Compensation Committee, consisting of directors Finzi, Keckley and Posey, reviews the compensation levels of the Company's employees and makes recommendations to the Company's board regarding compensation.

DIRECTOR COMPENSATION

  The members of the Company's Board of Directors are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. In January 1997, Mr. Keckley was granted a 10-year stock option for 2,000 shares with an exercise price of $5.00 per share and in August 1997, Mr. Keckley was granted a 10-year stock option for 5,000 shares with an exercise price of $8.02 per share. In the GMS Merger, 10-year stock options previously granted by GMS to each of Dr. Bull and Mr. Posey in December 1996 were converted into options for 11,127 shares of Common Stock each at an exercise price of $0.45 per share.

COMPENSATION OF EXECUTIVE OFFICERS

  SUMMARY COMPENSATION TABLE. The following table sets forth compensation information for each person who served as chief executive officer of the Company in 1997 and all other current executive officers of the Company, (collectively, the "Named Officers").

                                                      LONG-TERM
                                ANNUAL COMPENSATION  COMPENSATION
                               --------------------- ------------
                                                       OPTIONS       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY   BONUS    GRANTED      COMPENSATION
 ---------------------------   ---- -------- ------- ------------   ------------
 Michael T. Fiore............  1997 $ 37,500 $50,000        --         $2,000(1)
 Co-Chairman of the Board,     1996 $    --  $   --         --         $  --
  Chief Executive Officer and
  President (2)(3)

 Dany Y. Tse, DMD............  1997 $212,887 $83,000    125,000(5)     $  --
 Co-Chairman of the Board,     1996 $187,313 $   --         --         $3,339(6)
  President of Clinical
  Services Council (4)

 Grant M. Sadler.............  1997 $ 29,166 $15,000        --         $  --
 Vice Chairman of the
  Board(2)(7)                  1996 $    --  $   --         --         $  --

 L. Theodore Van Eerden......  1997 $122,994 $60,000    101,000(8)     $  --
 Executive Vice President      1996 $ 77,500 $   --      37,500        $  --
  Chief Development Officer

 Norman R. Huffaker..........  1997 $ 23,334 $25,000     44,508(10)    $  --
 Chief Financial Officer
  (2)(9)                       1996 $    --  $   --         --         $  --

--------
(1) Consists of auto allowances from November 4, 1997 (the effective date of the GMS Merger).

(2) Amounts shown reflect compensation earned from November 4, 1997 (the effective date of the GMS Merger) through December 31, 1997.

(3) Mr. Fiore's annual base compensation is currently $225,000. At December 31, 1997, Mr. Fiore held 333,818 shares of Common Stock as unvested restricted stock. At December 31, 1997, the value of these shares, net of the amount paid for the shares, was $2,770,908. See "Certain
     Transactions."

(4) Dr. Tse served as President and Chief Executive Officer of the Company until November 4, 1997.

(5) Includes options for 50,000 shares repriced at the time of the Initial Public Offering in February 1997.

(6) Consists of matching contributions made by the Company to the Company's 401(k) Plan.

(7) Mr. Sadler's annual base compensation is currently $175,000. At December 31, 1997, Mr. Sadler held 303,162 shares of unvested restricted stock. At December 31, 1997, the value of these shares, net of the amount paid for the shares, was $2,622,630. See "Certain Transactions."

(8) Includes options for 37,500 shares originally granted in 1996 and repriced at the time of the Initial Public Offering.

(9)  Mr. Huffaker's annual base compensation is currently $140,000.

(10) Consists of options to purchase 100,000 shares of GMS Common Stock granted to Mr. Huffaker by GMS on December 4, 1996, which were converted into options to purchase 44,508 shares of Common Stock in connection with the GMS Merger on November 4, 1997.

  STOCK OPTIONS GRANTED IN FISCAL 1997. The following table sets forth information concerning stock options granted to the Named Officers during 1997:

                                         PERCENTAGE OF
                          NUMBER OF         OPTIONS
                            SHARES        GRANTED TO
                          UNDERLYING       EMPLOYEES
                           OPTIONS          DURING     EXERCISE PRICE EXPIRATION
          NAME             GRANTED        FISCAL YEAR    PER SHARE       DATE
          ----            ----------     ------------- -------------- ----------
Michael T. Fiore(1).....       --             --              --           --
Dany Y. Tse, DMD........    31,000(2)         6.1%         $ 5.50      1/29/02
                            50,000(2)(3)      9.8%         $ 5.50      7/26/05
                            44,000(4)         8.6%         $4.125       4/9/02
Grant M. Sadler.........       --             --              --           --
L. Theodore Van Eerden..    63,500(5)        12.5%         $ 5.00      1/29/07
                            25,000(3)(5)      4.9%         $ 5.00      3/19/06
                            12,500(3)(5)      2.5%         $ 5.00      5/31/06
Norman R. Huffaker......    22,254(6)         4.4%         $ 0.45      12/4/06
                            22,254(7)         4.4%         $ 0.45      12/4/06

--------
(1) Does not include options for 333,816 shares of Common Stock (on a post-GMS Merger basis) granted to Mr. Fiore by GMS and exercised on April 1, 1997, prior to the GMS Merger. See "Certain Transactions."

(2) This option was fully exercisable at the time of grant.

(3) Although this option was originally granted prior to 1997, it was repriced at the time of the Initial Public Offering in February 1997.

(4) This option becomes exercisable for 20 percent of the shares on each of the first five anniversaries of April 9, 1997, the grant date.

(5) This option becomes exercisable for 20 percent of the shares on each of the first five anniversaries of the grant date, which is ten years prior to the expiration date shown in the table.

(6) This option becomes exercisable for 25 percent of the shares on each of the first four anniversaries of December 4, 1996, the date of original grant by GMS.

(7) This option will become exercisable for one-half of the shares if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1997 exceeds $6,298,000, and will become exercisable for a portion of that half of the shares if such EBITDA exceeds $4,723,500. This option will become exercisable for the second half of the shares if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1998 exceeds $16,911,000, and will become exercisable for a portion of that half of the shares if such EBITDA exceeds $12,683,250. To the extent the performance targets are not met, this option will be forfeited.

  AGGREGATED OPTION EXERCISES. No options were exercised by the Named Officers during 1997. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES


                                NUMBER OF SHARES             VALUE OF
                             SUBJECT TO UNEXERCISED     IN-THE-MONEY OPTIONS
           NAME            OPTIONS AT FISCAL YEAR-END   AT FISCAL YEAR-END(1)
           ----            -------------------------- -------------------------
                            EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                            ----------- ------------- ----------- -------------
Michael T. Fiore(2)........      --           --            --           --
Dany Y. Tse, DMD...........   81,000       44,000      $708,750     $385,000
Grant M. Sadler............      --           --            --           --
L. Theodore Van Eerden.....    7,500       93,500      $ 65,625     $818,125
Norman R. Huffaker.........    5,563       38,945           --      $340,769

--------
(1) Based on price of $8.75 per share on December 31, 1997.
(2) Does not include options for 333,816 shares of Common Stock (on a post-GMS Merger basis) granted to Mr. Fiore by GMS and exercised on April 1, 1997, prior to the GMS Merger. See "Certain Transactions."

  1993 STOCK INCENTIVE PLAN. In January 1993 the Board of Directors adopted, and in March 1993 the shareholders of the Company approved, the 1993 Stock Incentive Plan (the "Plan"). The Plan provides for the award of incentive stock options to the Company's key employees and the award of nonqualified stock options, stock appreciation rights, bonus rights, and other incentive grants to the Company's directors, officers, employees, and other key contributors, including key employees of the Affiliated Dental Practices. The total number of shares of Common Stock that may be issued under the Plan will not exceed 1,000,000. At December 31, 1997, 87,962 shares had been issued under the Plan, options for 559,050 shares were outstanding under the Plan, and 352,488 shares remained available for future grants under the Plan. At December 31, 1997, options granted under GMS stock option plans covering 110,600 shares of Common Stock were also outstanding.

  The Plan is administered by the Compensation Committee of the Board of Directors, which has the authority, subject to the terms of the Plan, to determine the persons to whom options or rights may be granted, the exercise price and number of shares subject to each option or right, the character of the grant, the time or times at which all or a portion of each option or right may be exercised and certain other provisions of each option or right. The Board of Directors may also delegate authority to administer the Plan to another committee of the Board of Directors or to a senior executive officer of the Company, or both.

  The purchase price of Common Stock issued upon exercise of stock options granted under the Plan must not be less than 85% of the fair market value of the Common Stock at the date of the grant or, in the case of stock options issued to holders of more than 10% of the Company's outstanding Common Stock, 110% of fair market value. The purchase price of Common Stock issued upon exercise of incentive stock options granted under the Plan must not be less than 100% of the fair market value of the Common Stock at the date of the grant. The maximum term of any stock option is 10 years or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant, of the stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of the grant, but may not become exercisable at a rate of less than 20% per year over the first five years of the option's terms. Generally, options become exercisable over a five-year period. Options granted under the Plan are generally nontransferable by the optionee and, unless otherwise determined by the Board of Directors, must be exercised by the optionee during the period of the optionee's employment or service with the Company or within a specified period following termination of employment or service.

EMPLOYMENT AGREEMENTS

  The Company has entered into certain employment agreements with its executive officers under which the annual base salaries of Mr. Fiore, Dr. Tse, Mr. Sadler, Mr. Van Eerden, and Mr. Huffaker for the fiscal year 1998 are $225,000, $243,000, $175,000, $140,000, and $140,000, respectively. The executive officers are also entitled to participate in bonus plans maintained or established by the Company. The employment agreements for Dr. Tse and Mr. Van Eerden provide for terms through April 30, 2002, and the employment agreement for Mr. Fiore provides for a term through July 31, 1999, during which they may not be terminated without cause. Mr. Fiore, Dr. Tse, Mr. Sadler, Mr. Van Eerden and Mr. Huffaker are entitled to continuation of their base salaries (for Mr. Fiore and Dr. Tse in part under consulting arrangements) for 18 months, three years, nine months, 12 months and nine months, respectively, if their employment is terminated by the Company without cause or if they voluntarily terminate their employment for good reason. In addition, if Mr. Fiore's employment is terminated by the Company without cause before April 1, 2001, he is entitled to be retained by the Company as a consultant for a number of months equal to one-half of the number of months between the termination date and April 1, 2001.

                             CERTAIN TRANSACTIONS

  Outstanding stock of the Oregon and Washington Professional Corporations is owned in whole or in part by Dany Y. Tse, Craig W. Wong and Gerald R. Aaron. The Company is a party to Management Agreements with these Professional Corporations pursuant to which the Company earns a significant portion of its revenues. Effective January 1, 1998, the Company entered into agreements to amend these Management Agreements to conform them to the existing management agreements of Affiliated Dental Practices historically affiliated with GMS and to increase the Company's control over the Oregon and Washington Professional Corporations. As consideration for entering into the amended Management Agreements, the Company has agreed to pay to the Oregon and one of the Washington Professional Corporations or certain of their respective designated dental practitioners, in the aggregate, the following: (i) approximately $1.8 million in cash offset by approximately $1.8 million of Company receivables due from such Oregon and Washington Professional Corporations; (ii) the right to receive an aggregate of either $575,000 in cash in 18 equal monthly installments or options to acquire 230,000 shares of Common Stock at an exercise price of $8.375 per share, subject to five year vesting, plus options to acquire an aggregate of 110,000 shares of Common Stock exercisable at $8.375 per share, subject to five year vesting; and (iii) future cash or options subject to five year vesting in amounts to be determined according to a formula based upon the operating revenues of such Oregon and Washington Professional Corporations for fiscal years ending December 31, 1998 and 1999. The Company has recorded intangible assets of approximately $2.0 million in the fourth quarter of 1997, which resulted from the Amended Management Agreements. The Company believes that these amendments will require the Company to consolidate the financial results of the Oregon and Washington Professional Corporations. See "Business--Management Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--GMS Merger and Restructuring."

  On May 31, 1996, the Company executed a modification of its former loan and security agreement with Silicon Valley Bank (the "Modification"). In connection with the Modification, 14 officers, directors, and shareholders of the Company including Dr. Tse, Dr. Wong and Mr. Van Eerden, provided continuing personal guarantees on $1,000,000 of the Company's indebtedness to Silicon Valley Bank in connection with a $1,000,000 increase in availability under such credit facility. In consideration for the personal guarantees, the Company issued warrants to purchase an aggregate total of 115,000 shares of the Company's Common Stock at $7.50 per share. Each guarantor received warrants to purchase 1,150 shares for each $10,000 of indebtedness guaranteed. All of these guarantees terminated in February 1997 upon the repayment of the loan.

  The above-described transactions with related parties were on terms the Company's Board of Directors believed to be fair to the Company and no less favorable to the Company than terms that could have been obtained from an unrelated party. Future transactions between the Company and Affiliated Dental Practices controlled by officers, directors, and principal shareholders of the Company will be carried out pursuant to a related party transaction policy adopted by the Company's Board of Directors. The policy provides that any transaction between the Company and (i) an officer, director, or principal shareholder of the Company or (ii) any entity that is controlled by officers, directors, or principal shareholders of the Company must be approved by at least a majority of the Company's directors who do not have an interest in the transaction. The terms of such transactions must be no less favorable to the Company than those that are generally available from unaffiliated third parties.

  On April 1, 1997, Mr. Fiore was granted stock options by GMS exercisable for 750,000 shares of GMS Common Stock at an aggregate exercise price of $150,000. On the same date, Mr. Fiore exercised the options for all such shares. The exercise price was paid in the form of a secured promissory note in the principal amount of $150,000 which bears annual interest at the rate of 6.84% compounded annually. All unpaid principal and accrued interest becomes due and payable to the Company on March 31, 2001. In the GMS Merger, the shares purchased on exercise of Mr. Fiore's options were converted into 333,816 shares of Common Stock. Of these shares, 300,434 shares are subject to a four year vesting schedule under which 25% of the shares vest on April 1, 1998 and the remaining shares vest in equal amounts over the next 36 months. All unvested shares are subject to repurchase by the Company at $0.45 per share upon termination of Mr. Fiore's service to the Company for any reason. Of the remaining 33,382 shares of Common Stock held by Mr. Fiore, one half are subject to repurchase by the Company at $0.45 per share if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1997 does not exceed $4,723,500, and a portion of that one half will be subject to repurchase if such EBITDA does not exceed $6,298,000. The second half of the remaining shares are subject to repurchase by the Company at the same price if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1998 does not exceed $12,683,250, and a portion of the second half will be subject to repurchase if such EBITDA does not exceed $16,911,000.

  In 1996, Mr. Sadler purchased from GMS 888,681 shares of GMS Common Stock for $88,868. The purchase price was paid in part in the form of secured promissory note in the principal amount of $87,911, which bears interest at the rate of 6.84%, compounded annually. All unpaid principal and accrued interest on such promissory note becomes due and payable on August 31, 2000. In the GMS Merger, the foregoing shares were converted into 395,541 shares of Common Stock. Of these shares, 175,031 shares are subject to a four year vesting schedule under which one fourth of the shares vested immediately upon issuance another one fourth on October 11, 1997 and the remaining shares vest in equal amounts over the next 36 months thereafter. All unvested shares are subject to repurchase by the Company at $0.225 per share upon termination of Mr. Sadler's service to the Company for any reason. In addition, 110,255 shares of Common Stock held by Mr. Sadler are subject to repurchase by the Company at $0.225 per share if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1997 does not exceed $4,723,500, and a portion of those shares will be subject to repurchase if such EBITDA does not exceed $6,298,000. Another 110,255 shares are subject to repurchase by the Company at the same price if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1998 does not exceed $12,683,250, and a portion of those shares will be subject to repurchase if such EBITDA does not exceed $16,911,000.

  An additional 340,255 shares of Common Stock held by certain other former GMS shareholders (including 42,060 shares held by Sprout Capital VII and certain related entities are also subject to repurchase by the Company at an average price of $0.37 per share ($.45 per share for Sprout Capital VII and certain related entities). One half of the shares are subject to repurchase if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1997 does not exceed $4,723,500, and a portion of that half will be subject to repurchase if such EBITDA does not exceed $6,298,000. The second half of the shares are subject to repurchase if, among other things, the Company's EBITDA (excluding CEO salary and related expense) for 1998 does not exceed $12,683,250, and a portion of the second half will be subject to repurchase if such EBITDA does not exceed $16,911,000.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership, as of December 31, 1997, and as adjusted to reflect the sale of the Common Stock offered by this Prospectus, of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each other Named Officer, (iv) all directors and executive officers as a group, and (v) the Selling Shareholders. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                PERCENTAGE OF
                                                                COMMON STOCK
                                            SHARES    SHARES  -----------------
                                         BENEFICIALLY  TO BE   BEFORE   AFTER
          NAME AND ADDRESS(1)               OWNED     SOLD(2) OFFERING OFFERING
          -------------------            ------------ ------- -------- --------
Sprout Capital VII L.P. and certain
 related entities (3)..................   1,649,562       --    21.5%    14.8%
 3000 Sand Hill Road
 Bldg. 3, Suite 170
 Menlo Park, CA 94025
Accel V L.P. and certain related
 entities (4)..........................     524,708       --     6.8%     4.7%
 c/o Accel Partners
 428 University Avenue
 Palo Alto, CA 94301
Bessemer Venture Partners GMS..........     393,530       --     5.1%     3.5%
 83 Walnut Street
 Wellesley Hills, MA 02181
ServiceMaster Venture Fund L.L.C. (5)..     200,000   100,000    2.6%       *%
 One ServiceMaster Way
 Downers Grove, IL 60515
Michael T. Fiore (6)...................     356,772       --     4.7%     3.2%
Dany Y. Tse, DMD (7)...................     620,500       --     8.1%     5.6%
Grant M. Sadler (8)....................     395,541       --     5.2%     3.5%
L. Theodore Van Eerden (9).............      23,075       --       *%       *%
Norman R. Huffaker (10)................       5,564       --       *%       *%
Gerald R. Aaron, DDS (11)..............       9,584       --       *%       *%
Kenneth D. Hooten (12).................     200,000       --     2.6%       *%
Paul H. Keckley (13)...................         400       --       *%       *%
Craig W. Wong, DMD (14)................      89,500       --     1.2%       *%
Steven R. Bull, DDS (15)...............       2,782       --       *%       *%
Wayne Posey (15).......................      29,017       --       *%       *%
Robert Finzi (16)......................   1,649,562       --    21.5%    14.8%
Kathleen D. La Porte (16)..............   1,649,562       --    21.5%    14.8%
All directors and officers as a group
 (13 persons) (16)(17).................   3,382,297       --    42.6%    29.6%

--------
  *  Less than one percent
 (1) Unless otherwise indicated the address of each of the shareholders listed in the table is: c/o Gentle Dental Service Corporation, 22800 Savi Ranch Parkway, Suite 206, Yorba Linda, California, 92887.
 (2) Following completion of the Dedicated Dental Acquisition, which is expected to occur prior to completion of this Offering, Dr. Kaiser and Robert Newman will acquire 1,519,103 shares of Common Stock (subject to final closing adjustments). A portion of these shares with an aggregate market value of up to $4 million will be included in and sold pursuant to this Offering.
 (3) Consists of the following shares: 793,600 shares held by Sprout Capital VII L.P. ("Sprout"); 164,956 held by DLJ First ESC L.L.C. ("DLJ First"); 648,797 shares held by Sprout Growth II, L.P. ("Sprout

     Growth"), 9,218 shares held by the Sprout CEO Fund, L.P. ("Sprout CEO"); and 32,991 shares held byDLJ Capital Corporation ("DLJ Capital"). DLJ Capital is the managing of each of Sprout CEO, Sprout Growth and Sprout Capital VII and has voting and investment control over the shares held by each of those three shareholders. DLJ LBO Plans Management Corporation is the manager of DLJ First and has voting and investment control over the shares held by DLJ First.
 (4) Consists of the following shares: 422,914 shares held by Accel V L.P. ("A5"); 56,669 shares held by Accel Internet/Strategic Technology Fund L.P. ("AISTF"); 25,186 shares held by Accel Investors '96 L.P. ("AI96"); 11,544 shares held by Ellmore C. Patterson Partners ("ECPP"); and 8,395 shares held by Accel Keiretsu V L.P. ("AK5") (A5, AISTF, AI96, ECPP, AK5 and A5A collectively, the "Accel Entities"). Arthur C. Patterson, ACP Family Partnership L.P., James R. Swartz, James W. Breyer, The Breyer 1995 Trust dated 10/4/95, Eugene D. Hill, Swartz Family Partnership L.P., Luke B. Evnin, and G. Carter Sednaoui share control of the Accel Entities and disclaim beneficial ownership except to the extent of their respective pecuniary interests.
 (5) Includes 100,000 shares subject to an exercisable warrant. ServiceMaster Venture Fund L.L.C. is a subsidiary of the ServiceMaster Company Limited Partnership, which in turn is a subsidiary of ServiceMaster Limited Partnership, a NYSE-listed limited partnership.
 (6) Includes 16,691 shares subject to repurchase by the Company in January 1998 and 16,691 shares subject to repurchase by the Company in January 1999, all at $0.45 per share, if certain performance targets are not met. See "Certain Transactions."
 (7) Includes 81,000 shares subject to exercisable options, 34,500 shares subject to an exercisable warrant and 3,500 shares held by Dr. Tse's wife.
 (8) Includes 110,255 shares subject to repurchase by the Company in January 1998 and 110,255 shares subject to repurchase by the Company in January 1999, all at $0.225 per share, if certain performance targets are not met. Also includes 170,169 shares subject to repurchase by the Company at a price of $0.225 per share, which rights lapse at a rate of 2,431 shares per month until October 31, 2000, at which time the Company's rights will have lapsed as to all such 170,169 shares. See "Certain Transactions."
 (9) Includes 20,200 shares subject to options exercisable within 60 days after December 31, 1997 and 2,875 shares subject to an exercisable warrant.
(10) Includes 5,564 shares subject to an option exercisable within 60 days after December 31, 1997.
(11) Includes 7,334 shares subject to options exercisable within 60 days after December 31, 1997.
(12) Includes 200,000 shares beneficially owned by ServiceMaster Venture Fund L.L.C. ("ServiceMaster Venture Fund"). Mr. Hooten, as a Vice President of The ServiceMaster Company, which manages ServiceMaster Venture Fund, may be deemed to share voting and dispositive power with respect to such shares. Mr. Hooten disclaims beneficial ownership of these shares.
(13) Includes 400 shares subject to an option exercisable within 60 days after December 31, 1997.
(14) Includes 1,600 shares subject to an exercisable option and 6,900 shares subject to an exercisable warrant.
(15) Includes 2,782 shares subject to options exercisable within 60 days after December 31, 1997.
(16) Includes 1,649,562 shares beneficially owned by Sprout Capital VII, L.P. and certain related entities. Mr. Finzi and Ms. La Porte, as members, partners or as general or limited partners of such partners of entities within this group, may be deemed to share voting and dispositive power with respect to such shares. Mr. Finzi and Ms. La Porte each disclaims beneficial ownership of these shares.
(17) Includes 121,662 shares subject to options exercisable within 60 days after December 31, 1997, 144,275 shares subject to exercisable warrants and 253,892 shares subject to repurchase by the Company if certain performance targets are not met.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SECURITIES

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock.

  COMMON STOCK. The Company is authorized to issue 50,000,000 shares of Common Stock. As of December 31, 1997, 7,678,683 shares of Common Stock were outstanding, held of record by approximately 96 shareholders. After this Offering, 11,178,683 shares will be outstanding. Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock, along with holders of any Preferred Stock with a right of participation, are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future, as described below.

  PREFERRED STOCK. The Company is authorized to issue up to 30,000,000 shares of Preferred Stock. As of December 31, 1997, no shares of Preferred Stock were outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations, and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

  The potential issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue shares of Preferred Stock.

WARRANTS

  As of December 31, 1997, there were warrants outstanding to purchase an aggregate of 640,435 shares of Common Stock, 189,160 of which have an exercise price of $7.86 per share, 219,333 of which have an exercise price of $7.50 per share, 150,000 of which have an exercise price of $6.00 per share, and 81,942 of which have an exercise price of $3.93 per share. Warrants to purchase 119,333 shares expire in May 2001, warrants to purchase 100,000 shares expire in December 2001, warrants to purchase 150,000 shares expire in February 2002, warrants to purchase 133,524 expire on the later of (i) July 2004 or (ii) 90 days after the closing of the first public offering by the Company after October 31, 1997, warrants to purchase 55,636 expire on the later of
(i) October 2004 or (ii) 90 days after the closing of the first public offering by the Company after October 31, 1997, and warrants to purchase 81,942 shares expire in October 2001. Warrants for 150,000 shares issued to the underwriters in the Company's initial public offering do not become exercisable until February 12, 1998. Warrants for 22,254 shares at $7.86 per share become exercisable only if certain performance conditions are met by one Affiliated Dental Practice.

PUT RIGHTS

  In connection with dental practice affiliations during 1995 and 1996, the Company granted "put" rights to certain sellers with respect to some of the shares of Common Stock issued in the affiliations. As of December 31,

1997, these put rights cover a total of 83,686 shares of Common Stock and give the holders the right to require the Company to repurchase the shares at prices ranging from $13.38 to $19.62 per share. One holder has put rights with respect to 11,820 shares that can be exercised in varying amounts in 1998, 1999 and 2000. All other put rights become exercisable between January 2000 and January 2003 and expire if not exercised within 60 days of the exercise date. The put rights with respect to all but 20,000 shares will terminate if the Company completes a public offering of Common Stock at a price greater than $20.00 per share. The Company has also granted ServiceMaster the right to require the Company to repurchase the 100,000 shares held by ServiceMaster and the 100,000 shares ServiceMaster may acquire upon exercise of its warrant, if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22.00 and net proceeds to the Company of at least $10 million ("Qualified Offering"). The put right may not be exercised before June 21, 2001, and will expire upon the earlier of the completion of a Qualified Offering or June 21, 2003. The per share price applicable to ServiceMaster's put right is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the right. ServiceMaster's put right with respect to 100,000 shares will be extinguished upon the sale of such shares in the Offering. Shares subject to put rights are classified as Redeemable Common Stock on the Company's Balance Sheet.

REGISTRATION RIGHTS

  Certain holders of 100,000 shares of the Company's Common Stock and warrants to purchase an additional 336,275 shares of the Company's Common Stock (the "Rights Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The shares subject to registration rights include 95,000 shares to be sold in this offering by ServiceMaster. Under the terms of agreements between the Company and these holders, if the Company proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to certain excluded registration forms), the Rights Holders are entitled to notice of such registration and to include in such registration shares of Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Company's Common Stock. The Rights Holders are not required to bear any expenses incurred by the Company in connection with registering the Rights Holders' shares, but underwriting fees, discounts, or commissions relating to the sale of each Rights Holder's shares are borne by the applicable Rights Holder.

  The holders of the 1,519,103 shares of Company Common Stock (subject to final closing adjustments) to be issued upon completion of the Dedicated Dental Affiliation (the "Dedicated Rights Holders") will also have certain registration rights. If the Company proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to certain excluded registration forms), the Dedicated Rights Holders will be entitled to notice of such registration and to include in such registration shares of Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Company's Common Stock. In the Dedicated Dental merger agreement, the Company agreed that Dr. Kaiser and the other shareholder of Dedicated Dental would be able to sell a number of shares of Common Stock with an aggregate market value of up to $4 million in an underwritten offering prior to March 31, 1998. The Company anticipates that these shares will be issued prior to completion of this Offering and will be sold pursuant thereto. See "Principal and Selling Shareholders." In addition, the Company has agreed to file a registration statement by March 31, 1998 to register all of the shares held by the Dedicated Rights Holders for resale in ordinary market transactions and to maintain that registration statement until March 31, 2000. The Dedicated Rights Holders are not required to bear any expenses incurred by the Company in connection with registering their shares, other than payment of their respective underwriting fees, discounts, and brokerage commissions relating to the sale of their shares.

  Except for the $4 million of Common Stock described in the foregoing paragraph, the Dedicated Rights Holders have agreed that they will not sell, offer to sell or otherwise transfer any of the shares discussed in the foregoing paragraph until March 31, 1999. On March 31, 1999, and on the last day of each of the next nine months, one-tenth of these shares will be released from the lock-up restriction and will be eligible for sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VIII of the Company's Restated Articles of Incorporation, as amended (the "Articles"), authorizes indemnification of directors of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). In addition, Section 10 the Company's Bylaws requires the Company to indemnify directors and former directors of the Company to the fullest extent permitted by applicable law, and permits the Company to indemnify officers, employees, and agents of the Company. The effects of the Articles, Bylaws and the Act (the "Indemnification Provisions") are summarized as follows:

    (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the director or former director concerned (i) acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Company or, in all other cases, not opposed to the best interests of the Company, (ii) was not adjudged liable on the basis of receipt of an improper personal benefit and
  (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the director or former director did not meet the required standards of conduct.

    (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the director or former director concerned acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Company, or in all other cases, not opposed to the best interests of the Company; except that no right of indemnification will be granted if the director or former director is adjudged to be liable to the Company.

    (c) Every director and officer who has been wholly successful on the merits or otherwise of a controversy described in (a) or (b) above is entitled to indemnification for reasonable expenses as a matter of right.

    (d) Because the limits of permissible indemnification under Washington law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

    (e) The Company shall advance to a director or former director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or former director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the director or former director did not meet the required standard of conduct.

    (f) The Company may, by action of the Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees, and agents of the Company on the same terms and with the same scope as described above.

  The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WASHINGTON ANTITAKEOVER STATUTE

  Washington law contains provisions relating to "significant business transactions" that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.19 of the Washington Business Corporation Act (the "Statute") applies to all Washington corporations that have a class of voting stock registered under section 12 or section 15 of the Exchange Act. The Statute prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person or affiliated group who acquires 10% or more of the outstanding voting securities of a corporation without the prior approval of the corporation's board of directors) for a period of five years after such person or affiliated group becomes an Acquiring Person. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is TranSecurities International, Inc., Spokane, Washington.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, there will be 11,178,683 shares of Common Stock outstanding. Of these shares, the 4,548,161 shares issued in the GMS Merger on November 4, 1997, the 109,039 shares issued in the affiliation with Blue Oak Dental Group on March 31, 1997, and the shares issuable in connection with the Pending Affiliations are or will be "restricted securities" as defined in Rule 144 promulgated under the Securities Act. All other shares are or will be eligible for sale to the public without restriction under the Securities Act, except for any shares held by affiliates of the Company, which will be subject to certain resale limitations of Rule 144. However, certain directors, executive officers and shareholders of the Company have agreed with the Underwriters not to offer to sell, contract to sell or otherwise sell or dispose of shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns
& Co. Inc. These persons hold      shares of Common Stock that are otherwise
eligible for resale.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of issuer's common stock (approximately 112,145 shares immediately after the Offering) and (ii) the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months preceding the sale and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

  Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company, the Selling Shareholders, Bear, Stearns & Co. Inc., Smith Barney Inc., Wessels, Arnold & Henderson, L.L.C. and Black & Company, Inc. as Representatives, each of the Underwriters named below has severally agreed to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its respective name.

                                                                       NUMBER OF
UNDERWRITER                                                             SHARES
-----------                                                            ---------
Bear, Stearns & Co. Inc...............................................
Smith Barney Inc. ....................................................
Wessels, Arnold & Henderson, L.L.C. ..................................
Black & Company, Inc. ................................................
                                                                          ---
  Total...............................................................
                                                                          ===

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $       per
share of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow concessions not in excess of $       per share to certain
other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

  The Underwriters have been granted a 30-day allotment option to purchase from the Company up to 525,000 additional shares of Common Stock at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 3,600,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

  The Company, its directors, officers, and certain shareholders have agreed that, without the prior written consent of Bear, Stearns & Co. Inc., they will not directly or indirectly offer to sell, sell, transfer, assign or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 180 days after the date of this Prospectus. These restrictions will be applicable to any shares acquired by any of those persons in this Offering or otherwise during the 180 day lockup period.

  The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

  In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering.

Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Shareholders. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NASDAQ National Market and, if commenced, may be discontinued at any time.

  In connection with this Offering, certain Underwriters and selling group members or their respective affiliates who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  Black & Company, Inc. acted as one of the representatives of the underwriters in the Initial Public Offering and, as partial consideration for services provided in connection therewith, the Company issued a warrant to Black & Company, Inc. to purchase up to 82,500 shares of Common Stock at an exercise price of $6.00 per share. This warrant is exercisable for a period of four years commencing in February 1998. In addition, Black & Company, Inc. received a nonaccountable expense allowance in the amount of $37,500.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by McDermott, Will & Emery, Newport Beach, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California. McDermott, Will & Emery has from time to time represented certain of the Underwriters in connection with unrelated legal matters.

                                    EXPERTS

  The financial statements of Gentle Dental Service Corporation as of September 30, 1997 and December 31, 1996 and December 31, 1995, and for the nine-month period ended September 30, 1997 and for the years ended December 31, 1996 and 1995 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of GMS Dental Group, Inc. as of December 31, 1996 and September 30, 1997, and for the periods from October 11, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

  The financial statements of Dedicated Dental Systems, Inc. as of September 30, 1997 and December 31, 1995, and for the nine-month period ended September 30, 1997 and for the year ended December 31, 1995 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dedicated Dental Systems, Inc. as of and for the year ended December 31, 1996 appearing in this Prospectus and Registration Statement and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of California Dental Practice Management Company and Related Dental Offices as of September 30, 1997 and December 31, 1996 and 1995, and for the nine-month period ended September 30, 1997 and for the years ended December 31, 1996 and 1995 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The Supplemental Consolidated Financial Statements of Gentle Dental Service Corporation as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  On November 14, 1997, the Company dismissed Price Waterhouse LLP as its principal accountants and engaged KPMG Peat Marwick LLP as its new principal accountants. The decision to change accounting firms was approved by the Company's Board of Directors. There were no adverse opinions, disclaimers of opinion or qualifications as to uncertainty, audit scope or accounting principles in the reports of Price Waterhouse LLP on the Company's financial statements for the two most recent fiscal years preceding their dismissal. Through the date of the change in accountants, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.

  Prior to the Merger, KPMG Peat Marwick LLP served as the principal accountants for GMS. Other than in connection with the Merger, before engaging KPMG Peat Marwick LLP as its new independent accountants, the Company did not previously consult with them regarding any matters related to the application of accounting principles or the type of audit opinion that might be rendered on the Company's financial statements.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, of which this Prospectus is a part, as well as such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Worldwide Web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement on Form SB-2, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
GENTLE DENTAL SERVICE CORPORATION
Report of Price Waterhouse LLP...........................................   F-2
Balance Sheet as of December 31, 1995 and 1996, and September 30, 1997...   F-3
Statement of Operations for the years ended December 31, 1995 and 1996
 and for the nine month periods ended September 30, 1996 and 1997........   F-4
Statement of Changes in Redeemable Common Stock and Nonredeemable
 Shareholders' Equity for the years ended December 31, 1995 and 1996, and
 for the nine month period ended September 30, 1997......................   F-5
Statement of Cash Flows for the years ended December 31, 1995 and 1996,
 and for the nine month periods ended September 30, 1996 and 1997........   F-6
Notes to Financial Statements............................................   F-7
GMS DENTAL GROUP, INC.
Report of KPMG Peat Marwick LLP..........................................  F-24
Consolidated Balance Sheets as of December 31, 1996 and September 30,
 1997....................................................................  F-25
Consolidated Statements of Operations for the periods from October 11,
 1996 (inception) to December 31, 1996 and the nine months ended
 September 30, 1997......................................................  F-26
Consolidated Statements of Stockholders' Deficit for the periods from
 October 11, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997................................................  F-27
Consolidated Statements of Cash Flows for the periods from October 11,
 1996 (inception) to December 31, 1996 and the nine months ended
 September 30, 1997......................................................  F-28
Notes to Consolidated Financial Statements...............................  F-29
DEDICATED DENTAL SYSTEMS, INC.
Report of Price Waterhouse LLP...........................................  F-43
Report of Ernst & Young LLP..............................................  F-44
Balance Sheet as of December 31, 1995 and 1996, and September 30, 1997...  F-45
Statement of Income and Retained Earnings for the years ended December
 31, 1995 and 1996 and for the nine months ended September 30, 1997......  F-46
Statement of Cash Flows for the years ended December 31, 1995 and 1996, and for the nine months ended
 September 30, 1997......................................................  F-47
CALIFORNIA DENTAL PRACTICE MANAGEMENT AND RELATED OFFICES
Report of Price Waterhouse LLP...........................................  F-55
Balance Sheet as of December 31, 1995 and 1996, and September 30, 1997...  F-56
Statement of Operations for the years ended December 31, 1995 and 1996 and for the nine months ended
 September 30, 1997......................................................  F-57
Statement of Changes in Capital for the years ended December 31, 1995 and
 1996, and for the nine months ended September 30, 1997..................  F-58
Statement of Cash Flows for the years ended December 31, 1995 and 1996, and for the nine months ended
 September 30, 1997......................................................  F-59
GENTLE DENTAL SERVICE CORPORATION SUPPLEMENTAL CONSOLIDATED FINANCIAL
 STATEMENTS
Report of KPMG Peat Marwick LLP..........................................  F-66
Supplemental Consolidated Balance Sheets as of December 31, 1996 and
 September 30, 1997......................................................  F-67
Supplemental Consolidated Statements of Operations for the years ended
 December 31, 1995 and 1996 and for the nine month period ended September
 30, 1997................................................................  F-68
Supplemental Consolidated Statement of Shareholders' Equity for the years ended December 31, 1995 and 1996 and the nine months ended September 30,
 1997....................................................................  F-69
Supplemental Consolidated Statements of Cash Flows for the years ended
 December 31, 1995 and 1996 and for the nine month period ending
 September 30, 1997......................................................  F-71
Notes to Supplemental Consolidated Financial Statements..................  F-74

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Gentle Dental Service
Corporation

  In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable common stock and nonredeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Gentle Dental Service Corporation at December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and for the nine month periods ended September 30, 1996 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As disclosed in Note 10 to the financial statements, the Company has certain related party transactions.

                                          Price Waterhouse LLP

Portland, Oregon
October 21, 1997 except for the
first paragraph of Note 12 which
is as of November 6, 1997 and
the last paragraph of Note 12
which is as of December 7, 1997

                       GENTLE DENTAL SERVICE CORPORATION

                                 BALANCE SHEET

               DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 DECEMBER 31,     SEPTEMBER 30,
                                                 1995     1996        1997
                                                -------  -------  -------------
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $   689  $   229     $    79
  Accounts receivable, net.....................   2,247    3,007       2,742
  Receivables from affiliates..................     597    1,197       1,603
  Income taxes receivable......................     174      169         134
  Supplies.....................................     286      363         476
  Prepaid expenses and other current assets....     291      734         520
                                                -------  -------     -------
    Total current assets.......................   4,284    5,699       5,554
Property and equipment, net....................   3,654    4,164       4,911
Intangible assets, net.........................   2,058    3,225       5,549
Other assets...................................     428       68          54
                                                -------  -------     -------
    Total assets............................... $10,424  $13,156     $16,068
                                                =======  =======     =======
           LIABILITIES, REDEEMABLE COMMON STOCK AND
               NONREDEEMABLE SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................. $   271  $ 1,256     $   787
  Accrued payroll and payroll related
   obligations.................................     432      364         785
  Other accrued liabilities....................     673      806         630
  Short-term borrowings........................   1,049    2,097         --
  Current portion of long-term debt and capital
   lease obligations...........................     473      917         441
                                                -------  -------     -------
    Total current liabilities..................   2,898    5,440       2,643
Deferred rent..................................      83       88         112
Deferred income taxes..........................     187        3         237
Long-term debt, less current portion...........   2,310    1,822         577
Capital lease obligations, less current
 portion.......................................     423      441         314
                                                -------  -------     -------
    Total liabilities..........................   5,901    7,794       3,883
                                                -------  -------     -------
Commitments and contingencies..................
Redeemable common stock, no par value, 57,551,
 190,302 and 183,686 shares issued and
 outstanding, respectively.....................     711    2,199       2,123
                                                -------  -------     -------
Nonredeemable shareholders' equity:
  Preferred stock, 30,000,000 shares
   authorized, no shares issued and
   outstanding.................................     --       --          --
  Common stock, no par value, 50,000,000 shares
   authorized, 1,366,145, 1,351,579 and
   2,971,772 shares issued and outstanding,
   respectively................................   2,795    2,888       9,543
  Shareholder note receivable..................     (40)     --          --
  Additional paid-in capital...................     152      446         488
  Retained earnings (deficit)..................     905     (171)         31
                                                -------  -------     -------
    Total nonredeemable shareholders' equity...   3,812    3,163      10,062
                                                -------  -------     -------
    Total liabilities, redeemable common stock
     and nonredeemable shareholders' equity.... $10,424  $13,156     $16,068
                                                =======  =======     =======

         The accompanying notes are an integral part of this statement.

                       GENTLE DENTAL SERVICE CORPORATION

                            STATEMENT OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
              NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                       DECEMBER 31,          SEPTEMBER 30,
                                      1995       1996       1996       1997
                                    ---------  ---------  ---------  ---------
Support services revenue from
 affiliates.......................  $   9,781  $  10,712  $   7,866  $  10,269
Operating expenses:
  Practice nonclinical salaries
   and benefits...................      2,418      3,148      2,373      2,712
  Dental supplies and lab
   expenses.......................      1,633      2,332      1,648      2,219
  Practice occupancy expenses.....        911      1,298        976      1,248
  Practice selling, general and
   administrative expenses........      1,311      1,336        986      1,040
  Corporate selling, general and
   administrative expenses........      2,153      2,372      1,562      1,820
  Depreciation and amortization...        482        853        700        699
                                    ---------  ---------  ---------  ---------
    Total operating expenses......      8,908     11,339      8,245      9,738
                                    ---------  ---------  ---------  ---------
    Operating income (loss).......        873       (627)      (379)       531
                                    ---------  ---------  ---------  ---------
Nonoperating income (expenses):
  Interest expense................       (290)      (742)      (572)      (135)
  Other income (expense), net.....        (92)        39         23         52
                                    ---------  ---------  ---------  ---------
  Nonoperating expense, net.......       (382)      (703)      (550)       (83)
                                    ---------  ---------  ---------  ---------
Income (loss) before income
 taxes............................        491     (1,330)      (928)       448
Provision (benefit) for income
 taxes............................        234       (345)      (228)       219
                                    ---------  ---------  ---------  ---------
Net income (loss).................        257       (985)      (700)       229
Accretion of redeemable common
 stock............................        --         (91)       (80)       (27)
                                    ---------  ---------  ---------  ---------
Net income (loss) attributable to
 common stock.....................  $     257  $  (1,076) $    (780) $     202
                                    =========  =========  =========  =========
Primary earnings (loss) per
 share............................  $     .19  $    (.71) $    (.53) $     .07
                                    =========  =========  =========  =========
Weighted average common and common
 equivalent shares outstanding....  1,379,960  1,524,484  1,484,498  3,287,874
                                    =========  =========  =========  =========
Fully diluted earnings (loss) per
 share............................  $     .19  $    (.71) $    (.53) $     .06
                                    =========  =========  =========  =========
Weighted average fully diluted
 shares outstanding...............  1,379,960  1,524,484  1,484,498  2,951,139
                                    =========  =========  =========  =========



         The accompanying notes are an integral part of this statement.

                       GENTLE DENTAL SERVICE CORPORATION

              STATEMENT OF CHANGES IN REDEEMABLE COMMON STOCK AND
                       NONREDEEMABLE SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  NONREDEEMABLE SHAREHOLDERS' EQUITY
                            REDEEMABLE                        SHAREHOLDER ADDITIONAL RETAINED
                           COMMON STOCK      COMMON STOCK        NOTE      PAID-IN   EARNINGS
                          SHARES   AMOUNT   SHARES    AMOUNT  RECEIVABLE   CAPITAL   (DEFICIT)
                          -------  ------  ---------  ------  ----------- ---------- ---------
Balance, December 31,
 1994...................      --   $  --   1,154,250  $  533     $--         $--       $ 735
Issuance of stock
 pursuant to Stock
 Incentive Plan.........      --      --      20,112     201      --          --         --
Common stock issued in
 connection with:
 Clinic Acquisitions....   57,551     711     28,456     387      --          --         --
 Private placement, net
  of offering costs.....      --      --     169,327   1,634      --          --         --
 Promissory note from
  shareholder...........      --      --       4,000      40      (40)        --         --
Stock options granted to
 non-employees..........      --      --         --      --       --          152        --
Repurchase of common
 stock..................      --      --     (10,000)    --       --          --         --
Distributions to
 shareholders...........      --      --         --      --       --          --         (87)
Net income..............      --      --         --      --       --          --         257
                          -------  ------  ---------  ------     ----        ----      -----
Balance, December 31,
 1995...................   57,551     711  1,366,145   2,795      (40)        152        905
Common stock and
 warrants issued in
 connection with:
 Clinic acquisitions....   38,994     530      4,934      67      --          --         --
 Private placement, net
  of offering costs.....  100,000     957        --      --       --          --         --
Exercise of put rights..   (6,243)    (90)       --      --       --          --         --
Stock warrants issued
 related to debt
 financing..............      --      --         --      --       --            9        --
Exercise of stock
 options................      --      --       2,000       2      --          --         --
Stock options granted to
 non-employees..........      --      --         --      --       --           52        --
Stock warrants issued
 related to line of
 credit guarantees......      --      --         --      --       --          233        --
Accretion of put
 rights.................      --       91        --      --       --          --         (91)
Repurchase of common
 stock..................      --      --     (24,000)     (1)     --          --         --
Common stock granted to
 non-employees..........      --      --       2,500      25      --          --         --
Proceeds from note
 receivable.............      --      --         --      --        40         --         --
Net loss................      --      --         --      --       --          --        (985)
                          -------  ------  ---------  ------     ----        ----      -----
Balance, December 31,
 1996...................  190,302   2,199  1,351,579   2,888      --          446       (171)
Common stock issued in
 connection with:
 Clinic acquisitions....      --      --     109,039     475      --          --         --
 Public offering, net of
  offering costs........      --      --   1,500,000   6,125      --          --         --
 Employee purchase
  plan..................      --      --       1,054       5      --          --         --
Exercise of put rights..   (6,616)   (103)       --      --       --          --         --
Exercise of stock
 options................      --      --      10,100      50      --          --         --
Stock options granted to
 non-employees..........      --      --         --      --       --           42        --
Accretion of put
 rights.................      --       27        --      --       --          --         (27)
Net income..............      --      --         --      --       --          --         229
                          -------  ------  ---------  ------     ----        ----      -----
Balance, September 30,
 1997...................  183,686  $2,123  2,971,772  $9,543     $--         $488      $  31
                          =======  ======  =========  ======     ====        ====      =====

         The accompanying notes are an integral part of this statement.

                       GENTLE DENTAL SERVICE CORPORATION

                            STATEMENT OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
              NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                 (IN THOUSANDS)

                                                DECEMBER 31,    SEPTEMBER 30,
                                                1995     1996    1996    1997
                                               -------  ------  ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...........................  $   257  $ (985) $ (700) $   229
 Adjustments to reconcile change in net cash
  provided by (used in) operating activities:
 Depreciation and amortization...............      482     853     596      699
 Loss on disposal of assets..................       86      63      61       36
 Stock options granted to non-employees......      152      52      38       42
 Stock issued for fees and compensation......      --       25      25      --
 Amortization of warrants....................      --      242     201      --
 Deferred income taxes.......................       71    (156)    (56)     212
 Deferred rent...............................      --        5       5       24
 Changes in certain assets and liabilities,
  net of acquisitions:
 Accounts receivable, net....................      349    (976)   (255)     574
 Receivables from affiliates.................   (2,476)   (562)   (416)    (493)
 Income taxes receivable.....................     (225)      5    (137)      35
 Supplies....................................     (165)    (49)    (50)    (113)
 Prepaid expenses and other current assets...      (11)    (37)   (337)    (221)
 Other assets................................      (79)     53      30       13
 Accounts payable............................       88     965     415     (469)
 Accrued liabilities.........................      686     371     (54)    (131)
                                               -------  ------  ------  -------
  Net cash provided by (used in) operating
   activities................................     (785)   (131)   (634)     699
                                               -------  ------  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment,
  excluding acquisitions.....................   (1,251)   (748)   (532)  (1,199)
 Proceeds from sale of property and
  equipment..................................      --      --      --        22
 Cash paid for acquisitions, including other
  direct costs, net of cash acquired.........   (1,073)   (667)   (667)  (1,483)
 Dental clinic acquisitions prepayments......     (309)    --      --       --
                                               -------  ------  ------  -------
  Net cash used in investing activities......   (2,633) (1,415) (1,199)  (2,660)
                                               -------  ------  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES,
 EXCLUDING ACQUISITIONS:
 Net proceeds from short-term borrowings.....      916   1,048   1,048   (2,097)
 Proceeds from issuance of notes payable.....    2,703     466     465      --
 Payments of notes payable...................   (1,264)   (602)   (407)  (2,444)
 Payments of capital lease obligations.......      (26)   (277)   (241)    (182)
 Proceeds from issuance of common stock......    1,835   1,000   1,000    7,505
 Common stock issuance costs.................      --     (500)    (43)    (918)
 Proceeds from note receivable...............      --       40      40      --
 Exercise of put rights......................      --      (90)    (90)    (103)
 Distribution to shareholders................      (87)    --      --       --
 Exercise of stock options...................      --      --      --        50
 Other.......................................      --        1       2      --
                                               -------  ------  ------  -------
  Net cash provided by financing activities..    4,077   1,086   1,774    1,811
                                               -------  ------  ------  -------
Increase (decrease) in cash and cash
 equivalents.................................      659    (460)    (59)    (150)
Cash and cash equivalents, beginning of
 period......................................       30     689     689      229
                                               -------  ------  ------  -------
Cash and cash equivalents, end of period.....  $   689  $  229  $  630  $    79
                                               =======  ======  ======  =======

         The accompanying notes are an integral part of this statement.

                       GENTLE DENTAL SERVICE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Gentle Dental Service Corporation (the "Company"), incorporated on December 14, 1992, is a Washington corporation headquartered in Vancouver, Washington. The Company, as part of a multi-specialty dental care delivery network, provides support services to dental professional corporations in Oregon, Washington, and California. The Company provides management support to four professional corporations under long-term support services agreements: Gentle Dental of Oregon, P.C.; Tse, Saiget, Watanabe & McClure, Inc., P.S., a.k.a., Gentle Dental of Washington, P.C.; Arena Dental Corporation, a California Professional Corporation; and Dany Tse, P.C. (together, the "PCs"). Under the terms of the service agreements, the Company, among other things, bills and collects patient receivables and provides all administrative support services to the PCs in exchange for support services fees.

  On February 13, 1997, the Company completed its initial public offering of 1,500,000 shares of no par value common stock (the "Offering"). The price per share in the Offering was $5.00, resulting in gross offering proceeds of $7,500. The Company received net proceeds of approximately $6,125, net of underwriters' discount and total offering expenses. Concurrent with the receipt of the net proceeds, the Company utilized $4,426 to repay all outstanding principal under the Company's various bank loan arrangements (see note 5). No significant gain or loss resulted in connection with the debt extinguishment.

  On February 13, 1997 (the offering date), the Company repriced all employee stock options outstanding to the Offering price of $5 per share (except for certain stock options held by the Company's chief executive officer, which were repriced at 110% of the Offering price). All other terms with respect to such options were maintained. The Company did not recognize compensation expense related to the repricing of the employee stock options as the adjusted exercise price was not below the fair value of the common stock as of the repricing date.

 Revenues

  Revenues consist primarily of support services fees charged to the PCs based on an agreed-upon percentage of PC revenues under support services agreements, net of provisions for contractual adjustments and doubtful accounts. Such fees are recognized when earned.

                                                                 NINE MONTHS
                                              YEARS ENDED           ENDED
                                              DECEMBER 31,      SEPTEMBER 30,
                                             1995      1996     1996     1997
                                            -------  --------  -------  -------
PC dental revenue, net of provisions for
 contractual adjustments and
 doubtful accounts........................  $16,029  $ 21,424  $15,731  $19,020
Less amounts retained by the PCs..........   (6,248)  (10,712)  (7,866)  (9,103)
Adjustments to allowance for doubtful
 accounts.................................      --        --       --       230
Retail sales..............................      --        --       --       122
                                            -------  --------  -------  -------
Support services revenue from affiliates..  $ 9,781  $ 10,712  $ 7,865  $10,269
                                            =======  ========  =======  =======

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Statement of cash flows

  Cash equivalents consist of liquid investments with maturities at the date of purchase of 90 days or less.

  Supplemental disclosure of cash flow information:

                                                                 NINE MONTHS
                                                  YEARS ENDED       ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,
                                                  1995   1996    1996   1997
                                                 ------ ------  ------ ------
Interest paid................................... $  290 $  489  $  180 $  129
Income taxes paid (received)....................    350   (159)    --     (28)
Supplemental schedule of noncash investing and
 financing activities:
  Capital lease obligations related to the
   leasing of fixed assets......................    534    275     275    --
  Issuance of common stock in exchange for
   shareholder note.............................     40    --      --     --
  Accretion of put rights.......................    --      91      80     27
Acquisition of tangible assets from related
 parties:
  Liabilities assumed or issued.................  2,093    --      --     --
  Tangible assets acquired......................  2,093    --      --     --
Acquisition of clinics from unrelated parties:
  Intangible assets.............................  2,012  1,335   1,335  2,480
  Liabilities assumed or issued.................    453    148     148    893
  Common stock issued in connection with
   acquisitions.................................  1,098    597     597    475
  Dental clinic acquisition prepayments.........    --     309     309    --
  Tangible assets acquired, excluding cash......    611    386     386    371

 Accounts receivable and allowances for contractual adjustments and doubtful accounts

  Accounts receivable principally represent receivables from patients or dental group insurance carriers for dental services provided by the related PCs. The Company has recorded an allowance for contractual adjustments and doubtful accounts of $782, $187, $963, and $701 at December 31, 1995 and 1996, and September 30, 1996 and 1997, respectively. Contractual adjustments represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or other is contractually obligated to pay the Company. The allowance for doubtful accounts and contractual adjustments are estimated based on past collection performance.

 Supplies

  Supplies consist primarily of operatory dental supplies stored at the clinics. Supplies are stated at the lower of cost (first-in, first-out basis) or market.

 Prepaid expenses and other current assets

  Prepaid and other current assets primarily represent miscellaneous receivables, prepaid rent, and deferred acquisition costs. Such deferred acquisition costs were $64 and $178 as of December 31, 1996 and September 30, 1997, respectively. Such costs were not significant at December 31, 1995. Also, at December 31, 1996, included within prepaid expenses was $457 in deferred offering costs associated with the initial Public Offering completed in February 1997.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property and equipment

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred and expenditures for additions and betterments are capitalized. Depreciation of property and equipment is calculated using the straight-line method over estimated useful lives which range from 3 to 15 years.

 Intangible assets

  Intangible assets result primarily from the excess of cost over the fair value of net tangible assets purchased in acquisitions. Such intangibles relate primarily to noncompetition covenants and support services agreements. Intangibles relating to support services agreements consist of the costs of purchasing the rights to provide management support services to dental practices over the initial noncancelable 40-year terms of the related support services agreements. Under these agreements, the dental groups have agreed to provide dental services on an exclusive basis only through facilities provided by the Company. Pursuant to the terms of the agreements, the Company is the exclusive administrator of all non-dental aspects of the acquired dental practices, providing facilities, equipment, support staffing, management support and other ancillary services. The support services agreements are noncancelable except for performance defaults.

  Intangible assets are amortized on the straight-line method over their estimated useful lives, 5 years for organizational costs, 25 years for support services agreements and other acquired intangibles, and 40 years for trademarks (see note 4).

  The Company reviews its asset balances for impairment at the end of each quarter or more frequently when events or changes in circumstances indicate that the carrying amount of intangible assets may not be recoverable. To perform that review, the Company estimates the sum of expected future undiscounted net cash flows from intangible assets. If the estimated net cash flows are less than the carrying amount of the intangible asset, the Company recognizes an impairment loss in an amount necessary to write-down the intangible asset to a fair value as determined from expected future discounted cash flows. No write-down for impairment loss was recorded for the years ended December 31, 1995 and 1996, or for the nine months ended September 30, 1996 and 1997.

 Income taxes

  Prior to 1995, the Company elected to be treated as a Subchapter S corporation under provisions of the Internal Revenue Code. As such, the income or losses of the Company were attributable to its shareholders in their individual tax returns. Effective January 1, 1995, the Company terminated its Subchapter S corporation status and elected C corporation status under the Internal Revenue Code for tax purposes, and for financial reporting purposes adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes." (see note 7).

 Accounting for impairment of long-lived assets

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement provides that impairments of long-lived assets (including property and equipment and intangible assets) be measured and valued based on the estimated future cash flows of the Company.

  The Company adopted the statement in 1996; however, the adoption did not have a significant impact on the Company's financial position or results of operations.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Fair value of financial assets and liabilities

  The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for instruments with a similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximate fair value as of December 31, 1995 and 1996, and September 30, 1997.

 Accounting estimates

  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

 Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 financial statement presentations. Such reclassifications had no effect on the Company's previously reported results of operations or financial position.

 Primary and fully diluted earnings per share

  Primary and fully diluted earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the periods presented. The computation of fully diluted earnings per share assumes the exercise of contingent stock warrants and options. The computation of fully diluted earnings per share was anti-dilutive for the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1996; therefore, such fully diluted earnings per share amounts equal the primary earnings per share amounts.

 New accounting pronouncements

  In February 1997, the Financial Accounting Standards Board issued SFAS 128 "Earnings Per Share." In accordance with this pronouncement, the Company will adopt the new standard for periods ending after December 15, 1997. Management does not expect the adoption of this pronouncement to have a significant effect on reported earnings per share information.

  The Emerging Issues Task Force of the Financial Accounting Standards Board is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of the consolidation of professional corporation revenues and the accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to acquired intangible assets.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)


(2) ACQUISITIONS

  On January 2, 1995, the Company purchased from Gentle Dental of Oregon, P.C. and Tse, Saiget, Watanabe & McClure, Inc., P.S., a.k.a., Gentle Dental of Washington, P.C. the net accounts receivable of those PCs totaling $2,093 in exchange for interest-only promissory notes payable on December 31, 1995. The principal portion of the promissory notes issued to the PCs by the Company was satisfied via reductions to the Company's receivables from those PCs.

  During 1995, the Company acquired substantially all of the assets of seven dental practices in Washington and Oregon including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $2,346 for the seven acquired clinics includes $982 paid in cash, $1,098 in redeemable and nonredeemable common stock, and $175,000 in promissory notes. In addition, the Company paid $91 in cash for closing costs which have been included in the total purchase price. The Company issued a total of 86,007 shares of stock in conjunction with these acquisitions. Of these shares, 20,000 were valued by management at $10.00 per share for one acquisition in January 1995 and 66,007 were valued at $13.60 per share for the remaining acquisitions. These common stock values reflect the estimated fair market value at the dates of the acquisitions. Certain shares of the common stock issued are subject to "put rights" from the shareholders (see note 8).

  In 1996, the Company acquired substantially all of the assets of four clinics, including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $1,601 for the four acquired clinics included $944 in cash, $597 in redeemable and nonredeemable common stock and a promissory note for $28. In addition, the Company paid for closing costs of $32 which have been included in the total purchase price. The Company issued a total of 43,928 shares relating to those acquisitions. Such shares were valued at $13.60 per share. Common stock values reflect the estimated fair value on the date of acquisition.

  In 1997, the Company acquired substantially all of the assets of three clinics, including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $2,738 for the three acquired clinics included $1,483 in cash, $475 in common stock, $532 in promissory notes and the assumption of long-term liabilities for $248. In addition, the Company paid for closing costs of $33 which have been included in the total purchase price. The Company issued a total of 109,039 shares of stock in conjunction with these acquisitions. Such shares were valued at $4.36 per share. The common stock values reflect the estimated fair value on the dates of the acquisitions. Additionally, one acquisition during 1997 is subject to future possible earn-out payments in which the Company will issue a maximum of 160,689 shares of common stock if certain operating results are achieved as outlined in the purchase agreement.

  The results of operations for these acquisitions have been included in the financial statements of the Company since the dates of acquisitions. The following pro forma information has been prepared assuming that the 1996 and 1997 acquisitions had occurred at the beginning of each period presented. The pro forma information includes adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates, nor are they necessarily indicative of future operating results.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
              NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


(2) ACQUISITIONS (CONTINUED)

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                      (UNAUDITED)   (UNAUDITED)
   Support services revenue..........................   $13,182       $11,172
                                                        =======       =======
   Net income (loss).................................   $  (831)      $   289
                                                        =======       =======
   Fully Diluted earnings (loss) per share...........   $  (.51)      $   .09
                                                        =======       =======

(3) PROPERTY AND EQUIPMENT

                                                 DECEMBER 31,    SEPTEMBER 30,
                                                 1995    1996        1997
                                                ------  -------  -------------
   Dental equipment............................ $2,319  $ 2,542     $ 2,805
   Computer equipment..........................    482      831       1,251
   Office equipment, furniture and fixtures....    503      540         640
   Vehicles....................................     20       20          32
   Leasehold improvements......................    762    1,313       1,785
                                                ------  -------     -------
                                                 4,086    5,246       6,513
   Less accumulated depreciation and
    amortization...............................   (432)  (1,082)     (1,602)
                                                ------  -------     -------
                                                $3,654  $ 4,164     $ 4,911
                                                ======  =======     =======

  At December 31, 1995 and 1996, and September 30, 1997, property and equipment include $553, $762 and $916, respectively, of equipment held under capital leases with related accumulated amortization aggregating $56, $194, and $276, respectively.

(4) INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                   DECEMBER 31,    SEPTEMBER 30,
                                                    1995    1996       1997
                                                   ------  ------  -------------
   Support services agreements.................... $2,013  $3,325     $5,805
   Trademarks.....................................     50      50         50
   Organizational costs...........................     70      70         70
                                                   ------  ------     ------
                                                    2,133   3,445      5,925
   Less accumulated amortization..................    (75)   (220)      (376)
                                                   ------  ------     ------
                                                   $2,058  $3,225     $5,549
                                                   ======  ======     ======

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)


(5) BORROWINGS

 Short-term borrowings

  At December 31, 1996 the Company had a total of $2,097 outstanding under two bank operating lines of credit with a bank secured by substantially all assets of the Company. In February 1997, the entire outstanding amount was fully repaid from the net proceeds from the Offering (see Note 1).

  As of September 30, 1997 the Company has a line of credit secured by substantially all of the Company's accounts receivable. Borrowings under the line bear interest at prime plus 1% (9.5% at September 30, 1997). The Company may borrow from the credit line a maximum of $1,850 and limited to a borrowing base calculated at 75% of the Company's eligible accounts receivable. There are no amounts outstanding under the credit line at September 30, 1997. The Company must pay a commitment fee of 1/2% per annum of the average daily portion of the $1,850 available. The credit line agreement includes provisions for maintaining certain financial covenants including debt service coverage ratio, current ratio, debt to tangible net worth ratio, minimum tangible net worth, and restrictions on payment of cash dividends. The Company is in compliance with these covenants at September 30, 1997.

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
Long-term debt
Note payable to bank due in monthly instalments of
 principal
 and interest at prime plus 1.25%, paid during
 1997.............................................  $  938 $  667     $ --
Notes payable to bank with interest-only payments
 for the
 first 12 months at prime plus 1.5%, paid during
 1997.............................................   1,684  1,699       --
Unsecured note payable, due in monthly instalments
 of principal and
 interest at 10.47% commencing on June 30, 1996,
 maturing November 2003...........................     --     140       130
Note payable due in monthly instalments of
 principal and interest at 9.99%, collateralized
 by a vehicle, maturing June 2000.................      15     14        12
Unsecured note payable, due in monthly instalments
 of principal and interest at 9.5% commencing on
 March 31, 1997, maturing October 2001............     --     --        116
Unsecured note payable, due in monthly instalments
 of principal and interest at 10.5% commencing on
 March 31, 1997, maturing December 2002...........     --     --        163
Unsecured note payable, due in quarterly
 instalments of principal and
 interest at 8.25% commencing on March 19, 1997,
 maturing March 2002..............................     --     --        117
Unsecured note payable, due in quarterly
 instalments of principal and
 interest at 8.5% commencing on July 31, 1997,
 maturing June 2002...............................     --     --        100
Various unsecured notes payable, due in monthly
 instalments of principal and interest varying
 from 9.38% to 10.75%, maturing through March
 1999.............................................      62     70        96
                                                    ------ ------     -----
                                                     2,699  2,590       734
Less current portion..............................     389    768       157
                                                    ------ ------     -----
                                                    $2,310 $1,822     $ 577
                                                    ====== ======     =====

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


(5) BORROWINGS (CONTINUED)

  Scheduled maturities of long-term debt at September 30, 1997 are as follows:

      1998................................................................. $157
      1999.................................................................  175
      2000.................................................................  131
      2001.................................................................  137
      2002.................................................................   97
      Thereafter...........................................................   37
                                                                            ----
                                                                            $734
                                                                            ====

 Capital lease obligations

  The Company has entered into certain capital lease obligations related to the acquisition of dental and computer equipment. The leases, which are secured by the equipment, bear interest at rates ranging from 7%- 15% and require monthly payments of principal and interest.

  Future minimum payments under the Company's capital lease obligations at September 30, 1997 are summarized as follows:

      1998................................................................ $346
      1999................................................................  178
      2000................................................................  160
      2001................................................................   18
                                                                           ----
                                                                            702
      Less portion representing interest..................................  104
                                                                           ----
                                                                            598
      Less current portion................................................  284
                                                                           ----
                                                                           $314
                                                                           ====

(6) EMPLOYEE BENEFIT PLANS

  The Company participates in a 401(k) profit sharing plan and trust covering substantially all employees. Profit sharing contributions are made at the discretion of management. No employer profit sharing contributions have been made. The Company also provides a non-discretionary matching 401(k) contribution equal to 3% of participants' eligible compensation. The Company's 401(k) contributions were $49, $55 and $45, for the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1996, respectively. Effective January 1, 1997, the plan was amended to eliminate the nondiscretionary contribution provisions.

  Effective May 1, 1997, the Company also adopted the Employee Stock Purchase Plan covering 200,000 shares of the Company's common stock. All full-time employees of the Company can purchase common stock under the plan through payroll withholding at a 10% discount of the market price of the stock on the last day of each calendar quarter.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)

(7) INCOME TAXES

  The provision (benefit) for income taxes is as follows:

                                                                 NINE MONTHS
                                                  YEARS ENDED       ENDED
                                                  DECEMBER 31,  SEPTEMBER 30,
                                                  1995   1996    1996     1997
                                                  ----- ------  -------  ------
   Current:
     Federal..................................... $ 147 $ (175) $  (173) $    7
     State.......................................    16    (14)       0
                                                  ----- ------  -------  ------
                                                    163   (189)    (173)      7
                                                  ----- ------  -------  ------
   Deferred:
     Federal.....................................    65   (143)     (35)    197
     State.......................................     6    (13)     (20)     15
                                                  ----- ------  -------  ------
                                                     71   (156)     (55)    212
                                                  ----- ------  -------  ------
   Total provision (benefit)..................... $ 234 $ (345) $  (228) $  219
                                                  ===== ======  =======  ======

  The provision for income taxes for the year ended December 31, 1995 includes the recognition of a cumulative net deferred tax liability of $25 associated with the termination of the Company's Subchapter S corporation status on January 1, 1995.

  Deferred tax assets (liabilities) are comprised of the following components:

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------  ------  -------------
Property and equipment..........................  $ (141) $ (379)     $(380)
Intangibles.....................................      (6)    (12)        (8)
Cash versus accrual reporting for tax purposes--
 long-term......................................     (40)    (38)       (38)
Net operating loss carryforward.................     --      417        180
Other...........................................     --        9          9
                                                  ------  ------      -----
Net long-term deferred tax liability............  $ (187) $   (3)     $(237)
                                                  ======  ======      =====
Cash versus accrual reporting for tax purposes--
 current........................................  $  (20) $  (30)     $ (28)
Accrued payroll related costs...................      75      57         48
Accrued bonus...................................     --      --          29
                                                  ------  ------      -----
Net current deferred tax assets, included in
 prepaid and other current assets...............  $   55  $   27      $  49
                                                  ======  ======      =====

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


(7) INCOME TAXES (CONTINUED)

  The effective tax rate differed from the U.S. statutory federal tax rate due to the following:

                                                                NINE MONTHS
                                               YEARS ENDED         ENDED
                                               DECEMBER 31,    SEPTEMBER 30,
                                               -------------   ----------------
                                               1995    1996     1996      1997
                                               ------ ------   -------   ------
Statutory federal rate.......................   34.0%  (34.0)%   (34.0)%   34.0%
State taxes, net of federal benefit..........    2.3    (3.2)     (3.5)     2.2
Non-deductible intangible and other permanent
 differences.................................    6.3    11.3      12.9     10.8
Other, including cumulative effect from the
 termination of Subchapter S corporation
 status in 1995..............................    5.1     --        --       1.9
                                               -----  ------   -------   ------
Effective tax rate...........................   47.7%  (25.9)%   (24.6)%   48.9%
                                               =====  ======   =======   ======

(8) REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDERS' EQUITY

 Redeemable common stock

  In connection with certain acquisitions, the Company granted "put rights" to certain shareholders that may require the Company to redeem up to 96,545 shares of its common stock at a redemption price ranging from $13.38 to $19.62 per share. If all shareholders with such "put rights" exercise their options, the Company would be required to repurchase the above shares of common stock for $1,409. The redemption periods began April 1, 1996 and continue through January 4, 2003. If the shareholder does not place a redemption request during the redemption period, the "put right" will expire on the stated expiration date. "Put rights" for all but 20,000 shares terminate in the event of the Company successfully completing a public offering at a price of at least $20.00 per share. The Company redeemed 6,243 shares of redeemable common stock for $90 during 1996 and redeemed 6,616 shares for $103 during 1997.

  The shares of common stock subject to the "put rights" are reported on the balance sheet as redeemable common stock. Such shares have been recorded at their fair value as of the dates of acquisition, inclusive of accretion during the year ended December 31, 1996 and nine months ended September 30, 1997. The Company records accretion on a ratable basis over the redemption period of the respective stock. Such accretion for the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997 was $91, $80 and $27, respectively. Accretion in prior years was insignificant.

  Such common stock at September 30, 1997 is redeemable as follows:

                                               NUMBER OF REDEMPTION  REDEMPTION
                                                SHARES     AMOUNT   PRICE RANGE
                                               --------- ---------- ------------
   1998.......................................   2,974     $   50   $16.82
   1999.......................................   2,754         50    13.38-18.16
   2000.......................................  40,849        576    13.60-19.62
   2001.......................................  29,681        438    13.60-18.80
   2002.......................................   3,714         51    13.60
   Thereafter.................................   3,714         51    13.60
                                                ------     ------
                                                83,686     $1,216
                                                ======     ======

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
   NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 (IN THOUSANDS EXCEPT
                         SHARE AND PER SHARE AMOUNTS)

(8) REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDERS' EQUITY (CONTINUED)

 Private placement of redeemable common stock and warrants

  In May 1996, the Company completed a private placement offering ("the offering") of 100,000 shares of the Company's common stock which include warrants to purchase 100,000 additional shares of the Company's common stock at an exercise price of $7.50 per share. Total proceeds from the offering (net of offering costs of $43) were $957. The net proceeds allocated to common stock aggregated $732. The stock warrants were recorded at their estimated fair value of $225 and are entitled to certain "piggyback" registration rights. The stock warrants expire on December 14, 2001; no stock warrants have been exercised to date.

  In connection with the private placement, the shareholder received certain "put rights" which are exercisable after June 21, 2001 but no later than June 21, 2003 if the Company has not completed a public offering of its common stock by June 21, 2001 at a price of at least $22.00 per share and with net proceeds to the Company of at least $10,000. The per share price applicable to the "put rights" is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding the exercise of the rights. As of September 30, 1997, the Company has not recorded any accretion related to the above "put rights."

 Preferred stock

  Preferred stock may be issued by the Board of Directors with preferences to be determined at the time of issuance. Through September 30, 1997, none of the 30,000,000 authorized shares of the Company's preferred stock has been issued or is outstanding.

 Stock warrants issued in conjunction with debt issuance

  In May 1996 the Company issued warrants to purchase 4,333 shares of the Company's common stock at $7.50 per share to a lender in connection with a line of credit. The stock warrants were valued at $9 and have been recorded as debt issuance costs and additional paid-in-capital. The estimated fair value of the stock warrants was amortized over the six-month term of the line of credit. Such amortization expense has been included in interest expense in the statement of operations. The stock warrants expire on May 31, 2001 and carry certain "piggyback" registration rights. The stock warrants have not been exercised to date.

  In addition, in May 1996, the Company issued to certain directors, officers, and shareholders of the Company warrants to purchase 115,000 shares of the Company's common stock at $7.50 per share in consideration for guaranteeing a total of $1,000 on a line-of-credit which is no longer available and has been fully repaid. The estimated fair value of the stock warrants of $233 was amortized over the six-month term of the line of credit. Such amortization expense has been included in interest expense in the statement of operations. All stock warrants expire in May 2001 and no such stock warrants have been exercised to date.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


(9) STOCK INCENTIVE PLAN

  The Board of Directors adopted a Stock Incentive Plan ("the Plan"), as amended during 1996. The Plan provides for issuance of up to 1,000,000 shares of common stock in connection with various stock grants, awards and sales granted under such plan to employees and nonemployees (primarily key PC personnel). The Plan authorizes the grant of incentive stock options, non-statutory stock options, stock appreciation rights or bonus rights; award of stock bonuses; and/or sale of restricted stock. The exercise price for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. The Plan is administered by the Company's Board of Directors. The Board has the authority to determine the persons to whom awards will be made, the amounts, and other terms and conditions of the awards. Shares issued under the Plan are generally subject to a five-year vesting schedule from the date of grant and expire ten years from the original grant date.

  Stock options issued to nonemployees, including dental professionals employed by the affiliated PC's, have been recorded at their estimated fair market value and are being expensed over their respective vesting lives of up to five years. Total compensation expense recorded for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997 was $152, $52, $38 and $42, respectively.

 Statement of Financial Accounting Standards No. 123 ("SFAS 123")

  During 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

  The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997. The 1995 and 1996 options were valued using the minimum value pricing model as prescribed by SFAS 123 for nonpublic companies. The options issued subsequent to the Company's 1997 initial public offering have been valued using the Black-Scholes pricing model as prescribed by SFAS 123. The following weighted average assumptions have been used for grants of stock options:

                                                                 NINE MONTHS
                                               YEARS ENDED          ENDED
                                              DECEMBER 31,      SEPTEMBER 30,
                                             ----------------  ----------------
                                              1995     1996     1996     1997
                                             -------  -------  -------  -------
   Risk free interest rate..................     6.5%     6.5%     6.5%     6.4%
   Expected dividend yield..................     -- %     -- %     -- %     -- %
   Expected lives........................... 5 years  5 years  5 years  5 years
   Expected volatility......................     N/A      N/A      N/A       60%

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
   NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 (IN THOUSANDS EXCEPT
                         SHARE AND PER SHARE AMOUNTS)


(9) STOCK INCENTIVE PLAN (CONTINUED)

  Options were assumed to be exercised over the five-year expected life for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total value of options granted was calculated in the following amounts, which would be amortized on the straight-line basis over the vesting period of the options:

      Year ended December 31, 1995...................................... $  334
      Year ended December 31, 1996......................................    301
      Nine months ended September 30, 1996..............................    301
      Nine months ended September 30, 1997..............................  1,219


  If the Company had accounted for stock options issued to employees in accordance with SFAS 123, the Company's net income attributable to common stock and pro forma net income per share would have been reported as follows:

 NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK

                                                YEAR ENDED   NINE MONTHS ENDED
                                               DECEMBER 31,    SEPTEMBER 30,
                                               1995  1996      1996       1997
                                               ---- -------  ---------  --------
As reported................................... $257 $(1,076) $    (780) $    229
Pro Forma.....................................  222  (1,156)      (851)       18

 PRO FORMA NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

                                               YEAR ENDED   NINE MONTHS ENDED
                                              DECEMBER 31,    SEPTEMBER 30,
                                              1995   1996     1996       1997
                                              ----- ------- ---------  --------
As reported--primary......................... $0.19 $(0.71) $   (0.51) $   0.07
Pro Forma--primary...........................  0.16  (0.76)     (0.55)     0.01
As reported--fully diluted...................  0.19  (0.71)     (0.51)     0.06
Pro Forma--fully diluted.....................  0.16  (0.76)     (0.55)     0.01

  The effects of applying SFAS 123 for providing pro forma disclosures for 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 are not likely to be representative of the effects on reported net income (loss) and net income (loss) per common equivalent share for future years, because options vest over several years and additional awards generally are made each year.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
              NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


(9) STOCK INCENTIVE PLAN (CONTINUED)

  The following summary presents the options granted and outstanding as of September 30, 1997:

                                                                       WEIGHTED
                                                                       AVERAGE
                                             NUMBER OF SHARES          EXERCISE
                                       EMPLOYEE  NONEMPLOYEE  TOTAL     PRICE
                                       --------  ----------- --------  --------
   Outstanding, December 31, 1994.....  110,000        --     110,000   $4.52
     Granted..........................  136,000     72,750    208,750    5.91
     Canceled.........................  (31,000)    (5,000)   (36,000)   6.56
                                       --------    -------   --------   -----
   Outstanding, December 31, 1995.....  215,000     67,750    282,750    5.47
     Granted..........................  134,250     12,000    146,250    5.16
     Exercised........................   (2,000)       --      (2,000)    .80
     Canceled.........................  (96,549)    (5,833)  (102,382)   8.19
                                       --------    -------   --------   -----
   Outstanding, December 31, 1996.....  250,701     73,917    324,618    5.52
     Granted..........................  382,000        --     382,000    5.46
     Exercised........................  (10,100)       --     (10,100)   5.00
     Canceled......................... (110,101)   (13,667)  (123,768)   5.17
                                       --------    -------   --------   -----
   Outstanding, September 30, 1997....  512,500     60,250    572,750   $5.62
                                       ========    =======   ========   =====

  The following table sets forth the exercise prices, the number of options outstanding and exercisable, and the remaining contractual lives of the Company's stock options at September 30, 1997:

                                NUMBER OF OPTIONS                          WEIGHTED AVERAGE
     EXERCISE          -------------------------------------               CONTRACTUAL LIFE
      PRICE            OUTSTANDING               EXERCISABLE                  REMAINING
     --------          -----------               -----------               ----------------
      $  .20              15,250                   15,250                     7.82 years
        4.13              45,500                      --                      7.01
        5.00             318,000                   57,900                     8.63
        5.50              81,000                   81,000                     6.08
        8.02              68,000                    1,000                     9.90
       10.00              45,000                   27,672                     7.61

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)


(10) TRANSACTIONS WITH AFFILIATES

 Major customers

  The Company currently derives substantially all of its revenue from the PCs, with which it has support services agreements. The Company and three of the PCs are related through common ownership of certain shareholders.

 Support services agreements

  The Company provides management support services to the PCs under support services agreements with forty-year terms. The Company is currently earning revenues under these agreements based on specified percentages of net dental practice patient revenues as defined in the agreements. Such percentages are negotiated with the PCs and have been developed and revised as necessary based on the Company's services and operating needs. The support services agreements were amended such that support services revenue is based upon the following percentage of net PC revenue:

                                          DANY TSE,
                                            P.C.    WASHINGTON OREGON CALIFORNIA
                                          --------- ---------- ------ ----------
   1997..................................    53%       51%      53%      53%
   1998..................................    54%       52%      54%      54%
   1999..................................    55%       53%      55%      55%
   2000..................................    56%       54%      55%      55%
   2001, and thereafter..................    56%       55%      55%      55%

 Office lease

  The Company leases office space for $4 per month from Gentle Dental of Washington, PC (see note 1) on a month-to-month basis. Lease expense aggregated approximately $50 for each of the years ended December 31, 1995 and 1996, and $37 for each of the nine months ended September 30, 1996 and 1997.

 Receivables from affiliates

  Affiliate receivables consist primarily of amounts owed to the Company by the PCs to reimburse the Company for payment of the PCs' payroll and other direct costs, net of amounts due to the PCs related to the acquisitions and the PCs' share of revenues. The Company also transacts various other business with the PCs, including short-term operating advances.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

(11) COMMITMENTS AND CONTINGENT LIABILITIES

 Operating leases

  The Company has entered into operating lease agreements for dental service locations, office space and parking. Rental expense, including month-to-month rentals, for the years ended December 31, 1995, 1996 and the nine months ended September 30, 1996 and 1997 was $837, $1,256, $864 and $1,147, respectively.

  Management expects to renew or replace leases as they expire. Following is a summary of scheduled future minimum lease payments, including assumed leases:

      1998.............................................................. $ 1,569
      1999..............................................................   1,522
      2000..............................................................   1,301
      2001..............................................................   1,029
      2002..............................................................     910
      Thereafter........................................................   4,316
                                                                         -------
                                                                         $10,647
                                                                         =======

 Pending acquisitions

  On September 21, 1997, the Company entered into a merger agreement pursuant to which it has agreed to acquire all of the stock of Dedicated Dental Systems, Inc. ("DDS"), which is based in Bakersfield, California and owns and operates 11 staff-model dental offices pursuant to a Knox-Keene license from the state of California. At the same time, the Company entered into three asset purchase agreements to acquire the non-professional assets of four related dental offices in Southern California. The aggregate purchase price under these agreements is $22,750, consisting of $9,771 in cash, $12,429 in shares of Company common stock (1,519,103 shares valued at $8.1818 per share, which was the average closing price of Company common stock for the 30 trading days prior to the execution of the agreements), and $550 in estimated future earnout payments under two of the asset purchase agreements, all subject to certain adjustments provided for in the agreements. The acquisition is subject to California Knox-Keene regulatory approval, among other contingencies, and is expected to close in the first quarter of 1998.

  On September 29, 1997, the Company entered into an agreement for the acquisition of the nonprofessional assets of a dental practice located in Sacramento, California. The purchase price is $810, consisting of $320 in cash and $490 in shares of Company common stock (43,077 shares valued at $11.375 per share, which was the average closing price of Company common stock for the 10 trading days prior to the execution of the agreement). The acquisition is expected to close in January 1998.

                       GENTLE DENTAL SERVICE CORPORATION

                  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
             NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                (IN THOUSANDS)


(12) SUBSEQUENT EVENT

  On November 4, 1997, the Company completed its merger with GMS Dental Group, Inc. ("GMS"), a privately held corporation, with the Company as the surviving corporation. The merger is being accounted for as a pooling of interests. Under the terms of the merger agreement, the Company issued 4,548,161 shares of its Common stock representing approximately 59% of the outstanding stock of the merged company, to the former shareholders of GMS. A total of 297,074 of the shares issued in the merger are subject to repurchase by the Company at an average price of $0.32 per share if certain performance targets for 1997 are not achieved. These targets are not expected to be met and the shares are anticipated to be purchased during 1998.

  Upon completion of the DDS acquisition discussed in note 11, and after the foregoing repurchase of the shares discussed above, the shares issued to GMS shareholders will represent approximately 47.5% of the total outstanding common stock. Prior to the merger, GMS was a dental practice management company based in Yorba Linda, California providing management support services to 22 dental offices with approximately 100 dentists in California, Idaho and Hawaii.

  The consolidated financial statements for the periods prior to the combination will be restated to include the accounts and results of operations of GMS when financial statements are prepared for the period including the date of the merger.

  The results of operations previously reported by the separate enterprises and the combined amount are summarized below:

                                            YEARS ENDED    NINE MONTHS ENDED
                                            DECEMBER 31,     SEPTEMBER 30,
                                            1995   1996      1996      1997
                                           ------ -------  --------  ---------
   Net Sales:
     GMS--patient service................  $  --  $ 3,701  $    --   $  19,348
     The GDS--management fee.............   9,781  10,712     7,866     10,269
                                           ------ -------  --------  ---------
   Combined sales........................   9,781 $14,413  $  7,866  $  29,617
                                           ====== =======  ========  =========
   Net income (loss) attributed to common
    stock:
     GMS.................................  $  --  $  (957) $    --   $  (1,814)
     The GDS.............................     257  (1,076)     (780)       202
                                           ------ -------  --------  ---------
   Combined net income (loss)............  $  257 $(2,033) $   (780) $  (1,612)
                                           ====== =======  ========  =========

  Adjustments to conform GMS's method of accounting for amortization of intangible assets with that of the Company will reduce net income for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 by approximately $0, $0, and $148.

  There were no significant transactions between GMS and GDS prior to the combination.

  In December 1997, the Company and the Oregon and Washington professional corporations signed letters of intent to restructure the management agreements with those professional corporations. The Company will pay consideration of $1.8 million, to be offset by its receivable from the professional corporations for $1.8 million, cash of $575,000 to be paid over a term of 18 months, or options to acquire 230,000 shares of common stock at an exercise price of $8.38 per share, and 1.5% of the increase in revenue in 1998 and 1999, in exchange for revised management agreements which provide the company with a controlling financial interest in the operation of the practices.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
GMS Dental Group, Inc.:

  We have audited the accompanying consolidated balance sheets of GMS Dental Group, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from October 11, 1996 (inception) through December 31, 1996 and the nine-month period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GMS Dental Group, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997 and the results of their operations and their cash flows for the period from October 11, 1996 through December 31, 1996 and for the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
November 14, 1997

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1996     1997
                                                               -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 1,991  $    68
  Accounts receivable, net of allowances of approximately
   $1,519 and $2,278 in
   1996 and 1997, respectively (note 7)......................    1,819    3,244
  Dental supplies............................................      191      359
  Prepaid and other current assets...........................      143      637
                                                               -------  -------
    Total current assets.....................................    4,144    4,308
                                                               -------  -------
Property and equipment, (notes 5 and 7)......................    1,578    3,354
Intangible assets, net of accumulated amortization of $61 and
 $227 in 1996 and 1997, respectively.........................    7,105   14,444
Other assets (note 6)........................................      399      454
                                                               -------  -------
    Total assets.............................................  $13,226  $22,560
                                                               =======  =======
   LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                    STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...........................................  $   394  $   441
  Accrued salaries, wages and benefits.......................      669    1,293
  Accrued expenses and other current liabilities.............      861    1,216
  Current maturities of notes payable and obligations under
   capital leases (notes 7 and 12)...........................      207      246
                                                               -------  -------
    Total current liabilities................................    2,131    3,196
                                                               -------  -------
Long-term liabilities:
  Obligations under capital leases, net of current portion
   (note 12).................................................      131      327
  Long-term debt, net of current portion (note 7)............      --     7,394
  Other long-term liabilities................................      --       181
                                                               -------  -------
    Total long-term liabilities..............................      131    7,902
                                                               -------  -------
    Total liabilities........................................    2,262   11,098
                                                               -------  -------
Redeemable convertible preferred stock--Series B, $.001 par
 value; authorized
 9,270,000 shares; issued and outstanding 6,180,000 and
 6,287,142 shares in 1996
 and 1997, respectively......................................   11,055   12,072
                                                               -------  -------
Stockholders' deficit (notes 7, 8 and 9):
  Convertible preferred stock--Series A, $.001 par value;
   authorized 395,000
   shares; issued and outstanding 395,000 shares in 1996 and
   1997......................................................        1        1
  Convertible preferred stock--Series C, $.001 par value;
   authorized 5,000 shares; issued and outstanding 1,777 and
   2,753 shares in 1996 and 1997, respectively...............        1        1
  Common stock, $.001 par value; authorized 14,500,000
   shares; issued and outstanding 1,864,901 and 2,614,901
   shares in 1996 and 1997, respectively.....................        2        3
  Additional paid-in capital.................................      997    2,438
  Notes receivable from stockholders.........................     (136)    (300)
  Accumulated deficit........................................     (956)  (2,753)
                                                               -------  -------
    Total stockholders' deficit..............................      (91)    (610)
Commitments and contingencies (notes 8, 11 and 12)
Subsequent events (note 13)..................................
                                                               -------  -------
    Total liabilities, redeemable convertible preferred stock
     and stockholders' deficit...............................  $13,226  $22,560
                                                               =======  =======

          See accompanying notes to consolidated financial statements.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  PERIODS FROM OCTOBER 11, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996 AND THE
                      NINE-MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            1996       1997
                                                          ---------  ---------
Dental group net patient service revenue (note 7)........ $   3,701  $  19,348
                                                          ---------  ---------
Operating expenses:
  Clinical salaries and benefits.........................     1,493      6,571
  Practice nonclinical salaries and benefits.............     1,131      5,410
  Dental supplies and lab expenses.......................       498      2,205
  Practice occupancy expenses............................       265      1,202
  Practice selling, general and administrative expenses..       469      2,159
  Corporate selling, general and administrative
   expenses..............................................       626      2,025
  Depreciation and amortization..........................       161        583
                                                          ---------  ---------
                                                              4,643     20,155
                                                          ---------  ---------
    Operating loss.......................................      (942)      (807)
Nonoperating expenses:
  Interest expense, net..................................        (7)      (227)
  Loss on investment in joint venture....................       (87)       (68)
                                                          ---------  ---------
    Loss before income tax benefit.......................    (1,036)    (1,102)
Income tax benefit.......................................       320        134
                                                          ---------  ---------
    Net loss.............................................      (716)      (968)
Dividends on redeemable convertible preferred stock......      (240)      (829)
                                                          ---------  ---------
    Net loss attributable to common stockholders......... $    (956) $  (1,797)
                                                          =========  =========
Net loss per common share................................ $    (.51) $    (.76)
                                                          =========  =========
Weighted-average number of common shares outstanding..... 1,864,901  2,367,648
                                                          =========  =========


          See accompanying notes to consolidated financial statements.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

      PERIODS FROM OCTOBER 11, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                  AND THE NINE-MONTHS ENDED SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                   SHARES OF               SHARES OF
                  CONVERTIBLE CONVERTIBLE CONVERTIBLE CONVERTIBLE                                NOTES
                   PREFERRED   PREFERRED   PREFERRED   PREFERRED  SHARES OF        ADDITIONAL  RECEIVABLE
                    STOCK--     STOCK--     STOCK--     STOCK--    COMMON   COMMON  PAID-IN       FROM     ACCUMULATED
                   SERIES A    SERIES A    SERIES C    SERIES C     STOCK   STOCK   CAPITAL   STOCKHOLDERS   DEFICIT
                  ----------- ----------- ----------- ----------- --------- ------ ---------- ------------ -----------
Balance, October
 11, 1996.......        --       $--           --        $--            --   $--    $   --       $ --        $   --
Initial issuance
 of common stock
 in exchange for
 note
 receivable.....        --        --           --         --      1,367,201     1       136       (136)          --
Common stock
 issued for
 acquisitions...        --        --           --         --        497,700     1        99        --            --
Convertible
 preferred
 stock-- Series
 A issued for
 acquisitions...    395,000         1          --         --            --    --        295        --            --
Convertible
 preferred
 stock-- Series
 C issued for
 acquisitions...        --        --         1,777          1           --    --      1,733        --            --
Issuance costs
 for redeemable
 convertible
 preferred
 stock--Series
 B..............        --        --           --         --            --    --     (1,266)       --            --
Dividends on
 redeemable
 convertible
 preferred
 stock--Series
 B..............        --        --           --         --            --    --        --         --           (240)
Net loss........        --        --           --         --            --    --        --         --           (716)
                    -------      ----        -----       ----     ---------  ----   -------      -----       -------
Balance,
 December 31,
 1996...........    395,000         1        1,777          1     1,864,901     2       997       (136)         (956)
Issuance of
 common stock
 upon exercise
 of stock
 options in
 exchange for
 note
 receivable.....        --        --           --         --        750,000     1       150       (150)          --
Interest accrued
 on note
 receivable.....        --        --           --         --            --    --        --         (14)          --
Shares reserved
 under earnout
 agreement......        --        --           --         --            --    --        314        --            --
Issuance of
 common stock
 warrants for
 acquisition....        --        --           --         --            --    --          1        --            --
Convertible
 preferred
 stock-- Series
 C issued for
 acquisitions...        --        --           976        --            --    --        976        --            --
Dividends on
 redeemable
 convertible
 preferred
 stock--Series
 B..............        --        --           --         --            --    --        --                      (829)
Net loss........        --        --           --         --            --    --        --         --           (968)
                    -------      ----        -----       ----     ---------  ----   -------      -----       -------
Balance,
 September 30,
 1997...........    395,000      $  1        2,753       $  1     2,614,901  $  3   $ 2,438      $(300)      $(2,753)
                    =======      ====        =====       ====     =========  ====   =======      =====       =======
                      TOTAL
                  STOCKHOLDERS'
                     DEFICIT
                  -------------
Balance, October
 11, 1996.......     $   --
Initial issuance
 of common stock
 in exchange for
 note
 receivable.....           1
Common stock
 issued for
 acquisitions...         100
Convertible
 preferred
 stock-- Series
 A issued for
 acquisitions...         296
Convertible
 preferred
 stock-- Series
 C issued for
 acquisitions...       1,734
Issuance costs
 for redeemable
 convertible
 preferred
 stock--Series
 B..............      (1,266)
Dividends on
 redeemable
 convertible
 preferred
 stock--Series
 B..............        (240)
Net loss........        (716)
                  -------------
Balance,
 December 31,
 1996...........         (91)
Issuance of
 common stock
 upon exercise
 of stock
 options in
 exchange for
 note
 receivable.....           1
Interest accrued
 on note
 receivable.....         (14)
Shares reserved
 under earnout
 agreement......         314
Issuance of
 common stock
 warrants for
 acquisition....           1
Convertible
 preferred
 stock-- Series
 C issued for
 acquisitions...         976
Dividends on
 redeemable
 convertible
 preferred
 stock--Series
 B..............        (829)
Net loss........        (968)
                  -------------
Balance,
 September 30,
 1997...........     $  (610)
                  =============

          See accompanying notes to consolidated financial statements.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  PERIODS FROM OCTOBER 11, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996 AND THE
                      NINE-MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                             1996    1997
                                                            ------  ------
Cash flows from operating activities:
 Net loss.................................................. $ (716) $ (968)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
 Depreciation and amortization.............................    161     583
 Loss on investment in joint venture.......................     87      68
 Change in assets and liabilities, net of the effect of
  acquisitions:
  Decrease (increase) in accounts receivable...............    (21)    159
  Decrease in dental supplies..............................      1     126
  (Increase) decrease in prepaid expenses and other
   current assets..........................................     89    (460)
  Increase in other assets.................................     (7)   (123)
  Decrease in accounts payable.............................   (619)    (55)
  Increase in accrued salaries, wages and benefits.........    526     624
  Increase in accrued expenses and other current
   liabilities.............................................    576      67
  Increase (decrease) in other liabilities.................   (328)    182
                                                            ------  ------
   Net cash (used in) provided by operating activities.....   (251)    203
                                                            ------  ------
Cash flows from investing activities:
 Purchases of property and equipment.......................   (125)   (138)
 Cash paid for investment in joint venture.................    (75)    --
 Cash paid for organization costs..........................     (5)    --
 Cash paid for acquisition of dental practices............. (6,601) (6,178)
                                                            ------  ------
   Net cash used in investing activities................... (6,806) (6,316)
                                                            ------  ------
Cash flows from financing activities:
 Payment of deferred financing costs.......................   (150)    --
 Proceeds from the issuance of redeemable convertible
  preferred stock--Series B, net of costs..................  9,550     188
 Proceeds from the issuance of common stock................      1       1
 Proceeds from issuance of debt............................    --    4,300
 Repayment of debt.........................................   (353)   (299)
                                                            ------  ------
   Net cash provided by financing activities...............  9,048   4,190
                                                            ------  ------
   Increase (decrease) in cash and cash equivalents........  1,991  (1,923)
Cash and cash equivalents, beginning of period.............    --    1,991
                                                            ------  ------
Cash and cash equivalents, end of period................... $1,991  $   68
                                                            ======  ======
Supplemental disclosure of cash flow information:
 Cash paid during the period:
 Interest ................................................. $  --   $  212
Supplemental Schedule of Noncash Investing and Financing
 Activities:
 Issuance of convertible preferred stock--Series A to
  founders and to purchase the predecessor companies....... $  295  $  --
 Issuance of redeemable convertible preferred stock--Series
  B to investment banker for services......................    314     --
 Issuance of convertible preferred stock--Series C to
  purchase dental practices................................  1,733     976
 Notes payable issued to purchase dental practice..........    --    3,214
 Shares reserved under earnout agreements..................    --      315
 Issuance of common stock warrants to purchase dental
  practice.................................................    --        1
 Issuance of common stock to founders and to purchase the
  predecessor companies....................................    235     --
 Issuance of notes receivable to stockholders for purchase
  of common stock..........................................    136     150
 Interest accrued on notes receivable from stockholders....    --       14
 Purchases of equipment under capital lease agreements.....    550     414
                                                            ======  ======

          See accompanying notes to consolidated financial statements.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

(1) DESCRIPTION OF BUSINESS

  GMS Dental Group, Inc. and subsidiaries (GMS or the Company), is a Delaware corporation engaged in managing dental groups. The Company, through its wholly owned subsidiaries, acquires the net assets of and manages dental groups under long-term service agreements with the affiliated dental groups. The Company was incorporated on March 19, 1996 and commenced operations on October 11, 1996 at which time the Company completed its first acquisitions. Therefore, the Company has a limited operating history.

(2) SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation/Basis of Consolidation

  The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries and the affiliated professional dental group practices. The Company's subsidiaries acquire the operating assets and assume certain liabilities of the dental groups and account for the Company's management activities with the dental groups under the Company's long-term service agreements. Because of corporate practice of medicine laws in the states in which the Company operates, the Company does not own dental practices, but instead enters into exclusive long-term management services agreements with the dental groups. The Company designates a majority shareholder or other owner of the dental group as its nominee. Additionally, advisory boards are established which govern the activities of the dental practices. The Company appoints a majority of the advisory board members. Through the management services agreements and its control of the advisory board and nominee shareholders of the dental practices, the Company has exclusive authority over the decision making related to all major ongoing operations of the underlying dental groups with the exception of the professional aspects of dentistry practice as required by applicable state law. Under the management services agreements, the Company establishes annual operating and capital budgets for the dental groups and compensation guidelines for the licensed dental professionals. The Company consolidates the operating results and accounts of the dental groups since the Company has control over the operations of the dental practices.

  The Company has a 50% equity investment in Celebration Dental Services L.C., a Florida limited liability company, which is accounted for on the equity basis of accounting.

 Dental Group Net Patient Service Revenue

  Dental group net patient service revenue represents the revenue of the dental groups reported at the estimated realizable amounts from patients, third-party payors and others for services rendered, net of contractual adjustments.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments in debt instruments with an original maturity of three months or less to be cash equivalents.

 Accounts Receivable

  Accounts receivable principally represent receivables from patients and other third-party payors for dental services provided by the dental groups. Amounts are recorded net of contractual allowances.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

 Dental Supplies

  Dental supplies represent disposable supplies and instruments used in delivering dental services to patients. The supplies are recorded at the lower of cost or market (net realizable value).

 Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over five to seven years, their estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life.

  Equipment held under capital leases are stated at the present value of minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

 Intangible Assets

  Intangible assets consist primarily of management service agreements and are amortized on a straight-line basis over the period of the agreements, which is 40 years. Amortization expense for the periods ended December 31, 1996 and September 30, 1997 was $61 and $166, respectively.

 Long-Lived Assets

  The Company requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment charge is recorded when the estimated undiscounted cash flows from such assets is insufficient to recover the cost of the long-lived asset.

 Income Taxes

  The Company uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassification

  Certain prior years amounts have been reclassified to conform with the current year presentation.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


 New Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." In accordance with this pronouncement, the Company will adopt the new standard for periods ending after December 15, 1997. Management does not expect the adoption of this pronouncement to have a significant effect on reported earnings (loss) per share information.

  The Emerging Issues Task Force of the Financial Accounting Standards Board recently evaluated certain matters relating to the physician practice management industry (EITF issue number 97-2) and reached a consensus on the criteria for establishing a controlling financial interest in a physician practice, the appropriateness of accounting for a transaction between a physician practice management company and a physician practice as a business combination, and the appropriateness of accounting for such transactions using the pooling-of-interests method of accounting. The accompanying financial statements are prepared in conformity with the consensus reached in EITF 97-2. The Company is unable to predict the impact, if any, that this review may have on its future acquisition strategy.

 Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted. Effective October 11, 1996 (inception), GMS elected to account for stock-based compensation under Accounting Principles Board Opinion No. 25 (APB 25).

(3) ACQUISITIONS

  During the period ended December 31, 1996, the Company acquired Group Management Service, Inc. which owned a 50% investment in Celebration Dental Service, L.C. (Celebration), a Florida dental limited liability company. Group Management Service, Inc. also owned the rights to purchase 100% of the net assets of five dental practices. Subsequent to the purchase of Group Management Service, Inc. GMS Dental Group, through its wholly owned subsidiaries, acquired certain operating assets and assumed certain liabilities of the five dental practices. During the period ended September 30, 1997, the Company acquired the net assets of four additional dental practices. These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of the acquired dental practices were recorded at their estimated fair values at the dates of acquisition. The operating results of these acquisitions have been included in the financial statements of the Company since the dates of acquisition.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

  The cost of acquisitions in excess of the identified fair value of assets and liabilities has been allocated primarily to management service agreements. Summary information concerning the acquisitions during 1996 follow:

   Accounts receivable, net.......................................... $ 1,798
   Dental supplies...................................................     192
   Prepaid expenses and other current assets.........................     232
   Property and equipment............................................   1,544
   Other assets......................................................     261
   Liabilities assumed...............................................  (2,005)
   Deferred tax liability............................................    (320)
   Management service agreements and other intangible assets.........   7,166
                                                                      -------
                                                                        8,868
   Less fair value of common stock issued............................     100
   Less fair value of convertible preferred stock--Series A issued...     295
   Less fair value of convertible preferred stock--Series C issued...   1,733
   Less deferred purchase price (payable in cash)....................     139
                                                                      -------
     Cash purchase price, net of cash acquired....................... $ 6,601
                                                                      =======
  Summary information concerning the acquisitions during 1997 are as follows:

   Accounts receivable, net.......................................... $ 1,584
   Dental supplies...................................................     294
   Prepaid expenses and other current assets.........................      34
   Property and equipment............................................   1,641
   Liabilities assumed...............................................    (239)
   Deferred tax liability............................................    (134)
   Management service agreements and other intangible assets.........   7,504
                                                                      -------
                                                                       10,684
   Less notes payable to sellers.....................................   3,214
   Less fair value of convertible preferred stock--Series C shares
    issued and reserved for issuance.................................   1,291
   Less common stock warrants issued.................................       1
                                                                      -------
     Cash purchase price, net of cash acquired....................... $ 6,178
                                                                      =======

  The following unaudited pro forma summary for the nine month period ended September 30, 1997 presents the condensed consolidated results of operations as if the 1997 acquisitions discussed above had occurred as of January 1, 1997. These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been had the acquisitions been made as of that date, nor does it purport to represent future operations of the Company:

                                                                        1997
                                                                       -------
   Pro forma:
     Dental Group net patient service revenue......................... $27,582
     Net loss.........................................................    (766)
                                                                       =======
     Net loss per common share........................................ $  (.32)
                                                                       =======

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


  The fair value of the stock issued was determined by the Company based upon an analysis of the value of the operating assets and liabilities being acquired using projected discounted cash flows and the negotiation process between the Company and the sellers. Under the purchase agreements, the purchase price is adjustable by the Company for a period between six months and one year after the closing of the transactions in order to finalize the fair values of the assets acquired and liabilities assumed.

  In connection with the acquisition of four of the dental groups, the Company is contingently obligated to pay additional consideration, depending on the achievement of certain financial results, as defined by the purchase agreements. During 1997, the Company accrued $314 for the portion of 1997 earnouts which the Company expects to pay in common stock.

(4) RECEIVABLES SOLD WITH RECOURSE

  Prior to October 11, 1996, one of the acquired practices sold certain of its receivables to a financial institution with recourse. Under the terms of these transactions, the practice received 97% of the face value of each receivable. Additionally, as collateral for these receivables, the practice was required to maintain a cash balance at the financial institution of approximately 10% of the outstanding receivables. The recourse provisions require the Company to repurchase any receivable which becomes more than 150 days delinquent.

  The outstanding balance of receivables sold with recourse was approximately $261 and are included in accounts receivable in the accompanying consolidated balance sheets at December 31, 1996. As of September 30, 1997, the Company no longer sells its receivables.

(5) PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows:

                                                                  1996    1997
                                                                 ------  ------
   Dental equipment............................................. $  786  $2,100
   Computer equipment...........................................    267     477
   Furniture, fixtures, and equipment...........................    188     312
   Leasehold improvements.......................................    370     915
   Buildings....................................................     48      48
   Land.........................................................     10      10
                                                                 ------  ------
     Total property and equipment...............................  1,669   3,862
   Less accumulated depreciation................................    (91)   (508)
                                                                 ------  ------
     Property and equipment, net................................ $1,578  $3,354
                                                                 ======  ======

(6) INVESTMENT IN JOINT VENTURE

  The Company is a 50% owner in a joint venture with Private Medical Care, Inc., a subsidiary of Delta Dental, Inc., in a dental practice located in Celebration, Florida. The initial investment by the Company consisted of $75 in cash and $150 of contributed assets.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

(7) LONG-TERM DEBT AND LINE OF CREDIT

  Long-term debt is summarized as follows:

                                                                  1996  1997
                                                                  ---- ------
   Term note, bearing interest at 9.75%; monthly principal and interest payments of $5; due October 17, 1997 with a balloon
    payment of $12; secured by mortgage.......................... $ 56 $   12
   Credit facility, bearing interest at 3.25% in excess of LIBOR
    rate (9.1% at September 30, 1997)............................   48  4,300
   Subordinated note payable, discounted at 8% annual interest, payable in annual installments of principle and interest
    beginning December 31, 1997 through January 2002.............  --     696
   Senior subordinated note payable, discounted at 8% annual
    interest. Payable in 60 monthly installments of $14,
    beginning August 1, 1997 through July 2002...................  --     667
   Senior subordinated note payable, discounted at 8% annual
    interest; balloon payment of $500 due July 1999..............  --     432
   Senior subordinated note payable, discounted at 8% annual
    interest; balloon payment of $2,083 due July 2002............  --   1,419
                                                                  ---- ------
                                                                   104  7,526
   Less current portion..........................................  104    132
                                                                  ---- ------
                                                                  $--  $7,394
                                                                  ==== ======

  As of September 30, 1997, the aggregate maturities of long-term debt for each of the next five years are as follows:

            1998.................................. $  132
            1999..................................  1,711
            2000..................................  1,574
            2001..................................  1,898
            2002..................................  2,211
            Thereafter............................    --
                                                   ------
                                                   $7,526
                                                   ======

  The Company has obtained a credit facility from a bank in the amount of $10 million. The proceeds of the credit facility are available for working capital needs and to finance acquisitions approved by the bank. Principal amounts owed under the credit facility bear interest up to 1% above the prime rate or up to 3.25% above LIBOR, dependent on the Company's leverage ratio. The outstanding balance on this facility as of September 30, 1997 was $4.3 million. As of September 30, 1997, the Company was in violation of certain covenants for which it obtained a waiver from the bank.

  On October 11, 1998, the credit facility will convert from a revolving facility to a three-year loan. The term loan will provide for 12 equal quarterly payments of principal and interest. The obligations under this credit agreement are secured by a first-priority security interest in favor of the bank in all revenue of the Company and its subsidiaries. The Company must meet certain ratios defined by the bank credit agreement.

  In connection with this credit facility, the Company issued a warrant to the bank to purchase up to 184,103 shares of the Company's common stock at a price of $1.75 per share. The warrant expires in October 2001.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


(8) STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK (NOTE 13)

  The Company has two classes of stock: common stock and preferred stock. As of September 30, 1997, preferred stock consists of three series: convertible preferred stock--Series A, redeemable convertible preferred stock--Series B and convertible preferred stock--Series C. The preferences, privileges and restrictions granted or imposed on the preferred stock are as follows:

 Common Stock

  Upon formation of the Company, GMS Dental Group, Inc. issued an aggregate 1,367,201 shares of its common stock at a purchase price of $.10 per share to the founders of the Company. 605,000 of these shares are subject to a three-year vesting schedule whereby one-quarter of the shares vested upon issuance and one-quarter of the shares will vest on October 11, 1997. The remaining shares vest on a monthly basis during the remaining thirty-six months.

  572,700 shares issued to certain other stockholders, which were issued at a price of $.20 per share, and 762,201 shares out of the 1,367,201 shares issued to the founders, are subject to a right of repurchase, at cost, in favor of the Company that expires upon the earlier of (1) the achievement by the Company of certain performance milestones over a two-year period or (2) nine years and nine months from the date of issuance.

 Dividends

  The holders of the Series B convertible redeemable preferred stock will be entitled to receive dividends in preference to any dividend on the Series A convertible preferred stock, the Series C convertible preferred stock and the common stock, at a rate of 10% per annum of the per share purchase price of the Series B convertible redeemable preferred stock, which dividend rate will be $.175 per share of Series B convertible redeemable preferred stock. The dividends payable to the holders of the Series B convertible redeemable preferred stock are cumulative and are payable upon the earlier of conversion of such shares into common stock, the initial public offering of the Company's securities, a liquidation of the Company or an acquisition of the Company or substantially all of its assets. Accumulated undeclared dividends as of September 30, 1997 totaled $1,069.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series B convertible redeemable preferred stock are entitled to receive $1.75 per share, plus all accrued but unpaid dividends on such shares, prior to and in preference to any distributions made to holders of the Series A convertible preferred stock, the Series C convertible preferred stock or the common stock. The holders of Series A and Series C convertible preferred stock are then entitled to $0.748 per share and $1,000 per share, respectively, plus an amount equal to all declared but unpaid dividends on each such share. After payment of the preference amounts to the holders of the Series A and Series C convertible preferred stock, any remaining assets or property distributable upon such liquidation, dissolution or winding up will be divided pro rata among the holders of the Series B convertible redeemable preferred and the common stock on an as-converted basis. At September 30, 1997, the Company has 6,287,142, 395,000 and 2,753 shares outstanding of Series B convertible redeemable preferred stock, Series A convertible preferred stock and Series C convertible preferred stock, respectively.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


 Redemption Rights

  After October 11, 2001, any or all of the holders of the Series B convertible redeemable preferred stock shall have the right to the extent permitted by law and by the Company's Loan Agreement with Imperial Bank, to require the Company to repurchase all or any part of such holder's shares of such series of preferred stock by payment of an amount per share equal to the liquidation preference amount, together with any accumulated but unpaid dividends on such redeemed shares. The Series A and Series C convertible preferred stock are not redeemable.

 Conversion Rights

  The holders of shares of Series A convertible preferred stock and Series B convertible redeemable preferred stock have the right to convert such shares at any time into common stock of the Company. The initial conversion rate will be on a 1-to-1 basis and will be subject to adjustment for anti-dilution (including, but not limited to, adjustments to the conversion rates in the event the Company issues common stock or securities convertible into or exercisable for common stock at a price per share less than the conversion price for such series of preferred stock). Each share of Series A convertible preferred stock and Series B convertible redeemable preferred stock automatically will be converted into common stock, at the then applicable conversion rate, upon the closing of a firm commitment underwritten public offering of the Company's common stock at a price per share not less than $10 and for a total offering price of not less than $30 million or upon the written consent of the holders of at least a majority of the Series A convertible preferred stock and Series B convertible redeemable preferred stock, voting together as a class.

  Each share of Series C convertible preferred stock automatically shall be converted into common stock, at a ratio equal to $1,000 divided by the Series C conversion price (as defined below), upon earlier of (i) the closing of a firm commitment underwritten public offering of the Company's common stock or
(ii) the acquisition of the Company (by merger, stock purchase, sale of assets or otherwise) for a purchase price in excess of an amount equal to four times the aggregate liquidation preferences of all the then outstanding shares of preferred stock of the Company. For purposes of automatic conversion upon the closing of a public offering as described above, the Series C conversion price shall be 75% of the price per share of common stock at which such shares are sold to the public in the public offering. For purposes of automatic conversion upon the acquisition of the Company as described above, the Series C conversion price shall be 75% of the price per share of common stock paid in such acquisition. The price per share of common stock will be determined by dividing the total consideration to be received by the Company's stockholders as a result of such acquisition by the number of shares of common stock then outstanding on an as-converted basis (including the approximate number of shares of common stock issuable upon conversion of the Series C convertible preferred stock upon such acquisition).

 Voting Rights

  The holders of the Series A and Series B preferred stock shall be entitled to the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The holders of the Series C preferred stock shall be entitled to a number of votes equal to 5% of the total voting power of the outstanding voting securities.

 Registration Rights

  The Company has granted to the holders of shares of Series A and Series B convertible preferred stock certain registration rights pursuant to an Investor Rights Agreement. Pursuant to the Investor Rights Agreement,

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

holders of Series A and Series B convertible preferred stock will have the right to demand one registration and will have an unlimited number of "piggyback" registrations. In addition, the holders of the Series A and Series B convertible preferred stock will be entitled to two demand registrations per year on Form S-3, so long as such registrations are not less than $500. The Company will bear registration expenses (exclusive of underwriting discounts and commissions) of the one demand registration and all "piggyback" registrations. Expenses of registration on Form S-3 will be borne pro rata by the holders participating in such registration. Registration rights will terminate on the earlier of (i) five years after an initial public offering of the Company's common stock or (ii), with respect to a particular holder of less than 200,000 shares, upon such a public offering if such holder may sell all of such holders' registrable securities pursuant to Rule 144 during any 90-day period.

 Rights of First Offer

  Each purchaser of Series B convertible redeemable preferred stock who continues to hold at least 25% of such purchaser's original investment or a transferee who acquires at least 400,000 shares of the Series B convertible redeemable preferred stock (a Major Investor) will have a right of first offer to purchase its pro rata share of offerings of new securities of the Company (other than (i) securities issued to certain employees, directors, consultants and vendors of the Company, (ii) shares of the Company's capital stock issued in connection with the acquisition of dental practices and (iii) securities issued in connection with the Company's business relationships up to 1% of the then outstanding common stock on an as-converted basis). The right of first offer will terminate upon an initial public offering of the Company's common stock.

 Redeemable Preferred Stock Activity

  The following summary presents the changes in the redeemable convertible preferred stock--Series B:

                                                               SHARES   AMOUNT
                                                              --------- -------
                                                                          (in
                                                                         000s)
   Issued in connection with private placement............... 6,180,000 $10,815
   Dividends accumulated.....................................       --      240
                                                              --------- -------
   Balance, December 31, 1996................................ 6,180,000  11,055
   Issued in connection with private placement...............   107,142     188
   Dividends accumulated.....................................       --      829
                                                              --------- -------
   Balance, September 30, 1997............................... 6,287,142 $12,072
                                                              ========= =======

 Warrants

  In connection with the acquisition of the net assets of a dental practice in 1997, the Company issued warrants to purchase 300,000 shares of common stock at $3.50 per share. The warrants were recorded at their estimated fair value of $1 and expire in 2004.

  As described in note 7, in 1996 the Company issued a warrant to the bank to purchase up to 184,103 shares of common stock at a price of $1.75 per share. The warrant expires in October 2001. None of the warrants have been exercised to date.

(9) STOCK OPTIONS

  As of December 31, 1996 and September 30, 1997, GMS had two stock-based option plans, as described below and has elected to apply the opinion of APB Opinion No. 25 and related interpretations in accounting for its plans. Management believes that options have been issued at fair value at the date of grant. Accordingly, no compensation expense has been recognized for those plans in the consolidated statement of operations.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


  The 1996 stock plans, the Performance Stock Option Plan and the Stock Option Plan, authorize the Board or one or more committees which the Board may appoint from among its members (the Committee) to grant options and rights to purchase common stock to employees only under the "Performance" plan and to employees, directors and consultants under the stock option plan. Options granted under the 1996 stock plans may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, as determined by the Board or the Committee. The exercise price of options granted under the 1996 stock plans is to be equal to the fair market value of GMS common stock on the date of grant. Options vest at a minimum of 20% per year from the date of grant. Options are exercisable for no longer than ten years. A total of 1,152,600 shares of common stock has been reserved for issuance under the 1996 stock plans. As of September 30, 1997, options to purchase a total of 998,500 shares of the Company's common stock have been granted under the 1996 stock plans.

  The following tables summarize GMS' option activity:

                                        PERIOD FROM OCTOBER
                                             11, 1996
                                        (INCEPTION) THROUGH  NINE MONTHS ENDED
                                         DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                        ------------------- -------------------
                                                   EXERCISE            EXERCISE
                                                    PRICE               PRICE
                                                    RANGE               RANGE
                                          NUMBER     PER      NUMBER     PER
                                        OF OPTIONS  OPTION  OF OPTIONS  OPTION
                                        ---------- -------- ---------- --------
Outstanding beginning of period........      --      $--     190,000   $    .20
Granted during period..................  190,000      .20    808,500    .20-.30
Exercised during period................      --       --     750,000        .20
                                         -------     ----    -------   --------
  Outstanding, end of period...........  190,000     $.20    248,500   $.20-.30
                                         =======     ====    =======   ========

                          OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
          ---------------------------------------------------- -----------------------------------
                             WEIGHTED-AVERAGE
RANGE OF                        REMAINING
EXERCISE  NUMBER OUTSTANDING CONTRACTUAL LIFE WEIGHTED-AVERAGE NUMBER EXERCISABLE WEIGHTED-AVERAGE
 PRICES   SEPTEMBER 30, 1997    (IN YEARS)     EXERCISE PRICE  SEPTEMBER 30, 1997  EXERCISE PRICE
--------  ------------------ ---------------- ---------------- ------------------ ----------------
$.20-.30       248,500             9.15             $.21             2,500              $.20
========     ===========        ==========       ==========       ===========        ==========

  The following table presents pro forma information as if GMS recorded compensation cost using the fair value of the issued stock options using the minimum value valuation model:

                                                                  1996   1997
                                                                  -----  -----
     Net loss:
       As reported............................................... $(716) $(968)
       Assumed stock compensation cost...........................    (1)    (1)
                                                                  -----  -----
         Pro forma, adjusted..................................... $(717) $(969)
                                                                  =====  =====

  The fair value of each option grant is estimated on the date of grant using the minimum value method and the following assumptions:

                                                                1996     1997
                                                               -------  -------
     Risk-free interest rate..................................     6.4%     6.4%
     Option term in years..................................... 7 years  4 years
     Stock dividend yield.....................................     --       --
     Volatility...............................................     --       --
                                                               =======  =======

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

(10) INCOME TAXES

  Income tax expense (benefit) consists of:

                                                                  1996
                                                         ----------------------
                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
   U.S. Federal.........................................  $ --    $(287)  $(287)
   State and local......................................      8     (41)    (33)
                                                          -----   -----   -----
                                                          $   8   $(328)  $(320)
                                                          =====   =====   =====

                                                                  1997
                                                         ----------------------
                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
   U.S. Federal.........................................  $ --    $(121)  $(121)
   State and local......................................      4     (17)    (13)
                                                          -----   -----   -----
                                                          $   4   $(138)  $(134)
                                                          =====   =====   =====

  Income tax benefit differed from the amount computed by applying the U.S. Federal income tax rate of 35% to loss before income tax benefit as a result of the following:

                                                                 1996   1997
                                                                 -----  -----
   Computed "expected" tax (benefit)............................ $(352) $(386)
   Increase (reduction) in income taxes resulting from:
     State income taxes, net of Federal income tax benefit......   (47)   (46)
     Amortization of nondeductible goodwill and other
      nondeductible items.......................................    13     30
     Valuation allowance for deferred tax assets allocated to
      income tax expense........................................    75    265
     Other......................................................    (9)     3
                                                                 -----  -----
                                                                 $(320) $(134)
                                                                 =====  =====

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

  Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               1996    1997
                                                               -----  -------
   Deferred tax assets:
     Allowance for doubtful accounts.......................... $ 618  $   857
     Net operating loss carryforwards.........................   230      825
     Compensated absences, principally due to accrual for
      financial reporting purposes............................    57       95
     Intangible assets, principally due to differences in
      amortization and capitalized cost.......................   --       239
     State taxes..............................................     3        5
                                                               -----  -------
       Total gross deferred tax assets........................   908    2,021
     Less valuation allowance.................................   (75)    (339)
                                                               -----  -------
       Deferred tax assets, net of valuation allowance........   833    1,682
                                                               -----  -------
   Deferred tax liabilities:
     Accounts receivable......................................  (759)  (1,535)
     Plant and equipment, principally due to differences in
      depreciation and capitalized cost.......................   (65)     (81)
     Intangible assets, principally due to accrual for
      financial reporting purposes............................    (9)     (64)
     Other....................................................   --        (2)
                                                               -----  -------
       Deferred tax liabilities...............................  (833)  (1,682)
                                                               -----  -------
       Net deferred tax asset................................. $ --   $   --
                                                               =====  =======

(11) MALPRACTICE INSURANCE

  The dental groups' dentists are insured with respect to dentistry malpractice risks on a claims-made basis. There are known claims and incidents that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from services provided to patients. Management is not aware of any claims against the Company or its affiliated groups which might have a material impact on the Company's financial position or results of operations.

(12) COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company has primarily entered into operating leases of commercial property. Commercial properties under operating leases mostly include space required to perform dental services and space for administrative facilities. Lease expense for dental office space and administrative office space for the periods ended December 31, 1996 and September 30, 1997 was $175 and $1,255, respectively.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

  The future minimum lease payments under capital leases and noncancelable operating leases with remaining terms of one or more years consist of the following at September 30, 1997:

                                                               CAPITAL OPERATING
                                                               ------- ---------
   1998.......................................................  $ 168   $1,327
   1999.......................................................    142    1,214
   2000.......................................................    114    1,123
   2001.......................................................     74    1,044
   2002.......................................................     50      892
   Thereafter.................................................    --     4,035
                                                                -----   ------
     Total minimum lease obligation...........................    548   $9,635
                                                                        ======
   Less portion attributable to interest......................   (107)
                                                                -----
     Obligations under capital leases.........................    441
   Less current portion.......................................   (114)
                                                                -----
                                                                $ 327
                                                                =====

  Included in dental equipment and furniture, fixtures and equipment are assets under capital lease with an original cost of $964 and accumulated amortization of $151 at September 30, 1997.

 Litigation

  The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

(13) SUBSEQUENT EVENTS

  On November 4, 1997, the Company completed a merger with Gentle Dental Service Corporation (GDSC) in a transaction that will be accounted for as a pooling of interests. Immediately prior to the merger, substantially all outstanding shares of the Series A, Series B and Series C convertible preferred stock were converted into shares of GMS common stock. GMS stockholders received 4,512,377 shares of GDSC common stock in exchange for all of the then outstanding shares of GMS common stock. A total of 297,074 of the shares issued in the merger are subject to repurchase by GDSC at an average price of $0.32 per share if certain performance targets for 1997 are not achieved. These targets are not expected to be met and the shares are anticipated to be purchased during 1998.

                    GMS DENTAL GROUP, INC. AND SUBSIDIARIES

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


  The results of operations previously reported by the separate enterprises and the combined amount are summarized below:

                                              YEARS ENDED    NINE MONTHS ENDED
                                              DECEMBER 31,     SEPTEMBER 30,
                                             --------------  -----------------
                                              1995   1996          1997
                                             ------ -------  -----------------
   Net revenue:
     GMS--patient service................... $  --  $ 3,701       $19,348
     GDSC--support services fee.............  9,781  10,712        10,269
                                             ------ -------       -------
   Combined.................................  9,781 $14,413       $29,617
                                             ====== =======       =======
   Net income (loss):
     GMS.................................... $  --  $  (716)      $  (968)
     GDSC...................................    257    (985)          229
     Adjustments to conform accounting
      policies, net of tax..................    --       14            (8)
                                             ------ -------       -------
   Combined................................. $  257 $(1,687)      $  (747)
                                             ====== =======       =======

  Adjustments to conform GMS's method of accounting for amortization of intangible assets with that of GDSC will reduce net income for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 by approximately $0, $0, and $148, respectively, and adjustments to conform GMS's method of accounting for depreciation of property and equipment with that of GDSC, will increase net income for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 by approximately $0, $13, and $124, respectively.

  There were no significant transactions between GMS and GDSC prior to the combination.

  During October 1997, the Company acquired substantially all of the assets of two dental practices, one located in Idaho Falls, Idaho and the other with two offices in San Francisco and Daly City, California for a combined purchase price of approximately $3,600. The purchase price consists of approximately $2,920 in cash, $180 in convertible preferred stock--Series C, and warrants valued at approximately $5. Additional consideration may be paid subject to earn-out agreements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

November 17, 1997

To the Shareholders and Board of Directors of Dedicated Dental Systems, Inc.

  In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Dedicated Dental Systems, Inc. at December 31, 1995 and September 30, 1997, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements of Dedicated Dental Systems, Inc. for the year ended December 31, 1996 were audited by other independent accountants whose report dated April 25, 1997 expressed an unqualified opinion on those statements.

  As disclosed in Note 6 to the financial statements, the Company has certain related party transactions.

  As disclosed in Note 7 to the financial statements, during September 1997, the Company signed a definitive merger agreement pursuant to which all of its outstanding shares of common stock will be acquired by Gentle Dental Service Corporation, a publicly-traded Washington corporation.

                                          Price Waterhouse LLP

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Dedicated Dental Systems, Inc.

  We have audited the accompanying balance sheet of Dedicated Dental Systems, Inc. as of December 31, 1996, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dedicated Dental Systems, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
April 25, 1997

                         DEDICATED DENTAL SYSTEMS, INC.

                                 BALANCE SHEET

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                1995        1996        1997
                                              ---------  ----------  ----------
                   ASSETS
Current assets:
  Cash and cash equivalents.................  $  21,213  $  371,974  $  680,176
  Receivables, net..........................    372,664     644,357   1,058,722
  Prepaid expenses and other current
   assets...................................     71,581      80,062      89,805
                                              ---------  ----------  ----------
Total current assets........................    465,458   1,096,393   1,828,703
Equipment and leasehold improvements, net
 (Note 2)...................................    385,014     836,299   1,114,691
Intangibles and other assets................     15,144      43,504      94,935
Certificate of deposit--restricted (Note
 1).........................................     50,000      50,000      50,000
                                              ---------  ----------  ----------
Total assets................................  $ 915,616  $2,026,196  $3,088,329
                                              =========  ==========  ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................  $  56,764  $  129,649  $  294,151
  Accrued expenses..........................    196,003     230,427     267,087
  Unearned premium revenue (Note 1).........    154,569     247,469     227,439
  Current maturities of long-term debt......     39,851     187,403     301,463
                                              ---------  ----------  ----------
Total current liabilities...................    447,187     794,948   1,090,140
                                              ---------  ----------  ----------
Long-term debt, less current maturities
 (Note 4)...................................    104,612     149,564     635,876
                                              ---------  ----------  ----------
Commitments and contingencies (Notes 5 and
 6)
Shareholders' equity:
  Common stock, no par value:
   Authorized, 1,000, 500,000 and 500,000
   shares, respectively
   Issued and outstanding, 100, 100,100 and
   100,100 shares, respectively.............    104,903     104,903     104,903
  Retained earnings.........................    715,282   1,661,333   1,800,629
                                              ---------  ----------  ----------
                                                820,185   1,766,236   1,905,532
  Receivable from related party (Note 6)....   (456,368)   (684,552)   (543,219)
                                              ---------  ----------  ----------
Total shareholders' equity..................    363,817   1,081,684   1,362,313
                                              ---------  ----------  ----------
Total liabilities and shareholders' equity..  $ 915,616  $2,026,196  $3,088,329
                                              =========  ==========  ==========


         The accompanying notes are an integral part of this statement.

                         DEDICATED DENTAL SYSTEMS, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

                                               1995        1996        1997
                                            ----------  ----------  -----------
Revenue:
  Fee for service revenue.................  $5,208,168  $6,703,555  $ 7,353,348
  Premiums................................   1,574,997   2,101,208    2,284,186
  Other...................................       2,682      58,642      125,681
                                            ----------  ----------  -----------
Total operating revenue...................   6,785,847   8,863,405    9,763,215
                                            ----------  ----------  -----------
Expenses:
  Practice Clinical salaries..............   2,353,013   2,974,562    3,403,331
  Practice non-clinical salaries and
   benefits...............................     454,515     678,379      667,042
  Dental Supplies and lab expenses........     751,302     879,097    1,020,950
  Practice occupancy expenses.............     240,160     319,701      364,132
  Practice selling, general and
   administrative expenses................     998,423   1,055,269    1,054,784
  Corporate--selling, general and
   administrative expenses................   1,063,572   1,469,323    1,597,852
  Depreciation and amortization...........      75,898     122,814      171,546
                                            ----------  ----------  -----------
    Total operating expenses..............   5,936,883   7,499,145    8,279,637
                                            ----------  ----------  -----------
Operating income..........................     848,964   1,364,260    1,483,578
Interest income...........................       6,975      14,266       20,315
Interest expense..........................      (9,415)     (7,800)     (46,740)
                                            ----------  ----------  -----------
Net income before state income taxes......     846,524   1,370,726    1,457,153
Provision for state income taxes..........      15,161      20,560       21,857
                                            ----------  ----------  -----------
Net income................................     831,363   1,350,166    1,435,296
Retained earnings at beginning of period..     413,919     715,282    1,661,333
Distribution to shareholders..............    (530,000)   (404,115)  (1,296,000)
                                            ----------  ----------  -----------
Retained earnings at end of period........  $  715,282  $1,661,333  $ 1,800,629
                                            ==========  ==========  ===========


         The accompanying notes are an integral part of this statement.

                         DEDICATED DENTAL SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

                                              1995        1996        1997
                                            ---------  ----------  -----------
OPERATING ACTIVITIES:
Net income................................  $ 831,363  $1,350,166  $ 1,435,296
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........     75,898     122,814      171,546
  Changes in assets and liabilities, net
   of amounts purchased in acquisitions:
    Receivables...........................   (112,070)   (191,693)    (414,365)
    Prepaid expenses and other assets.....    (42,057)     (2,137)      (9,743)
    Accounts payable......................    (14,105)     72,885      164,502
    Accrued expenses and unearned premium
     revenue..............................     83,780     127,324       16,630
                                            ---------  ----------  -----------
Net cash provided by operating
 activities...............................    822,809   1,479,359    1,363,866
                                            ---------  ----------  -----------
INVESTING ACTIVITIES:
Purchase of equipment and leasehold
 improvements, net of amounts purchased in
 acquisitions.............................    (93,040)   (378,865)    (301,369)
Cash paid for acquisition.................   (109,000)    (60,000)    (200,000)
                                            ---------  ----------  -----------
Net cash used in investing activities.....   (202,040)   (438,865)    (501,369)
                                            ---------  ----------  -----------
FINANCING ACTIVITIES:
Proceeds from notes payable...............    100,000         --       882,000
Principal payments on notes payable.......    (40,640)   (148,549)    (281,628)
(Increase) decrease in receivable from
 related party............................   (228,184)   (228,184)     141,333
Cash distributions to shareholders........   (530,000)   (313,000)  (1,296,000)
                                            ---------  ----------  -----------
Net cash used in financing activities.....   (698,824)   (689,733)    (554,295)
                                            ---------  ----------  -----------
Net increase (decrease) in cash and cash
 equivalents..............................    (78,055)    350,761      308,202
Cash and cash equivalents at beginning of
 period...................................     99,268      21,213      371,974
                                            ---------  ----------  -----------
Cash and cash equivalents at end of
 period...................................  $  21,213  $  371,974  $   680,176
                                            =========  ==========  ===========


         The accompanying notes are an integral part of this statement.

                        DEDICATED DENTAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Dedicated Dental Systems, Inc. (the "Company") was formed in 1985 as a California S-corporation licensed as a health maintenance organization ("HMO") under the Knox-Keene Health Care Service Plan Act (the "Knox-Keene Act"). The Company delivers managed dental care services through its dental practice offices to enrolled individuals, subscriber groups, individuals covered by the State of California Denti-Cal program, and individuals covered under fee for service plans.

 Business and regulatory environment

  The Company is licensed by the Department of Corporations of the State of California (the "DOC"). As of September 30, 1997 DOC regulations require the Company to maintain a minimum tangible net equity of $888,599. In addition, the Commissioner of Corporations requires the Company to maintain a deposit of $50,000 pursuant to the Knox-Keene Act. The deposit is comprised of a certificate of deposit held by a trustee and is included in certificate of deposit--restricted in the accompanying balance sheet. Interest earned on the funds accrues to the Company and is not restricted as to use.

 Statement of cash flows

  The Company considers short-term investments which are highly-liquid, are readily converted into cash and have original maturities of fewer than three months to be cash equivalents for purposes of cash flows. For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, the Company paid interest of $9,415, $7,800 and $46,740, respectively, and paid state franchise taxes of $12,161, $10,826 and $13,900, respectively.

 Concentrations of credit risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of premiums receivable. Concentrations of credit risk with respect to receivables are limited due to the large number of individuals and employer groups comprising the Company's customer base.

 Fair value of financial instruments

  The Company's balance sheet includes the following financial instruments: cash and cash equivalents, receivables, accounts payable and long-term obligations. The Company considers the carrying amounts of current assets and liabilities in the financial statements to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization. The Company believes the carrying value of all the long-term obligations approximates the fair value of such obligations.

 Equipment and leasehold improvements

  Equipment and leasehold improvements are stated at cost; replacements and major improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Upon sale or retirement of equipment and leasehold improvements, the cost and related accumulated depreciation and amortization are eliminated from the accounts. Any resulting gains and losses are included in the determination of net income. Equipment is depreciated using the straight-line method for financial reporting purposes over five years.

                        DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or the term of the lease.

  Effective January 1, 1996, the Company changed its method of computing depreciation for financial reporting purposes from an accelerated method to the straight-line method. The change was made because management believes the new method is a better method for matching costs with revenues. The effect of such change has been retroactively applied to prior periods.

 Other assets

  Other assets consist primarily of capitalized loan fees incurred upon issuing debt related to the purchase of property.

 Intangibles

  Intangibles represent the unamortized excess of the cost of acquiring dental practices over the fair values of such dental practices' net tangible assets at the dates of acquisition. Such intangibles are amortized on a straight-line basis over 30 years.

 Income taxes

  The Company operates under Subchapter S of the Internal Revenue Code, and consequently, is not subject to federal income tax. The shareholders include the Company's income in their own income for federal income tax purposes. For California franchise tax purposes, the Company is subject to taxes at a rate of 1.5 percent of taxable income.

 Shareholders' equity

  In February 1996, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock from 1,000 to 500,000. In May 1996, the Company issued an additional 100,000 shares to its two shareholders.

 Accounting for impairment of long-lived assets and for long-lived assets to be disposed of

  The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company has determined that no long-lived assets are impaired at September 30, 1997.

 Revenue recognition and health care services

  Prepaid dental care premiums from enrolled groups and individuals are reported as revenue in the month in which enrollees are entitled to receive dental care. Premiums received prior to such period are recorded as unearned premium revenue. Fee for services and other revenues consist of professional fees and are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered.

  Dental care expenses are recorded as incurred. Substantially all of the dental care services are provided at the dental practice offices. Dental care expenses are comprised of dentist and dental staff salaries, supplies, and other dental office related costs.

                        DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Medical malpractice liability insurance

  The Company maintains claims-made basis professional liability insurance coverage of $1,000,000 per incident and $1,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. The Company expects to renew its existing policies and to be able to continue to obtain coverage in future years.

 Use of estimates in preparation of financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Principal areas requiring the use of estimates include determination of allowances for doubtful accounts receivable, dental claims and accruals, professional and general liabilities, and certain other reserves.

 Reclassifications

  Certain reclassifications have been made to the December 31, 1996 financial statements to conform with financial statement presentation for the nine months ended September 30, 1997. These reclassifications have no effect on previously reported results of operations or shareholders' equity.

(2) ACQUISITIONS

  In August 1995, the Company purchased a dental practice, including equipment, leasehold improvements, supplies and accounts receivable. The total purchase price was $109,000, including $9,000 which was allocated to intangibles. The practice was acquired for cash, and has been accounted for using the purchase method of accounting. The results of operations of the practice are included in the Company's financial statements from the date of purchase.

  On November 1, 1996, the Company purchased a dental practice, including equipment and leasehold improvements, supplies and accounts receivable. The total purchase price was $60,000, including $25,000 which was allocated to intangibles. The acquisition was accounted for as a purchase transaction.

  On November 15, 1996, the Company purchased a dental practice, including equipment and leasehold improvements, supplies, and accounts receivable. The total purchase price was $325,000, including $10,000 which was allocated to intangibles. The acquisition was financed through the issuance of a note payable to seller. The acquisition was accounted for as a purchase transaction.

  On March 1, 1997, the Company purchased a dental practice including equipment and leasehold improvements, supplies, and accounts receivable for $400,000. The purchase price included payment of $200,000 at closing, $50,000 due on April 15, 1997, $50,000 due on June 1, 1997, and $100,000 due on
January 1, 1998. Interest on the unpaid balance is payable at 6 percent per annum. The acquisition was accounted for as a purchase transaction.

                        DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997


(2) ACQUISITIONS (CONTINUED)

  The following unaudited pro forma information represents the results of the Company as if all of the acquisitions had occurred at the beginning of each period presented, after giving effect to amortization of intangibles acquired, increased interest expense for notes issued related to the acquisitions and increased state income taxes:

                                                            1996        1997
                                                         (UNAUDITED) (UNAUDITED)
                                                         ----------- -----------
Operating revenue....................................... $10,557,488 $9,840,382
                                                         ----------- ----------
Net income.............................................. $ 1,669,224 $1,427,971
                                                         ----------- ----------

(3) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  The following table summarizes the components of equipment and leasehold improvements at December 31, 1995 and 1996 and nine months ended September 30, 1997:

                                              DECEMBER 31,       SEPTEMBER 30,
                                            1995        1996         1997
                                          ---------  ----------  -------------
Equipment................................ $ 691,496  $  947,145   $1,282,224
Leasehold improvements...................    81,048     227,711      510,740
Construction in progress.................       --      170,235          --
                                          ---------  ----------   ----------
                                            772,544   1,345,091    1,792,964
Less accumulated depreciation and
 amortization............................  (387,530)   (508,792)    (678,273)
                                          ---------  ----------   ----------
                                          $ 385,014  $  836,299   $1,114,691
                                          =========  ==========   ==========

                         DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

(4) LONG-TERM DEBT

  Long-term debt consists of the following:

                                               DECEMBER 31,      SEPTEMBER 30,
                                            -------------------  -------------
                                              1995      1996         1997
                                            --------  ---------  -------------
Note payable to bank, principal and
 interest payments of $2,108 due monthly
 through July 5, 2000, interest at 9.65%... $ 96,283  $     --     $     --
Note payable to bank for various equipment
 loans, principal and interest payments of
 $7,290 due monthly through November 5,
 1998, interest ranging from 7.6 percent to
 10.95%....................................   48,180        --           --
Note payable to seller (see Note 2),
 principal and interest payments of $5,000
 due monthly through July 1, 2000,
 principal and interest payments of $75,000
 due January 1, 1997 and April 1, 1997,
 interest at 8.5%..........................      --     321,211      145,459
Note payable to bank, principal and
 interest payments of $376 due monthly
 through December 1, 2000, interest at
 9.5%......................................      --      15,756       12,713
Note payable to seller (see Note 2), due
 January 1, 1998, interest
 at 6%.....................................      --         --       100,000
Note payable to bank, principal and
 interest payments of $9,374 due monthly
 through January 15, 2002, interest at
 9.25%.....................................      --         --       346,667
Note payable to bank, principal and
 interest payments of $8,505 due monthly
 through June 15, 2002, interest at 9.5%...      --         --       332,500
                                            --------  ---------    ---------
                                             144,463    336,967      937,339
Less current maturities....................  (39,851)  (187,403)    (301,463)
                                            --------  ---------    ---------
                                            $104,612  $ 149,564    $ 635,876
                                            ========  =========    =========

                        DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997


  Maturities of long-term debt at September 30, 1997 are summarized as follows:

      1997............................................................. $ 50,436
      1998.............................................................  304,149
      1999.............................................................  208,826
      2000.............................................................  186,589
      2001.............................................................  150,000
      2002.............................................................   37,339
                                                                        --------
                                                                        $937,339
                                                                        ========

(5) COMMITMENTS AND CONTINGENCIES

  The Company leases office space and equipment for its corporate and dental practice offices under various noncancelable operating leases. See Note 6 for related party leases. Future minimum lease payments due to unrelated parties are summarized as follows:


      1997............................................................. $ 31,143
      1998.............................................................  102,133
      1999.............................................................   90,574
      2000.............................................................   86,976
      2001.............................................................   50,484
      Thereafter.......................................................   64,414
                                                                        --------
                                                                        $425,724
                                                                        ========

  Rental expense totaled $91,881, $112,400 and $113,438 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

  In September 1997, the Company signed a definitive merger agreement pursuant to which all of its outstanding shares of common stock will be acquired by Gentle Dental Service Corporation, a publicly-traded Washington Corporation. This sale is part of a larger transaction entered into by the Company's shareholders in which both the Company and DPM and related dental offices will be sold for consideration of approximately $22,750,000, paid partially in cash and partially in stock. The accompanying financial statements do not reflect any effects of this transaction.

(6) RELATED PARTY TRANSACTIONS

  California Dental Practice Management Company ("DPM"), an entity owned by the shareholders of the Company, provides accounting, human resource and dental office operations services to the Company for $8,000 per month under a management agreement ("Management Agreement"). The agreement was amended effective September 1, 1996 and the monthly allocation was reduced to $5,600 per month. The amended agreement expires December 31, 2001.

 The Company paid certain operating expenses of DPM from 1994 through April 1997 aggregating $760,613. In 1997, DPM began repaying the amount due. The receivable from related party relating to this transaction is included in the balance sheet as a reduction of shareholders' equity.

                        DEDICATED DENTAL SYSTEMS, INC.

      DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997


  The Company leases the following dental practice offices from DPM: Rosedale Dental Practice located in Bakersfield, California Dental Center located in Bakersfield, San Dimas Orthodontic Center located in Bakersfield, Delano Family Dentistry located in Delano, and Lake Isabella Family Dentistry located in Lake Isabella. The leases require aggregate monthly payments of up to $20,500 and expire at various dates through February 2007. Rental expense, aggregating $256,753, $174,500 and $166,500 for the years ended
December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively, and are included in dental care expenses.

  Future minimum lease payments under lease agreements with DPM and the shareholders at September 30, 1997 are summarized as follows:

      1997........................................................... $   61,500
      1998...........................................................    246,000
      1999...........................................................    210,000
      2000...........................................................    210,000
      2001...........................................................    210,000
      Thereafter ....................................................    714,500
                                                                      ----------
                                                                      $1,652,000
                                                                      ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

November 17, 1997

To the Partners of
California Dental Practice Management Company and Related Dental Offices

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in capital and of cash flows present fairly, in all material respects, the financial position of California Dental Practice Management Company and Related Dental Offices ("the Company") at December 31, 1995 and 1996 and September 30, 1997 and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of California Dental Practice Management Company and Related Dental Offices; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As disclosed in Note 4 to the financial statements, California Dental Practice Management Company and Related Dental Offices have certain related party transactions.

  As disclosed in Note 5 to the financial statements, California Dental Practice Management and Related Dental Offices during September 1997 have signed definitive agreements to sell most of their operating assets, except land and buildings, to Gentle Dental Service Corporation, a publicly-traded Washington Corporation.

                                          Price Waterhouse LLP

    CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

                                 BALANCE SHEET

               DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997

                                                    1995       1996       1997
                                                 ---------- ---------- ----------
                    ASSETS
Current assets:
  Cash and cash equivalents....................  $   33,360 $   51,939 $   46,236
  Account receivable, net (Note 1).............     382,868    281,665    277,043
  Supplies.....................................         --      20,990     24,527
  Prepaid expenses and other current assets
   (Note 1)....................................       3,996     15,604     11,800
                                                 ---------- ---------- ----------
    Total current assets.......................     420,224    370,198    359,606
Property and equipment, net (Note 2)...........   2,126,360  2,058,867  1,931,839
Other assets (Note 1)..........................      16,836      5,121      2,576
                                                 ---------- ---------- ----------
    Total assets...............................  $2,563,420 $2,434,186 $2,294,021
                                                 ========== ========== ==========
       LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable.............................  $   97,434 $  125,162 $   89,200
  Accrued liabilities..........................      54,644     60,121     64,951
  Due to affiliates (Note 4)...................     439,919    658,365    522,076
  Unearned rental income (Note 4)..............         --      16,358        --
  Current portion of long-term debt and capital
   lease obligations (Note 3)..................     160,664    142,421    177,373
                                                 ---------- ---------- ----------
    Total current liabilities..................     752,661  1,002,427    853,600
Long-term debt, less current portion (Note 3)..     997,500    855,082  1,089,575
                                                 ---------- ---------- ----------
    Total liabilities..........................   1,750,161  1,857,509  1,943,175
Commitments and contingent liabilities (Note 5)
Capital........................................     813,259    576,677    350,846
                                                 ---------- ---------- ----------
    Total liabilities and partners' capital....  $2,563,420 $2,434,186 $2,294,021
                                                 ========== ========== ==========

         The accompanying notes are an integral part of this statement.

    CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

                            STATEMENT OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                              1995        1996        1997
                                           ----------  ----------  ----------
Dental practice revenue................... $5,667,309  $6,347,066  $3,725,292
Management services revenue from
 affiliates...............................    108,872     163,187     133,140
                                           ----------  ----------  ----------
                                            5,776,181   6,510,253   3,858,432
Practice clinical salaries and benefits...  2,163,387   2,395,454   1,405,286
Practice non-clinical salaries and
 benefits.................................    453,444     459,436     277,967
Dental supplies and lab expenses..........    469,934     514,649     427,576
Practice occupancy expense................    212,581     200,974     109,348
Practice selling, general and
 administrative expenses..................    320,545     419,429     383,280
Corporate selling, general and
 administrative expenses..................    905,092     899,016     647,199
Depreciation and amortization.............    149,121     132,632      78,498
                                           ----------  ----------  ----------
Total operating expenses..................  4,674,104   5,021,590   3,329,154
                                           ----------  ----------  ----------
Operating income..........................  1,102,077   1,488,663     529,278
Nonoperating income (expense):
  Interest expense, net...................   (102,651)    (86,769)    (70,789)
  Other income, net.......................    380,657     149,203     121,858
                                           ----------  ----------  ----------
                                              278,006      62,434      51,069
                                           ----------  ----------  ----------
Net income................................ $1,380,083  $1,551,097  $  580,347
                                           ==========  ==========  ==========




         The accompanying notes are an integral part of this statement.

    CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

                        STATEMENT OF CHANGES IN CAPITAL

  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                                                      CAPITAL
                                                                    -----------
Balance at December 31, 1994....................................... $   725,451
  Net income.......................................................   1,452,083
  Distributions to owners .........................................  (1,632,782)
  Contributions from owners........................................     268,507
                                                                    -----------
Balance at December 31, 1995.......................................     813,259
  Net income.......................................................   1,551,097
  Distributions to owners..........................................  (1,924,125)
  Contributions from owners........................................     136,446
                                                                    -----------
Balance at December 31, 1996.......................................     576,677
  Net income.......................................................     580,347
  Distributions to owners..........................................    (806,178)
                                                                    -----------
Balance at September 30, 1997...................................... $   350,846
                                                                    ===========


         The accompanying notes are an integral part of this statement.

    CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

                            STATEMENT OF CASH FLOWS

  YEARS ENDED DECEMBER 31, 1995 AND 1996, AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1997


                                              1995         1996        1997
                                           -----------  -----------  ---------
Cash flows from operating activities:
  Net income.............................. $ 1,452,083  $ 1,551,097  $ 580,347
  Adjustments to reconcile change in net
   cash used in operating activities:
    Depreciation and amortization.........     114,621      132,633     78,498
    Loss on disposition of equipment......         --        70,460     33,789
    Changes in certain assets and
     liabilities:
    Accounts receivable, net..............     (27,347)     101,203      4,622
    Supplies..............................         --       (20,990)    (3,537)
    Prepaid expenses and other current
     assets...............................      (3,996)     (11,608)   (15,696)
    Other assets..........................      33,251       11,715      2,545
    Accounts payable......................      (2,087)      27,728    (35,962)
    Accrued liabilities...................       4,644        5,477      4,830
    Unearned rental income................         --        16,358    (16,358)
    Due to affiliates.....................     211,735      218,446   (136,289)
                                           -----------  -----------  ---------
      Net cash used in operating
       activities.........................   1,782,904    2,102,519    496,789
                                           -----------  -----------  ---------
Cash flows from investing activities:
  Purchase of property and equipment......    (368,707)     (44,485)   (38,119)
                                           -----------  -----------  ---------
      Net cash used in investing
       activities.........................    (368,707)     (44,485)   (38,119)
                                           -----------  -----------  ---------
Cash flows from financing activities:
  Proceeds from notes payable.............     273,986          --     657,750
  Payments on notes payable...............    (158,863)    (160,661)  (388,305)
  Cash contributions by owners............     157,665       45,331        --
  Distributions to owners.................  (1,632,782)  (1,924,125)  (733,818)
                                           -----------  -----------  ---------
      Net cash provided by financing
       activities.........................  (1,359,994)  (2,039,455)  (464,373)
                                           -----------  -----------  ---------
Increase (decrease) in cash and cash
 equivalents..............................      54,203       18,579     (5,703)
Cash and cash equivalents, beginning of
 year.....................................     (20,843)      33,360     51,939
                                           -----------  -----------  ---------
Cash and cash equivalents, end of year.... $    33,360  $    51,939  $  46,236
                                           ===========  ===========  =========


         The accompanying notes are an integral part of this statement.

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

                         NOTES TO FINANCIAL STATEMENTS

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  California Dental Practice Management Company and Related Dental Offices (the "Company") collectively include certain accounts of California Dental Practice Management Company ("DPM") (a partnership which provides management services to affiliated dental practices), Indio Dental Clinic (a dental office wholly owned by the majority owner of DPM), and five dental offices (Ming & H, Crosstown, Wasco, Rosedale, and Valley) owned by various practicing dentists. As a combined entity, the Company provides dental services to patients, bills and collects patient receivables related to the foregoing six dental offices, and provides administrative support services to dental offices owned by an affiliated company, Dedicated Dental Systems, Inc. (DDS). All of the Company's operations are in Southern California.

  The Company and DDS, a corporation which owns and operates dental offices and provides managed healthcare insurance, are related through common ownership. The Company and its affiliates structure their business enterprises to comply with state regulatory mandates requiring dentistry practices to be owned and operated by state-licensed dentists.

  In November 1996 the Valley dental office was purchased by DDS. In February 1997 the Company opened a dental practice, Wasco, through a joint effort with the owner of the Crosstown dental office. In March 1997 the Rosedale dental office was purchased by DDS.

 Principles of combination

  The accompanying combined financial statements include certain accounts of DPM and the dental offices noted above. The entities have been combined for financial reporting purposes because DPM manages the dental practices and receives 51% of the net profits therefrom in exchange for its management services. In addition, DPM and each of the dental offices have entered into agreements to sell most of their assets to Gentle Dental Service Corporation (see Note 5). Intercompany transactions and balances including those related to the management services have been eliminated.

 Revenues

  Revenues consist primarily of dental services charged to patients, net of provisions for contractual adjustments and doubtful accounts. Management services revenue consists of support services charged to affiliated dental offices and laboratories. Such revenues are recognized when earned.

 Statement of cash flows

  Cash equivalents consist of highly liquid investments with maturities at the date of purchase of ninety days or less. During 1995 and 1996, the Company received non-cash capital contributions of land and buildings of $110,842 and $91,115, respectively. During 1997, DPM distributed assets of $72,310 to its owners. These transactions have been excluded from the accompanying statement of cash flows. For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, the Company paid interest of $102,672, $86,769 and $77,115, respectively. As DPM is a partnership and the Related Dental Offices are sole proprietorships, all income tax liabilities are attributed to the individual owners.

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Accounts receivable and allowances for contractual adjustments

  Accounts receivable principally represent receivables from patients or dental group insurance carriers for dental services provided by the dental offices. The Company has recorded an allowance for contractual adjustments of $195,835, $132,170 and $189,687 at December 31, 1995 and 1996 and September
30, 1997, respectively. Contractual adjustments represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or other is contractually obligated to pay the Company.

 Supplies

  Supplies consist primarily of operatory dental supplies stored at the DPM office and at one of the dental offices. Supplies are stated at the lower of cost (first-in, first-out basis) or market. Supplies are expensed when they are delivered to the dental offices for consumption.

 Prepaid expenses and other current assets

  Prepaid expenses and other current assets consist primarily of prepaid insurance premiums and prepaid property taxes.

 Property and equipment

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred and expenditures for additions and betterments are capitalized. Depreciation of property and equipment is calculated using the straight-line method over estimated useful lives which range from 5 to 25 years.

 Other assets

  Other assets primarily consist of capitalized loan fees incurred upon issuing debt related to the purchase of property.

 Affiliate payables

  Affiliate payables consist primarily of amounts owed for payments made by DDS since 1994 on behalf of the Company related to a consulting agreement. The payable is partially offset by receivables from DDS related to services provided to DDS by DPM.

 Income taxes

  DPM is a partnership under provisions of the Internal Revenue Code. The Related Dental Offices are sole proprietorships, and as such, the income or losses of DPM and the Related Dental Offices are attributable to their owners in their individual tax returns.

 Accounting for impairment of long-lived assets

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997


(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Disposed Of." The statement provides that impairments of long-lived assets (including property and equipment and intangible assets) be measured and valued based on the estimated future cash flows of the Company.

  The Company adopted the statement in 1996; however, the adoption did not have a significant impact on the Company's financial position or results of operations.

 Fair value of financial assets and liabilities

  The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for instruments with a similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1995, 1996 and September 30, 1997.

 Accounting estimates

  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

(2) PROPERTY AND EQUIPMENT

                                             DECEMBER 31,        SEPTEMBER 30,
                                            1995        1996         1997
                                         ----------  ----------  -------------
Land and buildings...................... $1,895,430  $1,994,884   $1,994,700
Dental equipment, furniture and
 fixtures...............................    533,529     525,662      387,895
Computer equipment......................     87,845      87,845       87,845
Vehicles................................     24,617      24,617       24,617
Leasehold improvements..................    328,374     238,578      196,571
                                         ----------  ----------   ----------
                                          2,869,795   2,871,586    2,691,628
Less accumulated depreciation and
 amortization...........................   (743,435)   (812,719)    (759,789)
                                         ----------  ----------   ----------
                                         $2,126,360  $2,058,867   $1,931,839
                                         ==========  ==========   ==========

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997

(3) LONG-TERM DEBT

  The Company has obtained notes from various banks to finance the purchase of property and equipment and to finance operations. In addition, the Company has issued notes payable to individuals related to the purchase of dental offices in prior years. Long-term debt balances are as follows:

                                               DECEMBER 31,       SEPTEMBER 30,
                                              1995       1996         1997
                                           ----------  ---------  -------------
Note payable to bank with interest-only
 payments until maturity at prime plus
 1.25% (8.5% at December 31, 1996),
 collateralized by real property,
 maturing July 2000......................  $  210,000  $ 174,000   $  147,000
Note payable to bank due in monthly
 instalments of principal and interest at
 11%, secured by a vehicle, maturing
 February 1998...........................      11,078      6,154        2,462
Note payable to bank due in equal monthly
 instalments of principal and interest at
 prime plus 2% (10.25% at December 31,
 1996), maturing April 2000..............      49,818     38,744       29,994
Note payable to bank due in monthly
 instalments of $2,894 for principal and
 interest at 8.65% through February 1998,
 secured by real property with the
 remainder due March 1998................     248,415    234,637      223,496
Notes payable to bank due in monthly
 instalments of principal and interest at
 prime plus 1.25% (8.5% at December 31,
 1996), maturing December 1996...........      25,000        --           --
Mortgage payable to bank due in monthly
 instalments of principal and interest at
 8.35%, secured by real property,
 maturing June 1996 (see Note 4--Building
 Partnership)............................     248,121    232,807      220,786
Note payable to bank, due in monthly
 instalments of principal and interest at
 9.65%, secured by real property,
 maturing September 2002.................         --         --       188,145
Various unsecured notes payable due in
 monthly instalments of principal and
 interest at interest rates ranging from
 8% to 9%................................     365,732    311,161      455,065
                                           ----------  ---------   ----------
                                            1,158,164    997,503    1,266,948
Less current portion.....................    (160,664)  (142,421)    (177,373)
                                           ----------  ---------   ----------
                                           $  997,500  $ 855,082   $1,089,575
                                           ==========  =========   ==========

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997


(3) LONG-TERM DEBT (CONTINUED)

  Scheduled maturities of long-term debt at September 30, 1997 are as follows:

      1997........................................................... $   45,035
      1998...........................................................    389,018
      1999...........................................................    161,465
      2000...........................................................    170,324
      2001...........................................................    110,024
      Thereafter.....................................................    391,082
                                                                      ----------
                                                                      $1,266,948
                                                                      ==========

(4) TRANSACTIONS WITH AFFILIATES

 Management services

  DPM provides accounting, human resources and dental office operations services to DDS under a management agreement. The amended management agreement expires December 31, 2001. The revenue related to these services is included in management services revenues. In addition, DPM purchases dental supplies in bulk and sells these supplies to its affiliated dental offices at cost.

  During 1995, 1996 and 1997, DPM leased the following dental practice offices to DDS: California Dental Center, Rosedale Dental Practice and San Dimas Orthodontic Center located in Bakersfield, California, Delano Family Dentistry located in Delano, California, and Lake Isabella Family Dentistry located in Lake Isabella, California. In addition, in 1996 the owners contributed a dental practice office located in Arvin, California to the Company, which the Company began leasing to DDS in 1997. The leases call for aggregate monthly payments to DPM of up to $20,500 and expire at various dates through February 2007. Future minimum lease payments to be received from DDS under these operating leases at September 30, 1997 are summarized as follows:

      1997........................................................... $   61,500
      1998...........................................................    246,000
      1999...........................................................    210,000
      2000...........................................................    210,000
      2001...........................................................    210,000
      Thereafter.....................................................    714,500
                                                                      ----------
                                                                      $1,652,000
                                                                      ==========

  Rental income of $256,753, $174,500 and $166,500 is included in other income for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

 Payables to affiliates

  DDS has paid certain operating expenses from 1994 through April 1997 aggregating $760,613 relating to a consulting agreement on behalf of DPM. During 1997, the Company began repaying this balance. Accordingly, payables to DDS of $456,368, $684,552 and $522,076 as of December 31, 1995 and 1996 and
September 30, 1997, respectively, are included on the balance sheet as a component of the payable to affiliates. This balance is net of receivables from affiliates for management services and dental supplies (See Note 6).

   CALIFORNIA DENTAL PRACTICE MANAGEMENT COMPANY AND RELATED DENTAL OFFICES

              DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997


(4) TRANSACTIONS WITH AFFILIATES (CONTINUED)

 Building Partnership

  The Company co-owns a building which houses San Dimas Orthodontic Clinic, an orthodontic practice owned by DDS. The building was financed through the issuance of a long-term loan from a bank to a partnership which includes the owners of California Dental Practice Management Company. According to the terms of the building partnership, the Company is responsible for 44.52% of the mortgage payment and common area charges relating to the building. The total mortgage balance was $557,325, $522,927 and $495,814 at December 31, 1995, 1996 and September 30, 1997, respectively; accordingly, the Company's obligation for the mortgage aggregated $248,121, $232,807 and $220,786 at December 31, 1995 and 1996 and September 30, 1997, respectively (see Note 3).

(5) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company leases certain of its dental practice offices. These leases range in terms from five to ten years. Rent expense, including month-to-month rentals, for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 aggregated $167,075, $154,304 and $52,428, respectively.

  Management expects to renew or replace leases that expire. Following is a summary of scheduled future minimum lease payments:

      1997............................................................. $ 20,061
      1998.............................................................   80,904
      1999.............................................................   85,128
      2000.............................................................   86,088
      2001.............................................................   49,344
      Thereafter.......................................................  236,310
                                                                        --------
                                                                        $557,835
                                                                        ========

  In September 1997 the Company signed definitive agreements to sell all of its assets, except for its land and buildings with a net book value of $1,724,700 and certain assets of DPM related to dental offices not included in these combined financial statements, to Gentle Dental Service Corporation, a publicly traded Washington Corporation. This sale is part of a larger transaction entered into by the owners of the Company in which both DPM, the dental offices and DDS will be sold for an aggregate consideration of approximately $22,750,000, paid partially in cash and partially in common stock of Gentle Dental Service Corporation. The accompanying financial statements do not reflect the effects of this transaction.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Gentle Dental Service Corporation:

  We have audited the combination of the accompanying supplemental consolidated balance sheets of Gentle Dental Service Corporation and subsidiaries as of December 31, 1996 and September 30, 1997, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended December 31, 1996 and for the nine-month period ended September 30, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated balance sheets of Gentle Dental Service Corporation as of December 31, 1996 and September 30, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended period December 31, 1996 and for the nine-month period ended September 30, 1997, which statements reflect total assets constituting 50% and 42% at December 31, 1996 and September 30, 1997, respectively, of the related supplemental consolidated financial statement totals, and which reflect net income constituting 100% of the related supplemental consolidated financial statement totals for the year ended December 31, 1995, net losses constituting approximately $985,000 of the related supplemental consolidated financial statement totals for the year ended December 31, 1996 and net income constituting $229,000 of the related supplemental consolidated financial statement totals for the nine-month period ended September 30, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Gentle Dental Service Corporation, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The supplemental consolidated financial statements give retroactive effect to the merger of Gentle Dental Service Corporation and GMS Dental Group, Inc. on November 4, 1997, which has been accounted for as a pooling-of-interests as described in Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a completed business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Gentle Dental Service Corporation and subsidiaries after the financial statements covering the date of consummation of the business combination are issued.

  In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gentle Dental Service Corporation and subsidiaries as of December 31, 1996 and September 30, 1997 and the results of their operations and cash flows for each of the years in the two year period ended December 31, 1996 and for the nine-month period ended September 30, 1997 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                      KPMG Peat Marwick LLP

Orange County, California
November 14, 1997, except as to the second paragraph of note 15, which is as of January 7, 1998 and the fourth paragraph of note 15, which is as of December 8, 1997

                       GENTLE DENTAL SERVICE CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1996     1997
                                                               -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 2,220  $   147
  Accounts receivable, net of allowances of approximately
   $1,706 and $2,979 in 1996 and 1997, respectively (note
   8)........................................................    4,826    5,986
  Receivables from affiliates................................    1,197    1,603
  Income taxes receivable....................................      169      134
  Supplies...................................................      554      835
  Prepaid and other current assets...........................      877    1,157
                                                               -------  -------
    Total current assets.....................................    9,843    9,862
                                                               -------  -------
Property and equipment, net (notes 5 and 8)..................    5,766    8,424
Intangible assets, net of accumulated amortization (note 6)..   10,330   19,845
Other assets.................................................      457      503
                                                               -------  -------
    Total assets.............................................  $26,396  $38,634
                                                               =======  =======
  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON
                STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................  $ 1,650  $ 1,228
  Accrued payroll and payroll related costs..................    1,033    2,078
  Other current liabilities..................................    1,667    1,846
  Current portion of long-term debt and capital lease
   obligations...............................................    1,124      687
  Short-term borrowings......................................    2,097      --
                                                               -------  -------
    Total current liabilities................................    7,571    5,839
                                                               -------  -------
Long-term liabilities:
  Obligations under capital leases, net of current portion...      572      641
  Long-term debt, net of current portion.....................    1,822    7,971
  Other long-term liabilities................................       91      530
                                                               -------  -------
    Total long-term liabilities..............................    2,485    9,142
                                                               -------  -------
    Total liabilities........................................   10,056   14,981
                                                               -------  -------
Redeemable convertible preferred stock--Series B, $.001 par
 value, 9,270,000 shares authorized; 6,180,000 and 6,287,142 shares issued and outstanding in 1996 and 1997,
 respectively................................................   11,055   12,072
Redeemable common stock, no par value, 190,302 and 183,686
 shares issued and outstanding in 1996 and 1997,
 respectively................................................    2,199    2,123
Shareholders' equity (notes 8, 9 and 10):
  Preferred stock, 30,000,000 shares authorized, no shares
   issued and outstanding....................................      --       --
  Convertible preferred stock--Series A, $.001 par value;
   395,000 shares authorized; 395,000 shares issued and
   outstanding in 1996 and 1997..............................        1        1
  Convertible preferred stock--Series C, $.001 par value;
   5,000 shares authorized; 1,777 and 2,753 shares issued and
   outstanding in 1996 and 1997, respectively................        1        1
  Common stock, no par value, 50,000,000 shares authorized,
   2,181,627 and 4,135,638 shares issued and outstanding in
   1996 and 1997, respectively...............................    2,890    9,546
  Additional paid-in capital.................................    1,443    2,926
  Notes receivable from stockholders.........................     (136)    (300)
  Accumulated deficit........................................   (1,113)  (2,716)
                                                               -------  -------
    Total shareholders' equity...............................    3,086    9,458
Commitments and contingencies (notes 9, 13 and 14)...........
Subsequent events (note 15)..................................
                                                               -------  -------
    Total liabilities, redeemable convertible preferred and
     common stock and shareholders' equity...................  $26,396  $38,634
                                                               =======  =======

   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                  AND THE NINE-MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      1995    1996     1997
                                                     ------  -------  -------
Dental group net patient service revenue............ $  --   $ 3,701  $19,348
Net management fees (support service revenue) ......  9,781   10,712   10,269
                                                     ------  -------  -------
Net revenues........................................  9,781   14,413   29,617
Costs and expenses:
  Clinical salaries and benefits....................    --     1,493    6,571
  Practice nonclinical salaries and benefits........  2,418    4,279    8,122
  Dental supplies and lab expenses..................  1,633    2,830    4,424
  Practice occupancy expenses.......................    911    1,563    2,450
  Practice selling, general and administrative
   expenses.........................................  1,311    1,805    3,199
  Corporate selling, general and administrative
   expenses.........................................  2,153    2,998    3,845
  Depreciation and amortization.....................    482      990    1,295
                                                     ------  -------  -------
    Operating income (loss).........................    873   (1,545)    (289)
Nonoperating income (expense):
  Interest expense, net.............................   (290)    (749)    (362)
  Other income (expense)............................    (92)     (48)     (16)
                                                     ------  -------  -------
                                                       (382)    (797)    (378)
                                                     ------  -------  -------
    Income (loss) before income taxes...............    491   (2,342)    (667)
Provision (benefit) for income taxes................    234     (655)      80
                                                     ------  -------  -------
    Net income (loss)...............................    257   (1,687)    (747)
Dividends on redeemable convertible preferred
 stock--Series B....................................    --      (240)    (829)
Accretion of redeemable common stock................    --       (91)     (27)
                                                     ------  -------  -------
    Net income (loss) attributable to common stock.. $  257  $(2,018) $(1,603)
                                                     ======  =======  =======
Primary and fully diluted earnings (loss) per
 share.............................................. $  .19  $  (.86) $  (.40)
                                                     ======  =======  =======


   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE NINE-MONTHS ENDED SEPTEMBER 30,
                                     1997

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                   SHARES OF               SHARES OF
                  CONVERTIBLE CONVERTIBLE CONVERTIBLE CONVERTIBLE                                 NOTES
                   PREFERRED   PREFERRED   PREFERRED   PREFERRED  SHARES OF         ADDITIONAL  RECEIVABLE  ACCUMULATED
                    STOCK--     STOCK--     STOCK--     STOCK--    COMMON    COMMON  PAID-IN       FROM      EARNINGS
                   SERIES A    SERIES A    SERIES C    SERIES C     STOCK    STOCK   CAPITAL   SHAREHOLDERS  (DEFICIT)
                  ----------- ----------- ----------- ----------- ---------  ------ ---------- ------------ -----------
Balance December
31, 1994........      --          --          --          --      1,154,250  $  533    --          --           735
Issuance of
common stock in
exchange for
note
receivable......      --          --          --          --          4,000      40    --          (40)         --
Issuance of
common stock
pursuant to
stock incentive
plan............      --          --          --          --         20,112     201    --          --           --
Issuance of
common stock in
connection with
acquisitions....      --          --          --          --         28,456     387    --          --           --
Issuance of
common stock in
connection with
private
placement, net
of offering
costs...........      --          --          --          --        169,327   1,634    --          --           --
Options granted
to non-
employees.......      --          --          --          --            --      --     152         --           --
Repurchases of
common stock....      --          --          --          --        (10,000)    --     --          --           --
Distributions to
shareholders....      --          --          --          --            --      --     --          --           (87)
Net income......      --          --          --          --            --      --     --          --           257
                      ---         ---         ---         ---     ---------  ------    ---         ---          ---
Balance at
December 31,
1995............      --          --          --          --      1,366,145  $2,795    152         (40)         905
                      ===         ===         ===         ===     =========  ======    ===         ===          ===
                      TOTAL
                  SHAREHOLDERS'
                     EQUITY
                  -------------
Balance December
31, 1994........      1,268
Issuance of
common stock in
exchange for
note
receivable......        --
Issuance of
common stock
pursuant to
stock incentive
plan............        201
Issuance of
common stock in
connection with
acquisitions....        387
Issuance of
common stock in
connection with
private
placement, net
of offering
costs...........      1,634
Options granted
to non-
employees.......        152
Repurchases of
common stock....        --
Distributions to
shareholders....        (87)
Net income......        257
                      -----
Balance at
December 31,
1995............      3,812
                      =====


   See accompanying notes to supplemented consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE NINE-MONTHS ENDED SEPTEMBER 30,
                                     1997
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                   SHARES OF               SHARES OF
                  CONVERTIBLE CONVERTIBLE CONVERTIBLE CONVERTIBLE                                  NOTES
                   PREFERRED   PREFERRED   PREFERRED   PREFERRED  SHARES OF          ADDITIONAL  RECEIVABLE  ACCUMULATED
                    STOCK--     STOCK--     STOCK--     STOCK--    COMMON    COMMON   PAID-IN       FROM      EARNINGS
                   SERIES A    SERIES A    SERIES C    SERIES C     STOCK    STOCK    CAPITAL   SHAREHOLDERS  (DEFICIT)
                  ----------- ----------- ----------- ----------- ---------  ------  ---------- ------------ -----------
Balance December
31, 1995........      --          --           --         --      1,366,145  2,795        152        (40)         905
Issuance of
common stock in
exchange for
notes
receivable......      --          --           --         --        608,527      1        136       (136)         --
Redeemable
convertible
preferred
stock--Series B
issuance costs..      --          --           --         --            --     --      (1,266)       --           --
Stock warrants
issued related
to debt
financing.......      --          --           --         --            --     --           9        --           --
Exercise of
stock options...      --          --           --         --          2,000      2        --         --           --
Common stock
issued for
acquisitions....      --          --           --         --        226,455     68         99        --           --
Convertible
preferred
stock--Series A
issued for
acquisitions....      395           1          --         --            --     --         295        --           --
Convertible
preferred
stock--Series C
issued for
acquisitions....      --          --         1,777          1           --     --       1,733        --           --
Stock options
granted to
nonemployees....      --          --           --         --            --     --          52        --           --
Stock warrants
issued related
to line of
credit
guarantees......      --          --           --         --            --     --         233        --           --
Accretion of put
rights..........      --          --           --         --            --     --         --         --           (91)
Repurchase of
common stock....      --          --           --         --        (24,000)    (1)       --         --           --
Common stock
granted to
nonemployees....      --          --           --         --          2,500     25        --         --           --
Proceeds from
note
receivable......      --          --           --         --            --     --         --          40          --
Dividends on
redeemable
convertible
preferred
stock--Series
B...............      --          --           --         --            --     --         --         --          (240)
Net loss........      --          --           --         --            --     --         --         --        (1,687)
                      ---         ---        -----        ---     ---------  -----     ------       ----       ------
Balance December
31, 1996........      395           1        1,777          1     2,181,627  2,890      1,443       (136)      (1,113)
Common stock
issued for
Acquisitions....      --          --           --         --        109,039    475        --         --           --
Convertible
preferred
stock--Series C
issued for
acquisitions....      --          --           976        --            --     --         976        --           --
Common stock
issued for
Public offering,
net of offering
costs...........      --          --           --         --      1,500,000  6,125        --         --           --
Common stock
issued for
Employee
purchase plan...      --          --           --         --          1,054      5        --         --           --
Common stock
issued for
Exercise of
stock options...      --          --           --         --         10,100     50        --         --           --
Common stock
issued for stock
options granted
to non-
employees.......      --          --           --         --            --     --          42        --           --
Accretion of put
rights..........      --          --           --         --            --     --         --         --           (27)
Common stock
issued pursuant
to options for
notes
receivable......      --          --           --         --        333,818      1        150       (150)         --
Interest accrued
on notes
receivable......      --          --           --         --            --     --         --         (14)         --
Shares reserved
on earnout
agreement.......      --          --           --         --            --     --         314        --           --
Issuance of
common stock
warrants for
acquisition.....      --          --           --         --            --     --           1        --           --
Dividends on
redeemable
convertible
preferred
stock--Series
B...............      --          --           --         --            --     --         --         --          (829)
Net loss........      --          --           --         --            --     --         --         --          (747)
                      ---         ---        -----        ---     ---------  -----     ------       ----       ------
Balance at
September 30,
1997............      395           1        2,753          1     4,135,638  9,546      2,926       (300)      (2,716)
                      ===         ===        =====        ===     =========  =====     ======       ====       ======
                      TOTAL
                  SHAREHOLDERS'
                     EQUITY
                  -------------
Balance December
31, 1995........      3,812
Issuance of
common stock in
exchange for
notes
receivable......          1
Redeemable
convertible
preferred
stock--Series B
issuance costs..     (1,266)
Stock warrants
issued related
to debt
financing.......          9
Exercise of
stock options...          2
Common stock
issued for
acquisitions....        167
Convertible
preferred
stock--Series A
issued for
acquisitions....        296
Convertible
preferred
stock--Series C
issued for
acquisitions....      1,734
Stock options
granted to
nonemployees....         52
Stock warrants
issued related
to line of
credit
guarantees......        233
Accretion of put
rights..........        (91)
Repurchase of
common stock....         (1)
Common stock
granted to
nonemployees....         25
Proceeds from
note
receivable......         40
Dividends on
redeemable
convertible
preferred
stock--Series
B...............       (240)
Net loss........     (1,687)
                     ------
Balance December
31, 1996........      3,086
Common stock
issued for
Acquisitions....        475
Convertible
preferred
stock--Series C
issued for
acquisitions....        976
Common stock
issued for
Public offering,
net of offering
costs...........      6,125
Common stock
issued for
Employee
purchase plan...          5
Common stock
issued for
Exercise of
stock options...         50
Common stock
issued for stock
options granted
to non-
employees.......         42
Accretion of put
rights..........        (27)
Common stock
issued pursuant
to options for
notes
receivable......          1
Interest accrued
on notes
receivable......        (14)
Shares reserved
on earnout
agreement.......        314
Issuance of
common stock
warrants for
acquisition.....          1
Dividends on
redeemable
convertible
preferred
stock--Series
B...............       (829)
Net loss........       (747)
                     ------
Balance at
September 30,
1997............      9,458
                     ======

   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
            AND FOR THE NINE-MONTH PERIOD ENDING SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        1995     1996    1997
                                                       -------  ------  ------
Cash flows from operating activities:
 Net income (loss).................................... $   257  (1,687)   (747)
 Adjustments to reconcile change in net cash (used in)
  provided by operating activities:
  Depreciation and amortization.......................     482     990   1,295
  Loss on disposal of assets..........................      86      63      36
  Loss on investment in joint venture.................     --       87      68
  Stock options granted to nonemployees...............     152      52      42
  Stock issued for fees and compensation..............     --       25     --
  Amortization of warrants............................     --      242     --
  Deferred income taxes...............................      71    (146)    207
  Deferred rent.......................................     --        5      24
  Change in assets and liabilities, net of the effect
   of acquisitions:
   Accounts receivable, net...........................     349    (997)    733
   Receivables from affiliates........................  (2,476)   (562)   (493)
   Income taxes receivable............................    (225)      5      35
   Supplies...........................................    (165)    (48)     13
   Prepaid expenses and other current assets..........     (11)     52    (681)
   Other assets.......................................     (79)     46    (110)
   Accounts payable...................................      88     346    (524)
   Accrued liabilities................................     686   1,145   1,004
                                                       -------  ------  ------
   Net cash (used in) provided by operating
    activities........................................    (785)   (382)    902
                                                       -------  ------  ------
Cash flows from investing activities:
 Purchase of property and equipment...................  (1,251)   (873) (1,337)
 Proceeds from sale of property and equipment.........     --      --       22
 Cash paid for investment in joint venture............     --      (75)    --
 Cash paid for organization costs.....................     --       (5)    --
 Cash paid for acquisitions, including other direct
  costs, net of cash acquired.........................  (1,073) (7,268) (7,661)
 Dental clinic acquisition prepayments................    (309)    --      --
                                                       -------  ------  ------
   Net cash used in investing activities..............  (2,633) (8,221) (8,976)
                                                       -------  ------  ------

   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICES CORPORATION

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        1995     1996    1997
                                                       -------  ------  ------
Cash flows from financing activities:
  Net proceeds (payments) on short-term borrowings.... $   916   1,048  (2,097)
  Proceeds from issuance of long-term debt............   2,703     466   4,300
  Payments on long-term debt and obligations under
   capital leases.....................................  (1,290) (1,232) (2,925)
  Payments of deferred financing costs................     --     (150)    --
  Proceeds from issuance of common stock and preferred
   stock..............................................   1,835  10,551   7,694
  Common stock issuance costs.........................     --     (500)   (918)
  Proceeds from note receivable.......................     --       40     --
  Distributions to shareholders.......................     (87)    --      --
  Exercise of put rights..............................     --      (90)   (103)
  Exercise of options.................................     --      --       50
  Other...............................................     --        1     --
                                                       -------  ------  ------
    Net cash provided by financing activities.........   4,077  10,134   6,001
                                                       -------  ------  ------
    Increase (decrease) in cash and cash equivalents..     659   1,531  (2,073)
Cash and cash equivalents, beginning of period........      30     689   2,220
                                                       -------  ------  ------
Cash and cash equivalents, end of period.............. $   689   2,220     147
                                                       =======  ======  ======
Supplemental disclosure of cash flow information:
  Cash paid during period:
    Interest paid..................................... $   290     489     341
    Income taxes paid (received)......................     350    (159)    (28)
                                                       =======  ======  ======



   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                            1995   1996   1997
                                                           ------ ------ ------
Supplemental schedule of noncash investing and financing
 activities:
  Purchases of property and equipment under capital lease
   agreements............................................. $  534 $  825 $  414
  Issuance of notes receivable to shareholders for
   purchase of common stock...............................     40    136    150
  Interest accrued on notes receivable from shareholders..    --     --      14
  Accretion of put rights.................................    --      91     27
  Issuance of common stock to founders and to purchase the
   predecessor companies..................................    --     530    --
  Issuance of redeemable convertible preferred stock--
   Series B to investment bankers for services............    --     314    --
  Issuance of convertible preferred stock--Series C to
   purchase dental practices..............................    --   1,734    976
  Notes payable issued to purchase dental practices.......    --     --   3,214
  Shares reserved for earnout agreements..................    --     --     314
  Issuance of notes receivable to shareholders for common
   stock..................................................    --     136    164
                                                           ====== ====== ======
Acquisition of tangible assets from related parties:
  Liabilities assumed or issued........................... $2,093 $  --  $  --
  Tangible assets acquired................................  2,093    --     --
                                                           ====== ====== ======
Acquisition of clinics from unrelated parties:
  Intangible assets....................................... $2,012 $1,335 $2,480
  Liabilities assumed or issued...........................    453    148    893
  Common stock issued in connection with acquisitions.....  1,098    597    475
  Dental clinic acquisition prepayments...................    --     309    --
                                                           ====== ====== ======


   See accompanying notes to supplemental consolidated financial statements.

                       GENTLE DENTAL SERVICE CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) ORGANIZATION

  Gentle Dental Service Corporation (GDS or the Company), incorporated on December 14, 1992, is a Washington corporation. The Company, as part of a multi-specialty dental care delivery network, provides support services to dental professional corporations (PC's) under long-term service agreements. Under the terms of the service agreements, the Company, among other things, bills and collects patient receivables and provides all administrative support services to the PC's in exchange for support services fees.

  On February 13, 1997, the Company completed its initial public offering of 1,500,000 shares of no par value common stock (the "Offering"). The price per share in the Offering was $5.00, resulting in gross offering proceeds of $7,500,000. The Company received net proceeds of approximately $6,125,000, net of underwriters' discount and total offering expenses. Concurrent with the receipt of the net proceeds, the company utilized $4,426,000 to repay certain outstanding principal under the Company's various bank loan arrangements (see note 8). No significant gain or loss resulted in connection with the debt extinguishment.

  The Board of Directors granted certain officers of the Company the authority to reprice employee stock options to the offering price at the date this price was determinable. All other terms with respect to such options were maintained. On February 12, 1997 (the offering date), the Company repriced all employee stock options outstanding to the offering price of $5 per share (except for certain stock options held by the Company's chief executive officer, which were repriced at 110% of the offering price). The Company did not recognize compensation expense related to the repricing of the employee stock options as the adjusted exercise price was not below the Company's quoted fair value as of the repricing date.

(2) SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation/Basis of Consolidation

  The supplemental consolidated financial statements include the accounts of GDS and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. As described more fully in Note 3, on November 4, 1997, GDS merged with GMS Dental Group, Inc. (GMS), with former stockholders of GMS owning 59% of the combined company upon completion of the merger. These supplemental consolidated financial statements have been prepared following the pooling-of-interests method of accounting and reflect the combined financial position and operating results of GDS and GMS for all periods presented. Upon issuance of financial statements covering the period which includes the date of the merger, these supplemental consolidated financial statements will become the historical financial statements of the Company.

  Corporate practice of medicine laws in the states in which the Company operates prohibit the Company from owning dental practices, instead the Company enters into exclusive long-term service agreements with the dental groups. The Company has two primary types of contractual arrangements with the dental groups. The first type of arrangement involves the provision of management services to the dental groups under long-term service agreements where the Company has no control over the activities of the dental groups, and accordingly, does not consolidate the accounts of the dental groups. See related discussion of the amended management agreements at note 15.

  The second type of arrangement involves the purchase of the operating assets and management services agreements and the assumption of certain liabilities of dental groups where the Company has control of the dental groups activities. The Company retains the right to designate a majority shareholder or other owner of the dental group as its nominee and an advisory board is established which governs the activities of the dental groups, of which the Company retains the right to appoint a majority of the advisory board members. Through the

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

management services agreement and its control of the advisory board and nominee shareholders of the dental practices, the Company has exclusive authority over the decision making related to all major ongoing operations of the underlying dental group with the exception of the professional aspects of the dentistry practice as required by applicable state law. Under the management services agreement, the Company establishes annual operating and capital budgets for the dental groups and compensation guidelines for the licensed dental professionals. The Company consolidates the accounts of the dental groups since the Company has control over the operations of the dental practices.

  The Company has a 50% equity investment in Celebration Dental Services L.L.C., a Florida limited liability company, which is accounted for on the equity basis of accounting.

 Net Revenues

  Revenues consist primarily of dental group net patient revenue and net management fees. Dental group net patient revenue represents the revenue of the dental groups reported at the estimated net realizable amounts from patients, third party payors and others for services rendered, net of contractual adjustments. Net management fees represents amounts charged to the unconsolidated dental groups based on an agreed-upon percentage of dental group revenues under management services agreements, net of provisions for contractual adjustments and doubtful accounts. The components of net revenues are as follow:

                                              YEARS ENDED      NINE MONTHS ENDED
                                              DECEMBER 31,       SEPTEMBER 30,
                                            -----------------  -----------------
                                             1995      1996          1997
                                            -------  --------  -----------------
PC dental revenue, net of provisions for
 contractual adjustments and doubtful
 accounts.................................  $16,029  $ 21,424       $19,020
Less amounts retained by the PCs..........   (6,248)  (10,712)       (9,103)
Adjustments to allowance for doubtful
 accounts.................................      --        --            230
Retail sales..............................      --        --            122
                                            -------  --------       -------
Support services revenue from affiliates..    9,781    10,712        10,269
Dental group net patient service revenue..      --      3,701        19,348
                                            -------  --------       -------
 Net revenues.............................  $ 9,781  $ 14,413       $29,617
                                            =======  ========       =======

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Accounts Receivable and Allowances for Contractual Adjustments and Doubtful Accounts

  Accounts receivable principally represent receivables from patients and dental group insurance carriers for dental services provided by the related PC's and are recorded net of contractual allowances. Contractual adjustments represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or other is contractually obligated to pay the Company.

 Affiliate Receivables

  Affiliate receivables consist primarily of amounts owed to the Company from the PCs to reimburse the Company for payment of the PCs' payroll and other direct costs, net of amounts due to the PCs related to the acquisitions and the PCs' share of revenues.

 Supplies

  Supplies consist primarily of disposable dental supplies and instruments stored at the clinics. Supplies are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

 Property and Equipment

  Property and equipment are stated at cost net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred and expenditures for additions and betterments are capitalized. Depreciation of property and equipment is recorded using the straight-line method over the shorter of the related lease term or the estimated useful lives which range from 3 to 15 years.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  Equipment held under capital leases are stated at the present value of minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

 Intangible Assets

  Intangible assets result primarily from the excess of cost over the fair value of net tangible assets purchased in acquisitions. Such intangibles relate primarily to noncompetition covenants, support services agreements and management services agreements. Intangibles relating to support services agreements and management agreements consist of the costs of purchasing the rights to provide management support services to dental practices over the initial noncancelable 40-year terms of the related agreements. Under these agreements, the dental groups have agreed to provide dental services on an exclusive basis only through facilities provided by the Company. Pursuant to the terms of the agreements, the Company is the exclusive administrator of all non-dental aspects of the acquired dental practices, providing facilities, equipment, support staffing, management and other ancillary services. The agreements are noncancelable except for performance defaults.

  Intangible assets are amortized on the straight-line method over their estimated useful lives, 5 years for organizational costs, 25 years for support services agreements and management services agreements and other acquired intangibles, and 40 years for trademarks.

  The Company reviews its asset balances for impairment at the end of each quarter or more frequently when events or changes in circumstances indicate that the carrying amount of intangibles assets may not be recoverable. To perform that review, the Company estimates the sum of expected future undiscounted net cash flows from intangible assets. If the estimated net cash flows are less than the carrying amount of the intangible asset, the Company recognizes an impairment loss in an amount necessary to write-down the intangible asset to a fair value as determined from expected future discounted cash flows. No write-down for impairment loss was recorded for the years ended December 31, 1995 and 1996 and the nine-month ended September 30, 1997.

 Fair Value of Financial Assets and Liabilities

  The Company estimates the fair value of its monetary assets and liabilities compared to current market rates of interest for instruments with a similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1996 and September 30, 1997.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods. Common stock equivalents consist of the number of shares issuable upon exercise of the outstanding common stock warrants and common stock options (using the treasury stock method). Common stock equivalents are excluded from the computation if their effect is anti-

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

dilutive. The number of primary and fully diluted weighted average common and common equivalent shares utilized for the years ended December 31, 1995 and 1996 were 1,379,960 and 2,354,533, respectively. For the nine months ended September 30, 1997, the number of primary and fully diluted weighted average common and common equivalent shares utilized were 4,004,955.

 New Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." In accordance with this pronouncement, the Company will adopt the new standard for periods ending after December 15, 1997. The adoption of this pronouncement will not have an effect on reported earnings
(loss) per share information.

  The Emerging Issues Task Force of the Financial Accounting Standards Board recently evaluated certain matters relating to the physician practice management industry (EITF issue number 97-2) and reached a consensus on the criteria for establishing a controlling financial interest in a physician practice, the appropriateness of accounting for a transaction between a physician practice management company and a physician practice as a business combination, and the appropriateness of accounting for such transactions using the pooling-of-interests method of accounting. The accompanying financial statements are prepared in conformity with the consensus reached in EITF 97-2.

 Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted. Effective October 11, 1996 (inception), GMS elected to account for stock-based compensation under Accounting Principles Board Opinion No. 25 (APB 25).

(3) BUSINESS COMBINATIONS, ACQUISITIONS AND RESTRUCTURING

  On November 4, 1997, GMS merged into GDS to form the Company. In connection with the merger transaction, substantially all of the issued and outstanding shares of GMS common stock were converted into 4,512,377 shares of common stock of the Company. Immediately prior to the consummation of the merger, substantially all of the issued and outstanding preferred stock of GMS was converted to common stock pursuant to the merger. A holder of GMS preferred stock has notified the Company of his intent to dissent with respect to the conversion of such shares into 35,784 shares of Company Common Stock. If such shareholder ultimately pursues his "dissenter rights" the Company will be required to pay such shareholder cash consideration in an amount determined by an independent appraisal, in lieu of Company Common Stock.

  The merger has been accounted for using the pooling-of-interests method of accounting. Accordingly, the historical financial statements for the periods prior to the completion of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the differing accounting policies of the separate companies. Such differences related primarily to the use of different lives in computing depreciation of equipment and amortization of intangible assets. Furthermore, the presentation of support services revenue (management fees) has been revised to reflect the dental group net patient service revenue of unconsolidated dental practices less amounts retained by the unconsolidated dental groups. Management believes this presentation facilitates the comparison with the operations of dental practices which are consolidated.

                       GENTLE DENTAL SERVICE CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  All fees and expenses associated with the merger and the estimated costs of executing the Company's restructuring plan as a result of the Merger have not been reflected in the supplemental consolidated statements of operations, but will be reflected in the Company's consolidated statement of operations for the quarter ended December 31, 1997. Such fees and expenses are currently estimated to be approximately $1.8 million of which $264 represents direct transaction costs, with the remainder representing estimated expenses related to activities such as restructuring corporate functions and reducing personnel.

  The calculation of net income per common and common equivalent share for each period presented reflects the issuance of 0.44509 of a share of the Company's common stock for each share of GMS common stock used in such calculation.

  Separate and combined results of GDS and GMSC are as follows:

                                                     ADJUSTMENTS AND
                                    GMS      GDS    RECLASSIFICATIONS  TOTAL
                                  -------  -------  ----------------- -------
Year ended December 31, 1995:
  Net patient revenues........... $   --   $   --                     $   --
  Management fees................     --     9,781                      9,781
                                  -------  -------         ---        -------
                                  $   --   $ 9,781         --         $ 9,781
                                  =======  =======         ===        =======
  Net income..................... $   --   $   257         --         $   257
                                  =======  =======         ===        =======
Year ended December 31, 1996:
  Net patient revenues........... $ 3,701  $   --                     $ 3,701
  Management fees................     --    10,712                     10,712
                                  -------  -------         ---        -------
                                  $ 3,701  $10,712                    $14,413
                                  =======  =======         ===        =======
  Net loss....................... $  (716) $  (985)        $14        $(1,687)
                                  =======  =======         ===        =======
Nine-months ended September 30,
 1997:
  Net patient revenues........... $19,348  $   --                     $19,348
  Management fees................     --    10,269                     10,269
                                  -------  -------         ---        -------
                                  $19,348  $10,269                    $29,617
                                  =======  =======         ===        =======
  Net (loss) income.............. $  (968) $   229         $(8)       $  (747)
                                  =======  =======         ===        =======

  On January 2, 1995, the Company purchased from the PCs the net accounts receivable of PCs totaling $2,093 in exchange for interest-only promissory notes payable on December 31, 1995. The principal portion of the promissory notes issued to the Company was satisfied via reductions to the Company's receivables from the PCs.

  During 1995, the Company acquired substantially all of the assets of seven dental practices in Washington and Oregon including cash, accounts receivable, supplies and fixed assets, net of assumption of certain liabilities. The total purchase price of $2,346 for the seven acquired clinics included $982 paid in cash, $1,098 in redeemable and nonredeemable common stock, and $175 in promissory notes. In addition, the Company paid $91 in cash for closing costs which have been included in the total purchase price. The Company issued a total of 86,007 shares of stock in conjunction with these acquisitions. 20,000 such shares were valued by management at $10.00 per share for one acquisition in January 1995 and 66,007 shares were valued at $13.60 per share for the remaining acquisitions. These common stock amounts reflect the estimated fair market value at the dates of the acquisitions. Certain shares of the common stock issued are subject to "put rights" from the shareholders as discussed in note 9.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  Outstanding promissory notes issued related to the acquisitions at December 31, 1995 totaled $120, consisting of $57 included in short-term borrowings and subsequently paid in January 1996 and $63 included in long-term and due in monthly installments of principal and interest at 10.25% commencing in January 1996 and maturing in December 1998.

  In 1996, the Company acquired substantially all of the assets of nine dental practices, including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $10,469 for the nine acquired dental practices included $7,684 in cash, $2,725 in redeemable and nonredeemable preferred and common stock and a promissory note for $28. In addition, the Company paid for closing costs of $32 which have been included in the total purchase price. The Company issued a total of 43,928 shares relating to those acquisitions.

  In 1997, the Company acquired substantially all of the assets of seven dental practices, including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $13,455 for the seven acquired dental practices included $7,661 in cash, $1,767 in redeemable and nonredeemable preferred and common stock, $3,746 in promissory notes and the assumption of long-term liabilities for $248. In addition, the Company paid for closing costs of $33 which have been included in the total purchase price. The Company issued a total of 109,000 shares of stock valued at $4.36 per share and 133,527 warrants to purchase common stock at $7.86 per share in conjunction with these acquisitions. The stock and warrants amounts reflect the estimated fair market value on the dates of the acquisitions.

  The above acquisitions in 1995, 1996 and 1997 have been accounted for using the purchase method of accounting. The excess of the total acquisition cost over the fair value of the net tangible assets acquired representing the estimated future value of the support services and management services agreements are being amortized over 25 years using the straight-line method. The results of operations for these acquisitions have been included in the financial statements of the Company since the dates of acquisitions.

  The following unaudited pro forma summary presents the condensed consolidated results of operations as if the 1996 and 1997 acquisitions discussed above had occurred as of January 1, 1996. These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been had the acquisitions been made as of those dates, nor does it purport to represent future operations of the Company:

                                                   YEAR ENDED  NINE MONTHS ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,
                                                      1996           1997
                                                  ------------ -----------------
   Pro forma:
   Revenue, net..................................   $62,003         50,251
   Net loss......................................    (1,010)          (547)
                                                    -------         ------
   Net loss per share............................   $  (.25)          (.14)
                                                    =======         ======

  The fair value of the stock issued by GMS was determined by GMS based upon an analysis of the value of the operating assets and liabilities being acquired using projected discounted cash flows and the negotiation process between GMS and the sellers. Under certain purchase agreements, the purchase price is adjustable by the Company for a period between six months and one year after the closing of the transaction in order to finalize the fair values of the assets acquired and liabilities assumed.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  In connection with the acquisition of two of the dental groups, the Company is contingently obligated to pay additional consideration, depending on the achievement of certain financial results, as defined by the purchase agreements. During 1997, the Company accrued $314 for the portion of 1997 earnouts which the Company expects to pay in shares of common stock.

(4) RECEIVABLES SOLD WITH RECOURSE

  Prior to October 11, 1996, one of the acquired practices sold certain of its receivables to a financial institution with recourse. Under the terms of these transactions, the practice received 97% of the face value of each receivable. Additionally, as collateral on these receivables, the practice was required to maintain a cash balance at the financial institution of approximately 10% of the outstanding receivables. The recourse provisions require the Company to repurchase any receivable which becomes more than 150 days delinquent.

  The outstanding balance of receivables sold with recourse was approximately $261,000 at December 31, 1996. As of September 30, 1997, the Company no longer sells its receivables.

(5) PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                                 1996     1997
                                                                -------  ------
   Dental equipment............................................ $ 3,328   4,905
   Computer equipment..........................................   1,098   1,728
   Furniture, fixtures, and equipment..........................     728     952
   Leasehold improvements......................................   1,681   2,700
   Vehicles....................................................      22      32
   Buildings...................................................      48      48
   Land........................................................      10      10
                                                                -------  ------
     Total property and equipment..............................   6,915  10,375
   Less accumulated depreciation and amortization..............  (1,149) (1,951)
                                                                -------  ------
     Property and equipment, net............................... $ 5,766   8,424
                                                                =======  ======

  At December 31, 1996 and September 30, 1997, property and equipment include assets under capital leases with an original cost of $1,262 and $1,880 and accumulated amortization of $235 and $427, respectively.

(6) INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Management services agreements....................   $ 7,105       14,671
   Support services agreements.......................     3,325        5,805
   Trademarks........................................        50           50
   Organizational costs..............................        75           75
   Other.............................................        56          143
                                                        -------       ------
                                                         10,611       20,744
   Less accumulated amortization.....................      (281)        (899)
                                                        -------       ------
                                                        $10,330       19,845
                                                        =======       ======

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(7) INVESTMENT IN JOINT VENTURE

  The Company is a 50% owner in a joint venture with Private Medical Care, Inc., a subsidiary of Delta Dental, Inc., in a dental practice located in Celebration, Florida. The initial investment by the Company consisted of $75 in cash and $150 of contributed assets.

(8) DEBT

 Short-Term Borrowings

  At December 31, 1996, the Company had a total of $2,097 outstanding under two bank operating lines of credit with a bank secured by substantially all assets of the Company. In February 1997, the entire outstanding amount was fully repaid from the net proceeds from the Offering (see Note 1).

  As of September 30, 1997, the Company has a line of credit secured by substantially all of GDS's accounts receivable. Borrowings under the line bear interest at prime plus 1% (9.5% at September 30, 1997). The Company may borrow from the credit line a maximum of $1,850 limited to a borrowing base calculated at 75% of the Company's eligible accounts receivable. There are no amounts outstanding under the credit line at September 30, 1997.

  The Company must pay a commitment fee of .5% per annum of the average daily portion of the $1,850 available. The credit line agreement includes provisions for maintaining certain financial covenants including debt service coverage ratio, current ratio, debt to intangible net worth ratio, minimum tangible net worth, and restrictions on payment of cash dividends. The Company is in compliance with these covenants at September 30, 1997.

  The Company has obtained a credit facility from a bank in the amount of $10,000. The proceeds of the credit facility are available for working capital needs and to finance acquisitions approved by the bank. Principal amounts owed under the credit facility bear interest up to 1% above the prime rate or up to 3.25% above LIBOR, at the Company's option, dependent on the Company's leverage ratio. The outstanding balance on this facility as of September 30, 1997 was $4,300. As of September 30, 1997, the Company was in violation of certain covenants for which it has obtained a waiver from the bank.

  On October 11, 1998, the credit facility will convert from a revolving facility to a three-year loan. The term loan will provide for 12 equal quarterly payments of principal and interest. The obligations under this credit agreement are secured by a security interest in favor of the bank in all assets of the Company and its subsidiaries. The Company must meet certain ratios defined by the bank credit agreement.

  In connection with this credit facility, the Company issued a warrant to the bank to purchase up to 81,942 shares of the Company's common stock at a price of $3.93 per share. The warrant expires in October 2001.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Long-term Debt

Long-term debt is summarized as follows:

                                                                   1996   1997
                                                                  ------ ------
Secured notes payable, bearing interest at rates ranging from
 9.75% to 9.99%; monthly principal and interest payments of $5;
 maturing at various dates through June 2000; secured by
 mortgage.......................................................  $   70 $   24
Credit facility, bearing interest at 3.25% in excess of LIBOR
 rate (9.1% at September 30, 1997)..............................      48  4,300
Subordinated note payable, bearing interest at 8%, payable in annual installments beginning December 31, 1997 through January
 2002...........................................................     --     696
Senior subordinated note payable, discounted at 8%; annual
 interest payable in 60 monthly installments of $14, beginning
 August 1, 1997 through July 2002...............................     --     667
Senior subordinated note payable, discounted at 8%; annual
 interest; balloon payment of $500 due in July 1999.............     --     432
Senior subordinated note payable, discounted at 8%; annual
 interest; balloon payment of $2,083 payable in July 2002.......     --   1,419
Note payable to bank due in monthly installments of principal
 and interest at prime plus 1.25%, paid during 1997.............     667    --
Notes payable to bank with interest-only payments for the first
 12 months at prime plus 1.5%, paid during 1997.................   1,699    --
Various unsecured notes payable, due in monthly installments of principal and interest at rates ranging from 8.25% to 10.75%,
 maturing through November 2003.................................     210    722
                                                                  ------ ------
                                                                   2,694  8,260
Less current portion............................................     872    289
                                                                  ------ ------
                                                                  $1,822 $7,971
                                                                  ====== ======

  At September 30, 1997, the aggregate maturities of long-term debt for each of the next five years are as follows:

   1998.................................................................. $  289
   1999..................................................................  1,886
   2000..................................................................  1,705
   2001..................................................................  2,035
   2002..................................................................  2,308
   Thereafter............................................................     37
                                                                          ------
                                                                          $8,260
                                                                          ======

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(9) REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND SHAREHOLDERS' EQUITY

  The Company has two classes of stock: common stock and preferred stock. As of September 30, 1997, Preferred stock consists of convertible preferred stock--Series A, redeemable convertible preferred stock--Series B and convertible preferred stock--Series C. Common stock consists of redeemable common stock and non redeemable common stock. The redeemable convertible preferred stock--Series B, including dividends, and the convertible preferred stock--Series A and C, were converted to common stock on November 4, 1997 prior to the GMS merger.

 Common Stock

  Upon formation of the Company, GMS Dental Group, Inc. issued an aggregate 608,527 shares of its common stock at a purchase price of $.23 per share to the founders of the Company. 269,279 of these shares are subject to a three-year vesting schedule whereby one-quarter of the shares vested upon issuance and one-quarter of the shares will vest on October 11, 1997. The remaining shares vest on a monthly basis during the remaining thirty-six months.

  254,903 shares issued to certain other stockholders, which were issued at a price of $.45 per share, and 339,248 shares out of the 608,527 shares issued to the founders, are subject to a right of repurchase, at cost, in favor of the Company that expires upon the earlier of (1) the achievement by the Company of certain performance milestones over a two-year period or (2) nine years and nine months from the date of issuance.

 Redeemable Preferred and Common Stock

  The following summary presents the changes in the redeemable convertible preferred stock--Series B and redeemable common stock:


                                   SHARES OF
                                  REDEEMABLE  REDEEMABLE
                                  CONVERTIBLE CONVERTIBLE SHARES OF
                                   PREFERRED   PREFERRED  REDEEMABLE REDEEMABLE
                                    STOCK--     STOCK--     COMMON     COMMON
                                   SERIES B    SERIES B     STOCK      STOCK
                                  ----------- ----------- ---------- ----------
   Balance, December 31, 1994...         --     $   --         --      $  --
   Issued in connection with
    acquisitions................         --         --      57,551        711
                                   ---------    -------    -------     ------
   Balance, December 31, 1995...         --         --      57,551        711
   Issued in connection with
    private placement...........   6,180,000     10,815    100,000        957
   Issued in connection with
    acquisitions................         --         --      38,994        530
   Accretion of put rights......         --         --         --          91
   Exercise of put rights.......         --         --      (6,243)       (90)
   Dividend on redeemable
    convertible preferred
    stock--Series B.............         --         240        --         --
                                   ---------    -------    -------     ------
   Balance, December 31, 1996...   6,180,000     11,055    190,302      2,199
                                   ---------    -------    -------     ------
   Issued in connection with
    private placement...........     107,142        188        --         --
   Dividend on redeemable
    convertible preferred
    stock--Series B.............         --         829        --         --
   Accretion of put rights......         --         --         --          27
   Exercise of put rights.......         --         --      (6,616)      (103)
                                   ---------    -------    -------     ------
   Balance, September 30, 1997..   6,287,142    $12,072    183,686     $2,123
                                   =========    =======    =======     ======

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Dividends

  The holders of the Series B redeemable convertible preferred stock will be entitled to receive dividends in preference to any dividend on the Series A or Series C convertible preferred stock and the common stock, at a rate of 10% per annum of the per share purchase price of the Series B redeemable convertible preferred stock, which dividend rate will be $.175 per share of Series B redeemable convertible preferred stock. The dividends payable to the holders of the Series B redeemable convertible preferred stock are cumulative and are payable upon the earlier of conversion of such shares into common stock, the initial public offering of the Company's securities, a liquidation of the Company or an acquisition of the Company or substantially all of its assets. Accumulated undeclared dividends as of September 30, 1997 totaled $1,069.

 Liquidation Preference

  The holders of the Series B redeemable convertible preferred stock are entitled to liquidation preferences followed by the holders of the Series A and Series C convertible preferred stock.

 Redemption Rights

  After October 11, 2001, any or all of the holders of the Series B redeemable convertible preferred stock shall have the right to the extent permitted by law and by the Company's Loan Agreement with Imperial Bank, to require the Company to repurchase all or any part of such holder's shares of such series of preferred stock by payment of an amount per share equal to the liquidation preference amount, together with any accumulated but unpaid dividends on such redeemed shares. The Series A and Series C convertible preferred stock are not redeemable.

 Conversion Rights

  The holders of shares of Series A convertible preferred stock and Series B redeemable convertible preferred stock have the right to convert such shares at any time into common stock of the Company. The initial conversion rate will be on a 1-to-1 basis and will be subject to adjustment for anti-dilution (including, but not limited to, adjustments to the conversion rates in the event the Company issues common stock or securities convertible into or exercisable for common stock at a price per share less than the conversion price or such series of preferred stock). Each share of Series A convertible preferred stock and Series B redeemable convertible preferred stock automatically will be converted into common stock, at the then applicable conversion rate, upon the written consent of the holders of at least a majority of the Series A convertible preferred stock and Series B redeemable convertible preferred stock, voting together as a class.

  Each share of Series C convertible preferred stock automatically shall be converted into common stock, at a ratio equal to $1,000 divided by the Series C conversion price (as defined below), upon the earlier of (i) the closing of a firm commitment underwritten public offering of the Company's common stock or (ii) the acquisition of the Company (by merger, stock purchase, sale of assets or otherwise) for a purchase price in excess of an amount equal to four times the aggregate liquidation preferences of all the then outstanding shares of preferred stock of the Company. For purposes of automatic conversion upon the closing of a public offering as described above, the Series C conversion price shall be 75% of the price per share of common stock at which such shares are sold to the public in the public offering. For purposes of automatic conversion upon the acquisition of the Company as described above, the Series C conversion price shall be 75% of the price per share of common stock paid in such acquisition. The price per share of common stock will be determined by dividing the total consideration to be received by the Company's shareholders as a result of such acquisition by the number of shares of common stock then outstanding on an as-converted basis (including the approximate number

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

of shares of common stock issuable upon conversion of the Series C convertible preferred stock upon such acquisition).

 Voting Rights

  The holders of the Series A and Series B preferred stock shall be entitled to the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The holders of the Series C preferred stock shall be entitled to a number of votes equal to 5% of the total voting power of all outstanding voting securities.

 Rights of First Offer

  Each purchaser of Series B redeemable convertible preferred stock who continues to hold at least 25% of such purchaser's original investment or a transferee who acquires at least 400,000 shares of the Series B redeemable convertible preferred stock (a Major Investor) will have a right of first offer to purchase its pro rata share of offerings of new securities of the Company (other than (i) securities issued to certain employees, directors, consultants and vendors of the Company, (ii) shares of the Company's capital stock issued in connection with the acquisition of dental practices and (iii) securities issued in connection with the Company's business relationships up to 1% of the then outstanding common stock on an as-converted basis). The right of first offer will terminate upon an initial public offering of the Company's common stock.

 Redeemable Common Stock

  In connection with certain acquisitions, the Company granted "put rights" to certain shareholders that may require the Company to redeem up to 96,545 shares of its common stock at a redemption price ranging from $13.38 to $19.62 per share. If all shareholders with such "put rights" exercise their options, the Company would be required to repurchase the above shares of common stock for $1,409. The redemption periods began April 1, 1996 and continue through January 4, 2003. If the shareholder does not place a redemption request during the redemption period, the "put right" will expire on the stated expiration date. "Put rights" for all but 20,000 shares terminate in the event of the Company successfully completing a public offering at a price of at least $20.00 per share. The Company redeemed 6,243 shares of redeemable common stock for $90 during 1996 and 6,616 shares for $103 during 1997.

  The shares of common stock subject to the "put rights" are reported on the balance sheet as redeemable common stock. Such shares have been recorded at their fair value as of the dates of acquisition, inclusive of accretion during the year ended December 31, 1996 and nine months ended September 30, 1997. The Company records accretion on a ratable basis over the redemption period of the respective stock. Such accretion for the year ended December 31, 1996 and the nine months ended September 30, 1997 was $91 and $27, respectively. Accretion in prior years was insignificant.

  Such common stock at September 30, 1997 is redeemable as follows:

                                               NUMBER OF REDEMPTION  REDEMPTION
                                                SHARES     AMOUNT   PRICE RANGE
                                               --------- ---------- ------------
   1998.......................................   2,974     $   50   $   16.82
   1999.......................................   2,754         50    13.38-18.16
   2000.......................................  40,849        576    13.60-19.62
   2001.......................................  29,681        438    13.60-18.80
   2002.......................................   3,714         51      13.60
   Thereafter.................................   3,714         51      13.60
                                                ------     ------
                                                83,686     $1,216
                                                ======     ======

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Private Placement of Redeemable Common Stock and Warrants

  In June 1996, the Company completed a private placement offering (the offering) of 100,000 shares of the Company's common stock which include warrants to purchase 100,000 additional shares of the Company's common stock at an exercise price of $7.50 per share. Total proceeds from the offering (net of offering costs of $43) were $957. The net proceeds allocated to common stock aggregated $732. The stock warrants were recorded at their estimated fair value of $225 and are entitled to certain "piggyback" registration rights. The stock warrants expire on December 14, 2001; no stock warrants have been exercised to date.

  In connection with the private placement, the shareholder received certain "put rights" which are exercisable after June 21, 2001 but no later than June 21, 2003 if the Company has not completed a public offering of its common stock by June 21, 2001 at a price of at least $22.00 per share and with net proceeds to the Company of at least $10,000. The per share price applicable to the "put rights" is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding the exercise of the rights. As of September 30, 1997, the Company has not recorded any accretion related to the above "put rights."

 Preferred Stock

  Preferred stock may be issued by the Board of Directors with preferences to be determined at the time of issuance. Through September 30, 1997, none of the 30,000,000 authorized shares of the Company's preferred stock has been issued or is outstanding.

 Stock Warrants Issued in Conjunction with Debt Issuance and Acquisitions

  In May 1996 the Company issued warrants to purchase 4,333 shares of the Company's common stock at $7.50 per share to a lender in connection with a line of credit agreement. The stock warrants were valued at $9 and have been recorded as debt issuance costs and additional paid-in capital. The estimated fair value of the stock warrants was amortized over the six-month term of the line of credit. Such amortization expense has been included in interest expense in the statement of operations. The stock warrants expire on May 31, 2001 and carry certain "piggyback" registration rights. The stock warrants have not been exercised to date.

  In addition, in May 1996, the Company issued to certain directors, officers and shareholders of the Company warrants to purchase 115,000 shares of the Company's common stock at $7.50 per share in consideration for guaranteeing a total of $1,000 on a line-of-credit which is no longer available and has been fully repaid. The estimated fair value of the stock warrants of $233 was amortized over the six-month term of the line of credit. Such amortization expense has been included in interest expense in the statement of operations. All stock warrants expire in May 2001 and no such stock warrants have been exercised to date.

  In connection with the Company's $10 million credit facility, a warrant was issued entitling the bank to purchase up to 81,942 shares of the Company's common stock at a price of $3.93 per share. The warrants were recorded at their estimated fair market value of $1 and expire in October 2001.

  In connection with the acquisition of the net assets of a dental practice, the Company issued warrants to purchase 133,527 shares of common stock at $7.86 per share. The warrants expire in 2004; no such stock warrants have been exercised to date.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(10) STOCK OPTIONS

  The Board of Directors adopted a Stock Incentive Plan (the Plan), as amended during 1996. The Plan provides for issuance of up to 1,000,000 shares of common stock in connection with various stock grants, awards and sales granted under such plan to employees and nonemployees (primarily key dental group personnel). The Plan authorizes the grant of incentive stock options, nonstatutory stock options, stock appreciation rights or bonus rights; award of stock bonuses; and/or sale of restricted stock. The exercise price for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. The Plan is administered by the Company's Board of Directors. The Board has the authority to determine the persons to whom awards will be made, the amounts, and other terms and conditions of the awards. Shares issued under the Plan are generally subject to a five-year vesting schedule from the date of grant and expire ten years from the original grant date.

  Stock options issued to nonemployees have been recorded at their estimated fair market value and are being expensed over their respective vesting lives of up to five years. Total compensation expense recorded for the years ended December 31, 1995 and 1996 and the nine-months ended September 30, 1997 was $152, $52 and $42, respectively.

 Statement of Financial Accounting Standards No. 123 (SFAS 123)

  During 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

  The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997. The 1995 and 1996 options were valued using the minimum value pricing model as prescribed by SFAS 123 for nonpublic companies. The options issued subsequent to the Company's 1997 initial public offering have been valued using the Black-Scholes pricing model as prescribed by SFAS 123. The following weighted average assumptions have been used for grants of stock options:

                                               YEAR ENDED      NINE MONTHS ENDED
                                               DECEMBER 31       SEPTEMBER 30
                                             ----------------  -----------------
                                              1995     1996          1997
                                             -------  -------  -----------------
   Risk free interest rate..................     6.5%     6.5%          6.4%
   Expected dividend yield..................     --       --            --
   Expected lives........................... 5 years  5 years       5 years
   Expected volatility......................     N/A      N/A            60%
                                             =======  =======       =======

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  Options were assumed to be exercised over the five-year expected life for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed as the following approximate amounts, which would be amortized on the straight-line basis over the vesting period of the options:

     Year ended December 31, 1995....................................... $  334
     Year ended December 31, 1996.......................................    301
     Nine months ended September 30, 1997...............................  1,219

  If the Company had accounted for stock options issued to employees in accordance with SFAS 123, the Company's net income attributable to common stock and pro forma net income per share would have been reported as follows:

  Net income (loss) attributable to common stock:

                                                  YEAR ENDED   NINE MONTHS ENDED
                                                  DECEMBER 31    SEPTEMBER 30
                                                  -----------  -----------------
                                                  1995  1996         1997
                                                  ---- ------  -----------------
     As reported................................. $257 (1,687)       (747)
     Pro forma...................................  222 (1,767)       (817)
                                                  ==== ======        ====

  Pro forma net income (loss) per common and common equivalent share:

                                                  YEAR ENDED   NINE MONTHS ENDED
                                                  DECEMBER 31    SEPTEMBER 30
                                                  -----------  -----------------
                                                  1995  1996         1997
                                                  ----- -----  -----------------
     As reported--primary........................ $ .19  (.86)       (.40)
     Pro forma--primary..........................   .16  (.91)       (.44)
     As reported--fully diluted..................   .19  (.86)       (.40)
     Pro forma--fully diluted....................   .16  (.91)       (.44)
                                                  ===== =====        ====

  The effects of applying SFAS 123 for providing pro forma disclosures for 1995 and 1996 and for the nine-months ended September 30, 1997 are not likely to be representative of the effects on reported net income (loss) and net income (loss) per common equivalent share for future years, because options vest over several years and additional awards generally are made each year.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  The following summary presents the options granted and outstanding as of September 30, 1997:

                                                                       WEIGHTED
                                             NUMBER OF SHARES          AVERAGE
                                       ------------------------------  EXERCISE
                                       EMPLOYEE  NONEMPLOYEE  TOTAL     PRICE
                                       --------  ----------- --------  --------
Outstanding, December 31, 1994........  110,000        --     110,000   $4.52
  Granted.............................  136,000     72,750    208,750    5.91
  Canceled............................  (31,000)    (5,000)   (36,000)   6.56
                                       --------    -------   --------   -----
Outstanding, December 31, 1995........  215,000     67,750    282,750    5.47
  Granted.............................  192,112     38,705    230,817    3.43
  Exercised...........................   (2,000)       --      (2,000)    --
  Canceled............................  (96,549)    (5,833)  (102,382)   8.19
                                       --------    -------   --------   -----
Outstanding, December 31, 1996........  308,563    100,622    409,185    3.66
  Granted.............................  741,855        --     741,855    3.03
  Exercised........................... (343,918)       --    (343,918)    .58
  Canceled............................ (110,101)   (13,667)  (123,768)   5.17
                                       --------    -------   --------   -----
Outstanding, September 30, 1997.......  596,399     86,955    683,354   $4.26
                                       ========    =======   ========   =====

  The following table sets forth the exercise prices, the number of options outstanding and exercisable, and the remaining contractual lives of the Company's stock options at September 30, 1997:

                                 NUMBER OF OPTIONS                             WEIGHTED
                       -------------------------------------                   AVERAGE
      EXERCISE                                                             CONTRACTUAL LIFE
       PRICE           OUTSTANDING               EXERCISABLE                  REMAINING
      --------         -----------               -----------               ----------------
      $  .20              15,250                    15,250                       7.82 years
         .21             110,604                    46,734                       9.15
        4.13              45,500                       --                        7.01
        5.00             318,000                    57,900                       8.63
        5.50              81,000                    81,000                       6.08
        8.02              68,000                     1,000                       9.90
       10.00              45,000                    27,672                       7.61
      ------             -------                   -------                       ----
        4.72             683,354                   229,556                       9.02
       ======            =======                   =======                       ====

(11) TRANSACTIONS WITH AFFILIATES

 Management Agreements

  The Company currently derives substantially all of its management fee revenue from three dental groups with which it is related through common ownership of certain shareholders.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The Company provides management support services to these three related dental groups under management agreements with forty-year terms. The Company is currently earning revenues based on specified percentages of net dental practice patient revenues as defined in the agreements. Such percentages are negotiated with the dental groups and have been developed and revised as necessary based on the Company's services and operating needs. The management agreements provide that management fee revenue is based upon the following percentage of net dental group revenue:

                                                     DANY TSE,
                                                       P.C.    WASHINGTON OREGON
                                                     --------- ---------- ------
      1997..........................................    53%        51%      53%
      1998..........................................    54%        52%      54%
      1999..........................................    55%        53%      55%
      2000..........................................    56%        54%      55%
      2001, and thereafter..........................    56%        55%      55%

 Office Lease

  The Company leases office space for $4 per month from one of the related dental groups (see note 1) on a month-to-month basis. Lease expense aggregated approximately $50 for the years ended December 31, 1995 and 1996 and $37 for the nine-months ended September 30, 1997.

 Receivables from affiliates

  Affiliate receivables consist primarily of amounts owed to the Company by the unconsolidated dental groups to reimburse the Company for payment of the unconsolidated dental groups' payroll and other direct costs, net of amounts due to the unconsolidated dental groups related to the acquisitions and the unconsolidated dental groups' share of revenues. The Company also transacts various other business with the related dental groups, including short-term operating advances.

(12) INCOME TAXES

  Income tax expense (benefit) consists of:

                                                                  1995
                                                         ----------------------
                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
   U.S. Federal.........................................  $ 147      65    212
   State and local......................................     16       6     22
                                                          -----    ----   ----
                                                          $ 163      71    234
                                                          =====    ====   ====
                                                                  1996
                                                         ----------------------
                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
   U.S. Federal.........................................  $(175)   (420)  (595)
   State and local......................................     (6)    (54)   (60)
                                                          -----    ----   ----
                                                          $(181)   (474)  (655)
                                                          =====    ====   ====
                                                                  1997
                                                         ----------------------
                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
   U.S. Federal.........................................  $   7      71     78
   State and local......................................      4      (2)     2
                                                          -----    ----   ----
                                                          $  11      69     80
                                                          =====    ====   ====

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  Income tax benefit differed from the amount computed by applying the U.S. Federal income tax rate to loss before income tax benefit as a result of the following:

                                                               1995 1996  1997
                                                               ---- ----  ----
Computed "expected" tax (benefit)............................. $167 (804) (234)
Increase (reduction) in income taxes resulting from:
  State income taxes, net of Federal income tax benefit.......   11  (90)  (36)
  Amortization of nondeductible goodwill and other
   nondeductible items........................................   31  163    39
  Valuation allowance for deferred tax assets allocated to
   income tax expense.........................................  --    75   265
  Other.......................................................   25    1    46
                                                               ---- ----  ----
                                                               $234 (655)   80
                                                               ==== ====  ====

  Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                1996     1997
                                                               -------  ------
Deferred tax assets:
 Net operating loss carryforward.............................. $   647   1,005
 Accrued payroll/bonus related................................     --       29
 Allowance for doubtful accounts..............................     618     857
 Compensated absences, principally due to accrual for
  financial reporting purposes................................     114     143
 Intangible assets, principally due to differences in
  amortization and capitalized cost...........................     --      239
 Other........................................................      12      14
                                                               -------  ------
    Total gross deferred tax assets...........................   1,391   2,287
 Less valuation allowance.....................................     (75)   (339)
                                                               -------  ------
    Deferred tax assets, net of valuation allowance...........   1,316   1,948
                                                               -------  ------
Deferred tax liabilities:
 Accounts receivable..........................................    (759) (1,535)
 Plant and equipment, principally due to differences in
  depreciation and capitalized cost...........................    (444)   (461)
 Intangible assets, principally due to accrual for financial
  reporting purposes..........................................     (11)    (67)
 Cash versus accrual reporting for tax purposes...............     (68)    (66)
 Other........................................................     --       (2)
                                                               -------  ------
    Deferred tax liabilities..................................  (1,282) (2,131)
                                                               -------  ------
    Net deferred tax asset (liability)........................ $    34    (183)
                                                               =======  ======

(13) MALPRACTICE INSURANCE

  The dental groups' dentists are insured with respect to dentistry malpractice risks on a claims-made basis. There are known claims and incidents that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from services provided to patients. Management is not aware of any claims against the Company or its affiliated groups which might have a material impact on the Company's financial position or results of operations.

                       GENTLE DENTAL SERVICE CORPORATION

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(14) COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company has primarily entered into operating leases of commercial property. Commercial properties under operating leases mostly include space required to perform dental services and space for administrative facilities. Lease expense for dental office space and administrative office space for the years ended December 31, 1995 and 1996 and for the nine-months ended September 30, 1997 was $837, $1,432 and $2,402, respectively.

  The future minimum lease payments under capital leases and noncancelable operating leases with remaining terms of one or more years consist of the following at September 30, 1997:

                                                              CAPITAL  OPERATING
                                                              -------  ---------
      1998................................................... $  514      2,896
      1999...................................................    320      2,736
      2000...................................................    274      2,424
      2001...................................................     92      2,073
      2002...................................................     50      1,730
      Thereafter.............................................    --       8,083
                                                              ------    -------
        Total minimum lease obligation.......................  1,250    $19,942
                                                                        =======
      Less portion attributable to interest..................   (211)
                                                              ------
        Obligations under capital leases.....................  1,039
      Less current portion...................................   (398)
                                                              ------
                                                              $  641
                                                              ======

 Litigation

  The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

(15) SUBSEQUENT EVENTS

  During October 1997, the Company acquired substantially all of the assets of two dental practices, one located in Idaho Falls, ID, and the other with two offices in Sacramento, CA and Daly City, CA for a combined purchase price of approximately $3,600. The purchase price is payable in a combination of cash, common stock and warrants to purchase common stock. Additional consideration may be paid subject to earn-out agreements.

  On October 31, 1997, the Company's $1,850 credit line expired. On January 7, 1998, the Company amended its $10 million credit facility (the "Credit Facility") to provide for a maximum credit line of $25 million, which may be increased at the option of the Company to $30 million following completion of an equity offering by the Company in which the Company receives at least $20 million in net cash proceeds. The Company intends to use the Credit Facility for working capital requirements, to purchase non-professional dental practice assets of additional dental practices that the Company may seek to affiliate with, and to purchase operating assets for existing Affiliated Dental Practices. The Credit Facility provides that aggregate amount borrowed under the Credit Facility for working capital purposes and letter of credit obligations may not exceed $4 million, and that remaining amounts available under the Credit Facility may be used by the Company for

                       GENTLE DENTAL SERVICE CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


permitted acquisitions and capital expenditures. The ability of the Company to incur indebtedness under the Credit Facility is subject to delivery of customary opinions, certificates and closing documents by the Company. The revolving feature of the Credit Facility expires on September 30, 1999, at which time it will convert into a three year term loan to be repaid in 12 equal quarterly installments. Principal amounts owed under the Credit Facility bear interest, at the Company's option and dependent upon the Company's leverage ratio, of (i) up to 1.0% over prime or (ii) up to 3.25% above LIBOR. The Credit Facility requires the Company to pay an unused commitment fee in the amount of 0.50% per annum or 0.375% per annum, depending on the Company's leverage ratio, on the average daily amount by which the bank commitment under the Credit Facility exceeds the aggregate amount of all loans then outstanding. The Credit Facility contains several covenants including (i) restrictions on the ability of the Company to incur indebtedness and repurchase, or make dividends with respect to, its capital stock; and (ii) requirements relating to maintenance of a specified net worth and specified ratios of current assets to current liabilities, debt to cash flow and EBITDAR to fixed charges. In addition, the Credit Facility requires the Company to notify the lenders prior to making any acquisition and to obtain the consent of the lenders prior to making (i) certain acquisitions with purchase prices exceeding $3 million, (ii) all acquisitions with purchase prices exceeding $5 million and (iii) capital expenditures exceeding $5 million in any fiscal year. The Credit Facility also requires the Company to convert to a holding company that owns no assets other than the stock of its operating subsidiaries on or before May 31, 1998. If the Company does not attain holding company status on or before May 31, 1998, the interest rate applicable to amounts borrowed under the Credit Facility would be increased by 0.5% and if holding company status is not obtained on or before July 31, 1998 an event of default would exist under the terms of the Credit Facility. The Company's obligations under the Credit Facility are guaranteed by each of the subsidiaries of the Company. The obligations of the Company under the Credit Facility and the subsidiaries under the guarantees are secured by a security interest in the equipment, fixtures, inventory, receivables, subsidiary stock, certain debt instruments, accounts and general intangibles of each of such entities.

  During November 1997, the Company entered into an agreement to acquire a dental practice management company with dental practices located in and around Bakersfield, CA for a purchase price of approximately $22,750. The purchase price is payable in a combination of $9.8 million cash and 1,519,103 shares of common stock. Of the $22,750 purchase price, approximately $550 is estimated to be paid subject to an earn-out agreement.

  In December 1997, the Company and the Oregon and Washington professional corporations signed letters of intent to amend the management agreements with those professional corporations. In exchange for amended management agreements which provide the Company with a controlling financial interest in the operation of the practices, the Company will pay consideration of $1.8 million, to be offset by its receivable from the professional corporations for $1.8 million, the right to receive an aggregate of either $575,000 cash in 18 equal monthly installments or options to acquire 230,000 shares of common stock at an exercise price of $8.38 per share, subject to five year vesting plus options to acquire an aggregate of 10,000 shares of common stock at an exercise price of $8.38 per share, subject to five year vesting and future cash or options subject to five year vesting in amounts to be determined according to a formula based upon the operating revenues of such Oregon and Washington professional corporations for the fiscal years ending December 31, 1998 and 1999.

[Inside back cover graphic setting forth the following information:]

                      [Description of content and format.]

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Recent and Pending Affiliations..........................................  19
Use of Proceeds..........................................................  21
Price Range of Common Stock..............................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Selected Pro Forma Consolidated Financial Data...........................  23
Selected Historical Financial Data.......................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  39
Management...............................................................  50
Certain Transactions.....................................................  56
Principal and Selling Shareholders.......................................  58
Description of Capital Stock.............................................  60
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  64
Legal Matters............................................................  65
Experts..................................................................  65
Additional Information...................................................  66
Index to Financial Statements............................................ F-1

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                               3,600,000 SHARES

                       GENTLE DENTAL SERVICE CORPORATION

                                 COMMON STOCK


                               -----------------

                                  PROSPECTUS

                               -----------------


                           BEAR, STEARNS & CO. INC.
                             SALOMON SMITH BARNEY

                          WESSELS, ARNOLD & HENDERSON

                             BLACK & COMPANY, INC.

                                         , 1998

-------------------------------------------------------------------------------
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VIII of the Registrant's Restated Articles of Incorporation, as amended (the "Articles"), authorizes indemnification of directors of the Registrant to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). In addition, Section 10 the Registrant's Bylaws requires the Registrant to indemnify directors and former directors of the Registrant to the fullest extent permitted by applicable law, and permits the Registrant to indemnify officers, employees, and agents of the Registrant. The effects of the Articles, Bylaws and the Act (the "Indemnification Provisions") are summarized as follows:

    (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Registrant) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the director or former director concerned (i) acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Registrant or, in all other cases, not opposed to the best interests of the Registrant, (ii) was not adjudged liable on the basis of receipt of an improper personal benefit and
  (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the director or former director did not meet the required standards of conduct.

    (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Registrant against the expenses (including attorney fees) actually and reasonably incurred if the director or former director concerned acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Registrant, or in all other cases, not opposed to the best interests of the Registrant; except that no right of indemnification will be granted if the director or former director is adjudged to be liable to the Registrant.

    (c) Every director and officer who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification for reasonable expenses as a matter of right.

    (d) Because the limits of permissible indemnification under Washington law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

    (e) The Registrant shall advance to a director or former director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or former director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the director or former director did not meet the required standard of conduct.

    (f) The Registrant may, by action of the Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees, and agents of the Registrant on the same terms and with the same scope as described above.

  The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized statement of expenses of the Registrant in connection with the sale of the Common Stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee, the NASD filing fee and the NASDAQ listing fees.

   SEC Registration fee............................................... $ 10,952
   NASD filing fee....................................................    4,213
   Blue Sky fees......................................................       *
   Printing and engraving expenses....................................       *
   Legal fees and expenses............................................       *
   Auditors' fees and expenses........................................       *
   Transfer Agent and Registrar fees..................................       *
   NASDAQ listing fees................................................
   Miscellaneous expenses.............................................       *
                                                                       --------
       Total.......................................................... $     *
                                                                       ========

--------
* To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  Within the last three years the Registrant has sold securities without registration under the Securities Act in the transactions and in reliance on the exemptions described below. The numbers of shares stated under each item give retroactive effect to the one-for-two reverse stock split of the Registrant's Common Stock that was effected in October 1996.

    1. Between January 1995 and January 1996 the Registrant issued an aggregate total of 129,935 shares of its Common Stock to eight dentists in connection with the affiliation of their dental practices. The sales of the stock were exempt from registration under Section 4(2) of the Securities Act because all of the purchasers, either alone or together with their legal and other advisors, had the knowledge and experience in business and financial matters to evaluate an investment in the Registrant, received information about the Registrant and made appropriate investment representations.

    2. From March to May 1995, the Registrant sold an aggregate total of 173,327 shares of its Common Stock at $10.00 per share to 27 purchasers through a private offering. The sales of the stock were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder because all purchasers were accredited investors within the meaning of Rule 501.

    3. On May 31, 1995 the Registrant sold an aggregate total of 20,112 shares of Common Stock at $9.00 per share to dentists employed by Affiliated Dental Practices to which the Registrant provides management support services. The sales of the stock were exempt from registration under Rule 701 under the Securities Act because the shares were offered pursuant to a written compensation plan of the Registrant.

    4. On May 31, 1996 the Registrant issued warrants to purchase an aggregate total of 115,000 shares of Common Stock at an exercise price of $7.50 per share to 14 officers, directors, and shareholders of the Registrant who provided personal guarantees to the Registrant's principal bank. The issuance of the warrants was exempt from registration under
  Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder because the officers, directors, and shareholders of the Registrant who received warrants were accredited investors within the meaning of Rule 501.

    5. On May 31, 1996 the Registrant issued a warrant to purchase 4,333 shares of Common Stock at an exercise price of $7.50 per share to the Registrant's principal bank in connection with modifying the Registrant's existing loan and security agreement with that bank. The issuance of the warrant was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder because the Registrant's principal bank is an accredited investor within the meaning of Rule 501.

    6. On May 31, 1996 the Registrant sold 2,000 shares of Common Stock to a departing employee upon exercise of the vested portion of a stock option granted to the employee under the Registrant's 1993 Stock Incentive Plan. The option's exercise price per share was $0.80. The sale of the stock was exempt from registration under Rule 701 of the Securities Act because the sale was made to an employee of the Registrant pursuant to a written compensation plan.

    7. On June 21, 1996 the Registrant sold 100,000 shares of its Common Stock and a warrant to purchase an additional 100,000 shares at $7.50 per share to The ServiceMaster Company Limited Partnership. The ServiceMaster Company Limited Partnership subsequently transferred the shares and warrant to its subsidiary, ServiceMaster Venture Fund, L.L.C. The total consideration for the stock and warrant was $1,000,000. The sale of the stock and the warrant was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder because The ServiceMaster Company Limited Partnership is an accredited investor within the meaning of Rule 501.

    8. On November 4, 1997, in connection with the GMS Merger, the Registrant issued 4,548,163 shares of Common Stock in exchange for all outstanding shares of the common stock of GMS. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder because all purchasers were accredited investors within the meaning of Rule 501.

ITEM 27. EXHIBITS

  (a) Exhibits

 *1.1 Form of Underwriting Agreement.
  2.1 Agreement and Plan of Merger of Gentle Dental Service Corporation and GMS
       Dental Group, Inc. dated October 30, 1997, incorporated by reference to the Registrant's Report on Form 8-K, Accession No. 97-000678.
  3.1 Restated Articles of Incorporation, incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-
       13529.
  3.2 Bylaws, as amended, incorporated by reference to the Registrant's
       Registration Statement on Form SB-2, Registration No. 33-13529.
  4.1 Restated Articles of Incorporation (filed as Exhibit 3.1).
  4.2 Bylaws, as amended (filed as Exhibit 3.2).
 *5.1 Legal Opinion of McDermott, Will & Emery with respect to the validity of the securities being registered.
 10.1 Support Services Agreement dated as of January 1, 1996 between the
       Registrant and Tse, Saiget, Watanabe & McClure, Inc., P.S., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-13529.
 10.2 Support Services Agreement dated as of January 1, 1996 between the
       Registrant and Gentle Dental of Oregon, P.C., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration
       No. 33-13529.
 10.3 Asset Purchase Agreement dated as of December 31, 1994 between the
       Registrant and Tse, Saiget, Watanabe & McClure, Inc., P.S., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-13529.

 10.4  Asset Purchase Agreement dated as of December 31, 1994 between the
        Registrant and Gentle Dental of Oregon, P.C., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration
        No. 33-13529.
 10.5  Asset Purchase Agreement dated as of January 2, 1995 between the
        Registrant and Tse, Saiget, Watanabe & McClure, Inc., P.S., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-13529.
 10.6  Asset Purchase Agreement dated as of January 2, 1995 between the
        Registrant and Gentle Dental of Oregon, P.C., incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration
        No. 33-13529.
 10.7  1993 Stock Incentive Plan, incorporated by reference to the Registrant's
        Registration Statement on Form SB-2, Registration No. 33-13529.
 10.8  Stock Acquisition Agreement dated as of June 21, 1996 between the
        Registrant and The ServiceMaster Company Limited Partnership, incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-13529.
 10.9  Form of Warrant Subscription and Guarantor Agreement dated as of May 31,
        1996 between the Registrant and various officers, directors, and shareholders of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-
        13529.
 10.10 Employment Agreement dated November 3, 1997, by and between Dany Y. Tse,
        DMD and the Registrant.

  10.11 Employment Agreement dated November 3, 1997, by and between Michael T.
         Fiore and the Registrant.
  10.12 Employment Agreement dated November 3, 1997, by and between L. Theodore
         Van Eerden and the Registrant.
  10.13 Employment Agreement dated August 31, 1996, by and between Grant M.
         Sadler and GMS Dental Group, Inc.
  10.14 Employment Agreement dated November 7, 1996, by and between Norman
         Huffaker and GMS Dental Group, Inc.
  10.15 Employment Agreement dated August 31, 1996, by and between Kenneth J.
         Davis and GMS Dental Group, Inc..
  10.16 1996 Stock Option Plan of GMS Dental Group, Inc.
  10.17 1996 Performance Stock Option Plan of GMS Dental Group, Inc.
  10.18 Incentive Stock Option Agreement dated April 1, 1997, by and between
         Michael T. Fiore and GMS Dental Group, Inc.
  10.19 Stock Option Agreement dated April 1, 1997, by and between Michael T.
         Fiore and GMS Dental Group, Inc.
 *10.20 Promissory Note dated April 1, 1997, executed by Michael T. Fiore in favor of GMS Dental Group, Inc.
  10.21 Security Agreement dated April 1, 1997, by and between Michael T. Fiore and GMS Dental Group, Inc.
  10.22 Acknowledgment and Clarification of Repurchase Rights Agreement dated
         October 31, 1997, by and between Michael T. Fiore and GMS Dental
         Group, Inc.
  10.23 Founder Stock Purchase Agreement dated August 31, 1996, by and between
         Grant M. Sadler and GMS Dental Group, Inc.
  10.24 Promissory Note dated August 31, 1996, executed by Grant M. Sadler in favor of GMS Dental Group, Inc.

  10.25 Security Agreement dated August 31, 1996, by and between Grant M.
         Sadler and GMS Dental Group, Inc.
  10.26 Common Stock Escrow Agreement dated October 11, 1996, by and among
         Grant M. Sadler, Kenneth J. Davis and GMS Dental Group, Inc.
  10.27 Acknowledgement and Clarification of Repurchase Rights Agreement, dated
         October 31, 1997, by and among Grant M. Sadler, Kenneth J. Davis and
         GMS Dental Group, Inc.
  10.28 Founder Stock Purchase Agreement dated August 31, 1996, by and between
         Kenneth J. Davis and GMS Dental Group, Inc.
  10.29 Promissory Note dated August 31, 1996, executed by Kenneth J. Davis in favor of GMS Dental Group, Inc.
  10.30 Security Agreement dated August 31, 1996, by and between Kenneth J.
         Davis and GMS Dental Group, Inc.
  10.31 Incentive Stock Option Agreement dated December 4, 1996, by and between
         Norman Huffaker and GMS Dental Group, Inc.
  10.32 Stock Option Agreement dated December 4, 1996, by and between Norman
         Huffaker and GMS Dental Group, Inc.
  10.33 Acknowledgment and Clarification of Repurchase Rights Agreement dated
         October 31, 1996, by and between Norman R. Huffaker and GMS Dental
         Group, Inc.
 +10.34 Dental Group Management Agreement dated October 11, 1996, by and between Alan M. Slutsky, DMD, a Professional Corporation, and Slutsky
         Dental Corporation.
 +10.35 Dental Group Management Agreement dated October 11, 1996, by and between GMS Dental Group Management of Hawaii, Inc. and Dental Care
         Centers of Hawaii, Inc.
 +10.36 Dental Group Management Agreement dated October 11, 1996, by and between Henry J. Lerian, Trustee of the Henry J. Lerian and Jeanette
         P. Lerian Irrevocable Marital Trust U/D/T 03/23/94, Henry J. Lerian,
         Trustee of the Henry J. Lerian and Jeanette P. Lerian Revocable
         Survivor's Trust U/D/T 03/23/04, Henry J. Lerian, DDS and Lerian
         Dental Corporation.
 +10.37 Dental Group Management Agreement dated June 30, 1997, by and between
         Warren M. Francis, Jr. D.D.S., Inc. and Francis Dental Corporation.
 +10.38 Dental Group Management Agreement dated June 30, 1997, by and between
         Warren M. Francis, Jr. D.D.S., Inc. and Burrell Dental Corporation.
 +10.39 Dental Group Management Agreement dated June 30, 1997, by and between
         Warren M. Francis, Jr. D.D.S., Inc. and Ashrafi Dental Corporation.
 +10.40 Dental Group Management Agreement dated October 11, 1996, by and between GMS Dental Group Management of Hawaii, Inc. and Hualalai
         Dental Services, Inc.

 +10.41 Dental Group Management Agreement dated February 24, 1997, by and between Naismith Dental Corporation and Yep Dental Corporation.
  10.42 Dental Group Management Agreement dated October 11, 1996, by and between GMS Dental Group Management, Inc. and Idaho Dental Group, P.A.
  10.43 Dental Group Management Agreement dated July 24, 1997, by and between
         GMS Dental Group Management, Inc. and Fremont Dental Group.
  10.44 Dental Group Management Agreement dated July 24, 1997, by and between
         GMS Dental Group Management, Inc. and Mark Armstrong, D.D.S. d/b/a
         Concord Dental Care.
  10.45 Dental Group Management Agreement dated October 31, 1997, by and between GMS Dental Group Management, Inc. and Charles Murillo, D.D.S.
         d/b/a Community Dental Group.
  10.46 Dental Group Management Agreement dated July 24, 1997, by and between
         GMS Dental Group Management, Inc. and Sam Samudio, D.D.S. d/b/a
         Pleasanton Dental Care.

  10.47 Dental Group Management Agreement dated October 31, 1997, by and between Premier Dental Care, Inc. and SJL, P.A.
 +10.48 Dental Group Management Agreement dated February 24, 1997, by and between Naismith Dental Corporation and Burns Dental Corporation.
  10.49 Credit Agreement dated October 10, 1996, as amended, by and among GMS
         Dental Group Management, Inc., GMS California Acquisition Company, GMS
         Hawaii Acquisition Company and Imperial Bank.
 +10.50 Support Services Agreement dated March 31, 1997, between the Registrant and Arena Dental Corporation.
  10.51 Promissory Note dated July 24, 1997, executed by GMS Dental Group
         Management in favor of Fremont Dental Group.
  10.52 Guaranty dated July 24, 1997, by GMS Dental Group, Inc. in favor of
         Fremont Dental Group.
  10.53 Merger Agreement, dated as of September 21, 1997, between the Company,
         Gentle Dental Merger Corporation, a wholly-owned subsidiary of the Company, Dedicated Dental Systems, Inc., a California corporation,
         Arthur G. Kaiser, D.D.S. and Robert J. Newman, incorporated by reference to the Registrant's Report on Form 10-QSB, Accession No. 97-
         000656.
  10.54 Asset Purchase Agreement, dated as of September 21, 1997, between the
         Company, California Dental Practice Management Company, a California general partnership, Arthur G. Kaiser, D.D.S., Robert J. Newman and
         Mark Thomas, D.D.S., incorporated by reference to the Registrant's
         Report on Form 10-QSB, Accession No. 97-000656.
  10.55 Asset Purchase Agreement, dated as of September 21, 1997, between the
         Company, California Dental Practice Management Company, a California general partnership, Arthur G. Kaiser, D.D.S., Robert J. Newman and
         Clarence Au, D.D.S., incorporated by reference to the Registrant's
         Report on Form 10-QSB, Accession No. 97-000656.
  10.56 Asset Purchase Agreement, dated as of September 21, 1997, between the
         Company and Arthur G. Kaiser, D.D.S., incorporated by reference to the Registrant's Report on Form 10-QSB, Accession No. 97-000656.
 *10.57 Dental Group Management Agreement dated as of January 1, 1998 between the Registrant and Tse, Saiget, Watanabe & McClure, Inc., P.S.
 *10.58 Dental Group Management Agreement dated as of January 1, 1998, between the Registrant and Gentle Dental of Oregon, P.C.
 *10.59 Dental Group Management Agreement dated as of January 1, 1998 between the Registrant and Dany Tse, P.C.
 *23.1  Consent of McDermott, Will & Emery (included in Exhibit 5.1).
  23.2  Independent Auditors' Consent of Price Waterhouse.
  23.3  Independent Auditors' Consent of KPMG Peat Marwick LLP.
  23.4  Independent Auditors' Consent of Ernst & Young LLP.
  23.5  Independent Auditors' Consent of KPMG Peat Marwick LLP.
  24.1  Power of Attorney (included on page II-8 of the Registrant's
         Registration Statement on Form SB-2 filed January 9, 1998).
  27.1  Financial Data Schedule.
  99.1  Consent of Arthur G. Kaiser, DDS to being named as a director designee.

--------
*To be filed by Amendment.
+Confidential Treatment Requested.

  (b) Schedules

  No supporting schedules have been included because they are not required.

ITEM 28. UNDERTAKINGS

  The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The Registrant will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act, the Registrant agrees to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

  For determining any liability under the Securities Act, the Registrant agrees to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZES THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF YORBA LINDA, STATE OF CALIFORNIA, ON JANUARY 8, 1998.

                                          GENTLE DENTAL SERVICE CORPORATION


                                          By:    /s/ Michael T. Fiore
                                             __________________________________
                                                    Michael T. Fiore
                                          Co-Chairman, Chief Executive Officer
                                                      and President

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of Gentle Dental Service Corporation, do hereby constitute and appoint Michael T. Fiore and Norman R. Huffaker, and each of them, our true and unlawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed be by the following persons in the capacities and on the dates stated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ Michael T. Fiore           Co-Chairman, Chief Executive   January 8, 1998
____________________________________  Officer and President
          Michael T. Fiore            (Principal Executive
                                      Officer)



         /s/ Dany Y. Tse             Co-Chairman and President of   January 8, 1998
____________________________________  Clinical Services Council
            Dany Y. Tse


       /s/ Grant M. Sadler           Vice Chairman of the Board     January 8, 1998
____________________________________
          Grant M. Sadler


   /s/ L. Theodore Van Eerden        Director, Executive Vice       January 8, 1998
____________________________________  President and Chief
      L. Theodore Van Eerden          Development Officer

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


     /s/ Norman R. Huffaker          Chief Financial Officer        January 8, 1998
____________________________________  (Principal Financial and
         Norman R. Huffaker           Accounting Officer)



     /s/ Steven R. Bull, DDS         Director                       January 8, 1998
____________________________________
        Steven R. Bull, DDS


      /s/ Kenneth D. Hooten          Director                       January 8, 1998
____________________________________
         Kenneth D. Hooten


         /s/ Robert Finzi            Director                       January 8, 1998
____________________________________
            Robert Finzi


     /s/ Kathleen D. LaPorte         Director                       January 8, 1998
____________________________________
        Kathleen D. LaPorte


        /s/ Craig W. Wong            Director                       January 8, 1998
____________________________________
           Craig W. Wong


       /s/ Paul H. Keckley           Director                       January 8, 1998
____________________________________
          Paul H. Keckley


       /s/ Gerald R. Aaron           Director                       January 8, 1998
____________________________________
          Gerald R. Aaron


       /s/ H. Wayne Posey            Director                       January 8, 1998
____________________________________
          H. Wayne Posey

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
 *1.1    Form of Underwriting Agreement.
  2.1    Agreement and Plan of Merger of Gentle Dental Service
          Corporation and GMS Dental Group, Inc. dated October
          30, 1997, incorporated by reference to the
          Registrant's Report on Form 8-K, Accession No. 97-
          000678.
  3.1    Restated Articles of Incorporation, incorporated by
          reference to the Registrant's Registration Statement
          on Form SB-2, Registration No. 33-13529.
  3.2    Bylaws, as amended, incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
  4.1    Restated Articles of Incorporation (filed as Exhibit
          3.1).
  4.2    Bylaws, as amended (filed as Exhibit 3.2).
 *5.1    Legal Opinion of McDermott, Will & Emery with respect
          to the validity of the securities being registered.
 10.1    Support Services Agreement dated as of January 1, 1996
          between the Registrant and Tse, Saiget, Watanabe &
          McClure, Inc., P.S., incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.2    Support Services Agreement dated as of January 1, 1996
          between the Registrant and Gentle Dental of Oregon,
          P.C., incorporated by reference to the Registrant's
          Registration Statement on Form SB-2, Registration No.
          33-13529.
 10.3    Asset Purchase Agreement dated as of December 31, 1994
          between the Registrant and Tse, Saiget, Watanabe &
          McClure, Inc., P.S., incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.4    Asset Purchase Agreement dated as of December 31, 1994
          between the Registrant and Gentle Dental of Oregon,
          P.C., incorporated by reference to the Registrant's
          Registration Statement on Form SB-2, Registration No.
          33-13529.
 10.5    Asset Purchase Agreement dated as of January 2, 1995
          between the Registrant and Tse, Saiget, Watanabe &
          McClure, Inc., P.S., incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.6    Asset Purchase Agreement dated as of January 2, 1995
          between the Registrant and Gentle Dental of Oregon,
          P.C., incorporated by reference to the Registrant's
          Registration Statement on Form SB-2, Registration No.
          33-13529.
 10.7    1993 Stock Incentive Plan, incorporated by reference to
          the Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.8    Stock Acquisition Agreement dated as of June 21, 1996
          between the Registrant and The ServiceMaster Company
          Limited Partnership, incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.9    Form of Warrant Subscription and Guarantor Agreement
          dated as of May 31, 1996 between the Registrant and
          various officers, directors, and shareholders of the
          Registrant, incorporated by reference to the
          Registrant's Registration Statement on Form SB-2,
          Registration No. 33-13529.
 10.10   Employment Agreement dated November 3, 1997, by and
          between Dany Y. Tse, DMD and the Registrant.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
  10.11  Employment Agreement dated November 3, 1997, by and between Michael T. Fiore and the Registrant.
  10.12  Employment Agreement dated November 3, 1997, by and between L. Theodore Van Eerden and the Registrant.
  10.13  Employment Agreement dated August 31, 1996, by and
          between Grant M. Sadler and GMS Dental Group, Inc.
  10.14  Employment Agreement dated November 7, 1996, by and between Norman Huffaker and GMS Dental Group, Inc.
  10.15  Employment Agreement dated August 31, 1996, by and
          between Kenneth J. Davis and GMS Dental Group, Inc..
  10.16  1996 Stock Option Plan of GMS Dental Group, Inc.
  10.17  1996 Performance Stock Option Plan of GMS Dental Group,
          Inc.
  10.18  Incentive Stock Option Agreement dated April 1, 1997, by and between Michael T. Fiore and GMS Dental Group,
          Inc.
  10.19  Stock Option Agreement dated April 1, 1997, by and
          between Michael T. Fiore and GMS Dental Group, Inc.
 *10.20  Promissory Note dated April 1, 1997, executed by
          Michael T. Fiore in favor of GMS Dental Group, Inc.
  10.21  Security Agreement dated April 1, 1997, by and between
          Michael T. Fiore and GMS Dental Group, Inc.
  10.22  Acknowledgment and Clarification of Repurchase Rights
          Agreement dated October 31, 1997, by and between
          Michael T. Fiore and GMS Dental Group, Inc.
  10.23  Founder Stock Purchase Agreement dated August 31, 1996, by and between Grant M. Sadler and GMS Dental Group,
          Inc.
  10.24  Promissory Note dated August 31, 1996, executed by
          Grant M. Sadler in favor of GMS Dental Group, Inc.
  10.25  Security Agreement dated August 31, 1996, by and
          between Grant M. Sadler and GMS Dental Group, Inc.
  10.26  Common Stock Escrow Agreement dated October 11, 1996, by and among Grant M. Sadler, Kenneth J. Davis and GMS
          Dental Group, Inc.
  10.27  Acknowledgement and Clarification of Repurchase Rights
          Agreement, dated October 31, 1997, by and among Grant
          M. Sadler, Kenneth J. Davis and GMS Dental Group, Inc.
  10.28  Founder Stock Purchase Agreement dated August 31, 1996, by and between Kenneth J. Davis and GMS Dental Group,
          Inc.
  10.29  Promissory Note dated August 31, 1996, executed by
          Kenneth J. Davis in favor of GMS Dental Group, Inc.
  10.30  Security Agreement dated August 31, 1996, by and
          between Kenneth J. Davis and GMS Dental Group, Inc.
  10.31  Incentive Stock Option Agreement dated December 4,
          1996, by and between Norman Huffaker and GMS Dental
          Group, Inc.
  10.32  Stock Option Agreement dated December 4, 1996, by and between Norman Huffaker and GMS Dental Group, Inc.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
  10.33  Acknowledgment and Clarification of Repurchase Rights
          Agreement dated October 31, 1996, by and between
          Norman R. Huffaker and GMS Dental Group, Inc.
 +10.34  Dental Group Management Agreement dated October 11,
          1996, by and between Alan M. Slutsky, DMD, a
          Professional Corporation, and Slutsky Dental
          Corporation.
 +10.35  Dental Group Management Agreement dated October 11,
          1996, by and between GMS Dental Group Management of
          Hawaii, Inc. and Dental Care Centers of Hawaii, Inc.
 +10.36  Dental Group Management Agreement dated October 11,
          1996, by and between Henry J. Lerian, Trustee of the
          Henry J. Lerian and Jeanette P. Lerian Irrevocable
          Marital Trust U/D/T 03/23/94, Henry J. Lerian, Trustee
          of the Henry J. Lerian and Jeanette P. Lerian
          Revocable Survivor's Trust U/D/T 03/23/04, Henry J.
          Lerian, DDS and Lerian Dental Corporation.
 +10.37  Dental Group Management Agreement dated June 30, 1997, by and between Warren M. Francis, Jr. D.D.S., Inc. and
          Francis Dental Corporation.
 +10.38  Dental Group Management Agreement dated June 30, 1997, by and between Warren M. Francis, Jr. D.D.S., Inc. and
          Burrell Dental Corporation.
 +10.39  Dental Group Management Agreement dated June 30, 1997, by and between Warren M. Francis, Jr. D.D.S., Inc. and
          Ashrafi Dental Corporation.
 +10.40  Dental Group Management Agreement dated October 11,
          1996, by and between GMS Dental Group Management of
          Hawaii, Inc. and Hualalai Dental Services, Inc.

 +10.41  Dental Group Management Agreement dated February 24,
          1997, by and between Naismith Dental Corporation and Yep Dental Corporation.
  10.42  Dental Group Management Agreement dated October 11,
          1996, by and between GMS Dental Group Management, Inc.
          and Idaho Dental Group, P.A.
  10.43 Dental Group Management Agreement dated July 24, 1997, by and between GMS Dental Group Management, Inc. and
          Fremont Dental Group.
  10.44 Dental Group Management Agreement dated July 24, 1997, by and between GMS Dental Group Management, Inc. and
          Mark Armstrong, D.D.S. d/b/a Concord Dental Care.
  10.45  Dental Group Management Agreement dated October 31,
          1997, by and between GMS Dental Group Management, Inc.
          and Charles Murillo, D.D.S. d/b/a Community Dental
          Group.
  10.46 Dental Group Management Agreement dated July 24, 1997, by and between GMS Dental Group Management, Inc. and
          Sam Samudio, D.D.S. d/b/a Pleasanton Dental Care.
  10.47  Dental Group Management Agreement dated October 31,
          1997, by and between Premier Dental Care, Inc. and
          SJL, P.A.
 +10.48  Dental Group Management Agreement dated February 24,
          1997, by and between Naismith Dental Corporation and Burns Dental Corporation.
  10.49 Credit Agreement dated October 10, 1996, as amended, by and among GMS Dental Group Management, Inc., GMS
          California Acquisition Company, GMS Hawaii Acquisition
          Company and Imperial Bank.
 +10.50  Support Services Agreement dated March 31, 1997,
          between the Registrant and Arena Dental Corporation.
  10.51  Promissory Note dated July 24, 1997, executed by GMS
          Dental Group Management in favor of Fremont Dental
          Group.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
  10.52  Guaranty dated July 24, 1997, by GMS Dental Group, Inc.
          in favor of Fremont Dental Group.
  10.53  Merger Agreement, dated as of September 21, 1997,
          between the Company, Gentle Dental Merger Corporation,
          a wholly-owned subsidiary of the Company, Dedicated
          Dental Systems, Inc., a California corporation, Arthur
          G. Kaiser, D.D.S. and Robert J. Newman, incorporated
          by reference to the Registrant's Report on Form 10-
          QSB, Accession No. 97-000656.
  10.54  Asset Purchase Agreement, dated as of September 21,
          1997, between the Company, California Dental Practice
          Management Company, a California general partnership,
          Arthur G. Kaiser, D.D.S., Robert J. Newman and Mark
          Thomas, D.D.S., incorporated by reference to the
          Registrant's Report on Form 10-QSB, Accession No. 97-
          000656.
  10.55  Asset Purchase Agreement, dated as of September 21,
          1997, between the Company, California Dental Practice
          Management Company, a California general partnership,
          Arthur G. Kaiser, D.D.S., Robert J. Newman and
          Clarence Au, D.D.S., incorporated by reference to the
          Registrant's Report on Form 10-QSB, Accession No. 97-
          000656.
  10.56  Asset Purchase Agreement, dated as of September 21,
          1997, between the Company and Arthur G. Kaiser,
          D.D.S., incorporated by reference to the Registrant's
          Report on Form 10-QSB, Accession No. 97-000656.
 *10.57  Dental Group Management Agreement dated as of January
          1, 1998 between the Registrant and Tse, Saiget,
          Watanabe & McClure, Inc., P.S.
 *10.58  Dental Group Management Agreement dated as of January
          1, 1998, between the Registrant and Gentle Dental of
          Oregon, P.C.
 *10.59  Dental Group Management Agreement dated as of January
          1, 1998 between the Registrant and Dany Tse, P.C.
 *23.1   Consent of McDermott, Will & Emery (included in Exhibit
          5.1).
  23.2   Independent Auditors' Consent of Price Waterhouse.
  23.3   Independent Auditors' Consent of KPMG Peat Marwick LLP.
  23.4   Independent Auditors' Consent of Ernst & Young LLP.
  23.5   Independent Auditors' Consent of KPMG Peat Marwick LLP.
  24.1   Power of Attorney (included on page II-8 of the
          Registrant's Registration Statement on Form SB-2 filed
          January 9, 1998).
  27.1   Financial Data Schedule.
  99.1   Consent of Arthur G. Kaiser, DDS to being named as a
          director designee.

--------
*To be filed by Amendment.
+Confidential Treatment Requested.